As filed with the Securities and Exchange Commission on October 16, 2012.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CITY HOLDING COMPANY

(Exact Name of Registrant as Specified in Its Charter)

West Virginia	6021	55-0619957
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I. R. S. Employer Identification Number)

25 Gatewater Road

Cross Lanes, West Virginia 25313

(304) 769-1100

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Charles R. Hageboeck

City Holding Company

25 Gatewater Road

Cross Lanes, West Virginia 25313

(304) 769-1100

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

with copies to:

Charles D. Dunbar, Esq. Elizabeth Osenton Lord, Esq. Jackson Kelly PLLC 1600 Laidley Tower P. O. Box 553 Charleston, West Virginia 25322 (304) 340-1000	James S. Fleischer Silver, Freedman & Taff, L.L.P. 3299 K Street, N.W. Suite 100 Washington, DC 20007 (202) 295-4507

Approximate date of commencement of proposed sale to the public: as soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☒
Non-Accelerated Filer	☐	Smaller Reporting Company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $2.50 per share	764,599 shares	Not applicable	$4,495,843	$613.23

(1)	The maximum number of shares of City Holding Company, or City Holding, common stock estimated to be issuable upon the completion of the City Holding/Community Financial Corporation merger described herein.
(2)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and computed pursuant to Rules 457(f)(1) of the Securities Act, based on a rate of $136.40 per $1,000,000 of the proposed maximum aggregate offering price. The proposed maximum aggregate offering price of the registrant’s common stock was calculated based upon the average of the high and low prices reported on The Nasdaq Stock Market, Inc. for Community Financial on October 12, 2012, the latest practicable date before the filing of this registration statement in accordance with Rule 457(f)(1) under the Securities Act outstanding as of October 12, 2012.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Information in this proxy statement/prospectus is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement-prospectus shall not constitute an offer to sell or the solicitation of any offer to buy, nor shall there be, any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION—DATED OCTOBER 12, 2012

COMMUNITY FINANCIAL CORPORATION

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

Dear Fellow Shareholders:

You are cordially invited to attend a special meeting of shareholders of Community Financial Corporation to be held on                     , 2012, at          p.m., at our executive offices located at 38 North Central Avenue, Staunton, Virginia. At the special meeting, you will be asked to approve the merger agreement authorizing the merger of Community Financial with and into City Holding Company.

If the merger is approved and completed, each share of Community Financial common stock that you own will be converted into the right to receive 0.1753 shares of the common stock, par value $2.50 per share, of City Holding Company, for each share of Community Financial common stock that you own, plus cash in lieu of fractional shares as more fully described in the attached proxy statement/prospectus.

The above exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing of the merger. City Holding’s common stock currently trades on The Nasdaq Global Select Market under the symbol “CHCO.” On                     , 2012, the closing sale price of a share of City Holding common stock was $        . The market price of City Holding common stock will fluctuate before the merger. You should obtain current stock price quotations for City Holding common stock.

Based on the merger agreement, we expect the merger to be tax-free with respect to the shares of City Holding common stock that you receive. If you receive cash for fractional shares in the merger, you may have to recognize income or gain for tax purposes.

The merger cannot be completed unless the holders of a majority of the outstanding shares of Community Financial common stock vote in favor of approval of the merger agreement at the special meeting.

At the special meeting, in addition to being asked to approve the merger agreement, you will also be asked to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the approval of the merger agreement. You will also be asked to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Community Financial’s named executive officers in connection with the merger.

Your vote is important. Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. If you do not vote, the effect will be the same as a vote against the merger.

The accompanying proxy statement/prospectus provides you with additional information about the special meeting, the merger agreement and the merger. We encourage you to read this entire document carefully, including the “Risk Factors” section beginning on page 13. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement/prospectus. We encourage you to read the entire proxy statement/prospectus and its annexes, including the merger agreement, carefully before making your voting and investment decision.

After careful consideration, Community Financial’s board of directors unanimously adopted and approved the merger agreement and the merger. Accordingly, our board of directors recommends that you vote “FOR” approval of the merger agreement and the merger.

James R. Cooke, Jr.

Chairman of the Board

An investment in City Holding common stock in connection with the merger involves certain risks and uncertainties. See “Risk Factors” beginning on page 13 of this proxy statement/prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of City Holding common stock to be issued in the merger and pursuant to this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either City Holding or Community Financial, and they are not insured by the Federal Deposit Insurance Corporation or any other federal or state governmental agency.

This proxy statement/prospectus is dated                     , 2012, and it is first being mailed to Community Financial shareholders on or about                     , 2012.

COMMUNITY FINANCIAL CORPORATION

38 North Central Avenue

Staunton, Virginia 24401

(540) 886-0796

NOTICE OF SPECIAL MEETING OF COMMUNITY FINANCIAL CORPORATION

SHAREHOLDERS TO BE HELD ON                     , 2012

A special meeting of shareholders of Community Financial Corporation (“Community Financial”) will be held on                     , 2012, at Community Financial’s executive offices located at 38 North Central Avenue, Staunton, Virginia, at             .m., local time, for the following purposes:

1. To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger dated as of August 2, 2012, by and among Community Financial, Community Bank, City Holding Company (“City Holding”) and City National Bank of West Virginia, the related plan of merger of City Holding and Community Financial attached as an exhibit thereto (together, the “merger agreement”), and the transactions contemplated thereby. The merger agreement provides that Community Financial will merge with and into City Holding upon the terms and subject to the conditions set forth in the merger agreement, as more fully described in the accompanying proxy statement/prospectus. A copy of the merger agreement is attached as Annex A to the proxy statement/prospectus (See “Proposal One: Approval of the Merger”).

2. To consider and vote on a proposal to adjourn or postpone the meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the merger agreement. (See “Proposal Two: Adjournment of the Meeting”).

3. To consider and vote on a proposal, on an advisory (non-binding) basis, to approve the compensation that may be paid or become payable to Community Financial’s named executive officers in connection with the merger. (See “Proposal Three: Advisory (Non-Binding) Vote on the Compensation Proposal”).

4. To transact such other business as may properly come before the special meeting.

Our board of directors has determined that the terms of the merger are fair to and in the best interests of Community Financial and our shareholders, has approved and adopted the merger agreement, and recommends that our shareholders vote “FOR” the approval and adoption of the merger agreement and the transactions contemplated thereby, “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of such approval and “FOR” the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Community Financial’s named executive officers in connection with the merger.

Only holders of record of Community Financial common stock at the close of business on                     , 2012, are entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof. The special meeting may be adjourned or postponed from time to time upon approval of our shareholders without any notice other than by announcement at the special meeting of the adjournment or postponement thereof, and any and all business for which notice is hereby given may be transacted at such adjourned or postponed special meeting.

Approval and adoption of the merger agreement by Community Financial shareholders requires the affirmative vote of a majority of all votes entitled to be cast by the holders of Community Financial common stock.

Your vote is very important. Please vote, sign, date and return the enclosed proxy card in the enclosed, self-addressed envelope as promptly as possible, even if you plan to attend the special meeting. If you attend the special meeting, you may vote your shares in person, even though you have previously signed and returned your proxy. You may revoke your proxy before it is voted at the special meeting. Failure to return a properly executed proxy card, or to vote at the special meeting, will have the same effect as a vote against the merger agreement and the merger.

By Order of the Board of Directors

Ramona W. Savidge

Corporate Secretary

Staunton, Virginia

                    , 2012

i

PROPOSAL ONE: APPROVAL OF THE MERGER	43
Merger	43
Merger Consideration	43
Background of the Merger	43
Reasons for the Merger; Recommendation of Community Financial’s Board of Directors	46
City Holding’s Reasons for the Merger	48
Opinion of Community Financial’s Financial Advisor	48
Summary of Analyses by Scott & Stringfellow	50
Transaction Overview	51
Transaction Pricing Multiples	51
Market Validation	51
Selected Peer Group Analysis	51
Selected Transaction Analysis	54
Discounted Dividend Stream and Terminal Value Analysis of Community Financial	55
Contribution Analysis	56
Financial Impact Analysis	56
Other Analyses	56
Conditions to Completion of the Merger	57
Representations and Warranties	58
Termination of the Merger Agreement	59
Effect of Termination; Termination Fee	60
Waiver and Amendment	60
No Solicitation of Other Acquisition Proposals	60
Closing Date; Effective Time	60
Regulatory Approvals	61
Conduct of Business Pending the Merger	62
Surrender of Stock Certificates	64
No Fractional Shares	64
Accounting Treatment	64
Interests of Community Financial’s Directors and Executive Officers in the Merger	65
Employment Agreement and Change-In-Control Agreement with Norman C. Smiley, III, President and Chief Executive Officer; Change-In-Control Agreement with Lyle A. Moffett, Senior Vice President of Lending	65
Change-in-Control Agreements with and/or Payments to R. Jerry Giles, Chief Financial Officer, Benny W. Werner, Senior Vice President-Operations and John J. Howerton, Senior Vice President-Retail	65
Change-in-Control Agreements with and/or Payments to Jane Orem, Commercial Loan Officer, and Kathy Bryan, Operations Manager.	66
Severance Payments to All Other Employees of Community Bank	66
Voting Agreement	66
Resales of City Holding Common Stock	66

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER	67
General	67
The Merger	67
Consequences to Shareholders	67
Exchange of Community Financial Common Stock for City Holding Common Stock	67
Cash in Lieu of Fractional Shares	67
Possible Treatment of Cash as a Dividend	68
Constructive Ownership	69
Taxation of Capital Gain	69
Unearned Income Tax	69
Basis and Holding Period of City Holding Common Stock	69
Backup Withholding and Reporting Requirements	69

AGREEMENT AND PLAN OF MERGER	Annex A

FAIRNESS OPINION OF SCOTT & STRINGFELLOW, LLC	Annex B

ANNUAL REPORT ON FORM 10-K OF COMMUNITY FINANCIAL FOR THE FISCAL YEAR ENDED MARCH 31, 2012	Annex C

QUARTERLY REPORT ON FORM 10-Q OF COMMUNITY FINANCIAL FOR THE QUARTER ENDED JUNE 30, 2012	Annex D

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates certain important information about City Holding from other documents filed with the Securities and Exchange Commission, or the SEC, that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon written or telephone request from City Holding at the following address:

City Holding Company

25 Gatewater Road

Cross Lanes, West Virginia 25313

Attention: Vikki Evans-Faw

Telephone: (304) 769-1100

If you would like to request any documents, please do so by                     , 2012 in order to receive them before the special meeting.

This document, which forms part of a registration statement on Form S-4 filed with the SEC by City Holding (File No. 333-            ), constitutes a prospectus of City Holding under Section 5 of the Securities Act of 1933, as amended, which we refer to as the Securities Act, with respect to the shares of City Holding common stock to be issued to holders of Community Financial common stock as required by the merger agreement. This document also constitutes a proxy statement with respect to the special meeting of shareholders of Community Financial at which shareholders of Community Financial common stock will be asked to vote on a proposal to approve and adopt the merger agreement.

You should rely on the information contained or incorporated by reference into this proxy statement/prospectus with respect to the merger agreement. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated                     , 2012. You should not assume that the information contained, or incorporated by reference into, this proxy statement/prospectus is accurate as of any date other than that date. Neither our mailing of this proxy statement/prospectus to Community Financial shareholders nor the issuance by City Holding of common stock in connection with the merger will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding Community Financial has been provided by Community Financial and information contained in this document regarding City Holding has been provided by City Holding.

In this proxy statement/prospectus, Community Financial Corporation is referred to as “Community Financial;” Community Bank, the wholly-owned bank subsidiary of Community Financial, is referred to as “Community Bank;” City Holding Company is referred to as “City Holding;” and City National Bank of West Virginia, the wholly-owned bank subsidiary of City Holding, is referred to as “City National.” The Agreement and Plan of Merger dated as of August 2, 2012, by and among Community Financial, Community Bank, City Holding and City National, by and among the parties, and the related plan of merger of City Holding and Community Financial attached as an exhibit thereto, is referred to collectively as the “merger agreement.” The special meeting of shareholders of Community Financial is referred to as the “special meeting.”

QUESTIONS AND ANSWERS ABOUT THE SHAREHOLDER MEETING AND THE MERGER

Q:	What am I being asked to vote on at the special meeting?

A:	Community Financial’s shareholders will be voting on the following three matters:

•	A proposal to approve and adopt the merger agreement between Community Financial and City Holding and the transactions contemplated thereby.

•

A proposal to adjourn or postpone the meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the merger agreement.

•

A proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Community Financial’s named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable. We refer to this as the compensation proposal.

Community Financial shareholders will also transact such other business that may properly come before the special meeting. As of the date of this proxy statement/prospectus, the Community Financial board of directors is not aware of any matters, other than those stated above, that may be brought before the special meeting.

Q:	Why is Community Financial proposing the merger?

A:	We believe the proposed merger is fair to and in the best interests of Community Financial and its shareholders. Our board of directors believes that combining with City Holding provides significant value to our shareholders and provides our shareholders with opportunities for growth offered by the combined company.

Q:	When and where is the special meeting?

A:	The special meeting is scheduled to take place on , 2012, at :00 .m., local time, at the executive office of Community Financial, 38 North Central Avenue, Staunton, Virginia.

Q:	What does the Community Financial board of directors recommend?

A:	The Community Financial board of directors has approved the merger agreement. The Community Financial board recommends that shareholders vote “FOR” the proposal to approve and adopt the merger agreement and the transactions contemplated thereby, “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of such approval and “FOR” the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Community Financial’s named executive officers in connection with the merger.

Q:	What will I receive for my Community Financial common stock?

A:	In the merger, each share of Community Financial common stock, par value $0.01 per share (“Community Financial common stock”) , that you own will be exchanged for 0.1753 shares of the common stock, par value $2.50 per share, of City Holding (“City Holding common stock”).

Q:	What are the tax consequences of the merger to me?

A:

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and holders of Community Financial common stock are not expected to recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of Community Financial common stock for shares of City Holding common stock in the merger, except with respect to cash received in lieu of a fractional share interest in Community Financial common stock. For greater detail, see “Certain Federal Income Tax Consequences of the Merger,” beginning on page .

Q:	What should I do now?

A:	After you have read this document carefully, indicate on your proxy card how you want your shares to be voted. Then complete, sign, date and return your proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting. It is important that the proxy card be received as soon as possible and in any event before the special meeting.

Q:	If my shares of common stock are held in “street name” by my bank or broker, will my bank or broker automatically vote my shares for me?

A:	No. Your bank or broker cannot vote your shares without instructions from you. You should instruct your bank or broker how to vote your shares in accordance with the instructions provided to you. Please check the voting form used by your bank or broker. However, if you mark “ABSTAIN” on your proxy with respect to the adjournment proposal or the compensation proposal, or if you fail to vote or fail to instruct your bank or broker how to vote with respect to the adjournment proposal or the compensation proposal, it will have no effect on the adjournment proposal or the compensation proposal. If you do not provide your broker with instructions on how to vote your shares held in “street name,” your broker will not be permitted to vote your shares on the proposal to approve and adopt the merger agreement.

Q:	Can I change my vote after I mail my proxy card?

A:	Yes. You can change your vote at any time before your proxy is voted at the shareholder meeting. You can do this in one of three ways:

•	First, you can send a written notice to the Corporate Secretary of Community Financial stating that you would like to revoke your proxy.

•	Second, you can complete and submit a new proxy card. Your latest vote actually received by Community Financial before the special meeting will be counted, and any earlier votes will be revoked.

•	Third, you can attend the shareholder meeting and vote in person. Any earlier proxy will thereby be revoked. However, simply attending the special meeting will not revoke your earlier proxy.

If you choose either of the first or second methods, you must submit your notice of revocation or your new proxy card to Community Financial prior to the special meeting. Your submissions must be mailed to the Corporate Secretary of Community Financial at the address listed on the Notice of Special Meeting.

Q:	What if I do not vote or I abstain from voting?

A:	If you fail to vote, mark “ABSTAIN” on your proxy or fail to instruct your bank or broker how to vote with respect to the proposal to approve the merger agreement, it will have the same effect as a vote “AGAINST” the merger proposal. However, if you mark “ABSTAIN” on your proxy with respect to the adjournment proposal or the compensation proposal, or if you fail to vote or fail to instruct your bank or broker how to vote with respect to the adjournment proposal or the compensation proposal, it will have no effect on the adjournment proposal or the compensation proposal.

Q:	What is the vote required to approve each proposal at the special meeting?

A:	The presence, in person or by proxy, of the holders of a majority of the aggregate number of outstanding shares of Community Financial common stock entitled to vote at the special meeting is necessary to constitute a quorum for the special meeting. If a quorum exists at the special meeting, approval and adoption of the merger agreement requires the affirmative vote of a majority of all votes entitled to be cast by the holders of Community Financial common stock voting together as a single class. The adjournment proposal and the compensation proposal will be approved if the number of shares, represented in person or by proxy at the special meeting and entitled to vote thereon, voted in favor of each such proposal exceeds the number of shares voted against such proposal.

In determining whether the proposal to approve and adopt the merger agreement has received the requisite number of affirmative votes at the special meeting, a failure to vote, an abstention or broker non-vote will be treated the same as a “NO” vote. Failures to vote, abstentions or broker non-votes will not count as votes cast and will have no effect for purposes of determining whether the proposal to adjourn or postpone the special meeting or the compensation proposal has been approved.

Q:	What will happen if Community Financial’s shareholders do not approve, on an advisory (non-binding) basis, the compensation payable to Community Financial’s named executive officers in connection with the merger?

A:	The vote on the compensation proposal is a vote separate and apart from the vote to approve the merger agreement. You may vote for the compensation proposal and against the proposal to approve the merger agreement, and vice versa. Because the vote on the compensation proposal is advisory only, it will not be binding on either Community Financial or City Holding. Accordingly, because City Holding is contractually obligated to pay the compensation, if the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the advisory (non-binding) vote.

Q:	Will I be able to sell the shares of City Holding common stock that I receive in the merger?

A:	Yes. The shares of City Holding common stock to be issued in the merger will be registered under the Securities Act of 1933 and listed on The Nasdaq Global Select Market.

Q:	How will I receive my shares of City Holding common stock?

A:	If the merger agreement is approved, the exchange agent will mail transmittal forms to each Community Financial shareholder. You should complete the transmittal form and return it to the exchange agent as soon as possible. Once the exchange agent has received the proper documentation, it will forward to you the City Holding common stock to which you are entitled.

Shareholders will not receive any fractional shares of City Holding common stock. Instead, they will receive cash, without interest, for any fractional share of City Holding common stock that they might otherwise have been entitled to receive based on the average of the per share closing price of City Holding common stock as reported on The Nasdaq Global Select Market during the 10 trading days immediately preceding the 10th calendar day immediately preceding the effective date of the merger.

Q:	How do I exchange my Community Financial common stock certificates?

A:	You must return your Community Financial common stock certificates or an appropriate guarantee of delivery with your letter of transmittal, which will be mailed to you within five calendar days after the effective date of the merger. You will receive instructions on where to surrender your Community Financial common stock certificates from the exchange agent after the merger is completed. In any event, you should not forward your Community Financial certificates with your proxy card. Your certificates should be sent along with the letter of transmittal which will be mailed after the effective date of the merger.

Q:	What should I do if I hold my shares of Community Financial common stock through my stock broker in book-entry form?

A:	You are not required to take any specific actions if your shares of Community Financial common stock are held in book-entry form. After the completion of the merger, shares of Community Financial common stock held in book-entry form automatically will be exchanged for the merger consideration, including shares of City Holding common stock in book-entry form and any cash to be paid in exchange for fractional shares in the merger.

Q:	When will we complete the merger?

A:	We expect to complete the merger in the first quarter of 2013. However, we cannot assure you when or if the merger will occur. We must first obtain the approval of Community Financial shareholders and the necessary regulatory approvals. Other conditions to the closing provided in the merger agreement also need to be satisfied or waived.

Q:	What should I do now?

A:	Mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting. It is important that the proxy card be received as soon as possible and in any event before the special meeting.

Q:	Do I have appraisal rights in connection with the merger?

A:	No. Under Virginia law, holders of Community Financial common stock are not entitled to appraisal rights in connection with the merger because the Community Financial common stock is traded on The Nasdaq Stock Market, Inc.

Q:	Who should shareholders call with questions?

A:	If you have more questions about the merger or the special meeting you should contact:

Community Financial Corporation

38 North Central Avenue

Staunton, Virginia 24401

Attention:

Telephone: (540) 886-0796

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that may be important to you. We urge you to carefully read this entire proxy statement/prospectus and the other documents to which this proxy statement/prospectus refers to fully understand the merger agreement and the merger. See “Where You Can Find More Information” on page      to obtain the information incorporated by reference into this proxy statement/prospectus without charge. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Merger (page     )

We have attached the merger agreement to this proxy statement/prospectus as Annex A. We encourage you to read the merger agreement. It is the legal document that governs the merger.

In the merger, City Holding will acquire Community Financial by means of the merger of Community Financial with and into City Holding. City Holding will be the surviving entity in the merger.

Each share of Community Financial common stock, par value $0.01 per share, that you own will be exchanged for 0.1753 shares of the common stock, par value $2.50 per share, of City Holding.

Shareholders will not receive any fractional shares of City Holding common stock. Instead, they will receive cash, without interest, for any fractional share of City Holding common stock that they might otherwise have been entitled to receive based on the average of the per share closing price of City Holding common stock as reported on The Nasdaq Global Select Market during the 10 trading days immediately preceding the 10th calendar day immediately preceding the effective date of the merger.

Upon completion of the merger, we expect that City Holding shareholders will own approximately     % of the combined company and former holders of Community Financial common stock will own approximately     % of the combined company.

The market price of City Holding common stock will fluctuate prior to the merger. You should obtain current stock price quotations for City Holding common stock.

Our Reasons for the Merger (page     )

For the factors considered by Community Financial’s board of directors in deciding to seek a merger partner and the factors considered by the board of directors in reaching its decision to approve the merger agreement, see the section entitled “Proposal One: Approval of the Merger”—“Reasons for the Merger.”

Our Recommendation (page     )

Community Financial’s board of directors believes that the merger is fair to and in the best interests of Community Financial’s shareholders. Community Financial’s board of directors recommends that shareholders vote “FOR” the proposal to approve and adopt the merger agreement and the transactions contemplated thereby. See the section entitled “Proposal One: Approval of the Merger”—“Recommendation of Community Financial’s Board of Directors.”

Opinion of Community Financial’s Financial Advisor (page      and Annex B)

On August 2, 2012, Scott & Stringfellow, LLC, Community Financial’s financial advisor in connection with the merger, rendered its oral opinion to Community Financial’s board of directors, subsequently confirmed in writing, that as of such date and based upon and subject to the assumptions, procedures, considerations, qualifications, and limitations set forth in the written opinion, the merger consideration was fair, from a financial point of view, to the holders of shares of Community Financial’s common stock.

The full text of Scott & Stringfellow’s opinion, dated August 2, 2012, is attached as Annex B to this proxy statement/prospectus. You should read the opinion in its entirety for a discussion of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Scott & Stringfellow in rendering its opinion.

For further information, see “The Merger—Opinion of Scott & Stringellow, LLC”.

Scott & Stringfellow’s opinion as to the fairness, from a financial point of view, of the merger consideration to Community Financial and its shareholders was provided to the Community Financial board of directors in connection with its evaluation of the merger consideration from a financial point of view, and does not address any other aspect of the merger and does not constitute a recommendation to any Community Financial shareholder as to how to vote or act with respect to the merger.

Accounting Treatment (page     )

City Holding will account for the merger as a business combination as that term is used under U.S. generally accepted accounting principles.

Certain Federal Income Tax Consequences (page     )

The merger is intended to qualify as a tax-free reorganization for federal income tax purposes, and assuming the merger will so qualify, you will not recognize any gain or loss for U.S. federal income tax purposes as a result of your exchange of shares of Community Financial common stock solely for shares of City Holding common stock. Community Financial shareholders may, however, have to recognize income or gain in connection with the receipt of any cash received in the merger in lieu of a fractional share interest in Community Financial common stock.

Because this tax treatment may not apply to all of Community Financial’s shareholders, you should consult your own tax advisor for a full understanding of the merger’s tax consequences that are particular to you. It is a condition to our obligation to complete the merger that we receive a legal opinion that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended. This opinion, however, will not bind the Internal Revenue Service, which could take a different view.

Shareholders will also be required to file certain information with their federal income tax returns and to retain certain records with regard to the merger.

The discussion of U.S. federal income tax consequences set forth above is for general information only and does not purport to be a complete analysis or listing of all potential tax effects that may apply to a holder of Community Financial common stock. Shareholders of Community Financial are strongly urged to consult their tax advisors to determine the particular tax consequences to them of the merger, including the application and effect of federal, state, local, foreign and other tax laws.

The Companies (page     )

City Holding Company

25 Gatewater Road

Cross Lanes, West Virginia 25313

(304) 769-1100

City Holding is a $2.9 billion diversified financial holding company with its headquarters in Charleston, West Virginia. City National Bank of West Virginia (the principal banking subsidiary of City Holding) operates              branch locations serving communities across West Virginia, Ohio, Kentucky and Virginia. Based upon its strong profitability, strong asset quality, and strong capital position, City was named by Bank Director Magazine as the third best performing bank in the U.S. in 2010. City Holding is located on the web at www.bankatcity.com.

As of June 30, 2012, City Holding had total assets of $2.9 billion, total deposits of $2.4 billion, and shareholders’ equity of $321 million.

Community Financial Corporation

38 North Central Avenue

Staunton, Virginia 24401

Telephone: (540) 886-0796

Community Financial is headquartered in Staunton, Virginia. Originally organized in 1928, Community Bank, the wholly owned subsidiary of Community Financial, serves the Shenandoah Valley and Hampton Roads areas of Virginia through 11 branch offices. At June 30, 2012, Community Financial had total assets of $498 million, total deposits of $368 million and stockholders’ equity of $51 million.

The Shareholder Meeting (page     )

The special meeting will be held on                     , 2012 at             .m. at the executive offices located at 38 North Central Avenue, Staunton, Virginia. At the special meeting, you will be asked:

•	to approve and adopt the merger agreement and the transactions contemplated thereby (See “Proposal One: Approval of the Merger”);

•

to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the meeting to approve the merger agreement (See “Proposal Two: Adjournment of the Meeting”);

•

to consider and vote upon a proposal to approve, on an advisory basis, the compensation that may be paid or become payable to Community Financial’s named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable. (See “Proposal Three: Advisory (Non-Binding) Vote on the Compensation Proposal).

Conditions to Completion of the Merger (page     )

The obligations of City Holding and Community Financial to complete the merger depend on a number of conditions being satisfied or waived. These conditions include:

•	Community Financial’s shareholders’ approval of the merger agreement;

•	approval of the merger by the necessary federal and state regulatory authorities;

•

the effectiveness of the registration statement on Form S-4 filed by City Holding with the SEC, of which this proxy statement/prospectus is a part, and that no stop order suspending the effectiveness thereof shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Securities and Exchange Commission;

•	authorization for the listing on The Nasdaq Global Select Market of the shares of City Holding common stock to be issued in the merger;

•	absence of any law or court order prohibiting the merger;

•	receipt of an opinion from Jackson Kelly PLLC, outside counsel to City Holding, that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•	the accuracy of the other party’s representations and warranties, subject to the material adverse effect standard in the merger agreement;

•	the performance in all material respects of all obligations contained in the merger agreement; and

•

the execution of an agreement by City Holding for the purchase from the United States Treasury of the Community Financial Fixed Rate Perpetual Preferred Stock, Series A and related warrant to purchase 351,194 shares of Community Financial common stock on terms set forth in the merger agreement and acceptable to City Holding.

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Regulatory Approvals (page     )

The merger and the other transactions contemplated by the merger agreement require the approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and the Virginia Bureau of Financial Institutions. As a bank holding company, City Holding is subject to regulation under the Bank Holding Company Act of 1956, as amended. City National is a national banking association and is subject to the laws of the United States. City Holding has filed all required applications seeking approval of the merger with the Federal Reserve and the Virginia Bureau of Financial Institutions. City National and Community Bank have also applied with the Office of the Comptroller of the Currency for approval of the merger of Community Bank into City National.

As of the date of this proxy statement/prospectus, no regulatory approvals have been received. While City Holding and Community Financial do not know of any reason why necessary regulatory approvals would not be obtained in a timely manner, we cannot be certain when or if we will receive them, or if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to City Holding after completion of the merger.

Termination of the Merger Agreement (page     )

Community Financial and City Holding may mutually agree to terminate the merger agreement at any time.

Either Community Financial or City Holding may terminate the merger agreement if any of the following occurs:

•	the merger is not complete by January 31, 2013, unless the failure of the merger to be consummated arises out of or results from the action or inaction of the party seeking to terminate; or

•

the approval of any governmental entity required for consummation of the merger is denied or the shareholders of Community Financial do not approve the merger agreement within 60 days of the date of this proxy statement/prospectus.

City Holding may terminate the merger agreement if any of the following occurs:

•	Community Financial materially breaches any of its representations or obligations under the merger agreement and does not cure the breach within 30 days of written notice of the breach; or

•

Community Financial’s board fails to recommend approval of the merger agreement to the Community Financial shareholders, withdraws its recommendation or modifies its recommendation in a manner adverse to City Holding.

Community Financial may terminate the merger agreement under any of the following circumstances:

•	City Holding materially breaches any of its representations or obligations under the merger agreement and does not cure the breach within 30 days of written notice of the breach;

•

The price of City Holding common stock declines by more than 20% over a designated measurement period and the stock prices of the banks and bank holding companies included on the Nasdaq Bank Index have not collectively experienced a similar decline during the same period, unless City Holding elects to increase the consideration to be paid to Community Financial shareholders (which it is not obligated to do); or

•

Community Financial enters into an agreement with respect to an unsolicited acquisition proposal that if consummated would result in a transaction more favorable to Community Financial’s shareholders from a financial point of view than the merger, provided that Community Financial pays the termination fee described below.

Effect of Termination; Termination Fee (page     )

Community Financial must pay City Holding a termination fee of $1,200,000 if the merger agreement is terminated under the following circumstances:

•

by City Holding if the Community Financial board of directors fails to recommend approval of the merger agreement or withdraws, modifies or changes its recommendation of approval of the merger agreement in a manner adverse to the interests of City Holding;

•

by Community Financial if it enters into an agreement with respect to an unsolicited acquisition proposal that would result in a transaction more favorable to Community Financial’s shareholders from a financial point of view than the merger; or

•

by Community Financial or City Holding due to the failure of Community Financial to receive shareholder approval of the merger agreement, and if an acquisition proposal is publicly announced prior to the special meeting and within 12 months after the announcement of the acquisition proposal a change in control of Community Financial is consummated.

No Solicitation (page     )

Community Financial has agreed that it will not directly or indirectly:

•	solicit or encourage inquiries or proposals with respect to any acquisition proposal other than the merger; or

•	engage in any negotiations or discussions concerning, or provide any confidential information relating to, an acquisition proposal other than the merger.

The merger agreement does not, however, prohibit Community Financial from considering an acquisition proposal from a third party if certain specified conditions are met.

Waiver and Amendment (page     )

Community Financial and City Holding may jointly amend the merger agreement, and each party may waive its right to require the other party to adhere to the terms and conditions of the merger agreement. However, the parties may not amend the merger agreement after Community Financial’s shareholders approve the merger agreement if the amendment or waiver would violate applicable law.

Community Financial’s Officers and Directors Have Financial Interests in the Merger Different from Your Interests (page     )

Some of the officers of Community Bank have interests in the merger that differ from, or are in addition to, their interests as shareholders of Community Financial. These interests exist because of, among other things, employment or severance agreements that the officers entered into with Community Bank, including employment and change-in-control agreements providing certain officers with severance benefits if their employment is terminated in connection with the merger. Because of these agreements, several officers are to receive either new contracts from City National and/or potential payments by City National. Additionally, one director of Community Financial will become a director of City Holding and City National. This person has not yet been identified and must be mutually agreed to by City Holding and City Financial.

Each of Norman C. Smiley, III, President and Chief Executive Officer, and Lyle A. Moffett, Senior Vice President of Lending, have change-in-control agreements and Mr. Smiley has an employment agreement with Community Bank, and neither will receive payments from Community Financial, Community Bank or City National under those agreements. None of these agreements contain a non-compete or non-solicitation clause. As a condition to City Holding effectuating the merger, both of these individuals must enter into agreements with City National, as more fully described on page      hereof.

Additionally, certain other executive officers have change-in-control agreements with Community Bank, and some of these officers will enter into change-of-control agreements with City National which will result in the change-of-control agreements with Community Bank being terminated. For further discussion, see page      under “Community Financial’s Officers and Directors Have Financial Interests in the Merger Different from Your Interests.” The members of Community Financial’s board of directors knew about these additional interests and considered them when they approved the merger agreement and the merger. Likewise, Scott & Stringfellow, LLC, Community Financial’s financial advisor, when rendering its fairness opinion to Community Financial’s board of directors in connection with the merger, also knew about and considered these interests as well.

Indemnification and Insurance. City Holding has agreed to indemnify the officers and directors of Community Financial against certain liabilities arising before the merger for a period of six years after the merger. City Holding has also agreed to use its reasonable best efforts to cause the directors and officers of Community Financial to be covered by a directors’ and officers’ liability policy maintained by City Holding for three years after the merger, subject to a cap on the annual premium payments equal to 150% of Community Financial’s current annual premium.

Comparison of the Rights of Shareholders (page     )

The rights of City Holding shareholders are governed by West Virginia law and by City Holding’s articles of incorporation and bylaws. The rights of Community Financial shareholders are governed by Virginia law and by Community Financial’s articles of incorporation and bylaws. Upon completion of the merger, the rights of City Holding shareholders, including former shareholders of Community Financial who become shareholders of City Holding, will be governed by West Virginia law and the articles of incorporation and bylaws of City Holding.

This proxy statement/prospectus contains a comparison of shareholder rights under each of the City Holding and Community Financial governing documents.

Community Financial Will Hold its Special Meeting on                     ,                 , 2012 (page     )

The special meeting of Community Financial’s shareholders will be held on                 , 2012, at             .m. local time, at 38 North Central Avenue, Staunton, Virginia. At the special meeting, Community Financial’s shareholders will be asked to:

•	approve and adopt the merger agreement and the transactions it contemplates;

•	approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the approval of the merger agreement; and

•	approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Community Financial’s named executive officers in connection with the merger.

Only holders of record at the close of business on                     , 2012 will be entitled to vote at the special meeting. Each share of Community Financial common stock is entitled to one vote on each proposal to be considered at the Community Financial special meeting. As of the record date, there were             shares of Community Financial common stock entitled to vote at the special meeting. Each of the directors of Community Financial has entered into a voting agreement with City Holding, pursuant to which they have agreed, solely in their capacity as Community Financial shareholders, to vote all of their shares of Community Financial common stock in favor of the proposals to be presented at the special meeting. As of the record date, Community Financial directors who are parties to the voting agreements, owned and were entitled to vote an aggregate of approximately             shares of Community Financial common stock, which represents approximately     % of the shares of Community Financial common stock outstanding on that date. As of the record date, the directors and executive officers of Community Financial and their affiliates beneficially owned and were entitled to vote approximately             shares of Community Financial common stock representing approximately     % of the shares of Community Financial common stock outstanding on that date, and held options to purchase             shares of Community Financial common stock. As of the record date, City Holding and its subsidiaries held no shares of Community Financial common stock (other than shares held as fiduciary, custodian or agent), and its directors and executive officers or their affiliates held no shares of Community Financial common stock.

To approve and adopt the merger agreement, a majority of the outstanding shares of Community Financial common stock entitled to vote at the special meeting must be voted in favor of approving and adopting the merger agreement. Because approval is based on the affirmative vote of a majority of the shares outstanding, your failure to vote, failure to instruct your bank or broker how to vote, or abstention with respect to the proposal to approve and adopt the merger agreement will have the same effect as a vote against approval and adoption of the merger agreement.

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the heading “Forward-Looking Statements” and the matters described under the caption “Risk Factors” in the Annual Report on Form 10-K filed by City Holding for the year ended December 31, 2011, you should carefully read and consider the following risk factors concerning the merger before you decide whether to vote to approve and adopt the merger agreement.

Risks Associated with the Merger

Fluctuations in the trading price of City Holding common stock will change the value of the shares of City Holding common stock you receive in the merger.

The exchange ratio is set at 0.1753 shares of City Holding common stock for each share of Community Financial common stock. Because the exchange ratio is fixed, the value of the shares of City Holding common stock that will be issued to you in the merger will depend on the market price of City Holding common stock at the time the shares are issued. After the merger, the market value of City Holding common stock may decrease and be lower than the market value of City Holding common stock that was used in calculating the exchange ratios in the merger. Except as described in this proxy statement/prospectus and the merger agreement, there will be no adjustment to the fixed number of shares of City Holding common stock that will be issued to you based upon changes in the market price of City Holding common stock prior to the closing.

The market price of City Holding common stock at the time the merger is completed may vary from the price of City Holding common stock on the date the merger agreement was executed, on the date of this proxy statement/prospectus and on the date of the special meeting as a result of various factors that are beyond the control of City Holding and Community Financial, including but not limited to general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. In addition to the approval of the merger agreement by Community Financial shareholders, completion of the merger is subject to receipt of required regulatory approvals and satisfaction of other conditions that may not occur until after the special meeting. Therefore, at the time of the special meeting you will not know the precise value of the consideration you will receive at the effective time of the merger. You should obtain current market quotations for shares of City Holding common stock.

The market price of City Holding common stock after the merger may be affected by factors different from those affecting the shares of Community Financial or City Holding currently.

Upon completion of the merger, certain holders of shares of Community Financial common stock will become holders of City Holding common stock. City Holding’s business differs from that of Community Financial, and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of each of City Holding and Community Financial and their respective securities. For a discussion of the business of City Holding and of certain factors to consider in connection with that business, see the documents incorporated by reference or described elsewhere in this proxy statement/prospectus.

The merger agreement limits Community Financial’s ability to pursue alternatives to the merger.

The merger agreement contains “no-shop” provisions that, subject to limited exceptions, limit Community Financial’s ability to discuss, facilitate or commit to competing third-party proposals to acquire all or a significant part of Community Financial. In addition, Community Financial must pay City Holding a termination fee of $1,200,000 if the merger agreement is terminated and Community Financial, subject to certain restrictions, consummates another similar transaction. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Community Financial from considering or proposing the acquisition even if it were prepared to pay consideration with a greater value than that proposed in the merger.

The integration of the operations of City Holding and Community Financial may be more difficult than anticipated.

The success of the merger will depend on a number of factors, including (but not limited to) City Holding’s ability to:

•	timely and successfully integrate the operations of City Holding and Community Financial;

•	retain key employees of City Holding and Community Financial;

•	maintain existing relationships with depositors in Community Financial to minimize withdrawals of deposits prior to and subsequent to the merger;

•	maintain and enhance existing relationships with borrowers to limit unanticipated losses from loans of Community Financial;

•	retain and attract qualified personnel at City Holding and Community Financial; and

•	compete effectively in the communities served by City Holding and Community Financial and in nearby communities.

City Holding may not be able to manage effectively its growth resulting from the merger.

Regulatory approvals may not be received, may take longer than expected or impose conditions that are not presently anticipated.

Before the merger may be completed, we must obtain various approvals or consents from various bank regulatory and other authorities. These regulators may impose conditions on the completion of the merger or require changes to the terms of the merger. Although City Holding and Community Financial do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of City Holding following the merger. There can be no assurance as to whether the regulatory approvals will be received, the timing of those approvals, or whether any conditions will be imposed. See “Proposal One: Approval of the Merger”—“Regulatory Approvals” on page     .

Combining the two companies may be more difficult, costly or time-consuming than expected.

City Holding and Community Financial have operated and, until the completion of the merger, will continue to operate, independently. The success of the merger will depend on City Holding’s ability to successfully combine the businesses of City Holding and Community Financial. To realize these anticipated benefits after the completion of the merger, City Holding expects to integrate Community Financial’s business into its own. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. The loss of key employees could adversely affect City Holding’s ability to successfully conduct its business in the markets in which Community Financial now operates, which could have an adverse effect on City Holding’s financial results and the value of its common stock. If City Holding experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause Community Financial to lose customers or cause customers to remove their accounts from Community Financial and move their business to competing financial institutions. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of Community Financial and City Holding during this transition period and for an undetermined period after consummation of the merger.

Community Financial’s shareholders will have less influence as shareholders of City Holding than as shareholders of Community Financial.

Community Financial’s shareholders currently have the right to vote in the election of the board of directors of Community Financial and on other matters affecting Community Financial. Following the merger, the shareholders of Community Financial as a group will own approximately     % of City Holding. When the merger occurs, each shareholder that receives shares of City Holding common stock will become a shareholder of City Holding with a percentage ownership of the combined organization much smaller than such shareholder’s percentage ownership of Community Financial. Because of this, Community Financial’s shareholders will have less influence on the management and policies of City Holding than they now have on the management and policies of Community Financial.

The fairness opinion obtained by Community Financial from its financial advisor will not reflect changes in circumstances between signing the merger agreement and the completion of the merger.

Community Financial has not obtained an updated fairness opinion as of the date of this proxy statement/prospectus from Scott & Stringfellow, LLC, Community Financial’s financial advisor. Changes in the operations and prospects of Community Financial or City Holding, general market and economic conditions and other factors that may be beyond the control of Community Financial and City Holding, and on which the fairness opinion was based, may alter the value of Community Financial or City Holding or the prices of shares of Community Financial common stock or City Holding common stock by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. Because Community Financial does not anticipate asking its financial advisor to update its opinion, the August 2, 2012 opinion does not address the fairness of the merger consideration, from a financial point of view, at the time the merger is completed. The opinion is included as Annex B to this proxy statement/prospectus. For a description of the opinion that Community Financial received from its financial advisor, please refer to “Proposal One: Approval of the Merger”—“Opinion of Community Financial’s Financial Advisor” on page     . For a description of the other factors considered by Community Financial’s board of directors in determining to approve the merger, please refer to “Proposal One: Approval of the Merger”—“Reasons for the Merger; Recommendation of Community Financial’s Board of Directors” on page     .

The merger will not be completed unless important conditions are satisfied.

Specified conditions set forth in the merger agreement must be satisfied or waived to complete the merger. If the conditions are not satisfied or waived, the merger will not occur or will be delayed and each of City Holding and Community Financial may lose some or all of the intended benefits of the merger. The following conditions, in addition to other closing conditions, must be satisfied or waived, if permissible, before City Holding and Community Financial are obligated to complete the merger:

•	the merger agreement must be approved by the requisite vote of the shareholders of Community Financial;

•	all required regulatory approvals must be obtained;

•	there must be an absence of any law or order by a court or regulatory authority that prohibits, restricts or makes illegal the merger;

•	City Holding’s registration statement on Form S-4 shall become effective under the Securities Act and no stop order shall have been issued or threatened by the SEC; and

•	the shares of City Holding common stock to be issued in the merger must be approved for listing on The Nasdaq Global Select Market.

Termination of the merger agreement could negatively impact Community Financial.

If the merger agreement is terminated, there may be various consequences. For example, Community Financial’s business may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. If the merger agreement is terminated and Community Financial’s board of directors seeks another merger or business combination, Community Financial shareholders cannot be certain that Community Financial will be able to find a party willing to pay the equivalent or greater consideration than that which City Holding has agreed to pay in the merger. In addition, if the merger agreement is terminated under certain circumstances, including circumstances involving a change in recommendation by Community Financial’s board of directors, Community Financial may be required to pay City Holding a termination fee of $1,200,000.

Risks Associated with City Holding’s Business

City Holding’s business may be adversely affected by conditions in the financial markets and economic conditions generally.

The business environment that City Holding operates in the United States and worldwide could deteriorate, which could affect the credit quality of City Holding’s loans, results of operations, and financial condition. From December 2007 through June 2009, the United States was in a recession. Business activity across a wide range of industries and regions was greatly reduced and local governments and many businesses continue to be in serious difficulty due to the lack of consumer spending and the lack of liquidity in the credit markets. Unemployment increased significantly during this time period.

As a result of the recession, the financial services industry and the securities markets have been materially and adversely affected by significant declines in the values of nearly all asset classes and by a serious lack of liquidity. This was initially triggered by declines in home prices and the values of subprime mortgages but spread to all mortgage and real estate asset classes, to leverage bank loans and to nearly all asset classes, including equities. The global markets have been characterized by substantially increased volatility and short-selling and an overall loss of investor confidence, initially in financial institutions but more recently in companies in a number of other industries and in the broader markets.

Market conditions have also led to the failure or merger of a number of prominent financial institutions. Financial institution failures or near-failures have resulted in further losses as a consequence of defaults on securities issued by them and defaults under contracts entered into with such entities as counterparties. As a result of these events and the projection of future failures, the capitalization level of the deposit insurance fund has been significantly weakened and the FDIC has increased the deposit insurance premiums paid by financial institutions. Furthermore, declining asset values, defaults on mortgages and consumer loans, and the lack of market and investor confidence, as well as other factors, have all combined to increase credit default swap spreads, to cause rating agencies to lower credit ratings, and to otherwise increase the cost and decrease the availability of liquidity, despite very significant declines in Federal Reserve borrowing rates and other government actions. Some banks and other lenders have suffered significant losses and have become reluctant to lend, even on a secured basis, due to the increased risk of default and the impact of declining asset values on the value of collateral. The foregoing has significantly weakened the strength and liquidity of some financial institutions worldwide.

City Holding’s financial performance generally, and in particular the ability of borrowers to pay interest on and repay principal of outstanding loans and the value of collateral securing those loans, is highly dependent upon on the business environment in the markets where City Holding operates, in the States of West Virginia, Kentucky, Ohio, and Virginia, and in the United States as a whole. A favorable business environment is generally characterized by, among other factors, economic growth, efficient capital markets, low inflation, high business and investor confidence, and strong business earnings. Unfavorable or uncertain economic and market conditions can be caused by: declines in economic growth, business activity or investor or business confidence; limitations on the availability or increases in the cost of credit and capital; increases in inflation or interest rates; natural disasters; or a combination of these or other factors.

Overall, during 2012, the business environment has continued to be adverse for many households and businesses in the United States and worldwide. While the business environments in West Virginia, Kentucky, Ohio, and Virginia the United States and worldwide have shown improvement since the recession, there can be no assurance that these conditions will continue to improve. Such conditions could adversely affect the credit quality of City Holding’s’ loans, results of operations and financial condition.

An economic slowdown in West Virginia, Kentucky, Ohio and Virginia could hurt our business.

Because City Holding focuses its business in West Virginia, Kentucky, Ohio and Virginia, an economic slowdown in these states could hurt our business. An economic slowdown could have the following consequences:

•	loan delinquencies may increase;

•	problem assets and foreclosures may increase;

•	demand for the products and services of City National may decline; and

•	collateral (including real estate) for loans made by City National may decline in value, in turn reducing customers’ borrowing power, and making existing loans less secure.

City Holding and City National are extensively regulated.

Policies adopted or required by governmental authorities can adversely affect City Holding’s business operations and the availability, growth and distribution of City Holding’s investments, borrowings and deposits. The operations of City Holding and City National are subject to extensive regulation by federal, state and local governmental authorities and are subject to various laws and judicial and administrative decisions imposing requirements and restrictions on them. In addition, the Office of the Comptroller of the Currency periodically conducts examinations of City Holding and City National and may impose various requirements or sanctions.

Proposals to change the laws governing financial institutions are frequently raised in Congress and before bank regulatory authorities. Changes in applicable laws or policies could materially affect City Holding’s business, and the likelihood of any major changes in the future and their effects are impossible to determine. Moreover, it is impossible to predict the ultimate form any proposed legislation might take or how it might affect City Holding.

City Holding is subject to interest rate risk.

Changes in monetary policy, including changes in interest rates, could influence not only the interest City Holding receives on loans and securities and the amount of interest it pays on deposits and borrowings, but such changes could also affect (i) City Holding’s ability to originate loans and obtain deposits, (ii) the fair value of City Holding’s financial assets and liabilities, and (iii) the average duration of City Holding’s mortgage-backed securities portfolio. City Holding’s earnings and cash flows are largely dependent upon its net interest income. Net interest income is the difference between interest income earned on interest-earning assets such as loans and securities and interest expense paid on interest-bearing liabilities such as deposits and borrowed funds. Interest rates are highly sensitive to many factors that are beyond City Holding’s control, including general economic conditions and policies of various governmental and regulatory agencies and, in particular, the Board of

Governors of the Federal Reserve System. If the interest rates paid on deposits and other borrowings increase at a faster rate than the interest rates received on loans and other investments, City Holding’s net interest income, and therefore earnings, could be adversely affected. Earnings could also be adversely affected if the interest rates received on loans and other investments fall more quickly than the interest rates paid on deposits and other borrowings.

Although management believes it has implemented effective asset and liability management strategies, including the use of derivatives as hedging instruments, to reduce the potential effects of changes in interest rates on City Holding’s results of operations, any substantial, unexpected, prolonged change in market interest rates could have a material adverse effect on City Holding’s financial condition and results of operations.

City Holding’s allowance for loan losses may not be sufficient.

City Holding maintains an allowance for loan losses, which is a reserve established through a provision for loan losses charged to expense that represents management’s best estimate of probable losses in the existing portfolio of loans. The allowance, in the judgment of management, is necessary to provide for estimated loan losses and risks inherent in the loan portfolio. The level of the allowance reflects management’s continuing evaluation of industry concentrations; specific credit risks; loan loss experience; current loan portfolio quality; present economic, political and regulatory conditions and unidentified losses inherent in the current loan portfolio. The determination of the appropriate level of the allowance for loan losses inherently involves a high degree of subjectivity and requires City Holding to make significant estimates of current credit risks and future trends, all of which may undergo material changes. Changes in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside of City Holding’s control, may require an increase in the allowance for loan losses. In addition, bank regulatory agencies periodically review City Holding’s allowance for loan losses and may require an increase in the provision for loan losses or the recognition of further loan charge-offs, based on judgments different than those of management. In addition, if charge-offs in future periods exceed the allowance for loan losses, City Holding will need additional provisions to increase the allowance for loan losses. Any increases in the allowance for loan losses will result in a decrease in net income and, possibly, capital, and may have a material adverse effect on City Holding’s financial condition and results of operations.

Management evaluates the adequacy of the allowance for loan losses at least quarterly, which includes testing certain individual loans as well as collective pools of loans for impairment. This evaluation includes an assessment of actual loss experience within each category of the portfolio, individual commercial and commercial real estate loans that exhibit credit weakness; current economic events, including employment statistics, trends in bankruptcy filings, and other pertinent factors; industry or geographic concentrations, and regulatory guidance.

Customers may default on the repayment of loans.

City National’s customers may default on the repayment of loans, which may negatively impact City Holding’s earnings due to loss of principal and interest income. Increased operating expenses may result from the allocation of management time and resources to the collection and work-out of the loan. Collection efforts may or may not be successful causing City Holding to write off the loan or repossess the collateral securing the loan, which may or may not exceed the balance of the loan.

Due to increased competition, City Holding may not be able to attract and retain banking customers at current levels.

City Holding faces competition from the following:

•	local, regional and national banks;

•	savings and loans;

•	internet banks;

•	credit unions;

•	finance companies; and

•	brokerage firms serving City Holding’s market areas.

In particular, City National’s competitors include several major national financial and banking companies whose greater resources may afford them a marketplace advantage by enabling them to maintain numerous banking locations and mount extensive promotional and advertising campaigns. Additionally, banks and other financial institutions may have products and services not offered by City Holding, which may cause current and potential customers to choose those institutions. Areas of competition include interest rates for loans and deposits, efforts to obtain deposits and range and quality of services provided. If City Holding is unable to attract new and retain current customers, loan and deposit growth could decrease causing City Holding’s results of operations and financial condition to be negatively impacted.

City Holding may be required to write down goodwill and other intangible assets, causing its financial condition and results to be negatively affected.

When City Holding acquires a business, a portion of the purchase price of the acquisition is allocated to goodwill and other identifiable intangible assets. The excess of the purchase price over the fair value of the net identifiable tangible and intangible assets acquired determines the amount of the purchase price that is allocated to goodwill acquired. At June 30, 2012, City Holding’s goodwill and other identifiable intangible assets were approximately $65.2 million. Under current accounting standards, if City Holding determines goodwill or intangible assets are impaired, it would be required to write down the value of these assets. City Holding conducts an annual review to determine whether goodwill and other identifiable intangible assets are impaired. City Holding recently completed such an impairment analysis and concluded that no impairment charge was necessary for the year ended December 31, 2011. City Holding cannot provide assurance whether it will be required to take an impairment charge in the future. Any impairment charge would have a negative effect on its shareholders’ equity and financial results and may cause a decline in our stock price.

Acquisition opportunities may present challenges.

City Holding expects that other banking and financial companies, many of which have significantly greater resources, will compete with it to acquire compatible businesses. City Holding continually evaluates opportunities to acquire other businesses. However, City Holding may not have the opportunity to make suitable acquisitions on favorable terms in the future, which could negatively impact the growth of its business. This competition could increase prices for acquisitions that City Holding would likely pursue, and its competitors may have greater resources than it does. Also, acquisitions of regulated businesses such as banks are subject to various regulatory approvals. If City Holding fails to receive the appropriate regulatory approvals, it will not be able to consummate an acquisition that it believes is in its best interests.

Any future acquisitions may result in unforeseen difficulties, which could require significant time and attention from our management that would otherwise be directed at developing our existing business. In addition, we could discover undisclosed liabilities resulting from any acquisitions for which we may become responsible. Further, the benefits that we anticipate from these acquisitions may not develop.

City Holding’s controls and procedures may fail or be circumvented.

Any failure or circumvention of City Holding’s controls and procedures or failure to comply with regulations related to controls and procedures could have a material adverse effect on City Holding’s business, results of operations and financial condition. Management regularly reviews and updates City Holding’s internal controls, disclosure controls and procedures, and corporate governance policies and procedures. Any system of controls, no matter how well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met.

Significant legal actions could result in substantial liabilities.

From time to time, City Holding is subject to claims related to our operations. These claims and legal actions, including supervisory actions by our regulators, could involve large monetary claims and cause City Holding to incur significant defense claims. As a result, City Holding may be exposed to substantial liabilities, which could negatively effect on its shareholders’ equity and financial results.

City Holding may not be able to attract and retain skilled people.

The unexpected loss of services of one or more of City Holding’s key personnel could have a material adverse impact on City Holding’s business because of their skills, knowledge of City Holding’s market, years of industry experience and the difficulty of promptly finding qualified replacement personnel. City Holding’s success depends, in large part, on its ability to attract and retain key people. Competition for the best people in most activities engaged in by City Holding can be intense and City Holding may not be able to hire people or to retain them.

Risks Associated with City Holding’s Common Stock

Future issuances of common stock by City Holding in connection with acquisitions or otherwise could dilute your ownership of City Holding.

City Holding may use its common stock to acquire other companies or to make investments in banks and other complementary businesses in the future. It may also issue common stock, or securities convertible into common stock, through public or private offerings, in order to raise additional capital in connection with future acquisitions, to satisfy regulatory capital requirements or for general corporate purposes. Any such stock issuances would dilute your ownership interest in City Holding and may dilute the per share value of the common stock.

City Holding is not obligated to pay cash dividends on its common stock.

City Holding is a holding company and, currently, its primary source of funds for paying dividends to its shareholders is dividends it receives from City National. While City Holding currently pays quarterly cash dividends to holders of its common stock, it is not obligated to pay dividends in any particular amounts or at any particular times. Its decision to pay dividends in the future will depend on a number of factors, including its capital and the availability of funds from which dividends may be paid. See “Price Range of Common Stock and Dividends” on page      and “Description of City Holding Capital Stock” on page     .

The value of City Holding common stock may fluctuate.

The market for City Holding common stock may experience significant price and volume fluctuations in response to a number of factors including actual or anticipated quarterly variations in operating results, changes in expectations of future financial performance, changes in estimates by securities analysts, governmental regulatory action, banking industry reform measures, customer relationship developments and other factors, many of which will be beyond City Holding’s control.

Furthermore, the stock market in general, and the market for financial institutions in particular, have experienced extreme volatility that often has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the trading price of City Holding common stock, regardless of actual operating performance.

The trading volume in City Holding common stock is less than that of other larger financial services companies.

Although City Holding common stock is listed for trading on The Nasdaq Global Select Market, the trading volume in its common stock is less than that of other larger financial services companies. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of willing buyers and sellers of City Holding common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which City Holding has no control. Given the lower trading volume of City Holding common stock, significant sales of City Holding common stock, or the expectation of these sales, could cause City Holding’s stock price to fall.

Future sales of shares of City Holding common stock could negatively affect its market price.

Future sales of substantial amounts of City Holding common stock, or the perception that such sales could occur, could adversely affect the market price of City Holding common stock in the open market. We make no prediction as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of City Holding common stock.

Shares of City Holding common stock are not FDIC insured.

Neither the Federal Deposit Insurance Corporation nor any other governmental agency insures the shares of City Holding common stock. Therefore, the value of your shares in City Holding will be based on their market value and may decline.

SUMMARY SELECTED FINANCIAL DATA

The historical consolidated financial information of City Holding at or for each of the years in the five year period ended December 31, 2011 is derived from City Holding’s audited consolidated financial statements, which are incorporated by reference into this proxy statement/prospectus. The historical consolidated financial information of City Holding for the six months ended June 30, 2012 and 2011 is derived from City Holding’s unaudited financial statements contained in its quarterly report on Form 10-Q for the quarter ended June 30, 2012, which is incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” on page      for instructions on how to obtain the information incorporated by reference.

The historical consolidated financial information of Community Financial at or for each of the years in the five year period ended March 31, 2012 is derived from Community Financial’s audited consolidated financial statements. The historical consolidated financial information of Community Financial is contained in its quarterly report on Form 10-Q for the quarter ended June 30, 2012. Community Financial’s audited consolidated financial statements for the years ended March 31, 2012 and 2011 begin in Annex C of this proxy statement/prospectus.

CITY HOLDING COMPANY

Summary Consolidated Financial Data

	At or for the Six Months Ended June 30,		At or for the Years Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
			(Dollars in thousands, except per share data)
Summary of Operations:
Total interest income	$54,895	$57,078	$112,888	$121,916	$132,036	$147,673	$157,315
Total interest expense	7,534	11,743	20,758	27,628	36,603	45,918	60,276
Net interest income	47,361	45,335	92,130	94,288	95,433	101,755	97,039
Provision for loan losses	3,625	2,372	4,600	7,093	6,994	10,515	5,327
Other income	26,908	29,199	54,860	48,939	51,983	21,936	56,136
Other expense	44,278	42,770	81,141	78,721	77,244	75,580	71,036
Income tax expense	8,924	9,947	20,571	18,453	20,533	9,487	25,786
Net income	17,442	19,445	40,678	38,960	42,645	28,109	51,026
Cash dividends	10,326	10,462	20,630	21,350	21,675	21,483	20,601
Per Common Share:
Net income:
Basic	$1.18	$1.27	$2.68	$2.48	$2.69	$1.74	$3.02
Diluted	1.17	1.26	2.67	2.47	2.68	1.74	3.01
Cash dividends paid	0.70	0.68	1.37	1.36	1.36	1.36	1.24
Book value per share	21.63	20.58	21.05	20.31	19.45	17.90	18.21
Selected Ratios:
Return on average assets	1.26%	1.44%	1.51%	1.47%	1.63%	1.12%	2.03%
Return on average shareholders’ equity	10.93%	12.28%	12.87%	12.33%	14.48%	9.27%	16.92%
Average total loans to average deposits	87.30%	83.89%	85.50%	83.12%	84.10%	86.54%	86.06%
Average stockholders’ equity to average total assets	11.51%	11.75%	11.70%	11.91%	11.29%	12.12%	12.01%
Risk-based capital ratio (Tier 1)	12.46%	13.42%	13.12%	13.88%	13.46%	12.27%	14.12%
Dividend payout ratio	59.32%	53.54%	51.12%	54.84%	50.56%	78.16%	41.06%
Selected Balance Sheet Data:
Average assets	$2,772,165	$2,696,469	$2,701,720	$2,654,497	$2,608,750	$2,502,411	$2,511,992
Investment securities	407,896	464,772	396,175	453,585	513,931	459,657	417,016
Total loans	2,065,589	1,897,344	1,973,103	1,865,000	1,792,434	1,812,344	1,767,021
Total assets	2,893,466	2,713,820	2,777,109	2,637,295	2,622,620	2,586,403	2,482,949
Total deposits	2,395,380	2,234,621	2,221,268	2,171,375	2,163,722	2,041,130	1,990,081
Long-term borrowings	16,495	16,495	16,495	16,495	16,959	19,047	4,973
Total liabilities	2,572,844	2,403,441	2,465,975	2,322,434	2,313,718	2,302,017	2,188,773
Stockholders’ equity	320,622	310,379	311,134	314,861	308,902	285,463	295,161

COMMUNITY FINANCIAL CORPORATION

Summary Consolidated Financial Data

	June 30, 2012	March 31, 2012	At March 31,
			2012	2011	2010	2009	2008
			(Dollars in thousands)
Selected Financial Condition Data:
Total assets	$498,491	$503,907	$503,907	$530,080	$547,180	$512,724	$491,246
Loans receivable, net	437,973	445,098	445,098	478,293	502,126	476,950	437,174
Investment securities and other earning assets	17,370	11,383	19,500	11,917	11,780	7,658	30,475
Real estate owned, net	7,544	9,259	9,259	10,264	3,182	1,400	593
Deposits	368,083	372,418	372,418	379,045	398,420	365,508	350,731
Advances and other borrowed money	76,000	78,000	78,000	98,445	97,096	96,476	98,834
Stockholders’ equity	51,462	50,403	50,403	49,760	49,012	46,337	38,705

	Three Months Ended
	June 30, 2012	June 30, 2011	2012	2011	2010	2009	2008
Selected Operations Data:
Total interest income	$6,102	$6,910	$26,353	$27,585	$28,198	$28,692	$32,244
Total interest expense	680	999	3,445	5,612	8,081	12,460	16,978
Net interest income	5,422	5,911	22,908	21,973	20,117	16,232	15,266
Provision for loan losses	184	706	4,908	6.469	3,326	4,285	625
Net interest income after provision for loan losses	5,238	5,204	18,000	15,504	16,791	11,946	14,641
Service charges and fees	812	862	3,412	3,712	3,300	3,037	3,007
Securities impairment	—	—	—	—	—	(11,536)	—
Other noninterest income	96	112	375	345	511	386	336
Noninterest expenses	4,146	5,327	18,993	17,196	15,661	13,449	12,293
Income (loss) before income taxes	2,000	852	2,794	2,365	4,941	(9,616)	5,691
Income taxes	783	304	976	843	1,349	(3,793)	1,855
Net income (loss)	1,217	548	1,818	1,522	3,592	(5,823)	3,836
Effective dividend on preferred stock	188	188	753	753	753	211	—
Net income available to common stockholders	1,029	360	1.065	769	2,839	(6,034)	3,836

	At or For the Quarter Ended		At or For Year Ended March 31,
	June 30, 2012	June 30, 2011	2012	2011	2010	2009	2008
Other Data:
Average interest-earning assets to average interest bearing liabilities	103.92%	102.87%	103.15%	103.41%	104.24%	105.39%	105.21%
Average interest rate spread during year	4.68	4.84	4.79	4.34	3.92	3.31	3.14
Non-performing assets to total assets	4.56	3.63	4.29	3.13	3.24	1.75	0.33
Return on assets (ratio of net income to average total assets)	0.98	0.42	0.35	0.28	0.67	(1.17)	0.80
Return on equity (ratio of net income to average total equity)	9.51	4.31	3.56	3.04	7.45	(14.57)	9.77
Equity-to-assets ratio (ratio of average equity to average assets)	10.34	9.71	9.97	9.36	9.02	8.03	8.18
Allowance for loan losses to total loans	1.91	1.56	1.96	1.61	1.58	1.25	.73
Allowance for loan losses to non-performing loans	56.5	75.5	73.0	127.1	55.5	78.7	313.3
Allowance for loan losses to nonperforming assets	37.5	38.8	41.2	47.4	45.5	66.4	49.8
Risk-based capital ratio	13.59	12.52	13.08	12.29	11.25	11.17	9.98
Per Share Data
Net income (loss) diluted	$0.24	$0.08	$0.24	$0.18	$0.65	$(1.39)	$0.87
Book value	8.90	8.60	8.66	8.55	8.34	7.72	8.93
Dividends (common)	0.00	0.00	0.00	0.00	0.00	0.13	0.26
Dividend payout ratio	—%	—%	—%	—%	—%	—%	29.22%
Number of full-service offices	11	11	11	11	11	11	10

RETROSPECTIVELY REVISED FINANCIAL INFORMATION FOR

ADOPTION OF A NEW ACCOUNTING STANDARD

Effective for the quarter ended March 31, 2012, City Holding and Community Financial adopted the Financial Accounting Standards Board’s Accounting Standards Update (“ASU”) No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income, as amended by ASU 2011-12, Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05. These updates revise the manner in which entities present comprehensive income in their financial statements.

The following tables disclose the impact of the adoption of these new accounting pronouncements on the historical financial statements of City Holding and Community Financial. The tables present selected components of the Consolidated Statements of Comprehensive Income for City Holding and Community Financial and should be read in conjunction with the information in City Holding’s 2011 Annual Report on Form 10-K and the Community Financial’s 2011 Annual Report on Form 10-K (included in Annex C of this proxy statement/prospectus). This information was previously disclosed in the Notes to Consolidated Financial Statements for each company.

City Holding Company and Subsidiaries

Consolidated Statements of Comprehensive Income (unaudited)

	For the fiscal years ended December 31,
(Dollars in Thousands)	2011	2010	2009
Net income	$40,678	$38,960	$42,645
Other comprehensive income (loss):
Unrealized security gains arising during the period	2,169	44	12,411
Reclassification adjustments for (gains) losses	(2,483)	4,667	6,164

	(314)	4,711	18,575
Unrealized loss on interest rate floors	(473)	(4,494)	(10,104)
Change in unfunded pension liability	(1,473)	(125)	846

Total other comprehensive income (loss) before income taxes	(2,260)	92	9,317
Tax effect	850	(35)	(3,578)

Total other comprehensive income (loss)	(1,410)	57	5,739
Total comprehensive income	$39,268	$39,017	$48,384

Community Financial Corporation and Subsidiary

Consolidated Statements of Comprehensive Income (unaudited)

	For the fiscal years ended March 31,
(Dollars in Thousands)	2012	2011
Net income	$1,818	$1,522
Other comprehensive (loss):
Change in unfunded pension liability	(877)	(262)
Tax effect	333	100

Total other comprehensive (loss)	(544)	(162)
Total comprehensive income	$1,274	$1,360

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

City Holding common stock is traded on The Nasdaq Global Select Market under the symbol “CHCO”. The closing sale price reported for City Holding common stock on August 1, 2012, the last trading date preceding the public announcement of the merger, was $32.66. Community Financial’s common stock is traded on The Nasdaq Capital Market under the symbol “CFFC.” The closing sale price reported for Community Financial’s common stock on August 1, 2012, the last trading date preceding the public announcement of the merger, was $3.90.

As of                     , 2012, the last date prior to printing this proxy statement/prospectus for which it was practicable to obtain this information, there were approximately          registered holders of City Holding common stock and approximately          registered holders of Community Financial common stock.

City Holding

The following table sets forth for the periods indicated the high and low sale prices per share of City Holding common stock as reported on The Nasdaq Global Select Market, along with the quarterly cash dividends per share declared. The per share prices do not include adjustments for markups, markdowns or commissions.

			Sales Price
Time Period	Dividends		High		Low
2012
Fourth Quarter (through , 2012)	$		$		$
Third Quarter		$0.35`		$36.43		$32.37
Second Quarter		$0.35		$35.62		$30.96
First Quarter		$0.35		$37.16		$32.59
2011
Fourth Quarter		$0.35		$35.10		$26.06
Third Quarter		$0.34		$33.96		$26.82
Second Quarter		$0.34		$36.37		$30.55
First Quarter		$0.34		$37.22		$33.79
2010
Fourth Quarter		$0.34		$38.03		$30.37
Third Quarter		$0.34		$31.15		$26.87
Second Quarter		$0.34		$37.28		$27.88
First Quarter		$0.34		$34.92		$30.37

Community Financial

The following tables present the high, low and closing sales prices of Community Financial’s common stock as reported by The Nasdaq Capital Market during the last two fiscal years and the common dividends declared by Community Financial for the stated periods.

Fiscal 2013	High	Low	Close	Common Dividend Declared
Third Quarter (through , 2012)
September 2012	$6.07	$5.60	$5.99	$	.—
June 2012	3.88	3.50	3.68		.—

Fiscal 2012	High	Low	Close	Common Dividend Declared
March 2012	$3.50	$2.58	$3.23	$	.—
December 2011	3.50	2.39	3.28		.—
September 2011	3.94	2.26	2.90		.—
June 2011	4.10	2.75	4.10		.—

Fiscal 2011	High	Low	Close	Common Dividend Declared
March 2011	$3.65	$2.95	$3.14	$	.—
December 2010	4.28	2.72	3.48		.—
September 2010	4.54	3.58	4.07		.—
June 2010	5.29	3.69	4.36		.—

The board of directors of Community Financial makes dividend payment decisions after consideration of a variety of factors, including earnings, financial condition, market considerations and regulatory restrictions. Our ability to pay dividends is limited by restrictions imposed by the Virginia Stock Corporation Act, the Federal Reserve, contractually pursuant to our participation in the U.S. Treasury’s TARP preferred stock and indirectly by the Office of the Comptroller of the Currency. Restrictions on dividend payments from Community Bank to Community Financial (Community Financials’ primary source of funds for the payment of dividends to its stockholders) are described in Note 10 of the Notes to Consolidated Financial Statements beginning on Page F-1 of this proxy statement/prospectus.

The following table sets forth historical per share market values for City Holding common stock (i) on August 1, 2012, the last trading day prior to public announcement of the merger and (ii) on                     , 2012 the most recent practicable date before the printing and mailing of this proxy statement/prospectus. The table also shows the equivalent pro forma market value of Community Financial common stock on those dates.

The equivalent pro forma market value of Community Financial common stock is obtained by multiplying the historical market price of City Holding common stock by the applicable exchange ratio of 0.1753.

Historical Market Price

	City Holding		Community Financial		Community Financial Equivalent Pro Forma Market Value
August 1, 2012		$32.66		$3.90		$5.73
, 2012	$		$		$

The market prices of City Holding common stock will fluctuate prior to the merger. Community Financial shareholders should obtain current stock price quotations for City Holding common stock.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is based on the historical financial statements of City Holding and Community Financial, and has been prepared to illustrate the financial effect of City Holding’s merger with Community Financial. The following unaudited pro forma condensed combined financial information combines the historical consolidated financial position and results of operations of City Holding and its subsidiaries and of Community Financial and its subsidiary, as an acquisition by City Holding of Community Financial using the acquisition method of accounting and giving effect to the related pro forma adjustments described in the accompanying notes. Under the acquisition method of accounting, the assets and liabilities of Community Financial will be recorded by City Holding at their respective fair values as of the date the merger is completed. The pro forma financial information should be read in conjunction with City Holding’s Quarterly Report on Form 10-Q for the period ending June 30, 2012 and Annual Report on Form 10-K for the fiscal year ended December 31, 2011 which are incorporated by reference herein and Community Financial’s audited financial statements for the fiscal year ended March 31, 2012 and the interim financial statements for the period ended June 30, 2012 which is included in this document in Annex C.

The unaudited pro forma condensed combined financial information set forth below assumes that the merger with Community Financial was consummated on January 1, 2011 for purposes of the unaudited pro forma condensed combined statement of income and June 30, 2012 for purposes of the unaudited pro forma condensed combined balance sheet and gives effect to the merger, for purposes of the unaudited pro forma condensed combined statement of income, as if it had been effective during the entire period presented.

These unaudited pro forma condensed combined financial statements reflect the Community Financial merger based upon estimated preliminary acquisition accounting adjustments. Actual adjustments will be made as of the effective date of the merger and, therefore, may differ from those reflected in the unaudited pro forma condensed combined financial information.

Subject to the receipt of requisite regulatory approvals, City Holding intends to purchase, or fund Community Financial’s redemption of, the Community Financial TARP Preferred Stock held by the U.S. Treasury and the outstanding Community Financial TARP Warrant to purchase Community Financial common stock, also held by the U.S. Treasury, prior to or concurrently with the completion of the merger. The Community Financial TARP Preferred Stock is expected to be extinguished upon consummation of the merger. The repurchase of the Community Financial TARP Preferred Stock and the Community Financial TARP Warrant are reflected in the pro forma financial information. Additionally, the impact from a potential sale of certain Community Financial non-accrual or underperforming loans, which cannot currently be estimated, is excluded from this pro forma analysis.

The unaudited pro forma condensed combined financial statements included herein are presented for informational purposes only and do not necessarily reflect the financial results of the combined company had the companies actually been combined at the beginning of each period presented. The adjustments included in these unaudited pro forma condensed financial statements are preliminary and may be revised. This information also does not reflect the benefits of the expected cost savings and expense efficiencies, opportunities to earn additional revenue, potential impacts of current market conditions on revenues, or asset dispositions, among other factors, and includes various preliminary estimates and may not necessarily be indicative of the financial position or results of operations that would have occurred if the merger had been consummated on the date or at the beginning of the period indicated or which may be attained in the future. The unaudited pro forma condensed combined financial statements and accompanying notes should be read in conjunction with and are qualified in their entirety by reference to the historical consolidated financial statements and related notes thereto of City Holding and its subsidiaries and of Community Financial and its subsidiary. Such information and notes thereto are incorporated by reference herein.

City Holding Company and Subsidiaries

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2012

	City Holding	Community Financial	Pro Forma Adjustments	Pro Forma Combined City Holding
	(In thousands, except per share amounts)
Assets
Cash and cash equivalents	$134,040	$6,844	$(12,964)	$127,920
Investment securities	407,896	21,971		429,867
Net loans	2,046,137	437,973	(52,752)	2,431,358
Goodwill and other intangibles	65,162	—	24,850	90,012
Other assets	240,231	31,703	19,470	274,301
Total Assets	$2,893,466	$498,491	$(22,996)	$3,368,961

Liabilities and Shareholders’ Equity
Deposits	$2,395,380	$368,083	$1,904	$2,765,367
Short-term borrowings	123,074	76,000		199,074
Junior subordinated debt	16,495	—		16,495
Other liabilities	37,895	2,946		40,841
Total Liabilities	2,572,844	447,029	1,904	3,021,777
Shareholders’ Equity	320,622	51,462	(24,900)	347,184
Total Liabilities and Shareholders’ Equity	$2,893,466	$498,491	$(22,996)	$3,368,961
Book value per common share	$21.63	$8.90		$22.28
Shares outstanding	14,821	4,362		15,585

See notes to the unaudited pro forma condensed combined financial information

City Holding Company and Subsidiaries

Unaudited Pro Forma Condensed Combined Statement of Income

For the six months ended June 30, 2012

	City Holding	Community Financial	Pro Forma Adjustments	Pro Forma Combined City Holding
	(In thousands, except per share amounts)
Interest Income
Loans, including fees	$46,210	$12,241	$786	$59,237
Securities and other	8,685	204		8,889
Total Interest Income	54,895	12,445	786	68,126
Interest Expense
Deposits	7,051	1,337	(317)	8,071
Other borrowings	483	86		569
Total Interest Expense	7,534	1,423	(317)	7,640
Net Interest Income	47,361	11,023	1,104	59,488
Provision for loan losses	3,625	216		3,841
Net Interest Income After Provision for Loan Losses	43,736	10,806	1,104	55,646
Other Income	26,908	1,818		28,726
Other Expense	44,278	8,915	178	53,371
Income before Income taxes	26,366	3,708	926	31,000
Income tax expense	8,924	1,409	324	10,657
Preferred dividends and amortization	—	376	(376)	—
Net Income Available to Common Shareholders	$17,442	$1,923	$978	$20,343
Earnings Per Share
Basic	$1.18	$0.44		$1.31
Diluted	$1.17	$0.44		$1.30
Average Shares Outstanding
Basic	14,676	4,362		15,441
Diluted	14,760	4,365		15,525

See notes to the unaudited pro forma condensed combined financial information

City Holding Company and Subsidiaries

Unaudited Pro Forma Condensed Combined Statement of Income

For the year ended December 31, 2011, combining the fiscal years ended

	City Holding	Community Financial	Pro Forma Adjustments	Pro Forma Combined City Holding
	(In thousands, except per share amounts)
Interest Income
Loans, including fees	$93,414	$26,024	$1,572	$121,010
Securities and other	19,474	329		19,803
Total Interest Income	112,888	26,353	1,572	140,813
Interest Expense
Deposits	19,794	3,283	(635)	22,442
Other borrowings	964	162		1,126
Total Interest Expense	20,758	3,445	(635)	23,568
Net Interest Income	92,130	22,908	2,207	117,245
Provision for loan losses	4,600	4,908		9,508
Net Interest Income After Provision for Loan Losses	87,530	18,000	2,207	107,737
Other Income	54,860	3,787		58,647
Other Expense	81,141	18,993	355	100,489
Income before Income taxes	61,249	2,794	1,852	65,895
Income tax expense	20,571	976	648	22,195
Preferred dividends and amortization	—	753	(753)	—
Net Income Available to Common Shareholders	$40,678	$1,065	$1,957	$43,700
Earnings Per Share
Basic	$2.68	$0.24		$2.73
Diluted	$2.67	$0.24		$2.73
Average Shares Outstanding
Basic	15,055	4,362		15,820
Diluted	15,130	4,399		15,894

See notes to the unaudited pro forma condensed combined financial information

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Note A—Basis of Pro Forma Presentation

On August 2, 2012, City Holding entered into the Agreement and Plan of Merger with Community Financial. Under the terms of the merger agreement, City Holding will exchange 0.1753 shares of its common stock for each share of Community Financial common stock. The receipt by Community Financial shareholders of shares of City Holding common stock in exchange for their shares of Community Financial common stock is anticipated to qualify as a tax-free exchange. The transaction, approved by the directors of both companies, currently is valued at $26.6 million. This value is based on City Holding’s closing stock price on October 12, 2012 of $34.74. Considering the range of City Holding’s stock prices since the announcement of the merger, the value of the transaction at close is not anticipated to be materially different from the transaction value included in these pro formas.

The unaudited pro forma condensed combined financial information of City Holding’s financial condition and results of operations, including per share data, are presented after giving effect to the merger. The pro forma financial information assumes that the merger with Community Financial was consummated on January 1, 2011 for purposes of the unaudited pro forma condensed combined statement of income and on June 30, 2012 for purposes of the pro forma balance sheet and gives effect to the merger, for purposes of the unaudited pro forma condensed combined statement of income, as if it had been effective during the entire period presented.

The merger will be accounted for using the acquisition method of accounting; accordingly, the difference between the purchase price over the estimated fair value of the assets acquired (including identifiable intangible assets) and liabilities assumed will be recorded as goodwill.

The pro forma financial information includes estimated adjustments to record the assets and liabilities of Community Financial at their respective fair values and represents management’s estimates based on available information. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analysis is performed. The final allocation of the purchase price will be determined after the merger is completed and after completion of a final analysis to determine the fair values of Community Financial’s tangible, and identifiable intangible, assets and liabilities as of the closing date.

Funding for the merger transaction is included in the pro forma adjustments as follows (in thousands):

Issuance of common stock	$26,562
Cash on hand	79
Total purchase price	$26,641

Note B—Repurchase of TARP Preferred Stock and Warrant

City Holding intends to repurchase, or fund Community Financial’s repurchase of, the Community Financial TARP Preferred Stock held by the U.S. Treasury prior to or concurrently with the completion of the merger, in which case the Community Financial TARP Preferred Stock will be extinguished upon consummation of the merger. This transaction will result in the payment of $12.6 million to repurchase the preferred stock and approximately $0.2 million to repurchase the related warrant resulting in a pre-acquisition charge to retained earnings of $0.2 million relating to the unamortized discount on the Community Financial TARP Preferred Stock and a $0.2 million charge to capital surplus for the repurchase of the warrant (estimated by multiplying 351,194 shares subject to the warrant by the sum of $6.09 less the $5.40 strike price for the warrant). The transaction is assumed to be funded with available cash.

Note C—Purchase Accounting Adjustments

The pro forma adjustments include the purchase accounting entries to record the merger transaction. The excess of the purchase price over the fair value of the net assets acquired, net of deferred taxes, is allocated to goodwill. Estimated fair value adjustments included in the pro forma financial statements are based upon available information, and certain assumptions considered reasonable, and may be revised as additional information becomes available. For purposes of this pro forma analysis, fair value adjustments, other than goodwill, are amortized/accreted on a straight-line basis over their estimated average remaining lives. Estimated accretion and amortization on borrowings are based on estimated maturity by type of borrowing. When the actual amortization/accretion is recorded for periods following the merger closing, the effective yield method will be used where appropriate. Tax expense related to the net fair value adjustments is calculated at the statutory 35% tax rate.

Included in the pro forma adjustments are core deposit intangibles of $3.6 million. The core deposit intangibles are separate from goodwill and amortized on a straight-line basis over its estimated average remaining life. When the actual amortization is recorded for periods following the merger closing, the sum-of-the-years digits method will be used. Goodwill totaling $21.3 million is included in the pro forma adjustments, and is not subject to amortization.

The allocation of the purchase price is as follows (in thousands):

Purchase Price:
Fair value of City Holding shares to be issued	$26,562
Cash consideration for outstanding Community Financial stock options	79
Total purchase price	26,641

Net assets acquired (equity capital less fair value adjustments):
Community Financial’s shareholders’ equity	51,462
Effect of repurchase of TARP preferred stock and warrant	(12,885)
Reduction of loans, net of elimination of Community Financial allowance for loan losses	(52,752)
Estimated core deposit intangible	3,553
Increase in certificates of deposit	(1,904)
Decrease in OREO	(1,600)
Deferred taxes related to fair value adjustments	19,470
Net assets (Equity capital less fair value adjustments)	5,344
Goodwill resulting from the merger	21,297

Note D—Projected amortization/accretion of purchase accounting adjustments

The following table sets forth an estimate of the expected effects of the projected aggregate purchase accounting adjustments reflected in the pro forma combined financial statements on the future pre-tax net income of City Holding after the merger with Community Financial:

	Discount Accretion (Premium Amortization) for the Years Ended December 31,
(Unaudited, dollars in thousands)	2013	2014	2015	2016	2017
Loans	$1,572	$1,572	$1,572	$1,572	$1,572
Customer/deposit base	(355)	(355)	(355)	(355)	(355)
Time deposits	635	635	635	—	—
Increase (decrease) in pre-tax net income	$1,852	$1,852	$1,852	$1,217	$1,217

The actual effect of purchase accounting adjustments on the future pre-tax income of City Holding will differ from these estimates based on the closing date estimates of fair values and the use of different amortization methods than assumed above.

Note E—Cost Savings and Merger-Related Costs

Estimated cost savings, expected to approximate 30% of Community Financial’s annualized pre-tax operating expenses, are excluded from this pro forma analysis. Cost savings are estimated to be realized at 75%

in the first year after the acquisition and 100% in subsequent years. In addition, estimated merger-related costs are not included in the pro forma combined statements of income since they will be recorded in the combined results of income as they are incurred prior to or after completion of the merger and are not indicative of what the historical results of the combined company would have been had the companies been actually combined during the periods presented. Merger-related costs are estimated to be $8.4 million.

COMPARATIVE HISTORICAL AND PRO FORMA UNAUDITED PER SHARE DATA

We have summarized below historical, unaudited per share information for City Holding and Community Financial and additional information as if the companies had been combined for the periods shown, which we refer to as “pro forma” information. The pro forma information is based upon the total number of shares of Community Financial common stock outstanding as of                     , 2012 (            shares), and City Holding average closing price of $        , with an exchange ratio of 0.1753 shares of City Holding common stock for each share of Community Financial common stock. Per share data for Community Financial was calculated by taking into account the currently outstanding shares of common stock of Community Financial.

The Community Financial pro forma equivalent per share amounts are calculated by multiplying the City Holding pro forma combined book value per share and net income per share by the exchange ratio of 0.1753 so that the per share amounts equate to the respective values for one share of Community Financial common stock.

We expect that both City Holding and Community Financial will incur merger and integration charges as a result of the merger. We also anticipate that the merger will provide the combined company with financial benefits that may include reduced operating expenses. The information set forth below, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, may not reflect all of these anticipated financial expenses and does not reflect any of these anticipated financial benefits or consider any potential impacts of current market conditions or the merger or revenues, expense efficiencies, asset dispositions and share repurchases, among other factors, and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during the periods presented.

In addition, the information set forth below has been prepared based on preliminary estimates of merger consideration and fair values attributable to the merger, and the actual amounts recorded for the merger may differ from the information presented. The estimation and allocations of merger consideration are subject to change pending further review of the fair value of the assets acquired and liabilities assumed and actual transaction costs. A final determination of fair values will be based on the actual net tangible and intangible assets and liabilities of Community Financial that will exist on the date of completion of the merger.

	Historical		Pro Forma Combined		Pro Forma Equivalent Community Financial Share
	City Holding	Community Financial
Basic Earnings per Common Share
For the year ended December 31, 2011 (5)	$2.68	$0.24	$2.74	(1)	$0.48	(2)
For the six months ended June 30, 2012	$1.18	$0.44	$1.31		$0.23
Diluted Earnings per Common Share
For the year ended December 31, 2011 (5)	$2.67	$0.24	$2.73	(1)	$0.48	(2)
For the six months ended June 30, 2012	$1.17	$0.44	$1.30		$0.23
Cash Dividends per Common Share
For the year ended December 31, 2011 (5)	$1.37	$—	$1.37	(3)	$0.24	(2)
For the six months ended June 30, 2012	$0.70	$—	$0.70		$0.12
Book Value per Common Share
For the year ended December 31, 2011 (5)	$21.05	$8.66	$21.30	(4)	$3.73	(2)
For the six months ended June 30, 2012	$21.63	$8.90	$22.28		$3.91

(1)	Pro forma earnings per share are based on pro forma combined net income and pro forma combined shares outstanding at the end of the period.
(2)	Calculated based on pro forma combined multiplied by the applicable exchange ratio of 0.1753.
(3)	Pro forma dividends per share represent City Holding’s historical dividends per share.
(4)	Calculated based on pro forma combined equity and pro forma combined common shares outstanding at the end of period.
(5)	Combined fiscal years December 31, 2011 for City Holding and March 31, 2012 for Community Financial.

THE SPECIAL MEETING

This section contains information for Community Financial shareholders about the special meeting that Community Financial has called to allow its shareholders to consider the approval and adoption of the merger agreement and the merger. We are mailing this proxy statement/prospectus to you, as a Community Financial shareholder, on or about                     , 2012. Together with this proxy statement/prospectus, we are also sending to you a notice of the special meeting of Community Financial shareholders and a form of proxy that Community Financial’s board of directors is soliciting for use at the special meeting and at any adjournments or postponements of the special meeting. This proxy statement/prospectus is also being furnished by City Holding to Community Financial shareholders as a prospectus in connection with the issuance of shares of City Holding common stock upon completion of the merger.

Time and Place of the Special Meeting

This proxy statement/prospectus is being furnished to our shareholders as part of the solicitation of proxies by the Community Financial board of directors for use at the special meeting to be held on                     , 2012, starting at              .m., at Community Financial’s executive offices located at 38 North Central Avenue, Staunton, Virginia, or at any postponement or adjournment thereof.

Matters to be Considered

At the special meeting, shareholders will be asked to consider and vote on the following proposals: (i) to approve and adopt the merger agreement and the transactions contemplated thereby; (ii) to consider and vote on a proposal to adjourn or postpone the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to approve and adopt the merger agreement and the transactions contemplated thereby; and (iii) to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Community Financial’s named executive officers in connection with the merger.

Community Financial shareholders must approve the proposal to approve and adopt the merger agreement and the transactions contemplated thereby in order for the merger to occur. If our shareholders fail to approve the proposal to approve and adopt the merger agreement and the transactions contemplated thereby, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus, which we encourage you to read carefully in its entirety.

Recommendation of the Community Financial Board of Directors

Community Financial’s board of directors determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Community Financial and its shareholders and has approved the merger and the merger agreement. Community Financial’s board of directors recommends that Community Financial shareholders vote “FOR” approval and adoption of the merger agreement, “FOR” the adjournment/postponement proposal and “FOR” the compensation proposal. See “Proposal One: Approval of the Merger”—“Reasons for the Merger”; “Recommendation of Community Financial’s Board of Directors” on page      for a more detailed discussion of the Community Financial board of directors’ recommendation.

Record Date and Voting Rights; Quorum

We have fixed the close of business on                     , 2012, as the record date for the special meeting, and only holders of record of shares of Community Financial common stock on the record date are entitled to vote at the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Community Financial common stock at the close of business on the record date. On the record date, there were approximately             shares of Community Financial common stock outstanding and entitled to vote. Each share of Community Financial common stock entitles its holder to one vote on all matters properly coming before the special meeting.

The presence, in person or by proxy, of the holders of a majority of the aggregate number of outstanding shares of Community Financial common stock entitled to vote is necessary to constitute a quorum for the special meeting. Shares of Community Financial common stock represented at the special meeting but not voted, including shares of common stock for which a shareholder directs an “abstention” from voting, will be counted for purposes of establishing a quorum. Broker non-votes will also be counted for determining whether a quorum is present. A quorum is necessary to transact business at the special meeting. Once a share of Community Financial common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment/postponement of the special meeting.

Vote Required

If a quorum exists at the special meeting, approval of the proposal to approve and adopt the merger agreement and the transactions contemplated thereby requires the affirmative vote of a majority of all votes entitled to be cast by the holders of Community Financial common stock. For the proposal to approve and adopt the merger agreement and the transactions contemplated thereby, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions have the effect of a “NO” vote on the proposal to approve and adopt the merger agreement but will count for the purpose of determining whether a quorum is present. Failure to vote also will have the effect of a “NO” vote on the proposal to approve and adopt the merger agreement.

The adjournment proposal and the compensation proposal will be approved if the number of shares, represented in person or by proxy at the special meeting and entitled to vote thereon, voted in favor of each such proposal exceeds the number of shares voted against such proposal. Therefore, if you mark “ABSTAIN” on your proxy with respect to the adjournment proposal or the compensation proposal, or if you fail to vote or fail to instruct your bank or broker how to vote with respect to the adjournment proposal or the compensation proposal, it will have no effect on the adjournment proposal or the compensation proposal.

If your shares of Community Financial common stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares of Community Financial common stock held in street name. In that case, this proxy statement/prospectus has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of Community Financial common stock, the shareholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting.

Banks, brokerage firms or other nominees who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms or other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the proposal to approve and adopt the merger agreement and, as a result, absent specific instructions from the beneficial owner of such shares of Community Financial common stock, banks, brokerage firms or other nominees are not empowered to vote those shares on non-routine matters, which we refer to generally as broker non-votes. These broker non-votes will be counted for purposes of determining a quorum, but will have the effect of a “NO” vote to approve and adopt the merger agreement and the transactions contemplated thereby.

Voting at the Community Financial Special Meeting

If you are a shareholder of record of Community Financial common stock, your shares of Community Financial common stock can be voted on the matters presented at the special meeting in either of the following ways:

•	Ballot. You can attend the special meeting and vote in person. A ballot will be provided for your use at the meeting.

•	Return Your Proxy Card by Mail. You may vote by completing, signing and returning the proxy card in the postage-paid envelope provided with this proxy statement/prospectus. The proxy holders will vote your shares of Community Financial common stock according to your directions. If you sign and return your proxy card without specifying choices, your shares of Community Financial common stock will be voted by the persons named in the proxy in accordance with the recommendations of the board as set forth in this proxy statement/prospectus.

If you are a beneficial owner, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of Community Financial common stock voted. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee.

Shares Held by Directors and Officers

As of                     , 2012, the record date for the special meeting, the directors and executive officers of Community Financial beneficially owned and were entitled to vote, in the aggregate,              shares of Community Financial common stock, representing     % of the outstanding shares of Community Financial common stock entitled to vote at the special meeting. The directors and executive officers have informed Community Financial that they currently intend to vote all of their shares of Community Financial common stock “FOR” the proposal to approve and adopt the merger agreement and the transactions contemplated thereby, “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies and “FOR” the compensation proposal. Each director of Community Financial has entered into an agreement with City Holding pursuant to which he has agreed to vote all of his shares in favor of the merger agreement, except that certain shares they hold in a fiduciary capacity are not covered by the agreement.

Security Ownership of Management

As of                     , 2012, the record date for the special meeting, the directors and executive officers of Community Financial beneficially owned and were entitled to vote, in the aggregate,              shares of Community Financial common stock, representing     % of the outstanding shares of Community Financial common stock entitled to vote at the special meeting. The directors and executive officers have informed Community Financial that they currently intend to vote all of their shares of Community Financial common stock “FOR” the proposal to approve and adopt the merger agreement and the transactions contemplated thereby, “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies and “FOR” the compensation proposal.

Stock Ownership of Community Financial Directors and Executive Officers

The persons named in this table have sole voting power for all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the footnotes to this table. The address of each beneficial owner named in the table, except where otherwise indicated, is the same address as Community Financial. An asterisk (*) in the table indicates that an individual beneficially owns less than one percent of the outstanding common stock of Community Financial.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to outstanding options held by that person that are currently exercisable or exercisable within 60 days after                     , 2012 are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. As of                     , 2012, there were              shares of Community Financial common stock outstanding.

	Amount and Nature of Common Stock Beneficially Owned
Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Beneficial Owners of More Than 5%
Sagus Financial Fund, LP, Sagus Partners, LLC, Bankers Capital Group, LLC and David C Brown(1) 3399 Peachtree Road, Suite 2040 Atlanta, Georgia 30326	401,179	9.2%

United States Department of the Treasury (the “Treasury”) (2) 1500 Pennsylvania Avenue, NW Washington, D.C. 20220	351,194	8.1%

Community Financial Employee Stock Ownership and 401(k) Profit Sharing Plan	263,339	6.0%

Directors and Executive Officers (3)(4)(5)
James R. Cooke, Jr., D.D.S.	74,722	1.6%
Chairman of the Board

P. Douglas Richard	69,496	1.6%
Vice Chairman of the Board

Charles F. Andersen, M.D.	92,680	2.1%
Director/Director Nominee

Charles W. Fairchilds (6)	26,820	*
Director/Director Nominee

Paul M. Mott	1,500	*
Director

Dale C. Smith (7)	107,400	2.5%
Director

Morgan N. Trimyer, Jr.	24,900	*
Director

Norman C. Smiley, III	61,935	1.4%
Director/President and Chief Executive Officer

R. Jerry Giles	70,306	1.6%
Senior Vice President and Chief Financial Officer

John J. Howerton	10,405	*
Senior Vice President—Director of Retail Banking

All directors and executive officers of	614,401	13.5%
Community Financial as a group (15 persons)

(1)	As reported by Sagus Financial Fund, LP, a Delaware limited partnership (“SFF”), Sagus Partners, LLC, a Georgia limited liability company and managing partner of SFF (“SP”), Bankers Capital Group, LLC, a Georgia limited liability company and 50% owner of SP (“BCG”), and David C. Brown, a resident of Georgia who is the 50% owner and manager of SP (Mr. Brown, with SFF, SP and BCG, the “Reporting Persons”) in a Schedule 13G/A dated February 14, 2012. The Reporting Persons reported sole voting and investment power over all of its reported shares.

(2)	Represents the warrant for 351,194 shares of common stock of City Holding acquired by the Treasury in connection with its purchase of shares of preferred stock of City Holding in the TARP program. As of January 1, 2010, the Treasury may exercise the warrant and may sell the warrant or the underlying warrant shares. Treasury has agreed not to vote the warrant shares but that agreement would not apply to any subsequent holder.
(3)	Includes shares of Community Financial common stock held directly, as well as shares held jointly with family members, shares held in retirement accounts, held in a fiduciary capacity, held by certain of the group members’ families, or held by trusts of which the group member is a trustee or substantial beneficiary, with respect to which shares of common stock the group member may be deemed to have sole or shared voting and/or investment powers.
(4)	Includes shares of Community Financial common stock as to which the named individual has the right to acquire beneficial ownership, currently or within 60 days after , 2012, pursuant to the exercise of stock options, as follows: Dr. Cooke, 4,000 shares; Mr. Richard, 25,000 shares; Dr. Andersen, 8,000 shares; Mr. Fairchilds, 8,000 shares; Mr. Smith, 8,000 shares; Mr. Trimyer, 18,000 shares; Mr. Smiley, 29,500 shares; Mr. Giles, 24,000 shares; Mr. Howerton, 9,000 shares; and all directors and executive officers as a group, 177,500 shares.
(5)	Includes shares of common stock held by the KSOP that have been allocated to accounts of the following individuals: Mr. Richard, 12,265 shares; Mr. Smiley, 19,535 shares; Mr. Giles, 8,211 shares; Mr. Howerton, 1,005 shares; and all directors and executive officers as a group, 59,521 shares. Pursuant to the terms of the KSOP, each individual has the right to direct the voting of the shares of common stock allocated to his account.
(6)	Includes 17,400 shares of common stock held in a trust over which shares Mr. Fairchilds has shared voting and dispositive power with his spouse.
(7)	Includes 87,148 shares of common stock held in a trust over which shares Mr. Smith has shared voting and dispositive power with his spouse and 5,754 shares pledged for an obligation.

Proxies and Revocation

If you choose to vote by mailing a proxy card, your proxy card must be received by our Secretary by the time the special meeting begins. Please do not send in your stock certificates with your proxy card. When the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the per share merger consideration in exchange for your stock certificates.

If you vote by proxy, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, will vote your shares of stock in the way that you indicate. When completing the proxy card, you may specify whether your shares of Community Financial common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted on in accordance with your instructions on the proxy card. If you properly sign your proxy card but do not mark the boxes showing how your shares of stock should be voted on a matter, the shares of stock represented by your properly signed proxy will be voted “FOR” the proposal to approve and adopt the merger agreement and the transactions contemplated thereby, “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies and “FOR” the compensation proposal.

IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF STOCK PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE. SHAREHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

If you are a shareholder of record, you have the right to revoke a proxy at any time before it is voted at the special meeting by:

•	Signing another proxy card with a later date and returning it to us prior to the special meeting; or

•	Attending the special meeting and voting in person.

Solicitation of Proxies

Community Financial will bear the entire cost of soliciting proxies from you. In addition to solicitation of proxies by mail, Community Financial will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Community Financial common stock and secure their voting instructions. Community Financial will reimburse the record holders for their reasonable expenses in taking those actions. If necessary, Community Financial may use several of its regular employees, who will not be specially compensated, to solicit proxies from the Community Financial shareholders, either personally or by telephone, facsimile, letter or other electronic means.

Attending the Meeting

All holders of Community Financial common stock, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting. Shareholders of record can vote in person at the special meeting. If you are not a shareholder of record, you must obtain a proxy executed in your favor from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. We reserve the right to refuse admittance to anyone without proper proof of share ownership. The use of cameras, sound recording equipment, communications devices or any similar equipment during the special meeting is prohibited without Community Financial’s express written consent.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies (if sufficient votes on the adjournment proposal are received), if there are insufficient votes at the time of the special meeting to approve the proposal to approve and adopt the merger agreement and the transactions contemplated thereby or if a quorum is not present at the special meeting. Other than an announcement to be made at the special meeting of the time, date and place of an adjourned or postponed meeting, an adjournment or postponement generally may be made without notice. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Anticipated Date of Completion of the Merger

We are working towards completing the merger as soon as possible. If the merger is approved at the shareholders’ meeting, then, assuming timely satisfaction of the other necessary closing conditions, we anticipate that the merger will be completed in the first quarter of 2013.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy or vote, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card or voting instructions, please call                     ,                      of Community Financial Corporation, at (540)                     .

PROPOSAL ONE: APPROVAL OF THE MERGER

This summary of the material terms and provisions of the merger agreement is qualified in its entirety by reference to the merger agreement. The merger agreement is attached as Annex A to this proxy statement/prospectus. We incorporate this document into this summary by reference. We urge you to read carefully this entire proxy statement/prospectus, including the merger agreement attached as Annex A, for a more complete understanding of the merger.

Merger

Subject to satisfaction or waiver of all conditions in the merger agreement, Community Financial will merge with and into City Holding. Upon completion of the merger, Community Financial’s corporate existence will terminate and City Holding will continue as the surviving corporation. In addition, upon completion of the merger, Community Financial’s wholly-owned subsidiary, Community Bank, will merge with and into City National with City National continuing as the surviving bank.

Community Financial and City Holding expect to complete the merger in the first quarter of 2013, subject to receiving the required shareholder and regulatory approvals and the satisfaction or waiver of other conditions contained in the merger agreement.

Merger Consideration

Each share of Community Financial common stock, par value $0.01 per share, that you own will be exchanged for 0.1753 shares of the common stock, par value $2.50 per share, of City Holding.

Shareholders will not receive any fractional shares of City Holding common stock. Instead, they will receive cash, without interest, for any fractional share of City Holding common stock that they might otherwise have been entitled to receive based on the average of the per share closing price of City Holding common stock as reported on The Nasdaq Global Select Market during the 10 trading days immediately preceding the 10th calendar day immediately preceding the effective date of the merger.

Upon completion of the merger, we expect that City Holding shareholders will own approximately     % of the combined company and former Community Financial shareholders will own approximately     % of the combined company.

Background of the Merger

Beginning in late 2011, the Board of Directors of Community Financial held several meeting to discuss the financial condition, earnings and future prospects of Community Financial and its alternatives to increase stockholder value and repay its TARP preferred stock issued under the Capital Purchase Program as part of the Troubled Assets Relief Program established by the Emergency Economic Stabilization Act of 2008 (“TARP CPP”). The Board had concerns that, despite Community Financial’s profitability, Community Financial’s stock price continued to trade at a substantial discount to tangible book value.

On February 22, 2012, the Board of Directors asked for and received from Scott & Stringfellow, Community Financial’s investment bankers, an analysis of the impact on Community Financial of the sale of the Hampton Roads branches. The Board of directors also requested that Scott & Stringfellow prepare an analysis of a potential common stock offering and the value of Community Financial to a merger partner.

On March 7, 2012, Scott & Stringfellow met with the Board of Directors of Community Financial, as well as the senior management team, to discuss its analysis of the sale of the Hampton Roads branches, a potential common stock offering and the sale of the entire Company. The Board of Directors and management team discussed the options, noting that the sale of the Hampton Roads branches would significantly reduce future earnings, would not provide enough excess capital to redeem Community Financial’s TARP preferred stock and would likely leave Community Financial with higher ratios of non-performing assets to total assets. The Board of Directors noted that the current market environment for community bank stocks would make it difficult to issue common stock and if Community Financial were able to issue common stock, the low offering price would significantly dilute the ownership, tangible book value per share and earnings per share of Community Financial. The Board of Directors determined that these were not viable strategies to pursue. The Board of Directors and management discussed the Scott & Stringfellow presentation analyzing the sale of the entire Company, noting that Scott & Stringfellow estimated a buyer could likely pay approximately $5.00 to $7.00 per share for Community Financial. The Board of Directors then dismissed both Scott & Stringfellow and the management team and continued to discuss the merits of seeking a merger partner at this time. No further action was taken at this meeting.

On March 12, 2012, the Board of Directors met to further discuss the alternatives available to Community Financial to increase stockholder value. At that meeting the Board of Directors determined to engage Scott & Stringfellow to conduct an auction process to explore the possibility of merging with another banking organization. Community Financial signed an engagement letter with Scott & Stringfellow on April 3, 2012 to pursue a possible merger.

In late March, 2012, Scott & Stringfellow began soliciting indications of interest in a merger with or acquisition of Community Financial. On April 25, 2012, Scott & Stringfellow met with the Board of Directors to update them on the progress of the auction process. Scott & Stringfellow informed the Board of Directors that it had contacted 37 potential merger partners, listed those parties and noted which of them had been interested in signing confidentiality agreements and receiving further non-public information about Community Financial 22 institutions signed confidentiality agreements and received additional information.

In early May, 2012, Scott & Stringfellow received three preliminary indications of interest. Each of these indications of interest were subject to further on-site due diligence.

Bidder one (City Holding) proposed an all stock transaction with a fixed exchange ratio that, based on bidder one’s stock price as of the date of its indication of interest, would have a value of $7.00 to $8.00 per share. Bidder one indicated a willingness to pay a portion of the consideration in cash if desired by Community Financial. Bidder one proposed to re-purchase Community Financial’s outstanding TARP CPP preferred stock and warrants in conjunction with the transaction.

Bidder two proposed an all stock transaction with a fixed exchange ratio that, based on bidder two’s stock price as of the date of its indication of interest, would have a value of $6.94 per share. Bidder two proposed to re-purchase Community’s outstanding TARP CPP preferred stock and warrants in conjunction with the transaction. Bidder two’s proposal also indicated a willingness to consider the possibility of contingent consideration based on the performance of specific Community Bank assets if Community Financial was so inclined.

Bidder three proposed an all stock transaction with a floating exchange ratio that would have a value of $5.50 to $7.00 per share. The exchange ratio would be determined based upon bidder three’s stock price prior to closing, and would have customary collars to provide price protection for both parties. Bidder three proposed to re-purchase Community Financial’s outstanding TARP CPP preferred stock and warrants in conjunction with the transaction.

At a Board of Directors meeting on May 9, 2012 to discuss these three preliminary indications of interest, Scott & Stringfellow and Community Financial’s counsel advised the Board of Directors with regard to the financial condition, results of operations, market valuations and stock price performance of each bidder, the tax considerations of stock consideration versus cash consideration, as well as the tax implications of contingent consideration, and the likelihood of each bidder receiving regulatory approval to complete the transaction. Each of these preliminary indications of interest was within or above the estimated range of value Scott & Stringfellow had presented to the Board of Directors as a range of prices that could be expected. As a result, the Board of Directors authorized Scott & Stringfellow to invite all three bidders to conduct on-site due diligence and submit revised indications of interest by June 21, 2012.

Following on-site due diligence by bidders one and two, Scott & Stringfellow received revised indications of interest from bidders one and two. Bidder three declined to conduct on-site due diligence and did not submit a revised bid. Shortly after the due date for the receipt of revised bids, bidder three announced that it had signed an agreement to acquire another financial institution.

The revised indication of interest from bidder one offered all stock with a fixed exchange ratio, having a then current value of $5.00 per share, plus an earn-out (contingent consideration) based on the performance of a to-be-determined pool of loans of Community Bank. The maximum value of the contingent consideration would be $2.50 per share, would be paid in cash over a three year period and would be based on the value of this pool of loans exceeding certain to be agreed upon parameters, with Community Financial’s stockholders receiving 75% of any excess and bidder one receiving 25% of any excess, up to a total of $2.50 per share. Scott & Stringfellow requested an indication of interest from bidder one that did not include contingent consideration and was advised by bidder one that such an indication of interest would be all stock, with a fixed exchange ratio, having a then current value of $5.00 per share. This revised indication of interest also provided for one board seat for a representative of Community Financial and reiterated bidder one’s intention to re-purchase Community Financial’s outstanding TARP CPP preferred stock and warrants in conjunction with the transaction.

The revised indication of interest from bidder two offered $5.25 per share, all cash. Bidder two indicated that it would consider offering all or a portion of the merger consideration in stock rather than cash if this was preferred by the Board of Directors. This revised indication of interest also provided for one board seat for a representative of Community Financial on bidder two’s bank board of directors and reiterated bidder two’s intention to re-purchase Community Financial’s outstanding TARP CPP preferred stock and warrants in conjunction with the transaction.

On June 27, 2012, Community Financial’s Board of Directors met with counsel and Scott & Stringfellow to discuss both revised indications of interest. The Board of Directors considered the amount and the form of consideration in both proposals, the tax implications of cash versus stock consideration to stockholders of Community Financial and the likelihood of each bidder receiving regulatory approval for the proposed transaction. The Board of Directors also considered the size, financial condition and results of operations of each bidder, the market valuations and stock price performance of each bidder and experience of each bidder in completing acquisitions. The Board of Directors also asked numerous questions of counsel and Scott & Stringfellow regarding the contingent consideration proposed by bidder one, including the number and timing of any payouts, the oversight of each payout determination, the loans to be included in the pool of assets upon which the payout would be based and the likelihood of any payout being made to stockholders. The Board of Directors also considered the risks of remaining independent, including the current and expected levels of non-performing assets, limitations on growth imposed by Community Bank’s regulators, proposed regulatory orders and restrictions sought by the regulators,

TARP CPP refinancing and pay-off considerations, Community Financial’s inability to pay cash dividends to stockholders and Community Financial’s ability to provide a reasonable return to stockholders. At the conclusion of the meeting, the Board of Directors authorized management, counsel and Scott & Stringfellow to attempt to negotiate a binding merger agreement with bidder one, including the contingent consideration.

On July 25, 2012, the Board of Directors met and received a summary from counsel of the terms of the merger agreement being negotiated with bidder one. The Board of Directors had received a draft of this agreement and all exhibits on July 24, 2012. Counsel explained the agreement and related documents in detail. The Board of Directors asked numerous questions regarding various provisions of the agreement and exhibits. The Board of Directors then asked Scott & Stringfellow to discuss whether the merger consideration to be received by stockholders was fair, from a financial point of view. Scott & Stringfellow presented its analysis, orally and in writing, to the Board of Directors and concluded that the merger consideration to be paid to stockholders by bidder one was fair, from a financial point of view.

Counsel pointed out to the Board of Directors that the contingent consideration provision had not been finalized, but that the parties had discussed the issue extensively and there seemed to be agreement on the issues and this agreement would be incorporated into the final version of the merger agreement. Counsel explained to the Board of Directors the current understanding of the parties as to how the contingent consideration would be structured. The Board of Directors authorized management to execute a binding agreement with bidder one once the contingent consideration provision was finalized consistent with the parties’ current understanding of how this provision would be structured.

On Friday, July 27, 2012, Scott & Stringfellow spoke with bidder one regarding the contingent consideration. While the language in the merger agreement was acceptable to both parties, the parties were unable to agree on the number and value of the loans that would be included in the pool of loans for purposes of calculating the contingent consideration. As a result, Scott & Stringfellow encouraged bidder one to revise its offer to exclude contingent consideration. Late on July 27, 2012, bidder one revised its indication of interest and increased its fixed exchange ratio to have a value of $5.75 per share based on bidder one’s closing stock price on that date. The contingent consideration was dropped from the proposal.

Scott & Stringfellow contacted Mr. Smiley, the President of Community Financial, and the negotiating committee of the Board of Directors, consisting of directors Cooke and Richard, and advised them of the revised proposal. They contacted counsel and by conference call discussed the revised proposal and whether to re-open the auction process and invite bidder two to submit another proposal. No decision was made.

On Monday, July 30, 2012, President Smiley, directors Cooke and Richard, counsel and Scott & Stringfellow again met by conference call to discuss bidder one’s revised proposal. The directors asked Scott & Stringfellow its opinion as to the advisability of asking bidder two to submit another proposal, and the likelihood that they would submit a proposal higher than that of bidder one. Scott & Stringfellow stated that, based on their knowledge of bidder two, it was unlikely that bidder two would significantly increase its proposal. Scott & Stringfellow also stated its concern that re-opening the bidding process could cause bidder one to withdraw its current proposal. Scott & Stringfellow suggested that bidder one might further increase its proposal based on Community Financial’s view of the value in the contingent consideration that they are giving up. After discussion, the negotiating committee of the Board of Directors authorized Scott & Stringfellow to contact bidder one to attempt to negotiate a higher offer.

Scott & Stringfellow contacted bidder one later that day, encouraging them to increase their offer for Community Financial. Late on July 30, 2012, bidder one offered to increase its fixed exchange ratio so the value to Community Financial’s stockholders of the bidder one stock to be received in the proposed transaction would be $6.00 per share, based on the closing stock price of bidder one as of July 27, 2012.

On August 2, 2012, the Board of Directors again met with counsel and Scott & Stringfellow. Counsel stated that the only significant changes to the merger agreement from the draft presented at the July 26, 2012 meeting was the increase in the fixed exchange ratio and the elimination of the contingent consideration. Scott & Stringfellow again summarized the terms of bidder one’s proposal and updated the Board of Directors on the market performance of bidder one’s stock. Scott & Stringfellow, upon the request of the Board of Directors, rendered an oral opinion that the transaction was fair to the stockholders of Community Financial from a financial point of view. Scott & Stringfellow agreed to provide its written fairness opinion shortly following the meeting. The Board of Directors then voted unanimously to authorize management to execute the merger agreement with bidder one.

Reasons for the Merger; Recommendation of Community Financial’s Board of Directors

In reaching its decision to approve the merger agreement and recommend that Community Financial’s stockholders approve the merger, Community Financial’s Board of Directors consulted with Community Financial’s management, as well as its financial and legal advisors, and considered a number of factors, including:

•	the expected results from continuing to operate as an independent institution and the likely benefits to stockholders, compared with the stock merger consideration offered by City Holding;

•	the current recessionary environment and its impact on Community Financial’s borrowers, evidenced by the level of non-performing assets at Community Financial;

•

the fact that the estimated per share value of the merger consideration ($5.73 as of August 1, 2012) represented a premium over the recent trading prices for Community Financial’s common stock prior to the public announcement of the merger agreement (with the last such closing price being $3.90 on August 1, 2012);

•	the annual cash dividends paid by City Holding, amounting to approximately $0.245 per share of Community stock, compared to no cash dividends paid by Community for over three years;

•	the opinion rendered by Scott & Stringfellow to Community Financial’s Board of Directors that the merger consideration is fair, from a financial point of view, to Community Financial’s stockholders;

•	the Board’s assessment of the likelihood that City Holding will receive the regulatory approvals it needs to complete the merger;

•	information regarding Community Financial’s and City Holding’s financial condition, results of operations, capital position, asset quality and prospects;

•

the difficulty faced by Community Financial in repurchasing or refinancing its TARP CPP preferred stock and warrants and the scheduled increase in the dividend on the preferred stock to 9% at the end of 2013;

•

the current and prospective competitive and regulatory environments facing Community Financial and the financial services industry generally, including the individual minimum capital requirement imposed on Community Bank by the OCC and the written agreement between the OCC and Community Bank designating Community Bank as being in troubled condition and imposing certain requirements and restrictions on Community Bank;

•	the absence of a liquid and active trading market for Community Financial’s common stock, which makes it more difficult for investors to purchase or sell shares;

•	the fact that the merger generally will be a non-taxable transaction for Community Financial’s stockholders;

•	the fact that most employees of Community Financial are expected to be retained following the merger;

•	the Board’s belief that the merger will not negatively impact Community Bank’s customers and the communities served by Community Bank;

•	the restrictions under the merger agreement on the conduct of Community Financial’s business pending completion of the merger;

•

the rights of City Holding and Community Financial to terminate the merger agreement under specified circumstances, and the possibility that Community Financial may be required to pay a fiduciary out fee to City Holding depending on the termination scenario; and

•

the fact that Community Financial’s directors or executive officers may have interests in the merger that are in addition to or different from the interests of stockholders generally, as described under “—Interests of Certain Persons in the Merger.”

The foregoing discussion of the factors considered by Community Financial’s Board of Directors is not intended to be exhaustive, but rather includes the material factors considered by the Board of Directors. In reaching its decision to approve the merger agreement and recommend the merger, the Board of Directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Board of Directors considered all these factors as a whole, including discussions with, and questioning of, Community Financial’s management and Community Financial’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination. The

Board of Directors also relied on the experience of Scott & Stringfellow, as its financial advisor, for analyses of the financial terms of the merger and for its opinion as to the fairness, from a financial point of view, of the per share merger consideration to be received by Community Financial’s stockholders.

For the reasons set forth above, Community Financial’s Board of Directors determined that the merger is advisable and in the best interests of Community Financial and its stockholders, and unanimously approved the merger agreement. Community Financial’s Board of Directors recommends that stockholders vote “FOR” approval of the merger.

City Holding’s Reasons for the Merger

The merger is consistent with City Holding’s plan to have operations, offices and distinct capabilities in every market of its choice within its region. The merger will afford City Holding the opportunity to further expand the Virginia market in the Staunton area. City Holding believes that, in addition to expanding City Holding’s presence in very attractive markets, the merger provides an opportunity to enhance City Holding’s shareholder value with the prospects of positive long-term performance of City Holding’s common stock.

Opinion of Community Financial’s Financial Advisor

Scott & Stringfellow, LLC is acting as financial advisor to Community Financial in connection with the merger. Scott & Stringfellow is a leading full-service, middle market investment banking firm with substantial experience in transactions similar to the merger and is familiar with Community Financial and its business. As part of its investment banking business, Scott & Stringfellow is continually engaged in the valuation of community banks and their securities in connection with mergers and acquisitions.

On July 25, 2012, Community Financial’s board of directors held a special meeting to review the merger agreement. At that special meeting, Scott & Stringfellow rendered an oral opinion, that as of that date and based upon and subject to the factors and assumptions set forth in its fairness opinion presentation and letter, the consideration to be paid to Community Financial in connection with the merger is fair to Community Financial shareholders from a financial point of view. Following the conclusion of the special meeting, City Holding offered to increase its fixed exchange ratio so the value to Community Financial’s stockholders of City Holding stock to be received would be $6.00 per share, based on the closing stock price of City Holding as of July 27, 2012. Scott & Stringfellow, upon the request of the Board of Directors, subsequently rendered a second oral opinion that the new consideration was fair to the stockholders of Community Financial from a financial point of view. The opinion has been reviewed and approved by Scott & Stringfellow’s Investment Banking Valuation Committee.

The full text of Scott & Stringfellow’s written opinion is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. The opinion outlines matters considered and qualifications and limitations on the review undertaken by Scott & Stringfellow in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Shareholders of Community Financial are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

No limitations were imposed by Community Financial on the scope of Scott & Stringfellow’s investigation or the procedures to be followed by Scott & Stringfellow in rendering its opinion. In arriving at its opinion, Scott & Stringfellow did not ascribe a specific range of values to Community Financial. Scott & Stringfellow’s opinion is based on the financial and comparative analyses described below. Scott & Stringfellow’s opinion is solely for the information of, and directed to, Community Financial’s board of directors for its information and assistance in connection with the board of directors’ consideration of the financial terms of the merger and is not to be relied upon by any shareholder of Community Financial or City Holding or any other person or entity. Scott & Stringfellow’s opinion was not intended to be and does not constitute a recommendation to Community Financial’s board of directors as to how the board of directors should vote on the merger or to any shareholder of

Community Financial as to how any such shareholder should vote at the special meeting at which the merger is considered, or whether or not any shareholder of Community Financial should enter into a voting, shareholders’ or affiliates’ agreement with respect to the merger, or exercise any appraisal rights that may be available to such shareholder. In addition, Scott & Stringfellow’s opinion does not compare the relative merits of the merger with any other alternative transaction or business strategy which may have been available to Community Financial and does not address the underlying business decision of Community Financial’s board of directors or Community Financial to proceed with or effect the merger.

In rendering its opinion, Scott & Stringfellow reviewed, analyzed, and relied upon, among other things:

•	the merger agreement and special meetings and discussions with members of senior management of Community Financial regarding the material terms of the merger agreement;

•

certain publicly available financial statements and other historical financial information of City Holding that we deemed relevant and special meetings and discussions regarding the same with members of senior management of City Holding;

•

certain publicly available and non-publicly available financial statements and other historical financial information of Community Financial that we deemed relevant and special meetings and discussions regarding the same with members of senior management of Community Financial;

•

internal financial forecasts for Community Financial related to the business, earnings, cash flows, assets and prospects of Community Financial for the calendar years ending December 31, 2011 through 2016 prepared by Scott & Stringfellow and reviewed with senior management of Community Financial (the “Forecasts”);

•

the estimated pro forma financial impact of the Community Financial merger on City Holding, based on assumptions relating to, without limitation, transaction expenses, purchase accounting adjustments, cost savings, and certain synergies determined by and reviewed with the senior management of Community Financial and discussed summarily with the senior management of City Holding;

•

the historical market prices and trading activity for City Holding common stock and a comparison of certain financial and stock market information for City Holding and Community Financial with similar publicly-traded companies which we deemed to be relevant;

•

the proposed financial terms of the Community Financial merger and a comparison of such terms with the financial terms, to the extent publicly available, of certain recent business combinations in the banking industry which we deemed to be relevant;

•	the relative contribution of Community Financial and City Holding with regard to certain assets, liabilities, earnings, and capital;

•	the current market environment generally and the banking environment in particular;

•	a discounted dividend scenario of Community Financial based upon the Forecasts and an illustrative dividend payout; and

•	such other information, financial studies, analyses and investigations, and financial, economic, and market criteria as we deemed appropriate.

In conducting its review and arriving at its opinion, Scott & Stringfellow relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or otherwise made available to Scott & Stringfellow or that was discussed with, or reviewed by or for Scott & Stringfellow, or that was publicly available. Scott & Stringfellow did not assume any responsibility to verify such information independently. Scott & Stringfellow assumed that the financial and operating forecasts for City Holding and Community Financial provided by the management of each respective institution were reasonably prepared and reflect the best currently available estimates and judgments of senior management of each respective institution as to the future financial and operating performance of City Holding and Community Financial. Scott & Stringfellow assumed, without independent verification, that the aggregate allowances for loan and lease losses for City Holding and Community Financial are adequate to cover those losses. Scott & Stringfellow did not make or obtain any evaluations or appraisals of any assets or liabilities of City Holding or Community Financial, and Scott & Stringfellow did not examine any books and records or review individual credit files.

For purposes of rendering its opinion, Scott & Stringfellow assumed that, in all respects material to its analyses:

•	the merger will be completed substantially in accordance with the terms set forth in the merger agreement;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

•	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the merger will be satisfied without any waivers; and

•

in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements or amendments or modifications will be imposed that may have a material adverse effect on the future results of operations or financial condition of City Holding, Community Financial, or the combined entity, as the case may be, or the contemplated benefits of the merger.

Scott & Stringfellow further assumed that the merger will be accounted for as a purchase under generally accepted accounting principles. Scott & Stringfellow’s opinion is not an expression of an opinion as to the prices at which shares of City Holding common stock will trade following the announcement of the merger or the actual value of City Holding common stock when issued pursuant to the merger, or the prices at which City Holding common stock will trade following the completion of the merger.

In performing its analyses, Scott & Stringfellow made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions, and other matters, many of which are beyond the control of Scott & Stringfellow, City Holding, and Community Financial. Any estimates contained in the analyses performed by Scott & Stringfellow are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals nor to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the Scott & Stringfellow opinion was among several factors taken into consideration by the Community Financial board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as solely determinative of the decision of the Community Financial board or management of Community Financial with respect to the fairness of the merger consideration.

Summary of Analyses by Scott & Stringfellow

The following is a summary of the material analyses presented by Scott & Stringfellow to the Community Financial board of directors and in connection with its revised written opinion dated August 2, 2012. The summary is not a complete description of the analyses underlying the Scott & Stringfellow opinion or the presentation made by Scott & Stringfellow to the Community Financial board, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Scott & Stringfellow did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, Scott & Stringfellow believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone are not a complete description of the financial analyses.

Transaction Overview. Scott & Stringfellow reviewed the financial terms of the merger agreement, including the consideration to be received by Community Financial shareholders. For every share of Community Financial stock held, such shareholders will receive 0.1753 shares of City Holding common stock in connection with the merger. Based on the closing price of City Holding’s common stock on July 31, 2012 of $33.05, Scott & Stringfellow calculated an aggregate value (“Effective Aggregate Value”) of approximately $25.3 million, or $5.79 per share (“Price” as used in the Transaction Multiples table below) for Community Financial common stock. Additionally, City Holding has agreed to repay all $12.4 million of Community Financial TARP preferred stock in connection with the merger; this amount is not included in the Effective Aggregate Value presented herein. Completion of the transaction is subject to Community Financial shareholder approval, required regulatory approvals, and other conditions set forth in the merger agreement.

Transaction Pricing Multiples. Scott & Stringfellow calculated the following transaction multiples:

Transaction Multiples (Community Financial financial data as of 3/31/2012)
Price / Last Twelve Months’ Reported Earnings per Share ($0.24)	24.1	x
Price / Book Value per Share ($8.70)	66.6%
Price / Tangible Book Value per Share ($8.70)	66.6%
Price / Total Assets per Share ($115.53)	5.0%
Price / Total Deposits per Share ($85.38)	6.8%
Tangible Book Premium / Core Deposits (1)	(4.3%)
Premium to CFFC Stock Price 1-Day Prior to Announcement	42.4%

(1)	Core Deposits defined as total deposits less jumbo CDs (CDs with balances greater than $100,000)

Market Validation. Scott & Stringfellow led an extensive process to contact financial institutions (potential acquirors) that Scott & Stringfellow and Community Financial determined may be interested in acquiring Community Financial and that had a high certainty of closing such a transaction with Community Financial. Over a period of approximately two months, Scott & Stringfellow contacted 37 potential acquirers, distributed 22 confidential informational memoranda on the business and financial condition of Community Financial and its subsidiary, Community Bank, and held discussions with multiple potential acquirers. Three of the potential acquirers, including City Holding, submitted non-binding indications of interest. Scott & Stringfellow met with Community Financial’s board of directors to review the indications of interest. The board directed Scott & Stringfellow to move forward and allow the three potential acquirers to conduct on-site due diligence and loan portfolio review. Ultimately, only City Holding and one other potential acquirer conducted thorough onsite due diligence on Community Financial, including loan portfolio reviews and discussions with Community Financial’s senior management. The third potential acquirer dropped from the process before conducting additional due diligence as a result of resource and time constraints relating to another acquisition. City Holding’s final, non-binding indication of interest submitted following due diligence was deemed superior to that of the second remaining final bidder, and as such, Community Financial’s board decided to move forward exclusively with City Holding on an expedited basis to negotiate the merger agreement.

Selected Peer Group Analysis. Scott & Stringfellow reviewed and compared publicly available financial data (as of March 31, 2012), market information, and trading multiples for Community Financial with other selected publicly traded companies that Scott & Stringfellow deemed relevant to Community Financial. The peer group consisted of certain select publicly traded banks and thrifts headquartered in Virginia with assets as of the most recent quarter reported less than $1 billion (14 companies). The peer group excluded institutions identified as the target of a publicly announced merger as of July 31, 2012.

Name (Ticker)	Name (Ticker)
Bank of the James Financial Group, Inc. (BOTJ)	First Capital Bancorp, Inc. (FCVA)
Benchmark Bankshares, Inc. (BMBN)	Fauquier Bankshares, Inc. (FBSS)
Botetourt Bankshares, Inc. (BORT)	HomeTown Bankshares Corporation (HMTA)
C&F Financial Corporation (CFFI)	MainStreet BankShares, Inc. (MREE)
Citizens Bancorp of Virginia, Inc. (CZBT)	Pinnacle Bankshares Corporation (PPBN)
Eagle Financial Services, Inc. (EFSI)	Southern National Bancorp of Virginia, Inc. (SONA)
F & M Bank Corp. (FMBM)	Valley Financial Corporation (VYFC)

For the selected publicly traded companies, Scott & Stringfellow analyzed, among other things, stock price as a multiple of last twelve months’ earnings, book value per share, and tangible book value per share. All multiples were based on closing stock prices as of July 31, 2012 and financial data as of March 31, 2012. The following table sets forth the minimum, median, and maximum operating metrics, valuation multiples, and market capitalization provided by the market analysis of selected publicly traded companies. Multiples for Community Financial have been excluded as a means of comparison to a relevant peer set. However, this analysis resulted in a range of imputed stock price values for Community Financial of between $1.98 and $14.41 per share based on the median multiples for the peer group.

Community Financial Peer Group
Operating Metrics ($ in thousands)	Community Financial	Minimum	Median	Maximum
Total Assets	$503,907	$198,892	$481,713	$945,471
Loans / Deposits	121.91%	70.88%	87.59%	108.51%
NPAs + 90 DDQ / Assets (1)	4.88%	0.94%	2.95%	5.42%
Tangible Common Equity / Tangible Assets	7.53%	5.79%	8.18%	14.98%
LTM ROAA	0.35%	(1.84%)	0.81%	1.37%
LTM ROAE	3.56%	(23.09%)	8.40%	13.91%
LTM Efficiency Ratio	55.22%	47.83%	65.65%	97.85%
Price to:
Book value per share	46.8%	22.8%	83.2%	145.8%
Tangible book value per share	46.8%	22.8%	83.2%	165.5%
LTM earnings per share	17.0	x	NM	10.4	x	24.2	x
Market capitalization (July 31, 2012)	$17,752	$7,796	$36,915	$131,583
Dividend Yield	0.00%	0.00%	2.54%	4.47%

(1)	NPAs defined as nonaccrual loans, loans past due 90 days or more and still accruing, and other real estate owned as a percent of total assets

Scott & Stringfellow also reviewed and compared publicly available financial data, market information, and trading multiples for City Holding with other selected publicly traded companies that Scott & Stringfellow deemed relevant to City Holding. The peer group consisted of certain select publicly traded commercial banks headquartered in the Mid-Atlantic United States with assets as of the most recent quarter reported between $1 and $10 billion (15 companies). The peer group excluded commercial banks identified as the target of a publicly announced merger as of July 31, 2012.

Name (Ticker)	Name (Ticker)
Cardinal Financial Corporation (CFNL)	S&T Bancorp, Inc. (STBA)
Community Bank System, Inc. (CBU)	Sandy Spring Bancorp, Inc. (SASR)
Community Trust Bancorp, Inc. (CTBI)	StellarOne Corporation (STEL)
Eagle Bancorp, Inc. (EGBN)	Union First Market Bankshares Corporation (UBSH)
First Community Bancshares, Inc. (FCBC)	United Bankshares, Inc. (UBSI)
First Financial Bancorp. (FFBC)	Virginia Commerce Bancorp, Inc. (VCBI)
National Bankshares, Inc. (NKSH)	WesBanco, Inc. (WSBC)
Peoples Bancorp Inc. (PEBO)

For the selected publicly traded companies, Scott & Stringfellow analyzed, among other things, stock price as a multiple of last twelve months’ earnings per share, estimated 2012 and 2013 earnings per share, book value per share, and tangible book value per share. All multiples were based on closing stock prices as of July 31, 2012 and financial data as of March 31, 2012. Projected earnings per share for the comparable companies were based on FactSet consensus estimates. FactSet is an information provider that publishes, among other things, a compilation of estimates of projected financial performance for publicly traded commercial banks produced by equity research analysts at leading investment banking firms. The following table sets forth the minimum, median, and maximum operating metrics, valuation multiples, and market capitalization provided by the market analysis of selected publicly traded companies. This analysis resulted in a range of imputed values for City Holding of between $15.71 and $44.01 per share based on the median multiples for the peer group.

			City Holding Peer Group
Operating Metrics ($ in thousands)	City Holding		Minimum		Median		Maximum
Total Assets	$2,780,803		$1,083,842		$3,668,273		$8,529,469
Loans / Deposits	85.65%		62.74%		86.25%		95.84%
NPAs + 90 DDQ / Assets (1)	1.05%		0.53%		1.41%		2.54%
Tangible Common Equity / Tangible Assets	9.54%		6.76%		8.55%		12.54%
LTM Core ROAA	1.52%		0.68%		1.03%		1.78%
LTM Core ROAE	13.16%		4.72%		8.60%		13.18%
LTM Efficiency Ratio	52.27%		39.68%		56.35%		70.59%
Price to:
Book value per share	154.0%		73.2%		112.1%		163.6%
Tangible book value per share	187.3%		102.5%		153.3%		225.5%
LTM earnings per share	11.8	x	11.1	x	12.0	x	15.8	x
2012E earnings per share	12.1	x	10.8	x	12.0	x	15.4	x
2013E earnings per share	11.6	x	10.4	x	11.7	x	13.4	x
Market capitalization (July 31, 2012)	$489,822		$211,114		$396,288		$1,171,428
Dividend Yield	4.24%		0.00%		3.16%		7.52%

(1)	NPAs defined as nonaccrual loans, loans past due 90 days or more and still accruing, and other real estate owned as a percent of total assets

No company used in the analyses described above is identical to Community Financial, City Holding, or the pro forma combined company. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the merger, public trading, or other values of the companies to which they are being compared. In addition, mathematical analyses, such as determining the median, are not in and of themselves meaningful methods of using comparable company data.

Selected Transaction Analysis. Scott & Stringfellow reviewed and analyzed certain financial data related to 21 completed and pending bank and thrift mergers and acquisitions announced between July 1, 2010 and July 31, 2012. These transactions involved sellers based in the United States with the following characteristics:

•	Total assets for the most recent quarter of less than $1 billion;

•	Ratio of nonperforming assets (1) to total assets for the most recent quarter between 2.0% and 7.0%; and

•	Target company headquartered in the Southeast / Mid-Atlantic U.S.

(1)	Defined as nonaccrual loans and leases, renegotiated loans and leases, and other real estate owned

Those transactions (listed by closing date in order from pending to oldest) were as follows:

Acquiror	Target
WashingtonFirst Bankshares, Inc.	Alliance Bankshares Corporation
City Holding Company	Virginia Savings Bancorp, Inc.
First Community Bancshares, Inc.	Peoples Bank of Virginia
Sandy Spring Bancorp, Inc.	CommerceFirst Bancorp, Inc.
SCBT Financial Corporation	Peoples Bancorporation, Inc.*
First Volunteer Corporation	Gateway Bancshares, Inc.*
1st United Bancorp, Inc.	Anderen Financial, Inc.
Trustmark Corporation	Bay Bank & Trust Co.
Piedmont Community Bank Holdings, Inc.	Crescent Financial Corporation*
Park Sterling Corporation	Community Capital Corporation
BCB Bancorp, Inc.	Allegiance Community Bank
Customers Bancorp Inc	Berkshire Bancorp, Inc.*
American National Bankshares Inc.	MidCarolina Financial Corporation
Donegal Financial Services Corp.	Union National Financial Corporation
Piedmont Community Bank Holdings, Inc.	Community Bank of Rowan
Old Line Bancshares, Inc.	Maryland Bankcorp, Inc.
Stonegate Bank	Southwest Capital Bancshares, Inc.
F.N.B. Corporation	Comm Bancorp, Inc.
Community Trust Bancorp, Inc.	Lafollette First National Corporation
First Peoples Bancorp, Inc.	First Peoples Bank of Tennessee
Roma Financial Corporation (MHC)	Sterling Banks, Inc.

*	Indicates target company had TARP preferred equity at the time of announcement

For the purpose of this analysis, transaction multiples from the merger were derived from the $5.79 per share Effective Aggregate Value at July 31, 2012 and financial data as of March 31, 2012 for Community Financial. Scott & Stringfellow compared these results with the multiples implied by the selected transactions listed above. All selected transaction financials, deal terms, and resulting valuations are based on financial data available at the time of each respective transaction’s announcement. The results of Scott & Stringfellow’s calculations and the analysis are set forth in the following table. This analysis resulted in a range of imputed values for Community Financial of between $3.66 and $20.43 per share based on the median multiples for the peer group.

Selected Transactions
($ in thousands)	City Holding / Community Financial Transaction	Minimum	Median (No TARP)	Median (TARP)	Maximum
Target Assets	$503,907	$121,346	$247,009	$406,274	$973,018
Target NPAs+90DDQ / Assets (1)	4.9%	1.4%	3.9%	5.7%	6.7%
Target LTM ROAA	0.4%	(6.8%)	(0.7%)	(0.4%)	0.8%
Target LTM ROAE	3.6%	(100.8%)	(7.3%)	(4.3%)	6.7%
Deal Price / Book Value	66.6%	43.7%	94.0%	65.3%	126.5%
Deal Price / Tangible Book Value	66.6%	44.1%	97.2%	65.3%	127.3%
Deal Price / Last Twelve Months’ Reported EPS	24.1	x	16.4	x	18.8	x	23.1	x	52.3	x
Deal Price / Assets	5.0%	3.6%	9.5%	6.9%	17.7%
Deal Price / Deposits	6.8%	4.3%	9.0%	7.9%	21.7%
Tangible Book Premium / Core Deposits (2)	(4.3%)	(4.6%)	(0.2%)	(3.2%)	3.0%

(1)	NPAs defined as nonaccrual loans, loans past due 90 days or more and still accruing, and other real estate owned as a percent of total assets
(2)	Core Deposits defined as total deposits less jumbo CDs (CDs with balances greater than $100,000)

No company or transaction used as a comparison in the above analysis is identical to City Holding, Community Financial or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Discounted Dividend Stream and Terminal Value Analysis of Community Financial. Scott & Stringfellow performed an analysis that estimated a future stream of potential dividend flows of Community Financial assuming that Community Financial performed in accordance with the earnings projections reviewed by Community Financial management and assuming that Community Financial employs a hypothetical dividend payout ratio of 15% in the projected calendar years. Community Financial does not currently pay a dividend, nor does Community Financial management forecast paying a dividend at this time. For 2012 through 2016, Scott & Stringfellow used the earnings projections prepared by both Scott & Stringfellow and reviewed by Community Financial’s management. To approximate the terminal value of Community Financial common stock at December 31, 2016, Scott & Stringfellow applied a range of 8.0x to 16.0x price / earnings multiples to Community Financial’s estimated calendar year December 31, 2016 earnings, the result of which we believe adequately quantifies a present value of all earnings generated beyond the projected period as of December 31, 2016. The potential dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 13.0% to 17.0%, chosen to reflect different assumptions regarding required rates of return to the holders of Community Financial common stock. As illustrated in the following table, this analysis indicated an imputed range of values per share of Community Financial common stock of $4.78 to $10.84 when applying the 8.0x – 16.0x price / earnings multiples range for calculating the terminal values. A discounted cash flow analysis was included because it is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, asset growth rates, terminal multiples, and discount rates.

	Terminal Value EPS Multiple
Discount Rate	8.0x	10.0x	12.0x	14.0x	16.0x
13.0%	$5.66	$6.95	$8.25	$9.54	$10.84
14.0%	$5.42	$6.66	$7.90	$9.14	$10.38
15.0%	$5.20	$6.38	$7.57	$8.75	$9.94
16.0%	$4.98	$6.12	$7.25	$8.39	$9.53
17.0%	$4.78	$5.87	$6.96	$8.05	$9.13

Contribution Analysis. Scott & Stringfellow analyzed the relative contribution of each of City Holding and Community Financial to certain pro forma balance sheet and income statement items of the combined entity. Scott & Stringfellow compared the relative contribution of balance sheet and income statement items with the estimated pro forma ownership percentage Community Financial shareholders would represent in City Holding pro forma. The results of Scott & Stringfellow’s analysis are set forth in the following table.

Category	City Holding	Community Financial
LTM Pre-Tax, Pre-Provision Earnings	89.5%	10.5%
2012E Net Income	91.5%	8.5%
2013E Net Income	88.6%	11.4%
Total Assets	84.7%	15.3%
Net Loans	81.4%	18.6%
Deposits	86.1%	13.9%
Shareholders’ Equity	86.2%	13.8%
Tangible Equity	83.8%	16.2%
Average Contribution	89.3%	10.7%
Implied Stock Ownership (100% stock)	95.1%	4.9%

Financial Impact Analysis. Scott & Stringfellow performed pro forma merger analyses that combined projected income statement and balance sheet information of both City Holding and Community Financial. Assumptions regarding the accounting treatment, acquisition adjustments, and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of the pro forma company. This analysis indicated that the merger is expected to be accretive to City Holding’s estimated 2013 – 2014 earnings per share, accretive to pro forma March 31, 2012 book value per share, and dilutive to pro forma March 31, 2012 tangible book value per share. This analysis was based on financial projections and certain merger assumptions (including estimated cost savings and one-time charges) provided by and reviewed with senior management of Community Financial. For all of the above analyses, the actual results achieved by the pro forma company following the merger will vary from the projected results, and the variations may be material.

Other Analyses. Scott & Stringfellow compared the relative financial and market performance of City Holding to a variety of relevant industry peer groups and indices.

Scott & Stringfellow has not expressed an opinion about the fairness of the amount or nature of compensation that any of the Community Financial officers, directors, employees, or class of such person relative to the compensation to the shareholders of Community Financial.

In the ordinary course of its business as a broker-dealer, Scott & Stringfellow may, from time to time purchase securities from, and sell securities to, Community Financial and City Holding, and as a market maker in securities, Scott & Stringfellow may from time to time have a long or short position in, and buy, sell, or hold equity securities of Community Financial and City Holding for its own account and for the accounts of its customers.

Community Financial and Scott & Stringfellow have entered into an engagement relating to the services to be provided by Scott & Stringfellow in connection with the merger. Community Financial paid a non-refundable retainer of $25,000 to S&S at the time of engagement, as well as a $125,000 fairness opinion fee which was payable when Community Financial shareholders approved the merger agreement. At closing, Community Financial will pay Scott & Stringfellow a contingent advisory fee equal to 1.25% of the Effective Aggregate Value plus TARP preferred equity redeemed up to and including an amount corresponding to $6.00 purchase price per share, plus an additional fee equal to 2.00% of the Effective Aggregate Value plus TARP preferred equity redeemed corresponding to any amount greater than a $6.00 purchase price per share on the effective date of the merger. Pursuant to the Scott & Stringfellow engagement agreement, Community Financial also agreed to reimburse Scott & Stringfellow for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention. During the three-year period ended December 31, 2011, Scott & Stringfellow did not receive any other fees or compensation from either Community Financial or City Holding.

Conditions to Completion of the Merger

The respective obligations of City Holding and Community Financial to consummate the merger are subject to the satisfaction of certain mutual conditions, including the following:

•	The shareholders of Community Financial approve and adopt the merger agreement and the transactions contemplated thereby at the special meeting;

•

All regulatory approvals required by law to consummate the transactions contemplated by the merger agreement are obtained from the appropriate federal and/or state regulatory agencies , all waiting periods after such approvals required by law or regulation expire and no such approvals shall contain any conditions, restrictions or requirements applicable either before or after the effective time of the merger that would have a material adverse effect on either City Holding or Community Financial;

•

The registration statement (of which this proxy statement/prospectus is a part) registering shares of City Holding common stock to be issued in the merger is declared effective by the SEC and is not subject to a stop order or any threatened stop order; and

•

The absence of any statute, rule, regulation, judgment, decree, injunction or other order being enacted, issued, promulgated, enforced or entered by a governmental authority effectively prohibiting consummation of the merger.

In addition to the conditions described above, the obligation of City Holding to consummate the merger is subject to the satisfaction, unless waived, of the following other conditions:

•

The representations and warranties of Community Financial made in the merger agreement are true and correct as of the date of the merger agreement and as of the effective time of the merger and City Holding receives a certificate of the chief executive officer and the chief financial officer of Community Financial to that effect;

•

Community Financial performs in all material respects all obligations required to be performed under the merger agreement prior to the effective time of the merger and delivers to City Holding a certificate of its chief executive officer and chief financial officer to that effect;

•

City Holding shall have received an opinion of Jackson Kelly PLLC, outside counsel to City Holding, stating that, among other things, as of the effective time of the merger, the merger constitutes a “reorganization” under Section 368 of the Internal Revenue Code;

•

Each of Community Financial’s and Community Bank’ directors except for Paul M. Mott have executed and delivered to City Holding agreements whereby they agree not to engage in the retail or commercial deposit or lending business, trust or asset management services customarily provided by banks or City Holding or City National for three years from the effective time of the merger;

•	Norman C. Smiley, III, and Lyle A. Moffett shall have executed agreements containing non-competition, non-solicitation and change in control provisions;

•

City Holding shall have entered into an agreement for the purchase of the Community Financial Fixed Rate Perpetual Preferred Stock, Series A (at book value), and related Warrant to purchase 351,194 shares of Community Financial common stock (at fair market value) on terms and conditions acceptable to City Holding and the purchase of such preferred stock shall be consummated;

•	The SERP between Community Financial and Mr. Smiley is amended to freeze any amounts payable at their current level with no future accrual of benefits under the SERP;

•

The Employee Stock Ownership and 401(k) Plan shall be terminated as of the effective date and Community Financial common stock held by the Plan shall be converted into rights to receive the merger consideration with respect thereto; and

•

As of the effective date Community Financial and Community Bank shall take all steps to cease benefit accruals under the defined benefit plan maintained by Community Financial and Community Bank and to treat the plan as a “frozen plan” under the applicable plan documents.

In addition to the conditions described above, Community Financial’s obligation to complete the merger is subject to the satisfaction, unless waived, of the following other conditions:

•

The representations and warranties of City Holding made in the merger agreement are true and correct as of the date of the merger agreement and as of the effective time of the merger and Community Financial receives a certificate of the chief executive officer and chief financial officer of City Holding to that effect;

•

City Holding performs in all material respects all obligations required to be performed under the merger agreement prior to the effective time of the merger and delivers to Community Financial a certificate of its chief executive officer and chief financial officer to that effect;

•

Community Financial shall have received from Scott & Stringfellow, LLC an opinion dated August 2, 2012, that the merger consideration is fair to the shareholders of Community Financial from a financial point of view;

•

Community Financial shall have received an opinion of Jackson Kelly PLLC, outside counsel to City Holding, stating that, among other things, as of the effective time of the merger, the merger constitutes a “reorganization” under Section 368 of the Internal Revenue Code and that no gain or loss will be recognized by the shareholders of Community Financial to the extent that they receive City Holding common stock in exchange for their Community Financial common stock in the merger; and

•	Authorization has been received from The Nasdaq Global Select Market for the listing of the shares of City Holding common stock to be issued in the merger, subject to official notice of issuance.

Representations and Warranties

The merger agreement contains representations and warranties by Community Financial and City Holding. These include, among other things, representations and warranties by City Holding and Community Financial to each other as to:

•	organization, good standing and valid existence of each entity and its subsidiaries;

•	each entity’s capital structure;

•	each entity’s power and authority relative to the execution and delivery of, and performance of its obligations under, the merger agreement;

•	absence of material adverse changes since March 31, 2012;

•	consents and approvals required;

•	compliance with laws;

•	accuracy of documents, including financial statements and other reports;

•	absence of defaults under contracts and agreements;

•	absence of environmental problems;

•	absence of conflicts between each entity’s obligations under the merger agreement and its charter documents and contracts to which it is a party or by which it is bound;

•	deposit insurance;

•	litigation and related matters;

•	taxes and tax regulatory matters;

•	absence of brokerage commissions, except as disclosed for financial advisors;

•	employee benefit matters;

•	books and records fully and accurately maintained and fairly present events and transactions;

•	labor matters;

•	loans and investments;

•	properties, contracts and other agreements; and

•	title to property and insurance matters.

Termination of the Merger Agreement

Community Financial and City Holding may mutually agree to terminate the merger agreement at any time.

Either Community Financial or City Holding may terminate the merger agreement if any of the following occurs:

•	the merger is not completed by January 31, 2013, unless the failure of the merger to be consummated arises out of or results from the action or inaction of the party seeking to terminate; or

•

the approval of any governmental entity required for consummation of the merger is denied or the shareholders of Community Financial do not approve the merger agreement within 60 days of this proxy statement/prospectus.

City Holding may terminate the merger agreement if any of the following occurs:

•	Community Financial materially breaches any of its representations or obligations under the merger agreement, and does not cure the breach within 30 days; or

•	Community Financial’s board of directors fails to recommend approval of the merger agreement, withdraws its recommendation or modifies its recommendation in a manner adverse to City Holding.

Community Financial may terminate the merger agreement if any of the following occurs:

•	City Holding materially breaches any of its representations or obligations under the merger agreement, and does not cure the breach within 30 days; or

•

The price of City Holding common stock declines by more than 20% over a designated measurement period and the stock prices of the banks and bank holding companies included on the Nasdaq Bank Index have not collectively experienced a similar decline during the same period, unless City Holding elects to increase the consideration to be paid to Community Financial shareholders (which it is not obligated to do); or

•

Community Financial enters into an agreement with respect to an unsolicited acquisition proposal that if consummated would result in a transaction more favorable to Community Financial’s shareholders from a financial point of view than the merger, provided that Community Financial pays the termination fee described below.

Effect of Termination; Termination Fee

The provisions of the merger agreement relating to expenses and termination fee will continue in effect not withstanding termination of the merger agreement. If the merger agreement is validly terminated, the merger agreement will become void without any liability on the part of any party except that termination will not relieve a breaching party from liability for any willful breach of the merger agreement.

Community Financial has agreed to pay a termination fee to City Holding equal to $1,200,000 if:

•

City Holding terminates the merger agreement because Community Financial’s board of directors fails to recommend approval of the merger agreement or withdraws, modifies or changes its recommendation of the approval of the merger agreement in a manner adverse to City Holding;

•

Community Financial terminates the merger agreement and enters into an agreement relating to an unsolicited competing acquisition proposal that Community Financial’s board of directors has determined, in good faith after consulting with and considering the advice of Community Financial’s outside legal counsel and financial advisors, would result in a transaction more favorable to Community Financial’s shareholders from a financial point of view than the merger; or

•

either Community Financial or City Holding terminates the merger agreement due to the failure of Community Financial to receive shareholder approval of the merger agreement, and if an acquisition proposal is publicly announced prior to the special meeting and within 12 months after the announcement of the acquisition proposal a change in control of Community Financial is consummated.

Waiver and Amendment

Prior to the effective time of the merger, any provision of the merger agreement may be waived by the party benefiting by the provision or amended or modified by an agreement in writing between the parties, except that, after the special meeting, the merger agreement may not be amended if it would violate applicable law.

No Solicitation of Other Acquisition Proposals

Community Financial has agreed that it will not, and that it will cause its officers, directors, agents, advisors, and affiliates not to, solicit or encourage inquiries or proposals with respect to, engage in any negotiations concerning, or provide any confidential information to any person relating to any proposal to acquire the stock or assets of Community Financial or other business combination transactions with Community Financial, unless the Community Financial board of directors concludes in good faith, after consultation with and consideration of the advice of its financial advisors and outside legal counsel, that the failure to enter into such discussions or negotiations would be reasonably likely to be inconsistent with its fiduciary duties under Virginia law. If the board of directors of Community Financial is obligated by its fiduciary duties to accept a third-party proposal that it believes is superior to City Holding’s offer set forth in the merger agreement, Community Financial is obligated to pay to City Holding the termination fee equal to $1,200,000 upon termination of the merger agreement. See “—Effect of Termination; Termination Fee” on page     .

Closing Date; Effective Time

The merger will be consummated and become effective on the date and at the time shown on the Articles of Merger required to be filed in the office of the Secretary of State of the State of West Virginia and the office of the Virginia State Corporation Commission. Subject to the merger agreement, the parties will cause the merger to become effective (a) on the date that is the fifth full trading day on The Nasdaq Global Select Market to occur after the last of all required regulatory and shareholder approvals of the merger and the subsidiary merger have been received and all required waiting periods have expired or (b) on such other date the parties may agree to in writing.

Regulatory Approvals

The merger and the other transactions contemplated by the merger agreement require the approval of the Federal Reserve and the Virginia Bureau of Financial Institutions. As a bank holding company, City Holding is subject to regulation under the Bank Holding Company Act of 1956, as amended (“BHCA”). City National is a national banking association and is subject to the laws of the United States. City Holding has filed all required applications seeking approval of the merger with the Federal Reserve and the Virginia Bureau of Financial Institutions. City National and Community Bank have also applied with the Office of the Comptroller of the Currency for approval of the merger of Community Bank into City National.

Under the BHCA, the Federal Reserve is required to examine the financial and managerial resources and future prospects of the combined organization and analyze the capital structure and soundness of the resulting entity. The Federal Reserve has the authority to deny an application if it concludes that the combined organization would have inadequate capital. In addition, the Federal Reserve can withhold approval of the merger if, among other things, it determines that the effect of the merger would be to substantially lessen competition in the relevant markets. City Holding and Community Financial operate in different market areas, as defined by the Federal Reserve. Further, the Federal Reserve must consider whether the combined organization meets the requirements of the Community Reinvestment Act of 1977, by assessing the involved entities’ records of meeting the credit needs of local communities in which they operate, consistent with the safe and sound operation of such institutions. In general, the Virginia Bureau of Financial Institutions will review the merger under similar standards.

In addition, a period of 15 to 30 days must expire following approval by the Federal Reserve before completion of the merger is allowed, within which period the United States Department of Justice may file objections to the merger under federal antitrust laws.

The merger cannot be consummated prior to the receipt of all required approvals. There can be no assurance that the required regulatory approvals for the merger will be obtained and, if the merger is approved, as to the date of such approvals or whether the approvals will contain any unacceptable conditions. There can likewise be no assurance that the United States Department of Justice will not challenge the merger during the waiting period set aside for such challenges after receipt of approval from the Federal Reserve.

City National and Community Financial are not aware of any governmental approvals or actions that may be required for consummation of the merger other than as described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that any necessary regulatory approvals or actions will be timely received or taken, that no action will be brought challenging such approval or action, or, if such a challenge is brought, as to the result thereof, or that any such action or approval will not be conditioned in a manner that would cause the parties to abandon the merger.

The approval of any application merely implies the satisfaction of regulatory criteria for approval, which does not include review of the merger from the standpoint of the adequacy of the merger consideration. Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the merger.
As of the date of this proxy statement/prospectus, no regulatory approvals have been received. While City Holding and Community Financial do not know of any reason why necessary regulatory approvals would not be obtained in a timely manner, we cannot be certain when or if we will receive them, or if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to City Holding after completion of the merger.

Conduct of Business Pending the Merger

The merger agreement contains reciprocal forbearances made by Community Financial and City Holding to each other. Community Financial and City Holding have agreed that, until the effective time of the merger, neither of them nor any of their subsidiaries, without the prior written consent of the other, will:

•

Conduct business other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact its business organizations and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates;

•	Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles;

•

Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the merger from qualifying as a reorganization within the meaning of Section 368 of the Internal Revenue Code, or knowingly take any action that is intended or is reasonably likely to result in any of the conditions to the merger not being satisfied, or a material violation of any provision of the merger agreement except, in each case, as may be required by applicable law or regulation; or

•	Amend its articles of incorporation, articles of association, charter or bylaws (or similar governing documents).

Community Financial has also agreed that, prior to the effective time of the merger, without the prior written consent of, or as previously disclosed to, City Holding, it will not and will cause its subsidiary not to:

•

Other than pursuant to rights previously disclosed and outstanding on the date of the merger agreement, issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional Community Financial common stock or any rights to purchase shares of Community Financial common stock or Community Bank stock, enter into any agreement with respect to the foregoing, or permit any additional shares of Community Financial common stock to become subject to new grants of employee or director stock options, other rights or similar stock based employee rights;

•	Make, declare, pay or set aside for payment any dividend (other than dividends required by the terms of the Community Financial preferred stock);

•

Enter into, amend, modify, renew or terminate any employment, consulting, severance or similar contracts with any directors, officers, or employees of, or independent contractors with respect to, Community Financial and Community Bank, or grant any salary, wage or other increase or increase any employee benefits (including incentive or bonus payments) except for changes that are required by applicable law, changes contemplated by the merger agreement, changes in base salary consistent with City Holding’s salary administration procedures and properly approved by City Holding or bonuses for performance under documented incentive plans and upon approval by City Holding;

•

Enter into, establish, adopt or amend (except as may be required by applicable law or to satisfy previously disclosed contractual obligations existing as of the date of the merger agreement) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, or make any new or increase any outstanding grants or awards under any such contract, plan or arrangement, in respect of any current or former directors, officers or employees of, or independent contractors with respect to, Community Financial or Community Bank, including taking any action that accelerates the vesting or exercisability of or the payment or distribution with respect to other compensation or benefits payable thereunder except that as may be required by applicable law, as are provided for or contemplated in the merger agreement or in the ordinary course of business consistent with past practice;

•	Except as previously disclosed, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any material portion of its assets, business or properties;

•

Except (1) under existing contracts and previously disclosed, (2) for short term investments for cash management purposes, (3) under a bona fide hedging transaction, (4) by way of foreclosures or otherwise in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice, (5) consistent with past practice, for supplies and other assets used in the ordinary course of business to support operations and existing infrastructure of Community Financial and Community Bank and (6) readily marketable securities in the ordinary and usual course of business consistent with past practice, neither Community Financial nor Community Bank will acquire any assets or properties of another person in any one transaction or a series of related transactions;

•

Without prior consultation with City Holding, other than existing commitments, make indirect automobile loans in amounts inconsistent with past practices or that are not made in the ordinary course of business or make any loan or advance in excess of $500,000, or renew any existing loan in excess of $500,000 other than residential mortgage loans in the ordinary course of business consistent with lending policies as in effect on the date of the merger agreement; provided that in the case of any loan for which consultation is required, Community Bank may make any such loan in the event (1) Community Bank has delivered to City Holding or its designated representative, a notice of its intention to make such loan and such additional information as City Holding or its designated representative may immediately require and (2) City Holding or its designated representative shall not have reasonably objected to such loan by giving notice of such objection within three business days following the delivery of the applicable notice of intention;

•

Except in the ordinary course of business consistent with or pursuant to the terms of the merger agreement, enter into or terminate any material contract or amend or modify in any material respect any of its existing material contracts in a manner that is material to Community Financial and Community Bank taken as a whole;

•

Settle any claim, action or proceeding, except for any claim, action or proceeding that involves solely money damages in an amount, individually or in the aggregate, that is not material to Community Financial and Community Bank, taken as a whole;

•

Make any capital expenditures or incur any other non-interest expense, except in the ordinary course of business consistent with past practice, individually in excess of $15,000 or in the aggregate in excess of $35,000, other than expenses related to other real estate owned or foreclosures, or related to or incurred in connection with the merger agreement;

•

Except as required by applicable law or regulation, implement or adopt any material change in its interest rate risk management and hedging policies, procedures or practices, or fail to follow in any material respect its existing policies or practices with respect to managing its exposure to interest rate risk;

•

Other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, or cancel, release, assign or modify any material amount of indebtedness of any other person;

•	Increase the rate of interest on any certificate of deposit with a term of more than one year without the approval of City Holding, which approval shall not be unreasonably withheld;

•

Take no steps prior to the effective date which would entitle any employee to resign and receive benefits under an employment, change of control, severance, salary continuation or other agreement which provides benefits for termination of employment; or

•	Agree or commit to do any of the foregoing.

Surrender of Stock Certificates

Computershare Investor Services, LLC will act as exchange agent in the merger and in that role will process the exchange of Community Financial common stock certificates for City Holding common stock and cash in lieu of fractional shares. The exchange agent, or City Holding and Community Financial if the exchange agent declines to do so, will also be making any computations required by the merger agreement, and all such computations will be conclusive and binding on the holders of Community Financial common stock in the absence of manifest error. In any event, do not forward your Community Financial common stock certificates with your proxy cards.

After the completion of the merger, the exchange agent will mail to Community Financial shareholders a letter of transmittal, together with instructions for the exchange of their Community Financial common stock certificates for the merger consideration.

After the effective time of the merger, each certificate formerly representing Community Financial common stock, until so surrendered and exchanged, will evidence only the right to receive the number of whole shares of City Holding common stock that the holder is entitled to receive in the merger, any cash payment in lieu of a fractional share of City Holding common stock and any dividend or other distribution with respect to Community Financial common stock with a record date prior to the effective time of the merger. The holder of such unexchanged certificate will not be entitled to receive any dividends or distributions payable by City Holding until the certificate has been exchanged. Subject to applicable laws, following surrender of such certificates, such dividends and distributions, together with any cash payment in lieu of a fractional share of City Holding common stock, will be paid without interest.

After the completion of the merger, there will be no further transfers of Community Financial common stock. Community Financial common stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration.

If your Community Financial common stock certificates have either been lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares. Upon request, our exchange agent, Computershare Investor Services, LLC, will send you instructions on how to provide evidence of ownership.

No Fractional Shares

Shareholders will not receive any fractional shares of City Holding common stock. Instead, they will receive cash, without interest, for any fractional share of City Holding common stock that they might otherwise have been entitled to receive based on the average of the per share closing price of City Holding common stock as reported on The Nasdaq Global Select Market during the 10 trading days immediately preceding the 10th calendar day immediately preceding the effective date of the merger.

Accounting Treatment

The merger will be accounted for as a business combination, as that term is used under U.S. generally accepted accounting principles. As such, the assets and liabilities of Community Financial, as of the completion of the merger, will be recorded at their fair values as well as any identifiable intangible assets. Any remaining excess purchase price will be allocated to goodwill, will not be amortized and will be evaluated for impairment annually. Consolidated financial statements of City Holding issued after the consummation of the merger will reflect such values. In addition, costs incurred in connection with the business combination will be expensed as incurred unless related to the equity issuance.

Interests of Community Financial’s Directors and Executive Officers in the Merger

Certain members of Community Financial’s management have interests in the merger in addition to their interests as shareholders of Community Financial. These interests are described below. In each case, Community Financial’s board of directors was aware of these potential interests, and considered them, among other matters in approving the merger agreement and the transactions contemplated thereby.

Employment Agreement and Change-In-Control Agreement with Norman C. Smiley, III, President and Chief Executive Officer; Change-In-Control Agreement with Lyle A. Moffett, Senior Vice President of Lending. Both of Norman C. Smiley, III, President and Chief Executive Officer, and Lyle A. Moffett, Senior Vice President of Lending, of Community Bank, have a change-in-control agreement and Mr. Smiley has an employment agreement with Community Bank and Community Financial. Neither will receive payments from Community Bank, Community Financial or City National under those agreements. None of their agreements contain a non-compete or non-solicitation clause. As one of the conditions to City Holding effectuating the merger, both of these individuals must enter into agreements included as Exhibit C-1 and C-2 of the merger agreement, attached hereto as Annex A.

When those City National agreements are executed, the change-in-control agreements with Community Financial and the employment agreement with Community Bank will terminate. Under the new City National agreements, if either individual is involuntarily terminated without cause or voluntarily terminates his City National employment within two years of closing of the merger, he will receive a severance payment to be paid over a two-year period, during which he will be subject to the non-compete and non-solicitation provisions of the new agreement. The non-compete provision covers involvement in any banking or financial services enterprise engaging in business engaged in by City National in its market area, which includes 25 counties in West Virginia, four counties in Kentucky, two counties in Ohio and 13 counties or cities in Virginia. Any severance payments ultimately made by City National are primarily in exchange for City National receiving its extensive non-compete and non-solicitation protection.

Under the new City National agreement, if Mr. Smiley is involuntarily terminated without cause or voluntarily terminates his City National employment within two years of the closing of the merger, he will receive a severance payment of $526,417, to be paid in 24 equal monthly installments, during which he will be subject to the non-compete and non-solicitation provisions of the new agreement. Mr. Moffett’s agreement with City National is identical to Mr. Smiley’s agreement, except that his payment would be $309,000.

Change-in-Control Agreements with and/or Payments to R. Jerry Giles, Chief Financial Officer, Benny W. Werner, Senior Vice President-Operations and John J. Howerton, Senior Vice President-Retail. Each of these individuals has a change-in-control agreement with Community Financial providing for payment of two years’ salary upon a change in control of Community Financial and the termination, or constructive termination of employment of these employees. The merger may constitute a change-in-control event under these agreements because City National does not currently intend to offer these individuals equivalent positions with City Holding or City National. Depending on whether these individuals are employed by City National after the closing of the merger, they will enter into new change-in-control agreements with City National, included as Exhibit D of the merger agreement attached hereto as Annex A, or will receive the required change-in-control payment under the existing Community Financial agreement. These payments will be made after the closing of the merger by City National and will be accounted for as a direct non-interest expense.

The new change-in-control agreements for those officers employed by City National will provide for payments upon a voluntary termination for good reason within 12 months of a change-of-control of City National or upon an involuntary termination without cause within 18 months of a change of control of City National. The payment amount would be up to two times the individual’s highest calendar year compensation over the prior three years. The new agreements will also provide that upon involuntary termination prior to the end of 2014, these persons would be entitled to an amount to be negotiated but not to exceed the amount that would have been payable under the Community Bank agreement. The new change-in-control agreements contain a non-solicitation provision, which is not included in the Community Financial agreements.

Change-in-Control Agreements with and/or Payments to Jane Orem, Commercial Loan Officer, and Kathy Bryan, Operations Manager. Each of these individuals has a change-in-control agreement with Community Financial providing for payment of one year’s salary upon a change in control of Community Financial and the termination, or constructive termination of employment of these employees. The City Holding acquisition may constitute a change-in-control event under these agreements to the extent that either of these individuals is not offered equivalent positions with City Holding or City National. Depending on whether these individuals are employed by City National after the closing of the merger, they will enter into new change-in-control agreements with City National, included as Exhibit D of the merger agreement attached hereto as Annex A, or will receive the required change-in-control payment under the existing Community Financial agreement. These payments will be made after closing by City National and will be accounted for as a direct non-interest expense.

Severance Payments to All Other Employees of Community Bank. All employees of Community Bank who do not have change-in-control agreements and who are not hired by City National or are hired and then involuntarily terminated other than for cause by City National within nine months of closing of the merger, will receive from City national upon their termination one week of salary per year of service with Community Bank, with a minimum of 10 weeks and a maximum of 26 weeks, plus medical benefits for the same period, if they execute the release agreement attached to the merger agreement.

Voting Agreement

Each director of Community Financial, as part of the merger agreement, has agreed to vote all of the shares of Community Financial common stock that are registered in such director’s name for the approval of the merger agreement, subject to the director’s fiduciary obligations if a trustee or other fiduciary under law. In addition, each of the directors has agreed not to transfer any shares of Community Financial common stock for the purpose of avoiding such agreement.

Resales of City Holding Common Stock

The shares of City Holding common stock to be issued to shareholders of Community Financial under the merger agreement have been registered under the Securities Act of 1933 and may be freely traded without restriction by holders, including holders who were affiliates of Community Financial on the date of the special meeting.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

General

The following summary sets forth the material U.S. federal income tax consequences of the merger to the holders of Community Financial common stock who exchange such stock for (1) shares of City Holding common stock, (2) cash, or (3) a combination of cash and City Holding common stock. The tax consequences under state, local and foreign laws are not addressed in this summary. The following summary is based upon the Internal Revenue Code, Treasury regulations, administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this summary. No assurance can be given that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

The following summary addresses only shareholders who are citizens or residents of the United States who hold their Community Financial common stock as a capital asset. It does not address all the tax consequences that may be relevant to particular shareholders in light of their individual circumstances or to shareholders that are subject to special rules, including, without limitation: financial institutions; tax-exempt organizations; S corporations, partnerships or other pass-through entities (or an investor in an S corporation, partnership or other pass-through entity); insurance companies; mutual funds; dealers in stocks or securities, or foreign currencies; foreign holders; a trader in securities who elects the mark-to-market method of accounting for the securities; persons that hold shares as a hedge against currency risk, a straddle or a constructive sale or conversion transaction; holders who acquired their shares pursuant to the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan; holders of Community Financial debt instruments; and holders subject to the alternative minimum tax.

The Merger

No ruling has been, or will be, sought from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger. Consummation of the merger is conditioned upon City Holding and Community Financial receiving an opinion from Jackson Kelly PLLC to the effect that, based upon facts, representations and assumptions set forth in such opinion, the merger constitutes a reorganization within the meaning of Section 368 of the Internal Revenue Code and that shareholders of Community Financial will not recognize gain or loss on the exchange of their shares of Community Financial common stock solely for City Holding common stock. The issuance of the opinion is conditioned on, among other things, such tax counsel’s receipt of representation letters from each of City Holding or Community Financial, in each case in form and substance reasonably satisfactory to such counsel. The opinion of counsel is not binding on the Internal Revenue Service.

Based upon the above assumptions and qualifications, for U.S. federal income tax purposes the merger will constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code. Each of Community Financial and City Holding will be a party to the merger within the meaning of Section 368(b) of the Internal Revenue Code, and neither of Community Financial or City Holding will recognize any gain or loss as a result of the merger.

Consequences to Shareholders

Exchange of Community Financial Common Stock for City Holding Common Stock. A holder of Community Financial common stock who exchanges all of his or her Community Financial common stock solely for City Holding common stock will not recognize income, gain or loss for U.S. federal income tax purposes, except, as discussed below, with respect to cash received in lieu of fractional shares of City Holding common stock.

Cash in Lieu of Fractional Shares. Holders of Community Financial common stock who receive cash in lieu of fractional shares of City Holding common stock in the merger generally will be treated as if the fractional shares of City Holding common stock had been distributed to them as part of the merger, and then redeemed by City Holding in exchange for the cash actually distributed in lieu of the fractional shares, with the redemption generally qualifying as an “exchange” under Section 302 of the Internal Revenue Code, as described below. Consequently, those holders generally will recognize capital gain or loss with respect to the cash payments they receive in lieu of fractional shares measured by the difference between the amount of cash received and the tax basis allocated to the fractional shares.

Community Financial shareholders are urged to consult their own tax advisors for a full understanding of the tax consequences of these contingent payments.

Possible Treatment of Cash as a Dividend. Whether the cash received by a holder of Community Financial common stock, in those situations described in the immediately preceding three paragraphs, will be treated as capital gain or as ordinary dividend income is determined under the principles of Section 302 of the Internal Revenue Code. In applying these principles, the holder is treated as if shares of City Holding having a fair market value equal to the cash paid to the holder had been distributed by City Holding to the holder with such shares of City Holding common stock then being redeemed by City Holding in return for the cash. If this hypothetical redemption constitutes an “exchange” under Section 302 of the Internal Revenue Code, taking into account the holder’s actual and constructive ownership of Community Financial common stock under Section 318 of the Internal Revenue Code, the holder of Community Financial common stock who receives cash will recognize capital gain measured by the difference between that holder’s adjusted basis for the portion of City Holding common stock exchanged and the cash received. If the hypothetical redemption does not qualify as an “exchange” under Section 302 of the Internal Revenue Code, the cash received by the holder will be treated as ordinary dividend income, generally to the extent of the holder’s ratable share of the accumulated earnings and profits of Community Financial and of City Holding. To the extent the cash distribution exceeds the holder’s ratable share of accumulated earnings and profits, the amount received will be applied against and reduce the holder’s adjusted basis in his or her stock and any excess will be treated as gain from the sale or exchange of the stock.

In general, whether this hypothetical redemption constitutes an “exchange” under Section 302 of the Internal Revenue Code will depend upon whether and to what extent the hypothetical redemption reduces the holder’s percentage stock ownership in City Holding. The hypothetical redemption will be treated as an “exchange” if, under the principles of Section 302 of the Internal Revenue Code, the hypothetical redemption is (a) “substantially disproportionate,” (b) “not essentially equivalent to a dividend” or (c) results in a “complete termination” of the holder’s interest in City Holding common stock.

In general, the determination of whether the hypothetical redemption will be “substantially disproportionate” will require a comparison of (x) the percentage of the outstanding voting stock of City Holding that the holder of Community Financial common stock is deemed to actually and constructively own immediately before the hypothetical redemption by City Holding and (y) the percentage of the outstanding voting stock of City Holding actually and constructively owned by the holder immediately after the hypothetical redemption by City Holding. Generally, the hypothetical redemption will be “substantially disproportionate” to a holder of Community Financial common stock if the percentage described in (y) above is less than 80% of the percentage described in (x) above.

Whether the hypothetical redemption is “not essentially equivalent to a dividend” with respect to the holder will depend on the holder’s particular circumstances. In order for the hypothetical redemption to be “not essentially equivalent to a dividend,” the hypothetical redemption must result in a “meaningful reduction” in the holder’s percentage stock ownership of the merged company’s common stock. The Internal Revenue Service has ruled that a minority shareholder in a publicly traded corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have a “meaningful reduction” generally if such shareholder has some reduction in such shareholder’s percentage stock ownership. Holders should consult their tax advisors as to the applicability of the ruling to their own individual circumstances.

The hypothetical redemption will result in a “complete termination” of the holder’s interest in City Holding common stock if either (i) all of the shares actually and constructively owned by the shareholder are exchanged for cash pursuant to the merger or (ii) all of the shares actually owned by the holder are exchanged pursuant to the merger and the holder is eligible to waive, and effectively waives, the attribution of shares constructively owned by the holder in accordance with the procedures described in Section 302(c)(2) of the Internal Revenue Code. Only family attribution, as referred to below, may be waived under Section 302(c)(2) of the Internal Revenue Code.

Constructive Ownership. In applying the constructive ownership provisions of Section 318 of the Internal Revenue Code, a holder of Community Financial common stock may be deemed to own stock that is owned directly or indirectly by other persons, such as certain family members and entities such as trusts, corporations, partnerships or other entities in which the holder has an interest. Because the constructive ownership provisions are complex, holders should consult their tax advisors as to the applicability of these provisions.

Taxation of Capital Gain. Any capital gain recognized by any holder of Community Financial common stock under the above discussion will be long-term capital gain if the holder has held the Community Financial common stock for more than twelve months at the time of the exchange. In the case of a non-corporate holder, that long-term capital gain may be subject to a maximum federal income tax of 15% for 2012, which is scheduled to increase to 20% in 2013. The deductibility of capital losses by shareholders may be limited.

Unearned Income Tax. For 2013, certain taxpayers may be subject to a tax on unearned income of 3.8%. Both capital gains and dividends are treated as unearned income. This additional 3.8% tax will apply to taxpayers with adjusted gross income in excess of the threshold amount ($250,000 married filing jointly and $200,000 for all other taxpayers).

Basis and Holding Period of City Holding Common Stock. Each holder’s aggregate tax basis in City Holding common stock received in the merger will be the same as the holder’s aggregate tax basis in the Community Financial common stock exchanged, decreased by the amount of any cash received in the merger and the amount of loss recognized by the taxpayer on the exchange and increased by the amount of cash which was treated as a dividend and by any gain recognized in the exchange. The holding period of City Holding common stock received by a holder in the merger will include the holding period of the Community Financial common stock exchanged in the merger to the extent the Community Financial common stock exchanged is held as a capital asset at the time of the merger.

Backup Withholding and Reporting Requirements

Holders of Community Financial common stock, other than certain exempt recipients, may be subject to backup withholding at a current rate of 28% which is scheduled to increase to 31% in 2013 with respect to any cash payment received in the merger in certain circumstances. Generally, however, backup withholding will not apply to any holder who either (a) furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding by completing the substitute Form W-9 that will be included with the transmittal letter, or (b) otherwise proves to City Holding and its exchange agent that the holder is exempt from backup withholding.

Shareholders will also be required to file certain information with their federal income tax returns and to retain certain records with regard to the merger.

The discussion of U.S. federal income tax consequences set forth above is for general information only and does not purport to be a complete analysis or listing of all potential tax effects that may apply to a holder of Community Financial common stock. We strongly encourage shareholders of Community Financial to consult their tax advisors to determine the particular tax consequences to them of the merger, including the application and effect of federal, state, local, foreign and other tax laws.

INFORMATION ABOUT CITY HOLDING

City Holding is a bank holding company headquartered in Charleston, West Virginia. City Holding conducts its principal activities through its wholly-owned subsidiary, City National. Through its network of 73 banking offices in West Virginia (57 offices), Kentucky (8 offices), Ohio (3 offices) and Virginia (5 offices), City National provides credit, deposit, trust and investment management, and insurance products and services to its customers. In addition to its branch network, City National’s delivery channels include ATMs, check cards, interactive voice response systems, and internet technology. As of June 30, 2012, City National has approximately 7% of the deposit market share in West Virginia and City Holding is the third largest bank holding company headquartered in West Virginia based on deposit share. City Holding’s business activities are currently limited to one reportable business segment, which is community banking.

No portion of City National’s deposits are derived from a single person or persons, the loss of which could have a material adverse effect on liquidity, capital, or other elements of financial performance. Although no portion of City National’s loan portfolio is concentrated within a single industry or group of related industries, it historically has held residential mortgage loans as a significant portion of its loan portfolio. At June 30, 2012, 55% of City Holding’s loan portfolio was categorized as residential mortgage and home equity loans. However, due to the fractionated nature of residential mortgage lending, there is no concentration of credits that would be considered materially detrimental to City Holding’s financial position or operating results.

City Holding’s business is not seasonal and has no foreign sources or applications of funds. There are no anticipated material capital expenditures, or any expected material effects on earnings or City Holding’s competitive position as a result of compliance with federal, state and local provisions enacted or adopted relating to environmental protection.

City Holding’s loan portfolio is comprised of commercial and industrial, commercial real estate, residential real estate, home equity, consumer loans, Demand Deposit Account (“DDA”) overdrafts and previously securitized loans.

The commercial and industrial loan portfolio consists of loans to corporate borrowers primarily in small to mid-size industrial and commercial companies, as well as automobile dealers, service, retail and wholesale merchants. Collateral securing these loans includes equipment, machinery, inventory, receivables and vehicles. Commercial and industrial loans are considered to contain a higher level of risk than other loan types although care is taken to minimize these risks. Numerous risk factors impact this portfolio including industry specific risks such as economy, new technology, labor rates and cyclicality, as well as customer specific factors, such as cash flow, financial structure, operating controls and asset quality. As of June 30, 2012, City National reported $116.3 million of loans classified as “Commercial and Industrial.”

Commercial real estate loans consist of commercial mortgages, which generally are secured by nonresidential and multi-family residential properties, including hotel/motel and apartment lending. Commercial real estate loans are to many of the same customers and carry similar industry risks as the commercial and industrial loans. As of June 30, 2012, City Holding reported $768.2 million of loans classified as “Commercial Real Estate.”

City Holding diversifies risk within the commercial and industrial and commercial real estate portfolios by closely monitoring industry concentrations and portfolios to ensure that it does not exceed established lending guidelines. Diversification is intended to limit the risk of loss from any single unexpected economic event or trend. Underwriting standards require a comprehensive credit analysis and independent evaluation of virtually all larger balance commercial loans by the loan committee prior to approval.

Residential mortgage loans represent loans to consumers for the purchase or refinance of a residence. These loans are generally financed over a 15- to 30-year term, and in most cases, are extended to borrowers to finance their primary residence. In some cases, government agencies or private mortgage insurers guarantee the loan. City Holding sells a significant majority of our fixed-rate originations in the secondary market. As of June 30, 2012, City Holding reported $997.0 million of loans classified as “Residential Real Estate.”

Home equity lending includes both home equity loans and lines-of-credit. This type of lending, which is secured by a first- or second-mortgage on the borrower’s residence, allows customers to borrow against the equity in their home. Real estate market values as of the time the loan or line is granted directly affect the amount of credit extended. As of June 30, 2012, City Holding reported $143.4 million of loans classified as “Home Equity.”

Consumer loans are secured by automobiles, boats, recreational vehicles, and other personal property. City Holding monitors the risk associated with these types of loans by monitoring such factors as portfolio growth, lending policies and economic conditions. Underwriting standards are continually evaluated and modified based upon these factors. As of June 30, 2012, City Holding reported $37.4 million of loans classified as “Consumer.”

DDA overdraft balances reflect demand deposit accounts that have been overdrawn by deposit customers and have been reclassified as loans. As of June 30, 2012, City Holding reported $3.3 million of loans classified as “DDA Overdrafts.”

City Holding’s loan underwriting guidelines and standards are updated periodically and are presented for approval by City Holding’s board of directors. The purpose of the standards and guidelines is to grant loans on a sound and collectible basis; to invest available funds in a safe, profitable manner; to serve the legitimate credit needs of the communities in our primary market area; and to ensure that all loan applicants receive fair and equal treatment in the lending process. It is the intent of the underwriting guidelines and standards to: minimize loan losses by carefully investigating the credit history of each applicant, verify the source of repayment and the ability of the applicant to repay, collateralize those loans in which collateral is deemed to be required, exercise care in the documentation of the application, review, approval, and origination process, and administer a comprehensive loan collection program. The above guidelines are adhered to and subject to the experience, background and personal judgment of the loan officer assigned to the loan application.

City Holding categorizes commercial loans by industry according to the North American Industry Classification System (NAICS) to monitor the portfolio for possible concentrations in one or more industries. As of June 30, 2012, City Holding has no industry classifications that exceeded 10% of total loans.

For more information regarding City Holding, please see City Holding’s Annual Report on Form 10-K for the year ended December 31, 2011, Quarterly Report on Form 10-Q for the Quarter ended June 30, 2012 and its proxy statement for its 2012 Annual Meeting of Shareholders, all of which are incorporated into this proxy statement/prospectus by reference.

INFORMATION ABOUT COMMUNITY FINANCIAL

Attached to this document as Annex C and Annex D, respectively, are copies of Community Financial’s Annual Report on Form 10-K for the fiscal year ended March 31, 2012 and Community Financial’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, each as filed with the Securities and Exchange Commission.

Director of Community Financial and Community Bank Who Will Become a Director of City Holding and City National

The following paragraph provides information as of the date hereof about              who will serve on the board of directors of City Holding and City National after the effective date of the merger. [Information of director to serve as a City director to come.]

Loans and Related Transactions with Executive Officers and Directors

Community Bank has followed a policy of granting loans to officers and directors. These loans are made in the ordinary course of business and on the same terms and conditions as those of comparable transactions with the general public prevailing at the time, in accordance with our underwriting guidelines, and do not involve more than the normal risk of collectibility or present other unfavorable features. All loans that Community Bank makes to directors and executive officers are subject to Office of the Comptroller of the Currency regulations restricting loans and other transactions with affiliated persons of Community Bank. All loans to directors and executive officers were performing in accordance with their terms at                     , 2012.

The Audit Committee of the board of directors is responsible for the review and approval of all related party transactions for potential conflict of interest situations. A related party transaction is a transaction required to be disclosed pursuant to SEC Regulation S-K, Item 404. While there are no written policies or procedures regarding the Audit Committee’s review of related party transactions, the committee must review the material facts of any related party transaction and approve the transaction. If advance approval is not practicable, then the committee must ratify the related party transaction at its next scheduled meeting or the transaction must be rescinded. In making its determination to approve or ratify the transaction, the committee will consider such factors as (i) the extent of the related party’s interest in the related party transaction; (ii) if applicable, the availability of other sources of comparable products or services; (iii) whether the terms of the related party transaction are no less favorable than terms generally available in unaffiliated transactions under like circumstances; (iv) the benefit to City Holding; and (v) the aggregate value of the related party transaction. During fiscal 2012, there were no related party transactions between Community Financial (or its subsidiary) and any of its directors, executive officers and/or their related interests.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth information concerning the annual compensation for services provided to Community Financial and Community Bank during the periods indicated by Norman C. Smiley, III and our two other most highly compensated executive officers. We refer to the individuals listed in the table below as the named executive officers.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Option awards ($) (1)	All Other Compensation ($)		Total ($)
Norman C. Smiley, III	2012	$250,000	—	—	$10,000	(2)	$260,000
President and CEO of Community Financial and Community Bank	2011	250,000	—	—	10,000		260,000

R. Jerry Giles	2012	$169,125	—	—	$10,148	(2)	$179,273
Senior Vice President and CFO of Community Financial and Community Bank	2011	165,000	—	$2,100	9,900		177,000

John J. Howerton	2012	$169,125	—	—	$6,765	(2)	$175,890
Senior Vice President/Director of Retail Banking	2011	165,000	—	$4,200	6,600		175,800

(1)	Reflects the aggregate grant date fair value of stock options granted to the named individuals computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). The assumptions used in calculating these amounts are included in Note 14 to the Consolidated Financial Statements contained in our 2012 Annual Report on Form 10-K accompanying this proxy statement. See also “Outstanding Equity Awards at Fiscal Year End” table below.
(2)	Reflects Community Bank’s matching contribution under the 401(k) portion of the KSOP.

Employment Agreements. At March 31, 2012, Community Bank had an employment agreement with Mr. Smiley for his services as President of Community Bank. Mr. Smiley’s employment agreement provides for an annual base salary of not less than his annual base salary for the prior year. The agreement provides for annual extensions of one year in addition to the then-remaining term, subject to a formal performance evaluation of the executive and approval of the one year extension by Community Bank’s board of directors. Mr. Smiley is also entitled to participate (i) in performance-based and discretionary bonuses, if any, as are authorized and declared by the board of directors and (ii) employee benefit and welfare programs applicable to executive officers, subject to any limitation that might be imposed as a result of Community Financial’s participation in the U.S. Treasury Department’s Capital Purchase Program. The agreement provides for termination of the executive upon his death, an illness which causes the executive to be unable to perform his duties under the agreement on a full-time basis for six consecutive months, for cause and in certain events specified by banking regulations.

Mr. Smiley, if he had been terminated without cause or resigned for good reason at March 31, 2012, would have been entitled to receive for 12 months following the date of his termination, an amount equal to his annual base salary under his agreement plus any bonus paid during the 12 months preceding his termination or resignation. In addition, Community Bank would also be required to maintain in full force and effect for the continued benefit of Mr. Smiley for 12 months following the effective date of his termination or resignation, as the case may be, at no cost to him, substantially the same health and other benefits available to him in effect immediately prior to such termination. The foregoing payments would be reduced by any cash compensation or health and other benefits actually paid to, or receivable by, Mr. Smiley from another employer during the period he is receiving post-termination compensation benefits from Community Bank. In the event Mr. Smiley is terminated for cause, he would have no further rights under the employment agreement.

In the event Mr. Smiley’s employment is terminated in connection with or following a “change in control” (as defined in his change of control agreement with Community Financial), then he will be entitled to receive, in lieu of the amounts described in the preceding paragraph, a cash payment in an amount not to exceed 2.99 times his “base amount” as determined under Section 280G of the Internal Revenue Code of 1986, as amended. The terms of the change of control agreement are set forth under “- Change of Control Agreements” below.

Change of Control Agreements. As of March 31, 2012, Community Financial had a change of control agreement with each of Messrs. Smiley, Giles and Howerton. These agreements remain in effect until canceled by either party, upon at least 24 months prior written notice to the other party. Under these agreements, the executive generally is entitled to a change of control payment from Community Financial if he is terminated (or for Mr. Smiley, if he resigns for good reason) within six months preceding or 24 months after a change in control (as defined in the agreements). In such an event, Mr. Smiley would be entitled to receive (i) a cash payment in an amount not to exceed 2.99 times his “base amount” as determined under Section 280G of the Internal Revenue Code of 1986, as amended and (ii) for one year from the date of termination, substantially the same health and other benefits available to him in effect immediately prior to such termination at no additional cost to him. The foregoing payments would be in lieu of any amounts owed to Mr. Smiley under his employment agreement discussed above and would also be reduced by any cash compensation or health and other benefits actually paid to, or receivable by, him from another employer during the period he is receiving post-termination compensation benefits. Messrs. Giles and Howerton would each be entitled to receive a cash payment in an amount equal to 24 months of their then current salary.

All of the above payments that would be made in connection with a change in control are subject to cut-back to the extent the payments would result in either the loss of a tax deduction to Community Financial or the imposition of a penalty tax on the executive.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information concerning option awards held by Mr. Smiley that were outstanding as of                     , 2012. There were no other equity awards held by the named executive officers at March 31, 2012.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Norman C. Smiley	2,000	—	7.43	03/16/2013
	10,000	—	9.40	12/16/2013
	6,000	—	11.22	03/23/2015
	4,000	—	10.90	03/22/2016
	7,500	—	3.68	03/24/2020

R. Jerry Giles	2,000	—	7.43	03/16/2013
	10,000	—	9.40	12/16/2013
	6,000	—	11.22	03/23/2015
	4,000	—	10.90	03/22/2016
	2,000	—	3.13	03/22/2021
		—

John J. Howerton	5,000	—	5.71	09/23/2018
	4,000	—	3.13	03/23/2021

Retirement Benefits

The table below sets forth information on the pension benefits for Mr. Smiley under each of the following pension plans:

Tax-Qualified Pension Plan. Community Financial’s subsidiary, Community Bank, has a noncontributory defined benefit pension plan (“Pension Plan”) covering substantially all of the employees of Community Financial and Community Bank who have met minimum service requirements, excluding hourly employees. Compensation covered by the Pension Plan includes all earnings and amounts deferred at the election of the employee under the Community Financial’s KSOP, but excludes amounts paid with respect to non-qualified deferred compensation plans, if any. The benefits under this Pension Plan are not subject to Social Security or other offsets.

Salary Continuation Agreements. The Bank has entered into a Salary Continuation Agreement with Messrs. Smiley and Giles. Benefits will commence upon the later of the executive reaching age 65 or the executive’s termination of service, at a benefit level equal to 20% and 25%, respectively, of his final pay, as defined, and will be paid for a period of 15 years, except in the case of an executive’s voluntary termination of employment prior to reaching normal retirement age or termination for cause. In the event of an executive’s voluntary termination of employment prior to reaching age 65, Community Bank will pay the executive, over 15 years, the accrued balance in the executive’s account. In the event of an executive’s termination of employment for cause (as defined in the agreement), no benefit shall be payable under the Salary Continuation Agreement. Benefits payable under these agreements are unfunded, unsecured obligations of Community Bank. The cost of benefits payable under the retirement agreements are expected to be offset by the earnings and death benefits from life insurance purchased by Community Bank.

The assumptions used in determining the present value of accumulated service in the table below are referenced in Note 13 to our audited financial statements contained in this proxy/statement prospectus.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Service ($)	Payments During Last Fiscal Year ($)
Norman C. Smiley, III	Pension Plan	16	$205,416	—
	Salary Continuation Agreement	8	75,148	—

R. Jerry Giles	Pension Plan	18	382,325	—
	Salary Continuation Agreement	8	311,251	—

John J. Howerton	Pension Plan	2	51,076	—

Post-Termination Payments and Benefits

The following tables summarize the value of termination payments and benefits that our named executive officers would receive if they had terminated employment with Community Financial on March 31, 2012 under the circumstances shown. The tables exclude (i) amounts accrued through March 31, 2012 that would be paid in the normal course of continued employment, such as accrued but unpaid salary and, if any, earned annual bonus for fiscal 2012, and (ii) contracts, agreements, plans and arrangements that do not discriminate in scope, terms or operation in favor of our executive officers, and that are available generally to all of our salaried employees, such as vested account balances under our Pension Plan, KSOP and health and welfare benefits.

Norman C. Smiley, III

Benefit	Termination of Service for Cause ($)	Retirement		Death or Disability ($)		Resignation by Executive for “Good Reason” or Termination by Company Without Cause NOT in Connection with a Change of Control ($)		Resignation by Executive for “Good Reason” or Termination by Company without Cause 6 Months Prior or 12 Months Following a Change of Control ($)
Employment Agreement	—	—		—		$250,000	(1)	—
Salary Continuation Agreement	—	$21,044	(2)	$50,000	(3)	$50,000	(3)	$50,000	(3)
Change in Control Agreement	—	—		—		—		$526,417	(4)

(1)	Reflects the lump sum cash amount that would be payable to Mr. Smiley under this scenario. In addition to this amount, Mr. Smiley would also be entitled for 12 months following the effective date of his termination or resignation (“liquidated damages period”), as the case may be, at no cost to him, to (i) participate in all employee health and welfare benefit plans and programs or arrangements generally available to our employee and (ii) payment of all membership dues and assessments associated with his membership in the Country Club of Staunton, which is approximately $2,100 annually. These amounts are subject to offset for income earned from providing services to another company during the liquidated damages period.
(2)	Reflects the annual benefit that would be payable to Mr. Smiley assuming he retired as of March 31, 2012. The annual benefit is based on the accrued balance in the executive’s account as of that date. The annual benefit would be paid in monthly installments for a 15 year period, commencing on the first day of the month following Mr. Smiley’s 65th birthday.
(3)	Reflects the annual benefit payable to Mr. Smiley or his beneficiary, as the case may be. The annual benefit is equal to 20% of Mr. Smiley’s annual cash compensation, as calculated under his salary continuation agreement. The annual benefit would be paid in monthly installments for a 15 year period, commencing, in the event of disability, the first day of the month following Mr. Smiley’s disability and, in the event of death, the first day of the month following his death.
(4)	Reflects the lump sum cash amount payable to Mr. Smiley under this scenario.

R. Jerry Giles

Benefit	Termination of Service for Cause ($)	Retirement		Death or Disability ($)		Resignation by Executive for “Good Reason” or Termination by Company Without Cause NOT in Connection with a Change of Control ($)		Resignation by Executive for “Good Reason” or Termination by Company without Cause 6 Months Prior or 12 Months Following a Change of Control ($)
Salary Continuation Agreement	—	$35,051	(1)	$42,281	(2)	$42,281	(2)	$42,281	(2)
Change in Control Agreement	—	—		—		—		$338,250	(3)

(1)	Reflects the annual benefit that would be payable to Mr. Giles assuming he retired as of March 31, 2012. The annual benefit is based on the accrued balance in the executive’s account as of that date. The annual benefit would be paid in monthly installments for a 15 year period, commencing on the first day of the month following Mr. Giles’ 65th birthday.
(2)	Reflects the annual benefit payable to Mr. Giles or his beneficiary, as the case may be. The annual benefit is equal to 25% of Mr. Giles’ annual cash compensation, as calculated under his salary continuation agreement. The annual benefit would be paid in monthly installments for a 15 year period, commencing, in the event of disability, the first day of the month following Mr. Giles’ disability and, in the event of death, the first day of the month following his death.
(3)	Reflects the lump sum cash amount payable to Mr. Giles under this scenario. This benefit is subject to a maximum limitation not to exceed 2.99 times “base amount” as defined in the Internal Revenue Code of 1986, as amended.

John J. Howerton

Benefit	Termination of Service for Cause ($)	Retirement	Death or Disability ($)	Resignation by Executive for “Good Reason” or Termination by Company Without Cause NOT in Connection with a Change of Control ($)	Resignation by Executive for “Good Reason” or Termination by Company without Cause 6 Months Prior or 12 Months Following a Change of Control ($)
Change in Control Agreement	—	—	—	—	$338,250	(1)

(1)	Reflects the lump sum cash amount payable to Mr. Howerton under this scenario. This benefit is subject to a maximum limitation not to exceed 2.99 times “base amount” as defined in the Internal Revenue Code of 1986, as amended.

Executive Compensation Restrictions and Limitations Resulting from Participation in Treasury’s Capital Purchase Program

In December 2008, Community Financial participated in the Capital Purchase Program (referred to in this section as the “CPP”) through which the U.S. Treasury Department invested approximately $12.6 million in exchange for our preferred stock and warrants for our common stock. The CPP mandates that we implement certain restrictions and limitations on executive compensation. In particular, it requires a review to ensure our incentive compensation programs do not encourage our senior executive officers to take excessive risks and limits our tax deductions for senior executive pay.

On February 17, 2009, President Obama signed into law the American Recovery and Reinvestment Act of 2009 (the “ARRA”). The ARRA amends, among other things, the CPP legislation by directing the U.S. Treasury Department to issue regulations implementing strict limitations on compensation paid or accrued by financial institutions, like us, participating in the CPP. Except as expressly mentioned otherwise, the foregoing discussion under “Executive Compensation of Executive Officers” does not address the effect, if any, compliance with the ARRA may have on our executive compensation programs.

DESCRIPTION OF CITY HOLDING CAPITAL STOCK

General

The authorized capital stock of City Holding consists of 50,000,000 shares of common stock, par value $2.50 per share, and 500,000 shares of preferred stock, par value of $25.00 per share. City Holding has 14,833,283 shares of common stock issued (including 3,665,999 shares held as treasury shares) and no shares of preferred stock issued, each as of                     , 2012. The outstanding shares are held by approximately              shareholders of record, as of             . All outstanding shares of City Holding common stock are fully paid and non-assessable. The unissued portion of City Holding’s authorized common stock (subject to registration approval by the SEC) and the treasury shares are available for issuance as the board of directors of City Holding determines advisable.

Common Stock

Voting Rights. City Holding has only one class of stock issued and outstanding and all voting rights are vested in the holders of City Holding’s common stock. On all matters subject to a vote of shareholders, the shareholders of City Holding will be entitled to one vote for each share of common stock owned. Shareholders of City Holding have cumulative voting rights with regard to election of directors. At the present time, no senior securities of City Holding are outstanding, nor does the board of directors presently contemplate issuing senior securities.

Dividend Rights. The shareholders of City Holding are entitled to receive dividends when and as declared by its board of directors. Dividends were $1.37 per share in 2011, $1.36 per share in 2010 and $1.36 per share in 2009. The dividends paid in the first six months of 2012, were $0.70 per share. The payment of dividends is subject to the restrictions set forth in the West Virginia Corporation Act and the limitations imposed by the Federal Reserve.

Payment of dividends by City Holding is dependent upon receipt of dividends from its banking subsidiary. City National is subject to various statutory restrictions on its ability to pay dividends to City Holding. Specifically, the approval of the OCC is required prior to the payment of dividends by City National in excess of its earnings retained in the current year plus retained net profits for the preceding two years. The payment of dividends by City Holding and City National may also be limited by other factors, such as requirements to maintain adequate capital above regulatory guidelines. The OCC has the authority to prohibit any bank under its jurisdiction from engaging in an unsafe and unsound practice in conducting its business. Depending upon the financial condition of City National, the payment of dividends could be deemed to constitute such an unsafe or unsound practice. The Federal Reserve Board and the OCC have indicated their view that it generally would be an unsafe and unsound practice to pay dividends except out of current operating earnings. The Federal Reserve Board has stated that, as a matter of prudent banking, a bank or bank holding company should not maintain its existing rate of cash dividends on common stock unless (1) the organization’s net income available to common shareholders over the past year has been sufficient to fund fully the dividends and (2) the prospective rate of earnings retention appears consistent with the organization’s capital needs, asset quality, and overall financial condition. Moreover, the Federal Reserve Board has indicated that bank holding companies should serve as a source of managerial and financial strength to their subsidiary banks. Accordingly, the Federal Reserve Board has stated that a bank holding company should not maintain a level of cash dividends to its shareholders that places undue pressure on the capital of bank subsidiaries, or that can be funded only through additional borrowings or other arrangements that may undermine the bank holding company’s ability to serve as a source of strength.

Liquidation Rights. Upon any liquidation, dissolution or winding up of its affairs, the holders of City Holding common stock are entitled to receive pro rata all of the assets of City Holding for distribution to shareholders. There are no redemption or sinking fund provisions applicable to the common stock.

Assessment and Redemption. Shares of City Holding common stock presently outstanding are validly issued, fully paid and non-assessable. There is no provision for any voluntary redemption of City Holding common stock.

Transfer Agent and Registrar. The transfer agent and registrar for City Holding’s common stock is Computershare Investor Services, LLC.

Preferred Stock

The authorized preferred stock may be issued by the City Holding board of directors in one or more series, from time to time, with each such series to consist of such number of shares and to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the City Holding board of directors. Currently, no shares of preferred stock have been issued.

The authorization of preferred stock will not have an immediate effect on the holders of City Holding common stock. The actual effect of the issuance of any shares of preferred stock upon the rights of the holders of common stock cannot be stated until the City Holding board of directors determines the specific rights of any shares of preferred stock. However, the effects might include, among other things, restricting dividends on common stock, diluting the voting power of common stock, reducing the market price of common stock or impairing the liquidation rights of the common stock without further action by the shareholders. Holders of the common stock will not have preemptive rights with respect to the preferred stock.

Preemptive Rights

No holder of any share of the capital stock of City Holding has any preemptive right to subscribe to an additional issue of its capital stock or to any security convertible into such stock.

Certain Provisions of the Bylaws

Indemnification and Limitations on Liability of Officers and Directors. As permitted by the West Virginia Business Corporation Act, the articles of incorporation of City Holding contain provisions that indemnify its directors and officers to the fullest extent permitted by West Virginia law. These provisions do not limit or eliminate the rights of City Holding or any shareholder to seek an injunction or any other non-monetary relief in the event of a breach of a director’s or officer’s fiduciary duty. In addition, these provisions apply only to claims against a director or officer arising out of his role as a director or officer and do not relieve a director or officer from liability if he engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

In addition, the articles of incorporation of City Holding provide for the indemnification of both directors and officers for expenses that they incur in connection with the defense or settlement of claims asserted against them in their capacities as directors and officers. This right of indemnification extends to judgments or penalties assessed against them. City Holding has limited its exposure to liability for indemnification of directors and officers by purchasing directors’ and officers’ liability insurance coverage.

The rights of indemnification provided in the articles of incorporation of City Holding are not exclusive of any other rights that may be available under any insurance or other agreement, by vote of shareholders or disinterested directors or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling City Holding pursuant to the foregoing provisions, City Holding has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Shares Eligible for Future Sale

All of the City Holding shares that will be exchanged for shares of Community Financial common stock upon consummation of the merger will be freely tradable without restriction or registration under the Securities Act.

City Holding cannot predict the effect, if any, that future sales of shares of its common stock, or the availability of shares for future sales, will have on the market price prevailing from time to time. Sales of substantial amounts of shares of City Holding common stock, or the perception that such sales could occur, could adversely affect the prevailing market price of the shares.

COMPARISON OF THE RIGHTS OF SHAREHOLDERS

In the merger, Community Financial shareholders will exchange their shares of Community Financial common stock for shares of City Holding common stock. City Holding is organized under the laws of the State of West Virginia and Community Financial is organized under the laws of the Commonwealth of Virginia. On consummation of the merger, some of Community Financial’s shareholders will become City Holding shareholders, and the Articles of Incorporation of City Holding Company (the “City Holding Articles”) and the Amended and Restated Bylaws of City Holding Company (the “City Holding Bylaws”) will govern their rights as City Holding shareholders.

The following summary discusses some of the material differences between the current rights of City Holding shareholders and Community Financial shareholders under the City Holding Articles, City Holding Bylaws, the Articles of Incorporation of Community Financial (the “Community Financial Articles”), and the Bylaws of Community Financial (the “Community Financial Bylaws”). The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of the Virginia Stock Corporation Act, the West Virginia Business Corporation Act (the “WVBCA”), and the articles of incorporation and bylaws of City Holding and Community Financial, respectively.

Authorized Capital

City Holding. City Holding is authorized to issue 50,000,000 shares of common stock, $2.50 par value per share, all of which have identical rights and preferences, and 500,000 shares of preferred stock, $25.00 par value per share. As of the date of this proxy statement/prospectus, City Holding had outstanding              shares of its common stock and no shares of preferred stock. Each of the outstanding shares of City Holding common stock has been validly issued, fully paid, and is not liable for further call or assessment.

Community Financial. Community Financial is authorized to issue 10,000,000 shares of common stock, $0.01 par value per share, all of which have identical rights and preferences, and 3,000,000 shares of preferred stock, $0.01 par value per share. As of the date of this proxy statement/prospectus, Community Financial had outstanding              shares of its common stock and 12,643 shares of its Series A Non-Voting Preferred Stock. Each of the outstanding shares of Community Financial’s capital stock has been validly issued, full paid, and is not liable for further call or assessment.

Voting Rights and Cumulative Voting

City Holding. Each holder of City Holding common stock generally has the right to cast one vote for each share of City Holding common stock held of record on all matters submitted to a vote of shareholders of City Holding. If City Holding issues shares of preferred stock, holders of the preferred stock may also possess voting rights. The WVBCA and the City Holding Bylaws allow a shareholder to cumulate his votes in the election of directors.

Community Financial. Each holder of Community Financial common stock generally has the right to cast one vote for each share of Community Financial common stock held of record on all matters submitted to a vote of shareholders of Community Financial. Holders of Community Financial TARP preferred stock generally do not have voting rights. Shareholders are not permitted to cumulate votes in the election of directors.

Dividends

City Holding and Community Financial may pay dividends and make other distributions on its securities at such times, in such amounts, to such persons, for such consideration and upon such terms and conditions as City Holding’s or Community Financial’s board of directors may determine, subject to certain statutory restrictions. The payment of cash dividends on Community Financial’s common stock requires the prior approval of federal banking regulators.

Liquidation

In the event of liquidation, dissolution or winding up of City Holding or Community Financial, the holders of shares of common stock will be entitled to receive, after payment or provision for payment of City Holding’s and Community Financial’s debts and other liabilities and of all shares having priority over the common stock, a ratable share of the remaining assets of City Holding or Community Financial, respectively.

Preemptive Rights

Holders of City Holding and Community Financial common stock are not entitled to preemptive rights with respect to any shares which may be issued.

Preferred Stock

The merger agreement prohibits Community Financial’s board of directors from issuing preferred stock prior to the effective time of the merger. The boards of directors of City Holding and Community Financial are generally authorized to issue preferred stock in series and to fix and state the voting powers, designations, preferences and other rights of the shares of each such series and the limitations thereof. City Holding’s preferred stock may rank prior to its common stock as to dividend rights, liquidation preferences or both, and may have full or limited voting rights. The holders of such preferred stock will be entitled to vote as a separate class or series under certain circumstances, regardless of any other voting rights which such holders may have.

Issuance of Additional Shares

City Holding. Except in connection with the proposed merger with Community Financial, the exercise of stock options and as otherwise provided herein, City Holding has no specific plans for the issuance of the additional authorized shares of its common stock or for the issuance of any shares of preferred stock. In the future, the authorized but unissued and unreserved shares of City Holding common stock will be available for general corporate purposes including, but not limited to, possible issuance as stock dividends or stock splits, in future mergers or acquisitions, under a cash dividend reinvestment and stock purchase plan, or in future underwritten or other public or private offerings. The authorized but unissued shares of City Holding preferred stock will similarly be available for issuance in future mergers or acquisitions, in future underwritten public offerings or private placements or for other general corporate purposes.

Section 31D-6-621 of the WVBCA authorizes the board of directors of a West Virginia corporation to authorize the issuance of additional shares, unless the corporation’s articles of incorporation reserve such a right for the corporation’s shareholders. In accordance with the City Holding Articles, except as otherwise required to approve the transaction in which the additional authorized shares of City Holding common stock or authorized shares of preferred stock would be issued, no shareholder approval will be required for the issuance of these shares. Accordingly, City Holding’s board of directors, without shareholder approval, may issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of City Holding common stock subject to the restrictions imposed on the issuance of such shares by The Nasdaq Stock Market.

Community Financial. Community Financial has no specific plans for the issuance of additional shares of its capital stock. The authorized but unissued and unreserved shares of Community Financial capital stock are available for general corporate purposes including, but not limited to, possible issuance as stock dividends or stock splits, in future mergers or acquisitions, pursuant to stock purchase or similar plans, or in future underwritten or other public or private offerings.

Section 13.1-643 of the VSCA authorizes the board of directors of a Virginia corporation to authorize the issuance of additional shares unless the corporation’s articles of incorporation reserve such a right for the corporation’s shareholders. In accordance with the Community Financial Articles, except as otherwise required to approve the transaction in which the additional authorized shares of Community Financial common stock or

Community Financial preferred stock would be issued, no shareholder approval will be required for the issuance of these shares. Accordingly, Community Financial’s board of directors, without shareholder approval, may issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of Community Financial common stock and Community Financial preferred stock.

Number and Restrictions upon Directors

City Holding. The City Holding Bylaws provide that the size of the City Holding board of directors shall range between five and twenty-five directors, with the exact number of directors to be fixed from time to time exclusively by the City Holding board of directors pursuant to a resolution adopted by a majority of the total number of directors, subject to certain conditions.

The City Holding Bylaws provide that directors of City Holding need not be residents of the State of West Virginia. No board member may serve beyond the annual meeting following the date that he or she shall attain age 75.

Community Financial. The Community Financial Bylaws provide that the number of directors constituting the Community Financial board of directors shall be eight directors.

Removal from Board

City Holding. Under the WVBCA, any member of a corporation’s board of directors may be removed, with or without cause, by the affirmative vote of a majority of all the votes entitled to be cast for the election of directors; provided, however, that a director may not be removed if the number of votes sufficient to elect the director under cumulative voting is voted against the director’s removal. The City Holding Bylaws provide that a director may be removed by the affirmative vote of a majority of shareholders.

Community Financial. Under the VSCA and the Community Financial Articles, any member of Community Financial’s board of directors may be removed, for cause, by the affirmative vote of a majority of all votes entitled to be cast for the election of directors.

Special Meetings of the Board

City Holding. The City Holding Bylaws provide that special meetings of the City Holding board of directors may be called by any three directors or by the president of City Holding upon not less than one day’s notice.

Community Financial. The Community Financial Bylaws provide that special meetings of the Community Financial board of directors may be called by the chairman of the board or the president upon not less than 24 hours’ notice.

Classified Board of Directors

The City Holding Bylaws and the Community Financial Articles provide that their companies’ respective boards of directors will be divided into three classes, with directors in each class elected for three-year staggered terms. Therefore, it could take two annual elections to replace a majority of the board of directors of City  Holding or Community Financial, respectively.

Indemnification

City Holding. The WVBCA provides in part that each West Virginia corporation has the power to indemnify any director against liability incurred in a proceeding against him by reason of being or having been such director (other than in an action by or in the right of the corporation) if he acted in good faith and in a manner he reasonably believed to be or not opposed to the best interests of the corporation, or, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. With respect to an action by or in the right of the corporation, except for reasonable expenses incurred in the proceeding as to which he meets the foregoing standard of conduct, a director may not be indemnified. A director also may not be indemnified unless ordered by a court if he is adjudged liable on the basis that he received a financial benefit to which he was not entitled. A West Virginia corporation may make any other or further indemnity to any such persons that may be authorized by the corporation’s articles of incorporation.

A corporation must indemnify a director who was wholly successful on the merits in the proceeding against reasonable expenses of the proceeding. A corporation may advance expenses incurred by a director in such a proceeding if he affirms he has met the standard of conduct and agrees to return the advanced expenses if it is determined he has not met this standard.

The City Holding Articles provide that City Holding shall indemnify any current or former officer or director of City Holding or a person serving as an officer or director of another corporation at City Holding’s request against costs and expenses incurred by him in connection with a claim or proceeding against him by reason of his being or having been an officer or director, unless the claim or proceeding relates to matters as to which the officer or director has been adjudged to be liable for gross negligence or willful misconduct in the performance of his duty to the corporation. To the extent that City Holding board of directors determines that a settlement is in City Holding’s best interests, City Holding shall reimburse the officer or director for any amounts paid in effecting the settlement and for reasonable expenses associated therewith.

Community Financial. Unless its articles of incorporation provide otherwise, a Virginia corporation must indemnify a director who entirely prevails in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

The Community Financial Articles provide that Community Financial shall indemnify any current or former officer or director of Community Financial, and may indemnify a person serving as a director, trustee, partner or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise at Community Financial’s request, against costs and expenses incurred by him in connection with a claim or proceeding against him by reason of him being or having been an officer or director, to the fullest extent permitted under Virginia law. The Community Financial board of directors may, by a majority vote of a quorum of disinterested directors, enter into a contract to indemnify any director or officer in respect of any proceedings arising from any act or omission, whether occurring before or after the execution of such contract.

Special Meetings of Shareholders

City Holding. The City Holding Articles provide that a special meeting of shareholders may be called at any time by the City Holding board of directors, or by the president and secretary, or by any three or more shareholders holding together not less than ten percent (10%) of the shares of City Holding, in accordance with the WVBCA.

Community Financial. The Community Financial Bylaws provide that a special meeting of shareholders may be called at any time by the chairman of the board, the president, or a majority of the board of directors.

Shareholder Nominations

City Holding. The City Holding Bylaws provide that the City Holding board of directors or any City Holding shareholder entitled to vote in the election of directors may nominate persons for election to City Holding’s board of directors pursuant to certain procedures set forth in the City Holding Bylaws. A shareholder nominating a person for the board of directors must give notice to City Holding’s secretary not less than 120 days prior to the first anniversary of the previous year’s annual meeting unless the dates of the annual meeting has changed by more than 30 days from the anniversary date of the previous year’s annual meeting in which case notice must be received not later than 120 calendar days prior to such annual meeting or 10 calendar days following the date on which public announcement of the meeting date is first made. If no annual meeting was held in the previous year or the date of the annual meeting was changed by more than 30 days from the anniversary date of the previous year’s annual meeting, the shareholder must give notice not later than 120 calendar days prior to such annual meeting or 10  calendar days following the date on which public announcement of the meeting is first made.

Community Financial. The Community Financial Bylaws provide that shareholders entitled to vote in the election of directors may nominate persons for election to Community Financial’s board of directors. A shareholder nominating a person for the board of directors must give notice to Community Financial’s secretary not less than 60 days before the date of the annual meeting.

Notice of Shareholder Proposals

City Holding. Pursuant to the City Holding Bylaws, shareholder proposals must be submitted to City Holding’s secretary not less than 120 days prior to the meeting at which such proposals are to be considered. If no annual meeting was held in the previous year or the date of the annual meeting was changed by more than 30 days from the anniversary date of the previous year’s annual meeting, the shareholder must give notice not later than 120 calendar days prior to such annual meeting or 10 calendar days following the date on which public announcement of the meeting is first made.

Community Financial. Pursuant to the Community Financial Bylaws, shareholder proposals must be submitted to Community Financial’s secretary not less than 60 days prior to the anniversary of the preceding year’s annual meeting.

Amendment of Articles of Incorporation and Bylaws

City Holding. Under the WVBCA, the City Holding Articles generally may be amended by the affirmative vote of a majority of all votes of shareholders entitled to be cast on a matter and a majority of the outstanding stock of each class entitled to vote on the amendment, unless a greater number is specified in the articles of incorporation. The City Holding Articles do not require a greater vote.

The City Holding Bylaws may be amended only by a majority vote of the directors of City Holding.

Community Financial. The Community Financial Articles generally may be amended by the affirmative vote of a majority of the total votes entitled to be cast by each voting group entitled to vote on the amendment.

The Community Financial Bylaws may be amended by a majority vote of the directors of Community Financial or by a majority vote of the shareholders voting in the election of directors.

Factors in Board Decision-Making

City Holding. Neither the City Holding Articles nor the WVBCA addresses the factors that may be considered by a board of directors in its decision-making process when considering acquisition or merger proposals.

Community Financial. Similar to City Holding, neither the Community Financial Articles nor the VSCA addresses the factors that may be considered by a board of directors in its decision-making process when considering acquisition or merger proposals.

Business Combinations with Interested Parties

City Holding. West Virginia corporate law does not contain statutory provisions restricting certain business combinations. Additionally, the City Holding Articles do not contain special provisions related to business combinations with interested parties.

Community Financial. The Affiliated Transactions Statute of the VSCA contains provisions governing “affiliated transactions.” These include various transactions such as mergers, share exchanges, sales, leases, or other dispositions of material assets, issuances of securities, dissolutions, and similar transactions with an “interested shareholder.” An interested shareholder is generally the beneficial owner of more than 10% of any class of a corporation’s outstanding voting shares. During the three years following the date a shareholder becomes an interested shareholder, any affiliated transaction with the interested shareholder must be approved by both a majority of the “disinterested directors” (those directors who were directors before the interested shareholder became an interested shareholder or who were recommended for election by a majority of disinterested directors) and by the affirmative vote of the holders of two-thirds of the corporation’s voting shares other than shares beneficially owned by the interested shareholder. These requirements do not apply to affiliated transactions if, among other things, a majority of the disinterested directors approve the interested shareholder’s acquisition of voting shares making such a person an interested shareholder before such acquisition. Beginning three years after the shareholder becomes an interested shareholder, the corporation may engage in an affiliated transaction with the interested shareholder if:

•	the transaction is approved by the holders of two-thirds of the corporation’s voting shares, other than shares beneficially owned by the interested shareholder;

•	the affiliated transaction has been approved by a majority of the disinterested directors; or

•

subject to certain additional requirements, in the affiliated transaction the holders of each class or series of voting shares will receive consideration meeting specified fair price and other requirements designed to ensure that all shareholders receive fair and equivalent consideration, regardless of when they tendered their shares.

The Affiliated Transactions Statute is only applicable to corporations that have more than 300 shareholders. Corporations may opt out of the Affiliated Transactions Statute in their articles of incorporation or bylaws. Community Financial has opted-out of the Affiliated Transactions Statute and the Community Financial Articles do not contain special provisions related to business combinations with interested parties.

PROPOSAL TWO: ADJOURNMENT OF THE SPECIAL MEETING

In the event that there are not sufficient votes to constitute a quorum at the time of the special meeting, the meeting will be adjourned or postponed to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received at the time of the meeting to be voted for an adjournment, if necessary, to solicit proxies to approve the merger agreement, Community Financial is submitting this question to its shareholders as a separate matter for their consideration. The board of directors of Community Financial recommends that its shareholders vote “FOR” the proposal to adjourn or postpone the meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement. If it is necessary to adjourn or postpone the special meeting, no notice of such adjourned or postponed meeting is required to be given to Community Financial’s shareholders, other than an announcement at the special meeting of the place, date and time to which the meeting is adjourned or postponed.

The adjournment proposal will be approved if the number of shares, represented in person or by proxy at the special meeting and entitled to vote thereon, voted in favor of the proposal exceeds the number of shares voted against such proposal. Therefore, if you mark “ABSTAIN” on your proxy with respect to the adjournment proposal, of if you fail to vote or fail to instruct your bank or broker how to vote with respect to the adjournment proposal, it will have no effect on the compensation proposal.

The board of directors of Community Financial recommends that you vote “FOR” approval of this proposal.

PROPOSAL THREE: ADVISORY (NON-BINDING) VOTE

ON THE COMPENSATION PROPOSAL

The following table sets forth the amount of payments and benefits that each of the named executive officers of Community Financial would receive in connection with the merger, assuming the merger was completed on                     , 2012, and that each of them incurred a severance-qualifying termination on such date. These payments and benefits are the subject of an advisory (non-binding) vote of Community Financial’s shareholders.

Golden Parachute Compensation

Name	Cash ($)	Equity ($)	Pension/ NQDC ($)	Perquisites/ Benefits ($)	Tax Reimbursement ($)	Other ($)	Total ($)
Norman C. Smiley, III	$526,417	$0	$0	$0	$0	$0	$526,417
R. Jerry Giles	$348,398	$0	$0	$0	$0	$0	$348,398
John J. Howerton	$348,398	$0	$0	$0	$0	$0	$348,398

On June 18, 2012, the Office of the Comptroller of the Currency (“OCC”) informed Community Bank that it was deemed to be in troubled condition due to its “deteriorated financial condition and high level of risk exposure associated with its asset quality.” On August 9, 2012, Community Bank entered into an Agreement with the OCC which requires Community Bank to take certain actions to strengthen management and improve asset quality, lending, risk management, liquidity, profit, capital and other matters. This Agreement repeats the troubled condition designation already in place. Federal law may limit or prohibit certain payments to employees of banks which are designated as troubled. City Holding and City National Bank have filed applications with the Board of Governors of the Federal Reserve and the Federal Deposit Insurance Corporation asserting that these limitations do not apply to City Holding and City National but seeking permission to make these payments if those regulatory agencies do not agree. The merger agreement provides that City Holding and City National are not obligated to make any payments or enter into any agreements which are not permitted by law.

The Agreement provides that entry into agreements with Norman C. Smiley and Lyle Moffett are conditions to closing of the merger. In the event that City Holding and City National are not permitted to enter into the agreements with Mr. Smiley and Mr. Moffett, then the conditions will have to be waived by the parties or alternative arrangements which are acceptable to the regulatory agencies will have to be substituted in order to close the merger.

Section 14A of the Securities Exchange Act of 1934 adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act requires that any proxy statement relating to a meeting of shareholders at which shareholders are asked to approve a merger must disclose any type of compensation payable to the acquired company’s named executive officers in connection with the transaction, and must include a separate resolution subject to a shareholder advisory (non-binding) vote to approve any such compensation. The tables and the narrative contained in this proxy statement/prospectus under “The Merger—Interests of Community Financial’s Directors and Executive Officers in the Merger” provide the required disclosures of the compensation that may be paid or become payable to Community Financial’s named executive officers in connection with the merger and the agreements and understandings pursuant to which such compensation may be paid or become payable. The following resolution, which Community Financial’s shareholders are being asked to adopt, provides Community Financial’s shareholders with the opportunity to cast an advisory (non-binding) vote on such compensation:

RESOLVED, that the shareholders of Community Financial Corporation, in connection with the merger of Community Financial Corporation with and into City Holding Company, and the agreements and understandings pursuant to which such compensation may be paid or become payable, as disclosed

in the table in the section of the proxy statement/prospectus dated                     , 2012, entitled, “The Merger—Interests of Community Financial’s Directors and Executive Officers in the Merger”.

The vote on the compensation proposal is a vote separate and apart from the vote to approve the merger agreement. You may vote for the compensation proposal and against the proposal to approve the merger agreement, and vice versa. Because the vote on the compensation proposal is advisory only, it will not be binding on either Community Financial or City Holding. Accordingly, because City Holding is contractually obligated to pay the compensation, if the merger is completed and subject to the non-objection of applicable banking regulators, the compensation will be payable subject only to the conditions applicable thereto, regardless of the outcome of the advisory vote.

Community Financial’s board of directors recommends that you vote “FOR” the compensation proposal.

LEGAL MATTERS

Jackson Kelly PLLC will opine as to the tax treatment of the consideration paid in connection with the merger under the Internal Revenue Code. Jackson Kelly PLLC will opine as to the legality of the common stock of City Holding offered by this proxy statement/prospectus. Silver, Freedman & Taff, L.L.P. will opine on corporate organization and authority to Community Financial.

EXPERTS

The consolidated financial statements of City Holding Company incorporated by reference in City Holding Company’s Annual Report on Form 10-K for the year ended December 31, 2011 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference, in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Community Financial as of March 31, 2012 and 2011, and for each of the two years in the period ended March 31, 2012, included in this proxy statement/prospectus have been audited by Yount, Hyde & Barbour, P.C., independent auditors, as stated in their report appearing herein and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

City Holding filed with the SEC under the Securities Act the registration statement on Form S-4 to register the shares of City Holding common stock to be issued to Community Financial’s shareholders in connection with the merger. The registration statement, including the exhibits and schedules thereto, contains additional relevant information about City Holding and its common stock. The rules and regulations of the SEC allow City Holding to omit certain information included in the registration statement from this proxy statement/prospectus. This proxy statement/prospectus is part of the registration statement and is a prospectus of City Holding in addition to being Community Financial’s proxy statement for its special meeting.

City Holding (File No. 0-11733) files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, like City Holding, that file electronically with the SEC. The address of that site is www.sec.gov. City Holding also posts its SEC filings on its website. The website address is www.cityholding.com. Information contained on the City Holding website is not incorporated by reference into this proxy statement/prospectus, and you should not consider information contained in its website as part of this proxy statement/prospectus. You can also inspect reports, proxy statements and other information that City Holding has filed with the SEC at the National Association of Securities Dealers, Inc., 1735 K Street, Washington, D.C. 20096.

The SEC allows City Holding to “incorporate by reference” information into this proxy statement/prospectus. This means that we can disclose important information to you by referring you to another document filed separately by City Holding with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that City Holding has previously filed with the SEC:

• Annual Report on Form 10-K for the year ended December 31, 2011	Filed on March 15, 2012

• Quarterly Report on Form 10-Q for the six months ended June 30, 2012	Filed on August 9, 2012

• Definitive Proxy Materials for the 2012 Annual Meeting of Shareholders	Filed on March 23, 2012

• Current Reports on Form 8-K	Filed on March 16, 2012, March 29, 2012, April 26, 2012, April 30, 2012, June 5, 2012, June 28, 2012, August 1, 2012, August 3, 2012, and August 7, 2012

•   The description of City Holding’s common stock set forth in City Holding’s registration statement on Form 8-A filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating those descriptions

Filed on May 28, 1987

City Holding also incorporates by reference additional documents that may be filed under Sections 13(a) and 15(d) of the Securities Exchange Act of 1934 with the SEC between the date of this proxy statement/prospectus and the date of Community Financial’s special meeting of shareholders or the termination of the merger agreement. These include periodic reports such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

You can obtain additional copies of the documents incorporated by reference in this proxy statement/prospectus free of charge by requesting them in writing or by telephone from the following address:

City Holding Company

25 Gatewater Road

Cross Lanes, West Virginia 25313

Attention: Vikki Evans-Faw

Telephone: (304) 769-1100

If you would like to request any documents, please do so by                     , 2012, in order to receive them before the special meeting.

Neither City Holding nor Community Financial has authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that we have incorporated into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. Information in this proxy statement/prospectus about City Holding has been supplied by City Holding and information about Community Financial has been supplied by Community Financial. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

OTHER MATTERS

The board of directors of Community Financial knows of no other matters that may come before the special meeting. If any matters other than those referred to should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

COMMUNITY FINANCIAL CORPORATION, INC.

COMMUNITY BANK,

CITY HOLDING COMPANY,

and

CITY NATIONAL BANK OF WEST VIRGINIA

August 2, 2012

Article I—The Company Merger			A-1
1.01		The Company Merger	A-1
	(a)	Structure and Effects of the Company Merger	A-1
	(b)	Name and Offices	A-2
	(c)	Articles of Incorporation	A-2
	(d)	Bylaws	A-2
	(e)	Directors	A-2
	(f)	Officers	A-2
1.02		Reservation of Right to Revise Structure	A-2
1.03		Effective Time	A-2
Article II—The Subsidiary Merger			A-2
2.01		The Subsidiary Merger	A-2
	(a)	Structure and Effects of the Subsidiary Merger	A-2
	(b)	Name and Offices	A-2
	(c)	Articles of Association	A-3
	(d)	Bylaws	A-3
	(e)	Directors	A-3
	(f)	Officers	A-3
2.02		Effective Time	A-3
Article III—Consideration			A-3
3.01		Consideration	A-3
3.02		Rights as Shareholders; Stock Transfers	A-3
3.03		Fractional Shares	A-3
3.04		Exchange Procedures	A-4
3.05		Anti-Dilution Adjustments	A-4
3.06		Options	A-4
3.07		Preferred Stock and Warrant	A-5
Article IV—Actions Pending the Company and Subsidiary Merger			A-5
4.01		Forbearances of Community Financial and Community Bank	A-5
	(a)	Ordinary Course	A-5
	(b)	Capital Stock	A-5
	(c)	Dividends, Etc.	A-5
	(d)	Compensation; Employment Contracts; Etc.	A-5
	(e)	Benefit Plans	A-6
	(f)	Dispositions	A-6
	(g)	Acquisitions	A-6
	(h)	Governing Documents	A-6
	(i)	Accounting Methods	A-6
	(j)	Contracts	A-6
	(k)	Claims	A-6
	(l)	Risk Management	A-6
	(m)	Indebtedness	A-6
	(n)	Loans	A-7
	(o)	Adverse Actions	A-7
	(p)	Interest Rates	A-7
	(q)	Commitments	A-7
	(r)	Capital Expenditures; Non-Interest Expense	A-7
	(s)	Employment and Other Agreements	A-7

A-i

4.02		Forbearances of CHC and City National	A-7
	(a)	Ordinary Course	A-7
	(b)	Governing Documents	A-7
	(c)	Accounting Methods	A-8
	(d)	Adverse Actions	A-8
	(e)	Commitments	A-8
4.03		Transition	A-8
4.04		Control of the Other Party’s Business	A-8
Article V—Representations and Warranties			A-8
5.01		Disclosure Schedules	A-8
5.02		Representations and Warranties of Community Financial and Community Bank	A-8
	(a)	Organization and Capital Stock	A-8
	(b)	Authorization and No Default	A-9
	(c)	Subsidiaries	A-10
	(d)	Financial Information	A-11
	(f)	Regulatory Enforcement Matters	A-11
	(g)	Tax Matters	A-11
	(h)	Litigation	A-11
	(i)	Employment Agreements	A-12
	(j)	Reports	A-12
	(k)	Financial Reports; Absence of Certain Changes or Events	A-12
	(l)	Loans and Investments	A-13
	(m)	Employee Matters and ERISA	A-14
	(n)	Title to Properties; Insurance	A-15
	(o)	Environmental Matters	A-16
	(p)	Compliance with Law	A-16
	(q)	Brokerage	A-17
	(r)	No Undisclosed Liabilities	A-17
	(s)	Properties, Contracts and Other Agreements	A-17
	(t)	Interim Events	A-18
	(u)	Statements True and Correct	A-18
	(v)	Books and Records	A-18
	(w)	Deposit Insurance	A-18
	(x)	Reorganization	A-18
	(y)	Takeover Laws and Provisions	A-18
	(z)	Employee Stock Ownership and 401(k) Plan.	A-18
5.03		Representations and Warranties of CHC and City National	A-19
	(a)	Organization and Capital Stock	A-19
	(b)	Authorization and No Default	A-19
	(c)	City National	A-19
	(d)	Financial Information	A-20
	(f)	Regulatory Enforcement Matters	A-20
	(g)	Tax Matters	A-20
	(h)	Litigation	A-20
	(i)	Reports	A-20
	(j)	Financial Reports; Absence of Certain Changes or Events	A-21
	(k)	Employee Matters and ERISA	A-22
	(n)	Title to Properties; Insurance	A-24
	(l)	Environmental Matters	A-24
	(m)	Compliance with Law	A-24
	(n)	Brokerage	A-24
	(o)	No Undisclosed Liabilities	A-24

A-ii

	(p)	Statements True and Correct	A-25
	(q)	Books and Records	A-25
	(r)	Deposit Insurance	A-25
	(s)	Reorganization	A-25
Article VI—Covenants			A-25
6.01		Reasonable Best Efforts	A-25
6.02		Shareholder Approval	A-25
6.03		Registration Statement	A-26
6.04		Press Releases	A-26
6.05		Access; Information	A-27
6.06		Acquisition Proposals	A-27
6.07		Nasdaq Global Select Market Listing	A-27
6.08		Regulatory Applications	A-28
6.09		Title Insurance and Surveys	A-28
6.10		Environmental Reports	A-28
6.11		Conforming Accounting and Reserve Policies; Restructuring Expenses	A-29
6.12		Notification of Certain Matters	A-29
6.13		Defined Contribution Plans	A-29
6.14		Defined Benefit Plan	A-30
6.15		Compliance	A-30
6.16		Employment/Change of Control Agreements	A-30
6.17		Salary Continuation Agreements	A-30
6.17		Salary Continuation Agreements	A-30
6.18		Employee Matters	A-31
6.19		Severance	A-31
6.20		D&O Insurance	A-32
6.21		Community Financial Option Plans	A-32
6.22		TARP Purchase and Warrant	A-32
6.23		Directorship	A-33
Article VII—Conditions to Consummation of the Company Merger			A-33
7.01		Conditions to Each Party’s Obligation to Effect the Company Merger	A-33
	(a)	Shareholder Approval	A-33
	(b)	Governmental and Regulatory Consents	A-33
	(c)	Third Party Consents	A-33
	(d)	No Injunction	A-33
	(e)	Registration Statement	A-33
	(f)	Blue Sky Approvals	A-33
7.02		Conditions to Obligation of Community Financial	A-34
	(a)	Representations and Warranties	A-34
	(b)	Performance of Obligations of CHC and City National	A-34
	(c)	Opinion of Counsel.	A-34
	(d)	Fairness Opinion	A-34
	(e)	Listing	A-34
	(f)	Tax Opinion of CHC’s Counsel.	A-34
7.03		Conditions to Obligation of CHC	A-34
	(a)	Representations and Warranties	A-34
	(b)	Performance of Obligations of Community Financial	A-35
	(c)	Opinion of Counsel	A-35
	(d)	Tax Opinion of CHC’s Counsel.	A-35
	(e)	Director Non-Competes.	A-35
	(f)	Employment Agreement	A-35
	(g)	Redemption of Community Bank Preferred Stock.	A-35

A-iii

Article VIII—Closing			A-35
8.01		Deliveries by Community Financial at Closing	A-35
8.02		Deliveries by CHC at the Closing	A-36
Article IX—Termination			A-37
9.01		Termination	A-37
	(a)	Mutual Consent	A-37
	(b)	Breach	A-37
	(c)	Delay	A-37
	(d)	No Approval	A-37
	(e)	Failure to Recommend, Etc.	A-37
	(g)	Acceptance of Superior Proposal	A-37
9.02		Decline in CHC Common Stock Price	A-38
9.03		Effect of Termination and Abandonment	A-39
9.04		Liquidated Damages	A-39
Article X—Miscellaneous			A-39
10.01		Survival	A-39
10.02		Waiver; Amendment; Assignment	A-39
10.03		Counterparts	A-40
10.04		Governing Law	A-40
10.05		Expenses	A-40
10.06		Notices	A-40
10.07		Entire Understanding; No Third Party Beneficiaries	A-41
10.08		Severability	A-41
10.09		Disclosures	A-41
10.10		Interpretation; Effect	A-41

Exhibit A	Plan of Merger
Exhibit B	Form of Agreement and Plan of Merger for Subsidiary Merger
Exhibit C-1	Form of Agreement—Smiley
Exhibit C-2	Form of Agreement—Moffett
Exhibit D	Form of Change of Control Agreement
Exhibit E	Form of Termination Release Agreement
Exhibit F	Form of Opinion of CHC’s Counsel
Exhibit G	Form of Opinion of Community Financial’s Counsel
Exhibit H	Form of Director Non-Compete

A-iv

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is dated as of August 2, 2012, by and among Community Financial Corporation, Inc. a Virginia corporation (“Community Financial”), Community Bank, a federal savings association (“Community Bank”), City Holding Company, a West Virginia corporation (“CHC”), and City National Bank of West Virginia, a national banking association (“City National”).

W I T N E S S E T H:

A. Each of the parties desires to effect a merger of Community Financial with and into CHC, with CHC being the surviving entity in the merger (the “Company Merger”);

B. Community Financial has 10,000,000 authorized shares of common stock, par value $0.01 per share (“Community Financial Common Stock”), of which 4,361,658 shares are presently issued and outstanding, and 3,000,000 shares of preferred stock, par value $0.01 and liquidation value of $1,000 per share (“Community Financial Preferred Stock”), of which 12,643 shares are presently issued and outstanding (collectively, “Community Financial Shares”). Community Financial has also issued a Warrant to Purchase 351,194 shares of Community Financial Common Stock at an exercise price of $5.40 per share, dated December 19, 2008 (the “Warrant”);

C. CHC has 50,000,000 authorized shares of common stock, par value $2.50 per share (“CHC Common Stock”), and 500,000 authorized shares of preferred stock, par value $25.00 per share, of which 14,820,633shares of CHC Common Stock and no shares of preferred stock are presently issued and outstanding;

D. Community Financial owns all of the issued and outstanding shares of Community Bank’s common stock. CHC owns all of the issued and outstanding shares of capital stock of City National. In addition to the Company Merger, the parties desire to effect a merger of Community Bank with and into City National, with City National being the surviving entity in the merger (the “Subsidiary Merger”);

E. The Boards of Directors of Community Financial, Community Bank, CHC, and City National, respectively, each have determined that it is in the best interests of their respective organizations and shareholders to effect the mergers; and

F. It is the intention of the parties to this Agreement that the business combinations contemplated hereby each be treated as a “reorganization” under Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the premises, and of the mutual covenants, representations, warranties and agreements contained herein, the parties agree as follows:

Article I

The Company Merger

1.01 The Company Merger. On the Effective Time (as defined below) or as soon thereafter as possible, the Company Merger contemplated by this Agreement shall occur and in furtherance thereof:

(a) Structure and Effects of the Company Merger. Community Financial shall merge with and into CHC, and the separate corporate existence of Community Financial shall thereupon cease. CHC shall be the surviving corporation in the Company Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue to be governed by the laws of the State of West Virginia, and the separate corporate existence of CHC with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Company Merger. The Company Merger shall have the effects specified in W. Va. Code Section 31D-11-1107 of the West Virginia Business Corporation Act (the “WVBCA”) and Section 13.1-721 of the Virginia Stock Corporation Act (the “VSCA”).

(b) Name and Offices. The name of the Surviving Corporation shall be City Holding Company. Its principal office shall be located at 25 Gatewater Road, Charleston, West Virginia 25313.

(c) Articles of Incorporation. The CHC articles of incorporation, as in effect immediately prior to the Effective Time, shall continue to be the articles of incorporation of the Surviving Corporation following the Company Merger, until duly amended in accordance with the terms thereof and the WVBCA.

(d) Bylaws. The CHC Code of Bylaws, as in effect immediately prior to the Effective Time, shall continue to be the bylaws of the Surviving Corporation following the Company Merger, until duly amended in accordance with the terms thereof, the articles of incorporation of CHC and the WVBCA.

(e) Directors. The directors of CHC, immediately prior to the Effective Time, together with the director appointed pursuant to Section 6.23, shall continue to hold such positions following the Company Merger, and such directors shall hold offices until such time as their successors shall be duly elected and qualified.

(f) Officers. The officers of CHC holding such positions immediately prior to the Effective Time shall continue to be the officers of the Surviving Corporation following the Company Merger.

1.02 Reservation of Right to Revise Structure. At CHC’s election, the Company Merger may alternatively be structured so that Community Financial is merged with and into any other direct wholly-owned subsidiary of CHC; provided, however, that no such change shall (x) alter or change the amount or kind of the Merger Consideration (as defined in Section 3.01(a)) or the treatment of the holders of the capital stock of Community Financial, (y) prevent Community Financial from obtaining the opinion of Scott & Stringfellow, LLC, referred to in Section 7.02(d) or otherwise adversely affect the tax treatment of the Company Merger to the Community Financial shareholders or (z) materially impede or delay consummation of the transactions contemplated by this Agreement. In the event of such an election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

1.03 Effective Time. The Company Merger shall become effective on the date and at the time shown on the Articles of Merger required to be filed in the office of the Secretary of State of the State of West Virginia, which shall include the Plan of Merger attached hereto as Exhibit A in accordance with the WVBCA, and the office of the Virginia State Corporation Commission, which shall include the Plan of Merger attached hereto as Exhibit A in accordance with the VSCA, effecting the Company Merger (“Effective Time”). Subject to the terms of this Agreement, the parties shall cause the Company Merger to become effective (a) on the date that is the fifth (5th) full trading day on the Nasdaq Global Select Market to occur after the last of all required regulatory and shareholder approvals of the Company Merger and the Subsidiary Merger have been received and all required waiting periods have expired, or (b) on such date as the parties may agree in writing (the “Effective Date”).

Article II

The Subsidiary Merger

2.01 The Subsidiary Merger. Immediately after the Effective Time or as soon thereafter as possible, the Subsidiary Merger contemplated by this Agreement shall occur and in furtherance thereof:

(a) Structure and Effects of the Subsidiary Merger. Community Bank shall merge with and into City National on the terms and conditions set forth in the Agreement and Plan of Subsidiary Merger in the form attached hereto as Exhibit B (the “Subsidiary Merger Agreement”), and the separate corporate existence of Community Bank shall thereupon cease. City National shall be the surviving bank in the Subsidiary Merger (sometimes hereinafter referred to as the “Surviving Bank”) and shall continue to be governed by federal law, and the separate corporate existence of City National with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Subsidiary Merger. The Subsidiary Merger shall have the effects specified in Section 215c of the National Bank Act of 1864, as amended (the “NBA”).

(b) Name and Offices. The name of the Surviving Bank shall be City National Bank of West Virginia. Its principal office shall be located at 3601 MacCorkle Avenue, S.E., Charleston, West Virginia 25324.

(c) Articles of Association. The City National articles of association, as in effect immediately prior to the Effective Time, shall continue to be the articles of association of the Surviving Bank following the Subsidiary Merger, until duly amended in accordance with the terms thereof and the NBA.

(d) Bylaws. The City National bylaws, as in effect immediately prior to the Effective Time, shall continue to be the bylaws of the Surviving Bank following the Subsidiary Merger, until duly amended in accordance with the terms thereof, the articles of association of City National and the NBA.

(e) Directors. The directors of City National, immediately prior to the Effective Time, together with the director appointed pursuant to Section 6.23, shall continue to hold such positions following the Subsidiary Merger, and such directors shall hold offices until such time as their successors shall be duly elected and qualified.

(f) Officers. The officers of City National holding such positions immediately prior to the Effective Time shall continue to be the officers of the Surviving Bank following the Subsidiary Merger.

2.02 Effective Time. The Subsidiary Merger shall become effective on a date specified by the Office of the Comptroller of the Currency (the “OCC”) pursuant to the NBA. Subject to the terms of this Agreement, the parties shall cause the Subsidiary Merger to become effective on the Effective Date but after the Effective Time, or as soon as possible thereafter.

Article III

Consideration

3.01 Consideration. Subject to the terms and conditions of this Agreement, at the Effective Time:

(a) Each holder of a share of Community Financial Common Stock issued and outstanding prior to the Effective Time (other than shares held directly or indirectly by CHC, except shares held by CHC in a fiduciary capacity or in satisfaction of a debt previously contracted, if any) shall receive in respect thereof 0.1753 shares of CHC Common Stock (the “Exchange Ratio”) for each share of Community Financial Common Stock (the “Merger Consideration”).

(b) Each share of Community Financial Common Stock that, immediately prior to the Effective Time, is held directly or indirectly by CHC, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, shall by virtue of the Company Merger be canceled and retired and shall cease to exist, and no exchange or payment shall be made therefor.

(c) Each share of CHC Common Stock that is issued and outstanding immediately prior to the Effective Time shall continue to be an issued and outstanding share of CHC Common Stock at and after the Effective Time.

3.02 Rights as Shareholders; Stock Transfers. At the Effective Time, holders of Community Financial Common Stock shall cease to be, and shall have no rights as, shareholders of Community Financial, other than the right to receive (a) any dividend or other distribution with respect to such Community Financial Common Stock with a record date occurring prior to the Effective Date, and (b) the per share Merger Consideration for each share of Community Financial Common Stock, as provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of Community Financial or the Surviving Corporation of Community Financial Common Stock.

3.03 Fractional Shares. Notwithstanding any other provision in this Agreement, no fractional shares of CHC Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Company Merger; instead, CHC shall pay to each holder of Community Financial Common Stock who otherwise would be entitled to a fractional share of CHC Common Stock an amount in cash (without interest) determined by multiplying such fraction by the CHC Average Closing Price. The CHC Average Closing Price shall equal the average of the per share closing prices of a share of CHC Common Stock as reported on the Nasdaq Global Select Market during the ten (10) trading days immediately preceding the tenth (10th) calendar day immediately preceding the Effective Date (the “CHC Average Closing Price”).

3.04 Exchange Procedures.

(a) As soon as practicable but in no event more than five (5) calendar days after the Effective Date, the Exchange Agent shall mail a letter of transmittal to each holder of record of Community Financial Common Stock whose shares of Community Financial Common Stock were converted into the right to receive a portion of the Merger Consideration. The letter of transmittal shall provide instructions for the submission of certificates (“Old Certificates”) (or an indemnity satisfactory to CHC, the Surviving Bank and Computershare Investor Services, LLC, as Exchange Agent (the “Exchange Agent”), if any of such certificates are lost, stolen, or destroyed) representing all shares of Community Financial Common Stock of such holder of record converted into the right to receive the applicable portion of the Merger Consideration at the Effective Time.

(b) At or prior to the Effective Time, CHC shall deposit, or shall cause to be deposited, with the Exchange Agent an estimated amount of cash for fractional shares (such cash being hereinafter referred to as, the “Exchange Fund”). In accordance with the terms contained in the letter of transmittal contemplated in this Section 3.04, the Exchange Agent shall distribute the Exchange Fund to the Community Financial shareholders upon receipt of the Old Certificates or a satisfactory indemnity as contemplated in Section 3.04(a).

(c) CHC shall cause any check in respect of any cash that a holder of Community Financial Common Stock shall be entitled to receive to be delivered to such shareholder no later than five (5) days following delivery to the Exchange Agent of the Old Certificates (or indemnity satisfactory to CHC, the Surviving Bank and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such shareholder. No interest will be paid on any per share Merger Consideration that any such holder shall be entitled to receive pursuant to this Article III upon such delivery.

(d) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Community for one year after the Effective Time shall be returned to CHC. Any shareholders of Community Financial who have not theretofore complied with this Article III shall thereafter look only to CHC for payment of any applicable per share Merger Consideration, without any interest thereon.

(e) Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Community Financial Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

3.05 Anti-Dilution Adjustments. Should CHC change (or establish a record date for changing) the number of shares of CHC Common Stock issued and outstanding prior to the Effective Time by way of a stock split, stock dividend, special cash dividend, recapitalization, reclassification, reorganization or similar transaction with respect to the outstanding CHC Common Stock, and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be appropriately and proportionately adjusted.

3.06 Options. At the Effective Time, each outstanding option (each, a “Community Financial Stock Option”) to purchase shares of Community Financial Common Stock under any and all plans of Community Financial under which stock options have been granted and are outstanding (collectively, the “Community Financial Stock Plans”) shall vest and holders of Community Financial Stock Options shall be entitled to receive cash in an amount equal to the difference between the value of (a) $6.00 and (b) the exercise price (rounded to the nearest cent) for each outstanding Community Financial Stock Option (the “Stock Option Consideration”). There will be no payment by CHC to any holder of Community Financial Stock Options with an exercise price equal to or greater than $6.00 and any such Community Financial Stock Option shall be terminated as of the Effective Time. CHC shall have no obligation to make any additional grants or awards under the Community Financial Stock Plans.

3.07 Preferred Stock and Warrant. Each share of Community Financial Preferred Stock issued and outstanding immediately prior to the Effective Time shall be canceled and retired and shall cease to exist as of the Effective Time in connection with the purchase of the Community Financial Preferred Stock by CHC as provided for in Section 6.22 of this Agreement. Prior to, or as soon as practicable after, the Effective Time, the Warrant shall be cancelled in connection with the purchase of the Warrant by CHC as provided for in Section 6.22. No Merger Consideration shall be payable for the Community Financial Preferred Stock or the Warrant.

Article IV

Actions Pending the Company and Subsidiary Merger

4.01 Forbearances of Community Financial and Community Bank. From the date hereof until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement or the Disclosure Schedules (as hereinafter defined in Section 5.01), without the prior written consent of CHC, neither Community Financial nor Community Bank will:

(a) Ordinary Course. Conduct its business other than in the ordinary and usual course or, to the extent consistent therewith, fail to use reasonable efforts to preserve intact its business organizations and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates.

(b) Capital Stock. Other than as set forth in its Disclosure Schedule,

(1) Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock of Community Financial or Community Bank or any rights to subscribe for or purchase shares of capital stock of Community Financial or Community Bank or any other capital stock, or securities convertible into or exchangeable for any capital stock, of Community Financial or Community Bank, except pursuant to the exercise of Community Financial stock options,

(2) Permit any additional shares of capital stock of Community Financial or Community Bank to become subject to grants of employee or director stock options, restricted stock grants, or similar stock-based employee or director rights,

(3) Repurchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Community Financial or Community Bank, except as provided for herein,

(4) Effect any recapitalization, reclassification, stock split or like change in capitalization,

(5) Form a new subsidiary, or

(6) Enter into, or take any action to cause any holders of Community Financial Common Stock to enter into, any agreement, understanding or commitment relating to the right of holders of Community Financial Shares to vote any shares of Community Financial Shares, or cooperate in any formation of any voting trust relating to such shares.

(c) Dividends, Etc. Make, declare, pay or set aside for payment any dividend other than Community Financial dividends required by the terms of the Community Financial Preferred Stock.

(d) Compensation; Employment Contracts; Etc. Except for commitments on the date hereof disclosed in its Disclosure Schedule, enter into, amend, modify, renew or terminate any employment, consulting, severance or similar contracts with any directors, officers or employees of, or independent contractors with respect to, Community Financial and Community Bank, or grant any salary, wage or other increase or increase any employee benefit (including incentive or bonus payments), except for (1) changes that are required by applicable law; (2) changes contemplated by this Agreement; (3) changes in base salary consistent with CHC’s salary administration procedures and properly approved by CHC; or (4) bonuses for performance under documented incentive plans and upon approval by CHC, which approval shall not be unreasonably witheld.

(e) Benefit Plans. Enter into, establish, adopt, amend, modify or terminate any pension, retirement, stock option, stock purchase, savings, profit sharing, employee stock ownership, deferred compensation, consulting, bonus, group insurance or other employee or director benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, or make any new or increase any outstanding grants or awards under any such contract, plan or arrangement, in respect of any current or former directors, officers or employees of, or independent contractors with respect to, Community Financial or Community Bank (or any dependent or beneficiary of any of the foregoing persons), including taking any action that accelerates the vesting or exercisability of or the payment or distribution with respect to other compensation or benefits payable thereunder, except, in each such case, (1) as may be required by applicable law, (2) as are provided for or contemplated by this Agreement or (3) in the ordinary course of business consistent with past practice.

(f) Dispositions. Except as set forth in its Disclosure Schedule or in the ordinary course of business in dealing with nonperforming assets or as otherwise contemplated by this Agreement, sell, transfer, mortgage, lease, encumber or otherwise dispose of or discontinue any material portion of its assets, business or properties.

(g) Acquisitions. Except (1) pursuant to contracts existing on the date hereof and described in its Disclosure Schedule, (2) for short-term investments for cash management purposes, (3) pursuant to bona fide hedging transactions, (4) by way of foreclosures or otherwise in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice, (5) consistent with past practice, supplies and other assets used in the ordinary course of business to support operations and existing infrastructure, of Community Financial and Community Bank and (6) readily marketable securities in the ordinary and usual course of business consistent with past practice, neither Community Financial nor Community Bank will acquire any assets or properties of another person in any one transaction or a series of related transactions.

(h) Governing Documents. Amend the articles of incorporation, charter or bylaws of Community Financial or Community Bank.

(i) Accounting Methods. Implement or adopt any change in the accounting principles, practices or methods used by Community Financial or Community Bank, other than as may be required by generally accepted accounting principles in the United States (“GAAP”), as concurred with by Community Financial’s independent auditors, or as required by any U.S. banking regulator with authority over Community Financial in regulatory filings or other documents.

(j) Contracts. Except in the ordinary course of business or pursuant to the terms of this Agreement, enter into or terminate any material contract or amend or modify in any material respect any of its existing material contracts other than current commitments set forth in its Disclosure Schedule.

(k) Claims. Settle any claim, action or proceeding, except for any claim, action or proceeding involving solely money damages in an amount, individually or in the aggregate, that is not material to Community Financial or Community Bank, taken as a whole.

(l) Risk Management. Except as required by applicable law or regulation: (1) implement or adopt any material change in its interest rate risk management and hedging policies, procedures or practices; or (2) fail to follow in any material respect its existing policies or practices with respect to managing its exposure to interest rate risk.

(m) Indebtedness. Other than in the ordinary course of business (including creation of deposit liabilities, Federal Home Loan Bank advances, entering into repurchase agreements, purchases or sales of federal funds, and sales of certificates of deposit) consistent with past practice, (1) incur any indebtedness for borrowed money, (2) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person or (3) cancel, release, assign or modify any material amount of indebtedness of any other person.

(n) Loans. Without prior consultation with CHC, other than existing commitments, make indirect automobile loans in amounts inconsistent with past practices or that are not made in the ordinary course of business or make any loan or advance in excess of $500,000 or renew any existing loan in excess of $500,000 other than residential mortgage loans in the ordinary course of business consistent with lending policies as in effect on the date hereof, provided that in the case of any loan for which consultation is required, Community Bank may make any such loan in the event (A) Community Bank has delivered to CHC or its designated representative a notice of its intention to make such loan and such additional information as CHC or its designated representative may reasonably require and (B) CHC or its designated representative shall not have reasonably objected to such loan by giving notice of such objection within three business days following the delivery to CHC of the applicable notice of intention. Community Bank will provide weekly reports to CHC with respect to indirect automobile loans made, including such information as CHC shall reasonably require.

(o) Adverse Actions. (1) Take any action reasonably likely to prevent or impede the Company Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (2) take any action that is intended or is reasonably likely to result in (A) the representations and warranties set forth in this Agreement being or becoming untrue in a manner that would result in a Material Adverse Event at any time at or prior to the Effective Time, (B) any of the conditions to the Company Merger set forth in Article VII not being satisfied or (C) a material breach of any provision of this Agreement; except, in each case, as may be required by applicable law or pursuant to a right provided for under this Agreement.

(p) Interest Rates. Increase the rate of interest paid by Community Bank on any certificate of deposit with a term of more than one year without the approval of CHC, which approval shall not be unreasonably withheld.

(q) Commitments. Agree or commit to do, or enter into any contract regarding, anything that would be precluded by clauses (a) through (p) without first obtaining CHC’s consent.

(r) Capital Expenditures. Make any capital expenditures or incur any other non-interest expense, except in the ordinary course of business, consistent with past practices of Community Financial or Community Bank individually in excess of $15,000 or in the aggregate in excess of $35,000, except as disclosed in its Disclosure Schedule, related to other real estate owned or foreclosures or emergency repairs and replacements.

(s) Employment and Other Agreements. Community Financial and Community Bank covenant and agree to take no steps prior to the Effective Date which would entitle any employee to resign and receive benefits under an employment, change of control, severance, salary continuation or other agreement which provides benefits for termination of employment.

4.02 Forbearances of CHC and City National. From the date hereof until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement or its Disclosure Schedule (as hereafter defined), without prior written consent of Community Financial or Community Bank, neither CHC nor City National will:

(a) Ordinary Course. Conduct its business other than in the ordinary and usual course or, to the extent consistent therewith, fail to use reasonable efforts to preserve intact its business organizations and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates; provided, however, that nothing in this Agreement shall prevent CHC from negotiating or consummating other transactions with other institutions, as long as (i) CHC or City National is the acquiror or survivor in any such transaction, and (ii) any such transaction will not adversely affect the likelihood or timing of CHC and City National receiving all required regulatory approvals for the Company Merger and the Subsidiary Merger.

(b) Governing Documents. Amend the articles of incorporation, articles of association, charter or bylaws of CHC or City National.

(c) Accounting Methods. Implement or adopt any change in the accounting principles, practices or methods used by CHC or City National, other than as may be required by GAAP, as concurred with by CHC’s independent auditors, or as required by any U.S. banking regulator with authority over CHC in regulatory filings or other documents.

(d) Adverse Actions. (1) Take any action reasonably likely to prevent or impede the Company Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (2) take any action that is intended or is reasonably likely to result in (A) the representations and warranties set forth in this Agreement being or becoming untrue in a manner that would result in a Material Adverse Event at any time at or prior to the Effective Time, (B) any of the conditions to the Company Merger set forth in Article VII not being satisfied or (C) a material breach of any provision of this Agreement; except, in each case, as may be required by applicable law or pursuant to a right provided for under this Agreement.

(e) Commitments. Agree or commit to do, or enter into any contract regarding, anything that would be precluded by clauses (a) through (d) without first obtaining Community Financial’s consent.

4.03 Transition. To facilitate the integration of the operations of Community Financial and CHC and to permit the coordination of their related operations on a timely basis, and in an effort to accelerate to the earliest time possible following the Effective Date the realization of synergies, operating efficiencies and other benefits expected to be realized by the parties as a result of the Company Merger and Subsidiary Merger, each of Community Financial and CHC shall, and shall cause its subsidiaries to, consult with the other on all strategic and operational matters to the extent such consultation is not in violation of applicable laws, including laws regarding the exchange of information and other laws regarding competition.

4.04 Control of the Other Party’s Business. Prior to the Effective Time, nothing contained in this Agreement (including, without limitation, Sections 4.01 or 4.02) shall give CHC directly or indirectly, the right to control or direct the operations of Community Financial or Community Bank, and nothing contained in this Agreement shall give Community Financial, directly or indirectly, the right to control or direct the operations of CHC. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over it and its subsidiaries’ respective operations.

Article V

Representations and Warranties

5.01 Disclosure Schedules. On or prior to the date hereof, Community Financial and Community Bank have delivered to CHC, and CHC and City National have delivered to Community Financial, schedules (respectively, the “Disclosure Schedules”) setting forth, among other things, items the disclosure of which is necessary or appropriate either (1) in response to an express disclosure requirement contained in a provision hereof or (2) as an exception to one or more representations or warranties contained in Sections 5.02 or 5.03, or to one or more of its covenants contained in Article IV.

5.02 Representations and Warranties of Community Financial and Community Bank. Except as set forth in its Disclosure Schedule, Community Financial and Community Bank hereby represent and warrant, jointly and severally, to CHC and City National:

(a) Organization and Capital Stock.

(1) Community Financial is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted. Community Financial is a savings and loan holding company duly licensed and authorized to conduct business under the laws of the Commonwealth of Virginia.

(2) The authorized capital stock of Community Financial consists of (i) 10,000,000 shares of Community Financial Common Stock, of which, as of the date hereof, 4,361,658 shares are issued and outstanding, and (ii) 3,000,000 shares of preferred stock, of which 12,643 shares are issued and outstanding as of the date hereof. All of the issued and outstanding Community Financial Shares are duly and validly issued and outstanding and are fully paid and non-assessable. None of the outstanding Community Financial Shares has been issued in violation of any preemptive rights of the current or past shareholders of Community Financial.

(3) Except for the Warrant or as disclosed in the Disclosure Schedule, there are no shares of Community Financial Common Stock, Community Financial Preferred Stock, or other capital stock or other equity securities of Community Financial outstanding and no outstanding options, warrants, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, Community Financial Shares or other capital stock of Community Financial or contracts, commitments, understandings or arrangements by which Community Financial is or may be obligated to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.

(4) Except as disclosed in the Disclosure Schedule, each certificate representing Community Financial Shares issued by Community Financial in replacement of any certificate theretofore issued by it which was claimed by the record holder thereof to have been lost, stolen or destroyed was issued by Community Financial only upon receipt of an affidavit of lost stock certificate and indemnity agreement of such shareholder indemnifying Community Financial against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such replacement certificate.

(b) Authorization and No Default.

(1) Community Financial’s Board of Directors has, by all appropriate action, approved this Agreement and the Company Merger and the Subsidiary Merger Agreement and the Subsidiary Merger (on behalf of Community Financial as the sole shareholder of Community Bank) and authorized the execution of this Agreement on its behalf by its duly authorized officers and the performance by Community Financial of its obligations hereunder. Community Bank’s Board of Directors has, by all appropriate action, approved this Agreement, the Subsidiary Merger Agreement and the Subsidiary Merger and authorized the execution hereof and of the Subsidiary Merger Agreement on its behalf by its duly authorized officers and the performance by Community Bank of its obligations hereunder and under the Subsidiary Merger Agreement. Nothing in the articles of incorporation, charter or bylaws of Community Financial or Community Bank, as amended, as applicable, or any other agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which either is bound or subject (other than agreements which can be terminated under circumstances requiring only monetary payments of less than $50,000 in the aggregate) would prohibit either Community Financial or Community Bank, as applicable, from consummating this Agreement, the Company Merger or the Subsidiary Merger on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by Community Financial and Community Bank and constitutes a legal, valid and binding obligation of each, enforceable against each in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally and by judicial discretion in applying principles of equity. No other corporate acts or proceedings are required to be taken by Community Financial (except for approval by Community Financial’s shareholders) to authorize the execution, delivery and performance of this Agreement and the Subsidiary Merger Agreement. Except for the requisite approval of the OCC and any required notice or application to the Bureau of Financial Institutions of the Virginia State Corporation Commission (the “Commission”) and the Board of Governors of the Federal Reserve System (the “Federal Reserve”), no notice to, filing with, or authorization by, or consent or approval of, any federal or state bank regulatory authority is necessary for the execution of this Agreement or consummation of the Company Merger by Community Financial or the Subsidiary Merger by Community Bank. Except as disclosed in its Disclosure Schedule, Community Financial and Community Bank are neither in default under, nor in violation of, any provision of its articles of incorporation, charter or bylaws, or any promissory note, indenture or any evidence of indebtedness or security therefor, lease, contract, purchase or other commitment or any other agreement, except for defaults and violations which will not have a Material Adverse Effect on Community Financial, taken as a whole.

(2) For purposes of this Agreement, “Material Adverse Effect” means with respect to CHC or Community Financial, any event, change, circumstance, effect or occurrence which, individually or together with any other event, change, circumstance, effect or occurrence, (i) is both material and adverse to the financial position, results of operation or business of CHC and City National, taken as a whole, or Community Financial and Community Bank, taken as a whole, respectively, or (ii) would materially impair the ability of either CHC or Community Financial to perform its obligations under this Agreement or otherwise materially impede the consummation of the Company Merger, the Subsidiary Merger and the other transactions contemplated by this Agreement; provided, however, that a Material Adverse Effect shall not be deemed to include the following: (A) the effects of any change attributable to or resulting from changes in laws, regulations or interpretations of those laws or regulations by courts or governmental authorities applicable generally to banks or bank holding companies; (B) changes in GAAP applicable to banks or bank holding companies generally, except to the extent any such change affects Community Financial or Community Bank or CHC or City National, respectively, to a materially greater extent than banks or bank holding companies generally; (C) changes in economic conditions affecting financial institutions generally, including changes in credit availability and liquidity, and price levels or trading volumes in securities markets except to the extent that such changes have a disproportionate impact on CHC, City National, or Community Financial or Community Bank, as the case may be, relative to the overall effects on the banking industry; (D) changes in general levels of interest rates (including the impact on the parties’ securities portfolios) provided that any such change shall not affect Community Financial or Community Bank or CHC or City National, respectively, to a materially greater extent than banks or bank holding companies generally, and provided further that any such change shall not have a materially adverse effect on the credit quality of Community Bank’s or City National’s assets, respectively; (E) reasonable and customary expenses incurred in connection with the Company Merger and all expenses related to any employment, change in control or severance contract and benefit or retirement plan disclosed on the Disclosure Schedule; (F) charges required under Section 6.11 hereof; (G) actions or omissions of either CHC or Community Financial or any of their subsidiaries, taken with the prior written consent of the other party in contemplation of the transactions contemplated by this Agreement; (H) the impact of the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of the parties and their respective subsidiaries; and (I) the occurrence of any military or terrorist attack within the United States or on any of its possessions or offices, or any earthquakes, hurricanes, tornados or other natural disasters.

(c) Subsidiaries. Community Bank is wholly-owned by Community Financial and is a federal savings association duly organized and validly existing under the laws of the United States and has the corporate power to own its properties and assets, to incur its liabilities and to carry on its business as it is now being conducted. The number of authorized, issued and outstanding shares of capital stock of Community Bank is set forth in the Disclosure Schedule, all of which outstanding shares are owned by Community Financial, free and clear of all liens, encumbrances, rights of first refusal, options or other restrictions of any nature whatsoever. Community Financial has no other direct or indirect subsidiaries, other than as set forth in its Disclosure Schedule. There are no options, warrants or rights outstanding to acquire any capital stock of Community Bank, and no person or entity has any other right to purchase or acquire any unissued shares of stock of Community Bank, nor does Community Bank have any obligation of any nature with respect to its unissued shares of stock. Except for the ownership of readily marketable securities, Federal Home Loan

Bank or Federal Reserve Bank stock and as may be disclosed in the Disclosure Schedule, neither Community Financial nor Community Bank is a party to any partnership or joint venture or owns an equity interest in any other business or enterprise.

(d) Financial Information. The consolidated statement of financial condition of Community Financial as of March 31, 2011, and March 31, 2012, and related consolidated statements of operations and statements of stockholders’ equity and of cash flows for the two (2) years ended March 31, 2012, together with the notes thereto, (together, “Community Financial’s Financial Statements”), copies of which have been provided to CHC, have been prepared in accordance with GAAP (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position and the consolidated results of operations, changes in stockholders’ equity and cash flows of Community Financial as of the dates and for the periods indicated.

(e) Intentionally Omitted.

(f) Regulatory Enforcement Matters. Except as may be disclosed in its Disclosure Schedule, neither Community Financial nor Community Bank is subject to, or has received any notice or advice that it may become subject to, any order, agreement or memorandum of understanding with any federal or state agency charged with the supervision or regulation of financial institutions or their holding companies or engaged in the insurance of financial institution deposits or any other governmental agency having supervisory or regulatory authority with respect to Community Financial or Community Bank.

(g) Tax Matters. Community Financial and Community Bank have each filed with the appropriate governmental agencies or properly extended such filings, all federal, state and local income, franchise, excise, sales, use, real and personal property and other tax returns and reports required to be filed by it. Except as set forth in its Disclosure Schedule, neither Community Financial nor Community Bank is (a) delinquent in the payment of any taxes shown on such returns or reports or on any assessments received by it for such taxes; (b) aware of any pending or, to the Knowledge (as defined below) of Community Financial and Community Bank, threatened examination for income taxes for any year by the Internal Revenue Service (the “IRS”) or any state tax agency; (c) subject to any agreement extending the period for assessment or collection of any federal or state tax; or (d) a party to any action or proceeding with, nor has any claim been asserted against it by, any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality (a “Governmental Authority”) for assessment or collection of taxes. None of the tax returns of Community Financial or Community Bank has been audited by the IRS or any state tax agency for the past three (3) years. To the Knowledge of Community Financial and Community Bank, neither Community Financial nor Community Bank is the subject of any threatened action or proceeding by any Governmental Authority for assessment or collection of taxes. The reserve for taxes in the financial statements of Community Financial for the year ended March 31, 2012, is, in the opinion of management, adequate to cover all of the tax liabilities of Community Financial (including, without limitation, income taxes and franchise fees) as of such date in accordance with GAAP. The term “Knowledge” when used with respect to a party means the actual knowledge and belief, after due inquiry, of such party’s executive officers.

(h) Litigation. Except as may be disclosed in its Disclosure Schedule and except for foreclosure and other collection proceedings commenced in the ordinary course of business by Community Financial and Community Bank with respect to loans in default with respect to which no claims have been asserted against Community Financial or Community Bank, there is no litigation, claim or other proceeding before any arbitrator or Governmental Authority pending or, to the Knowledge of Community Financial and Community Bank, threatened, against Community Financial or Community Bank, or of which the property of Community Financial or Community Bank is or would be subject involving a monetary amount, singly or in the aggregate, in excess of $25,000, or a request for specific performance, injunctive relief or other equitable relief. No litigation, claim or other proceeding disclosed in its Disclosure Schedule is material to Community Financial or Community Bank.

(i) Employment Agreements. Except as disclosed in its Disclosure Schedule, neither Community Financial nor Community Bank is a party to or bound by any contract for the employment, retention or engagement, or with respect to the severance, of any officer, employee, agent, consultant or other person or entity which, by its terms, is not terminable by Community Financial or Community Bank on thirty (30) days’ written notice or less without the payment of any amount by reason of such termination.

(j) Reports. Except as may be disclosed in its Disclosure Schedule, since March 31, 2009, Community Financial and Community Bank have filed all material reports and statements, together with any amendments required to be made with respect thereto, if any, that they were required to file with (i) the Commission, (ii) the Office of Thrift Supervision, (iii) the OCC, (iv) the Federal Deposit Insurance Corporation (the “FDIC”), (v) the Federal Reserve and (vi) any other Governmental Authority with jurisdiction over Community Financial and Community Bank, including the Securities and Exchange Commission (the “SEC”). As of their respective dates, as amended, each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(k) Financial Reports; Absence of Certain Changes or Events. Community Financial’s Annual Report on Form 10-K for each of the fiscal years ended March 31, 2010, 2011 and 2012, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or Community Bank subsequent to March 31, 2012, under the Securities Act of 1933 (“Securities Act”), or under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (“Exchange Act”), in the form filed or to be filed (collectively “Community Financial’s SEC Documents”), as of the date filed, (A) as to form complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition of Community Financial contained in or incorporated by reference into any of Community Financial’s SEC Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Community Financial and Community Bank as of its date, and each of the statements of income or results of operations and changes in stockholders’ equity and cash flows or equivalent statements of Community Financial in any of Community Financial’s SEC Documents (including any related notes and schedules thereto), fairly presents, or will fairly present, the results of operations, changes in stockholders’ equity and cash flows, as the case may be, of Community Financial and Community Bank for periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments in the case of unaudited statements.

(1) Community Financial’s Disclosure Schedule lists, and upon request, Community Financial has delivered to CHC, copies of the documentation creating or governing all securitization transactions and “off-balance sheet arrangements” effected by Community Financial or Community Bank since March 31, 2009. Yount, Hyde & Barbour, P.C., which has expressed its opinion with respect to the financial statements of Community Financial (including the related notes) included in Community Financial’s SEC Documents is and has been throughout the periods covered by such financial statements (A) an independent registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002 and (B) “Independent” with respect to Community Financial within the meaning of Regulation S-X.

(2) Except to the extent available in full without redaction of the SEC’s website through the Electronic Data Gathering, Analysis and Retrieval System (EDGAR) two days prior to the date of this Agreement, Community Financial has delivered to CHC copies in the form filed with the SEC of (A) its Annual Reports on Form 10-K for each fiscal year of Community Financial beginning since

March 31, 2009 (B) its Quarterly Reports on Form 10-Q for each of the first three fiscal quarters in each of the fiscal years of Community Financial referred to in clause k above, (C) all proxy statements relating to Community Financial’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents since the beginning of the fiscal year ended March 31, 2009, (D) all certifications and statements required by (x) the SEC’s Order dated June 27, 2002, pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460), (y) Rule 13a-14 or 15d-14 under the Exchange Act or (z) 18 U.S.C. § 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any report referred to above, (E) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to CHC pursuant to this Section 5.02(k), filed by Community Financial with the SEC since the beginning of the first fiscal year referred to above, and (F) all comment letters received by Community Financial from the Staff of the SEC since March 31, 2009, and all responses to such comment letters by or on behalf of Community Financial.

(3) Community Financial maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Community Financial and Community Bank is made known on a timely basis to the individuals responsible for the preparation of Community Financial’s filings with the SEC and other public disclosure documents. Community Financial maintains internal control over financial reporting as defined in Rule 13a-15(f) under the Exchange Act and as of March 31, 2010, such internal control over financial reporting was effective in providing reasonable assurance to Community Financial’s management and its board of directors regarding the preparation and fair presentation of published financial statements in accordance with GAAP. To Community Financial’s Knowledge, each director and executive officer of Community Financial has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since March 31, 2009. As used in this Section 5.02(k), the term “filed” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(4) Since March 31, 2012, Community Financial and Community Bank have not incurred any liability other than in the ordinary course of business consistent with past practice or for legal, accounting, and financial advisory fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

(5) Except as set forth in Community Financial’s Disclosure Schedule, since March 31, 2012, (A) Community Financial and Community Bank have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.02 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Community Financial.

(l) Loans and Investments.

(1) Except as set forth in its Disclosure Schedule, as of June 30, 2012, Community Bank had no loan in excess of $25,000 that has been classified by regulatory examiners or management of Community Bank as “Substandard,” “Doubtful” or “Loss” or in excess of $10,000 that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability. The most recent loan watch list of Community Bank and a list of all loans in excess of $25,000 that Community Bank has determined to be ninety (90) days or more past due with respect to principal or interest payments or has placed on nonaccrual status, are set forth in the Disclosure Schedule.

(2) All loans reflected in Community Financial’s Financial Statements as of March 31, 2012, and which have been made, extended, renewed, restructured, approved, amended or acquired since

March 31, 2012, (i) have been made for good, valuable and adequate consideration in the ordinary course of business, consistent with past practice; (ii) to the Knowledge of Community Bank, constitute the legal, valid and binding obligation of the obligor and any guarantor named therein, except to the extent limited by general principles of equity and public policy or by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relative to or affecting the enforcement of creditors’ rights; (iii) are evidenced by notes, instruments or other evidences of indebtedness which are true, genuine and what they purport to be; and (iv) are secured, to the extent that Community Bank has a security interest in collateral or a mortgage securing such loans, by perfected security interests or recorded mortgages naming Community Bank as the secured party or mortgagee. All loans of Community Bank have been accurately and properly reflected in Community Financial’s Financial Statements.

(3) Except as set forth in its Disclosure Schedule, the reserves, the allowance for possible loan and lease losses and the carrying value for real estate owned that are shown on Community Financial’s Financial Statements are, in the opinion of management of Community Bank, adequate in all respects under the requirements of GAAP to provide for possible losses on items for which reserves were made, on loans and leases outstanding and real estate owned as of the respective dates.

(4) Except as set forth in its Disclosure Schedule and except for Federal Home Loan Bank Stock, none of the investments reflected in Community Financial’s Financial Statements as of and for the year ended March 31, 2012, and none of the investments made by Community Bank since March 31, 2012, are subject to any restriction, whether contractual or statutory, which materially impairs the ability of Community Bank to dispose freely of such investment at any time.

(5) Set forth in its Disclosure Schedule is a true, accurate and complete list of all loans in which Community Bank has any participation interest or that have been made with or through another financial institution on a recourse basis against Community Bank.

(m) Employee Matters and ERISA.

(1) Except as may be disclosed in its Disclosure Schedule, neither Community Financial nor Community Bank has entered into any collective bargaining agreement with any labor organization with respect to any group of employees of Community Financial or Community Bank and, to the Knowledge of Community Financial and Community Bank, there is no present effort or existing proposal to attempt to unionize any group of employees of Community Financial or Community Bank.

(2) Except as may be disclosed in its Disclosure Schedule, (i) Community Financial and Community Bank are and have been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and neither Community Financial nor Community Bank is engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint against Community Financial or Community Bank pending or, to the Knowledge of Community Financial or Community Bank, threatened before the National Labor Relations Board; (iii) there is no labor dispute, strike, slowdown or stoppage actually pending or, to the Knowledge of Community Financial or Community Bank, threatened against or directly affecting Community Financial or Community Bank; and (iv) neither Community Financial nor Community Bank has experienced any work stoppage or other such labor difficulty during the past five (5) years.

(3) Except as may be disclosed in its Disclosure Schedule, neither Community Financial nor Community Bank maintains, contributes to or participates in or has any liability under any employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including (without limitation) any multiemployer plan (as defined in Section 3(37) of ERISA), or any nonqualified employee benefit plans or deferred compensation, bonus, stock or incentive plans, or other employee benefit or fringe benefit programs for the benefit of former or current employees or directors (or their beneficiaries or dependents) of Community Financial and Community

Bank (the “Community Financial Employee Plans”). To the Knowledge of Community Financial and Community Bank, no present or former employee of Community Financial or Community Bank has been charged with breaching nor has breached a fiduciary duty under any of the Community Financial Employee Plans. Except as may be disclosed in its Disclosure Schedule, neither Community Financial nor Community Bank participates in, nor has it in the past five (5) years participated in, nor has it any present or future obligation or liability under, any multiemployer plan. Community Financial has provided to CHC a true, accurate and complete copy of each written plan or program disclosed in the Disclosure Schedule. Community Financial has also provided or made available to CHC, with respect to each such plan or program to the extent available to Community Financial or Community Bank, all (i) amendments or supplements thereto, (ii) summary plan descriptions, (iii) descriptions of all current participants in such plans and programs and all participants with benefit entitlements under such plans and programs, (iv) contracts with third party administrators, trustee(s), investment advisors and custodians relating to plan documents, (v) actuarial valuations for any defined benefit plan, (vi) valuations for any plan as of the most recent date, (vii) the most recent determination letters from the IRS, (viii) the most recent annual report filed with the IRS, (ix) registration statements on Form S-8 and prospectuses, and (x) trust agreements.

(4) All liabilities of the Community Financial Employee Plans have been funded or accrued on the basis of consistent methods in accordance with GAAP. No actuarial assumptions have been changed since the last written report of actuaries on such Community Financial Employee Plans. All insurance premiums (including premiums to the Pension Benefit Guaranty Corporation) have been paid in full, subject only to normal retrospective adjustments in the ordinary course. Except as may be noted on the Community Financial’s Financial Statements, to the Knowledge of Community Financial and Community Bank, neither Community Financial nor Community Bank has contingent or actual liabilities under Title IV of ERISA as of March 31, 2012. No accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code) has been incurred with respect to any of the Community Financial Employee Plans to which said Section 302 of ERISA or Section 412 of the Code apply, whether or not waived, nor does Community Financial or any of its affiliates have any liability or potential liability as a result of the underfunding of, or termination of, or withdrawal from, any plan by Community Financial or by any person which may be aggregated with Community Financial for purposes of Section 412 of the Code. No reportable event (as defined in Section 4043 of ERISA) has occurred with respect to any of the Community Financial Employee Plans as to which a notice would be required to be filed with the Pension Benefit Guaranty Corporation. To the Knowledge of Community Financial, no claim is pending or threatened or imminent with respect to any Community Financial Employee Plan (other than a routine claim for benefits for which plan administrative review procedures have not been exhausted) for which Community Financial or Community Bank would be liable after March 31, 2012, except as is reflected on Community Financial’s Financial Statements. Neither Community Financial nor Community Bank has liability for excise taxes under Sections 4971, 4975, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof, 4976 (provided, however, that this shall not include any excise tax imposed under regulations under the Health Reform Act respecting employer payment of premiums under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), if such regulations have not been promulgated by the Effective Time), 4977, 4979 or 4980B of the Code or for a fine under Section 502 of ERISA with respect to any Community Financial Employee Plan. All Community Financial Employee Plans have been operated, administered and maintained in accordance with the terms thereof and in material compliance with the requirements of all applicable laws, including, without limitation, ERISA and the Code.

(n) Title to Properties; Insurance. Except as may be disclosed in its Disclosure Schedule, (i) Community Financial and Community Bank have good and marketable title, free and clear of all liens, charges and encumbrances (except taxes that are a lien but not yet payable and liens, charges or encumbrances reflected in the Community Financial’s Financial Statements and easements, rights-of-way and other restrictions that do not have a Material Adverse Effect on Community Financial and Community

Bank, taken as a whole, and further excepting in the case of other real estate owned, as such real estate is internally classified on the books of Community Financial or Community Bank, rights of redemption under applicable law) to all of their owned real properties; (ii) all leasehold interests for real property and any material personal property used by Community Financial or Community Bank in its businesses are held pursuant to lease agreements that are valid and enforceable in accordance with their terms; (iii) to the Knowledge of Community Financial and Community Bank, all such properties comply in all material respects with all applicable private agreements, zoning requirements and other governmental laws and regulations relating thereto and there are no condemnation proceedings pending or, to the Knowledge of Community Financial or Community Bank, threatened with respect to such properties; and (iv) Community Financial or Community Bank has valid title or other ownership rights under licenses to all material intangible personal or intellectual property used by Community Financial or Community Bank in their businesses, free and clear of any claim, defense or right of any other person or entity that is material to such property, subject only to rights of the licensors pursuant to applicable license agreements and, in the case of non-exclusive licenses, of other licensees, which rights do not materially adversely interfere with the use of such property. All material insurable properties owned or held by Community Financial and Community Bank are adequately insured by reputable insurers in such amounts and against fire and other risks insured against by extended coverage and public liability insurance in an amount reasonably considered by management to be appropriate for the operations of Community Financial and Community Bank. Its Disclosure Schedule sets forth, for each policy of insurance maintained by Community Financial and Community Bank, the amount and type of insurance, the name of the insurer and the amount of the annual premium.

(o) Environmental Matters.

(1) As used in this Agreement, “Environmental Laws” means all local, state and federal environmental, health and safety laws and regulations in all jurisdictions in which each of Community Financial and Community Bank has done business or owned, leased or operated property, including, without limitation, the Federal Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, the Federal Clean Air Act and the Federal Occupational Safety and Health Act.

(2) Except as may be disclosed in its Disclosure Schedule, to the Knowledge of Community Financial and Community Bank, neither the conduct nor operation of Community Financial or Community Bank nor any condition of any property presently or previously owned, leased or operated by Community Financial or Community Bank violates or violated Environmental Laws in any respect material to the business of Community Financial or Community Bank and no condition has existed or event has occurred with respect to it or any such property that, with notice or the passage of time, or both, would constitute a violation material to the business of Community Financial or Community Bank of Environmental Laws or obligate (or potentially obligate) Community Financial or Community Bank to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property where the aggregate cost of such actions would have a Material Adverse Effect on Community Financial or Community Bank. Except as may be disclosed in its Disclosure Schedule and to the Knowledge of Community Financial and Community Bank, neither Community Financial nor Community Bank has received any notice from any person or entity that Community Financial or Community Bank or the operation or condition of any property ever owned, leased or operated by Community Financial or Community Bank is or was in violation of any Environmental Laws or that it is responsible (or potentially responsible) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.

(p) Compliance with Law. Except as may be set forth in its Disclosure Schedule, to the Knowledge of Community Financial and Community Bank, Community Financial and Community Bank have all licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses in all material respects and conducts their businesses in compliance in all material respects with all applicable federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses.

(q) Brokerage. Except as may be disclosed in its Disclosure Schedule and with the exception of fees payable to Scott & Stringfellow, LLC, there are no existing claims or agreements for brokerage commissions, finders’ fees, or similar compensation in connection with the transactions contemplated by this Agreement payable by Community Financial or Community Bank.

(r) No Undisclosed Liabilities. Neither Community Financial nor Community Bank has any material liability, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due required in accordance with GAAP to be reflected in audited consolidated statements of financial condition of Community Financial or the notes thereto, except (i) for liabilities set forth or reserved against in Community Financial’s Financial Statements, (ii) for normal fluctuations in the amount of the liabilities referred to in clause (i) above or other liabilities occurring in the ordinary course of business of Community Financial or Community Bank since the date of the most recent balance sheet included in the Community Financial’s Financial Statements, which such fluctuations in the aggregate are not material to Community Financial and Community Bank taken as a whole, (iii) liabilities relating to the transactions contemplated by this Agreement, and (iv) as may be disclosed in its Disclosure Schedule.

(s) Properties, Contracts and Other Agreements. The Disclosure Schedule lists or describes the following:

(1) Each parcel of real property owned by Community Financial and Community Bank and the principal buildings and structures located thereon;

(2) Each lease of real property to which Community Financial or Community Bank is a party, identifying the parties thereto, the annual rental payable, the term and expiration date thereof and a brief description of the property covered;

(3) Each loan and credit agreement, conditional sales contract, indenture or other title retention agreement or security agreement relating to money borrowed by Community Financial or Community Bank;

(4) Each guaranty by Community Financial or Community Bank of any obligation for the borrowing of money or otherwise (excluding any endorsements and guarantees in the ordinary course of business and letters of credit issued by Community Bank in the ordinary course of its business) or any warranty or indemnification agreement;

(5) Each agreement between Community Financial or Community Bank and any present or former officer, director or greater than 5% shareholder of Community Financial (except for deposit or loan agreements entered into in the ordinary course of Community Bank’s business);

(6) Each lease or license where Community Financial or Community Bank has an annual payment in excess of $10,000 with respect to personal property involving Community Financial or Community Bank, whether as lessee or lessor or licensee or licensor;

(7) The name and annual salary, in effect as of the date hereof, of each director or employee of Community Financial and Community Bank and any employment agreement or arrangement with respect to each such person; and

(8) Each agreement, loan, contract, lease, guaranty, letter of credit, line of credit or commitment of Community Financial or Community Bank not referred to elsewhere in this Section 5.02 that (i) involves payment by Community Financial or Community Bank (other than as disbursement of loan proceeds to customers) of more than $20,000 annually or in the aggregate unless, in either case, such is terminable within one (1) year without premium or penalty; (ii) involves payments based on profits of

Community Financial or Community Bank; (iii) relates to the future purchase of goods or services in excess of the requirements of its respective business at current levels or for normal operating purposes; or (iv) were not made in the ordinary course of business.

Final and complete copies of each document, plan or contract listed and described in the Disclosure Schedule have been provided or made available to CHC. Neither Community Financial nor Community Bank nor, to the Knowledge of either, any other party thereof, is in default under any such contracts and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default.

(t) Interim Events. Except as provided in its Disclosure Schedule, since March 31, 2012, Community Financial has not paid or declared any dividend or made any other distribution to shareholders or taken any action which if taken after the date of this Agreement would require the prior written consent of CHC pursuant to Section 4.01 hereof.

(u) Statements True and Correct. None of the information supplied or to be supplied by Community Financial or Community Bank for inclusion in (i) the Proxy Statement (as defined in Section 6.03 hereof), and (ii) any other documents to be filed with any banking or other regulatory authority in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Community Financial and at the time of the Community Financial’s shareholders’ meeting referred to in Section 6.02 hereof, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. All documents that Community Financial or Community Bank is responsible for filing with any other regulatory authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law and the applicable rules and regulations thereunder.

(v) Books and Records. The books and records of Community Financial and Community Bank have been fully, properly and accurately maintained in all material respects and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. Management of Community Financial and Community Bank and its external auditors have not identified any material weaknesses in internal controls of Community Financial or Community Bank over financial reporting.

(w) Deposit Insurance. The deposits of Community Bank are insured by the FDIC up to applicable limits and in accordance with the Federal Deposit Insurance Act, as amended, and Community Bank has paid or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance.

(x) Reorganization. As of the date of this Agreement, neither Community Financial nor Community Bank has any reason to believe that the Company Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

(y) Takeover Laws and Provisions. Community Financial has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other antitakeover laws and regulations of any state or any provision in any document applicable to Community Financial.

(z) Employee Stock Ownership and 401(k) Plan. The Community Financial 401(k) Plan, as defined in Section 6.13 of this Agreement, has no outstanding indebtedness.

(aa) Covered Security. Community Financial Common Stock is a “covered security” as defined in Section 18(b)(1)(A) of the Securities Act.

5.03 Representations and Warranties of CHC and City National. Except as set forth in its Disclosure Schedule, CHC and City National hereby represent and warrant, jointly and severally, to Community Financial and Community Bank as follows:

(a) Organization and Capital Stock.

(1) CHC is a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia and has the corporate power to own all of its property and assets, to incur all of its liabilities, and to carry on its business as now being conducted. CHC is a bank holding company registered with the Federal Reserve under the Bank Holding Company Act of 1956, as amended.

CHC has no direct subsidiaries other than City National and City Holding Capital Trust, an entity created in connection with a trust preferred financing by CHC.

(2) The authorized capital stock of CHC consists of (i) 50,000,000 shares of CHC Common Stock, of which, as of the date hereof, 14,820,633 shares are issued and outstanding, and (ii) 500,000 shares of preferred stock, par value $25.00 per share, of which no shares are issued and outstanding. All of the issued and outstanding shares of CHC Common Stock are duly and validly issued and outstanding and are fully paid and non-assessable. None of the outstanding shares of CHC Common Stock has been issued in violation of any preemptive rights of the current or past shareholders of CHC.

(b) Authorization and No Default. CHC’s Board of Directors has, by all appropriate action, approved this Agreement and the Company Merger, and the Subsidiary Merger Agreement and Subsidiary Merger (on behalf of CHC as the sole shareholder of City National) and authorized the execution of this Agreement on its behalf by its duly authorized officers and the performance by CHC of its obligations hereunder. City National’s Board of Directors has, by all appropriate action, approved this Agreement, the Subsidiary Merger Agreement and the Subsidiary Merger and authorized the execution hereof and of the Subsidiary Merger Agreement on its behalf by its duly authorized officers and the performance by City National of its obligations hereunder and under the Subsidiary Merger Agreement. Nothing in the articles of incorporation, articles of association or bylaws of CHC or City National, as amended, as applicable, or any other agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which CHC or City National, as applicable, is bound or subject, which is material to CHC and City National taken as a whole or to the Company Merger or the Subsidiary Merger would prohibit CHC or City National, as applicable, from consummating this Agreement or the Company Merger or the Subsidiary Merger on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by CHC and City National and constitutes a legal, valid and binding obligation of CHC and City National, enforceable against CHC and City National in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally and by judicial discretion in applying principles of equity. No other corporate acts or proceedings are required to be taken by CHC or City National, as applicable. Except for the requisite approval of and notice to, the OCC and any required notice or application to the Commission and the Federal Reserve, no notice to, filing with, or authorization by, or consent or approval of, any federal or state bank regulatory authority is necessary for the execution of this Agreement or consummation of the Company Merger by CHC or the Subsidiary Merger by City National. CHC and City National are neither in default under nor in violation of any provision of their articles of incorporation or articles of association or bylaws, or any promissory note, indenture or any evidence of indebtedness or security therefor, lease, contract, purchase or other commitment or any other agreement, except for defaults and violations which will not have a Material Adverse Effect on CHC and City National, taken as a whole.

(c) City National. City National is wholly-owned by CHC and is a national banking association duly organized and validly existing under federal law and has the corporate power to own its properties and assets, to incur its liabilities and to carry on its business as now being conducted. All of the outstanding shares of capital stock of City National are owned by CHC free and clear of all liens, encumbrances, rights of first refusal, options or other restrictions of any nature whatsoever. There are no options, warrants or rights outstanding to acquire any capital stock of City National and no person or entity has any other right to purchase or acquire any unissued shares of stock of City National, nor does City National have any obligation of any nature with respect to its unissued shares of stock.

(d) Financial Information. The consolidated balance sheets of CHC and its subsidiaries as of December 31, 2011 and December 31, 2010, and related consolidated statements of income and statements of changes in shareholders’ equity and of cash flows for the three (3) years ended December 31, 2011, together with the notes thereto, included in CHC’s Form 10-K for the fiscal year ended December 31, 2011, as currently on file with the SEC, and the periodic financial statements for the fiscal quarter ended March 31, 2012, together with the notes thereto, included in CHC’s Form 10-Q for that quarter as currently on file with the SEC (together, the “CHC Financial Statements”), copies of which have been provided to or are accessible by Community Financial via EDGAR, have been prepared in accordance with GAAP applied on a consistent basis (except as may be disclosed therein and for the absence of footnotes and normal year-end adjustments in the quarterly CHC Financial Statements) and fairly present in all material respects the consolidated financial position and the consolidated results of operations, changes in shareholders’ equity and cash flows of CHC and its subsidiaries as of the dates and for the periods indicated.

(e) Intentionally Omitted.

(f) Regulatory Enforcement Matters. Except as may be disclosed in its Disclosure Schedule, neither CHC nor City National is subject to, or has received any notice or advice that it may become subject to, any order, agreement or memorandum of understanding with any federal or state agency charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of financial institution deposits or any other governmental agency having supervisory or regulatory authority with respect to CHC or City National.

(g) Tax Matters. CHC and City National have each filed with the appropriate governmental agencies or properly extended such filings, all federal, state and local income, franchise, excise, sales, use, real and personal property and other tax returns and reports required to be filed by it. Except as set forth in its Disclosure Schedule, neither CHC nor City National is (a) delinquent in the payment of any taxes shown on such returns or reports or on any assessments received by it for such taxes; (b) aware of any pending or, to the Knowledge of CHC or City National, threatened examination for income taxes for any year by the IRS or any state tax agency; (c) subject to any agreement extending the period for assessment or collection of any federal or state tax; or (d) a party to any action or proceeding with, nor has any claim been asserted against it by, any Governmental Authority for assessment or collection of taxes. None of the tax returns of CHC or City National has been audited by the IRS or any state tax agency for the past five years. To the Knowledge of CHC and City National, neither CHC nor City National is the subject of any threatened action or proceeding by any Governmental Authority for assessment or collection of taxes. The reserve for taxes in the unaudited financial statements of CHC for the quarter ended March 31, 2012, is, in the opinion of management, adequate to cover all of the tax liabilities of CHC and City National (including, without limitation, income taxes and franchise fees) as of such date in accordance with GAAP.

(h) Litigation. Except as may be disclosed in its Disclosure Schedule and except for foreclosure and other collection proceedings commenced in the ordinary course of business by City National with respect to loans in default with respect to which no claims have been asserted against City National, there is no litigation, claim or other proceeding before any arbitrator or Governmental Authority pending or, to the Knowledge of CHC, threatened, against CHC or City National, or of which the property of CHC or City National is or would be subject involving a monetary amount, singly in excess of $250,000, or a request for specific performance, injunctive relief, or other equitable relief. No litigation, claim or other proceeding disclosed in its Disclosure Schedule is material to CHC and City National.

(i) Reports. Except as may be disclosed in its Disclosure Schedule, since January 1, 2009, CHC and City National have filed all material reports and statements, together with any amendments required to be made with respect thereto, if any, that they were required to file with (i) the Commission, (ii) the OCC, (iii) the FDIC, (iv) the Federal Reserve and (v) any other Governmental Authority with jurisdiction over

CHC and City National, including the SEC. As of their respective dates, as amended, each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(j) Financial Reports; Absence of Certain Changes or Events. CHC’s Annual Report on Form 10-K for each of the fiscal years ended December 31, 2009, 2010 and 2011, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or City National subsequent to December 31, 2011, under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively “CHC’s SEC Documents”), as of the date filed, (A) as to form complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition of CHC contained in or incorporated by reference into any of CHC’s SEC Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of CHC and City National as of its date, and each of the statements of income or results of operations and changes in stockholders’ equity and cash flows or equivalent statements of CHC in any of CHC’s SEC Documents (including any related notes and schedules thereto), fairly presents, or will fairly present, the results of operations, changes in stockholders’ equity and cash flows, as the case may be, of CHC and City National for periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments in the case of unaudited statements.

(1) CHC’s Disclosure Schedule lists, and upon request, CHC has delivered to CHC, copies of the documentation creating or governing all securitization transactions and “off-balance sheet arrangements” effected by CHC or City National since December 31, 2009. Ernst & Young, LP, which has expressed its opinion with respect to the financial statements of CHC (including the related notes) included in CHC’s SEC Documents is and has been throughout the periods covered by such financial statements (A) an independent registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002 and (B) “Independent” with respect to CHC within the meaning of Regulation S-X.

(2) Except to the extent available in full without redaction of the SEC’s website through EDGAR two days prior to the date of this Agreement, CHC has delivered to Community Financial copies in the form filed with the SEC of (A) its Annual Reports on Form 10-K for each fiscal year of CHC beginning since December 31, 2009 (B) its Quarterly Reports on Form 10-Q for each of the first three fiscal quarters in each of the fiscal years of CHC referred to in clause (j) above, (C) all proxy statements relating to CHC’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents since the beginning of the fiscal year ended December 31, 2009, (D) all certifications and statements required by (x) the SEC’s Order dated June 27, 2002, pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460), (y) Rule 13a-14 or 15d-14 under the Exchange Act or (z) 18 U.S.C. § 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any report referred to above, (E) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to CHC pursuant to this Section 5.03(j), filed by CHC with the SEC since the beginning of the first fiscal year referred to above, and (F) all comment letters received by CHC from the Staff of the SEC since December 31, 2009, and all responses to such comment letters by or on behalf of CHC.

(3) CHC maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning CHC and City National is made known on a timely basis to the individuals responsible for the preparation of CHC’s filings with the SEC and other public disclosure documents. CHC maintains internal control over financial reporting as defined in Rule 13a-15(f) under the Exchange Act and as of December 31, 2009, such internal control over financial reporting was effective in providing reasonable assurance to CHC’s management and its board of directors regarding the preparation and fair presentation of published financial statements in accordance with GAAP. Except as disclosed in its proxy statements for annual meetings of its shareholders, to CHC’s Knowledge, each director and executive officer of CHC has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since December 31, 2009. As used in this Section 5.03(j), the term “filed” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(4) Since March 31, 2012, CHC and City National have not incurred any liability other than in the ordinary course of business consistent with past practice or for legal, accounting, and financial advisory fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

(5) Since March 31, 2012, (A) CHC and City National have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to CHC.

(k) Loans and Investments.

(1) All loans reflected in CHC’s Financial Statements as of March 31, 2012, and which have been made, extended, renewed, restructured, approved, amended or acquired since March 31, 2012, (i) have been made in the ordinary course of business, consistent with past practice; (ii) to the Knowledge of City National, constitute the legal, valid and binding obligation of the obligor and any guarantor named therein, except to the extent limited by general principles of equity and public policy or by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relative to or affecting the enforcement of creditors’ rights; (iii) are evidenced by notes, instruments or other evidences of indebtedness which are true, genuine and what they purport to be; and (iv) are secured, to the extent that City National has a security interest in collateral or a mortgage securing such loans, by perfected security interests or recorded mortgages naming City National as the secured party or mortgagee. All loans of City National have been accurately and properly reflected in CHC’s Financial Statements.

(2) Except as set forth in its Disclosure Schedule, the reserves, the allowance for possible loan and lease losses and the carrying value for real estate owned that are shown on CHC’s Financial Statements are, in the opinion of management of City National, adequate in all respects under the requirements of GAAP to provide for possible losses on items for which reserves were made, on loans and leases outstanding and real estate owned as of the respective dates.

(3) Except as set forth in its Disclosure Schedule and except for Federal Home Loan Bank Stock, none of the investments reflected in CHC’s Financial Statements as of and for the quarter ended March 31, 2012, and none of the investments made by City National since March 31, 2012, are subject to any restriction, whether contractual or statutory, which materially impairs the ability of City National to dispose freely of such investment at any time.

(l) Employee Matters and ERISA.

(1) Except as may be disclosed in its Disclosure Schedule, neither CHC nor City National has entered into any collective bargaining agreement with any labor organization with respect to any group of employees of CHC or City National and to the Knowledge of CHC there is no present effort nor existing proposal to attempt to unionize any group of employees of CHC or City National.

(2) Except as may be disclosed in its Disclosure Schedule, (i) CHC and City National are and have been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and neither CHC nor City National is engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint against CHC or City National pending or, to the Knowledge of CHC or City National, threatened before the National Labor Relations Board; (iii) there is no labor dispute, strike, slowdown or stoppage actually pending or, to the Knowledge of CHC or City National, threatened against or directly affecting CHC or City National; and (iv) neither CHC nor City National has experienced any work stoppage or other such labor difficulty during the past five (5) years.

(3) Except as may be disclosed in its Disclosure Schedule, neither CHC nor City National maintains, contributes to or participates in or has any liability under any employee benefit plans, as defined in Section 3(3) of ERISA, including (without limitation) any multiemployer plan (as defined in Section 3(37) of ERISA), or any nonqualified employee benefit plans or deferred compensation, bonus, stock or incentive plans, or other employee benefit or fringe benefit programs for the benefit of former or current employees or directors (or their beneficiaries or dependents) of CHC or City National (the “CHC Employee Plans”). To the Knowledge of CHC and City National, no present or former employee of CHC or City National has been charged with breaching nor has breached a fiduciary duty under any of the CHC Employee Plans. Except as may be disclosed in its Disclosure Schedule, neither CHC nor City National participates in, nor has it in the past five (5) years participated in, nor has it any present or future obligation or liability under, any multiemployer plan. CHC has provided to Community Financial a true, accurate and complete copy of each written plan or program disclosed in the Disclosure Schedule or a summary plan description therefor.

(4) All liabilities of the CHC Employee Plans have been funded or accrued on the basis of consistent methods in accordance with GAAP. No actuarial assumptions have been changed since the last written report of actuaries on such CHC Employee Plans. All insurance premiums (including premiums to the Pension Benefit Guaranty Corporation) have been paid in full, subject only to normal retrospective adjustments in the ordinary course. Except as may be noted on the CHC Financial Statements, to the Knowledge of CHC and City National, neither CHC nor City National has contingent or actual liabilities under Title IV of ERISA. No accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code) has been incurred with respect to any of the CHC Employee Plans to which said Section 302 of ERISA or Section 412 of the Code apply, whether or not waived, nor does CHC or any of its affiliates have any liability or potential liability as a result of the underfunding of, or termination of, or withdrawal from, any plan by CHC or by any person which may be aggregated with CHC for purposes of Section 412 of the Code. No reportable event (as defined in Section 4043 of ERISA) has occurred with respect to any of the CHC Employee Plans as to which a notice would be required to be filed with the Pension Benefit Guaranty Corporation. To the Knowledge of CHC, no claim is pending or threatened or imminent with respect to any CHC Employee Plan (other than a routine claim for benefits for which plan administrative review procedures have not been exhausted) for which CHC or City National would be liable after March 31, 2012, except as is reflected on the CHC Financial Statements. Neither CHC nor City National has liability for excise taxes under Sections 4971, 4975, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof, 4976 (provided, however, that this shall not include any excise tax imposed under regulations under the Health Reform Act respecting employer payment of COBRA premiums if such regulations have not been promulgated by the Effective Time), 4977, 4979 or 4980B of the Code or for a fine under Section 502 of ERISA with respect to any CHC Employee Plan. All CHC Employee Plans have been operated, administered and maintained in accordance with the terms thereof and in material compliance with the requirements of all applicable laws, including, without limitation, ERISA and the Code.

(m) Title to Properties; Insurance. Except as may be disclosed in its Disclosure Schedule, (i) CHC and City National have good and marketable title, free and clear of all liens, charges and encumbrances (except taxes that are a lien but not yet payable and liens, charges or encumbrances reflected in the CHC’s Financial Statements and easements, rights-of-way and other restrictions that do not have a Material Adverse Effect on CHC and City National, taken as a whole, and further excepting in the case of other real estate owned, as such real estate is internally classified on the books of CHC or City National, rights of redemption under applicable law) to all of their owned real properties; (ii) all leasehold interests for real property and any material personal property used by CHC or City National in its businesses are held pursuant to lease agreements that are valid and enforceable in accordance with their terms; (iii) to the Knowledge of CHC and City National, all such properties comply in all material respects with all applicable private agreements, zoning requirements and other governmental laws and regulations relating thereto and there are no condemnation proceedings pending or, to the Knowledge of CHC or City National, threatened with respect to such properties; and (iv) CHC or City National has valid title or other ownership rights under licenses to all material intangible personal or intellectual property used by CHC or City National in their businesses, free and clear of any claim, defense or right of any other person or entity that is material to such property, subject only to rights of the licensors pursuant to applicable license agreements and, in the case of non-exclusive licenses, of other licensees, which rights do not materially adversely interfere with the use of such property. All material insurable properties owned or held by CHC and City National are adequately insured by reputable insurers in such amounts and against fire and other risks insured against by extended coverage and public liability insurance in an amount reasonably considered by management to be appropriate for the operations of CHC and City National.

(n) Environmental Matters. Except as may be disclosed in its Disclosure Schedule and to the Knowledge of CHC and City National, neither the conduct nor operation of CHC or its subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them violates or violated Environmental Laws in any respect material to the business of CHC and its subsidiaries and no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, would constitute a violation material to the business of CHC and its subsidiaries of Environmental Laws or obligate (or potentially obligate) CHC or its subsidiaries to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property where the aggregate cost of such actions would be material to CHC and its subsidiaries. Except as may be disclosed in the Disclosure Schedule and based on the Knowledge of CHC and City National, neither CHC nor any of its subsidiaries has received any notice from any person or entity that CHC or its subsidiaries or the operation or condition of any property ever owned, leased or operated by any of them are or were in violation of any Environmental Laws or that any of them are responsible (or potentially responsible) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.

(o) Compliance with Law. To the Knowledge of CHC and City National, CHC and its subsidiaries have all licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses in all material respects and conduct and have conducted their businesses in compliance in all material respects with all applicable federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses.

(p) Brokerage. Except as may be disclosed in its Disclosure Schedule and with the exception of fees payable to Keefe, Bruyette & Woods, there are no existing claims or agreements for brokerage commissions, finders’ fees, or similar compensation in connection with the transactions contemplated by this Agreement payable by CHC or its subsidiaries.

(q) No Undisclosed Liabilities. CHC and its subsidiaries do not have any material liability, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due required in accordance with GAAP to be reflected in the audited consolidated balance sheet of CHC or the notes thereto, except (i) for liabilities set forth in or reserved against in the most recent annual CHC Financial Statements, (ii) for normal fluctuations in the amount of the liabilities referred to in clause (i) above or other liabilities occurring in the ordinary course of business of CHC and its subsidiaries since the date of the balance sheet included in the most recent annual CHC Financial Statements, which fluctuations in the aggregate are not material to CHC and City National taken as a whole, (iii) liabilities relating to the transactions contemplated by this Agreement, and (iv) as may be disclosed in its Disclosure Schedule.

(r) Statements True and Correct. None of the information supplied or to be supplied by CHC or City National for inclusion in (i) the Proxy Statement (as defined in Section 6.03 hereof), and (ii) any other documents to be filed with the SEC or any banking or other regulatory authority in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Community Financial and at the time of Community Financial’s shareholders’ meeting (referred to in Section 6.02 hereof), contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. All documents that CHC or City National is responsible for filing with the SEC or any other regulatory authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law and the applicable rules and regulations thereunder.

(t) Books and Records. The books and records of CHC and City National have been fully, properly and accurately maintained in all material respects and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. Management of CHC and City National and its external auditors have not identified any material weaknesses in CHC’s or City National’s internal controls over financial reporting.

(u) Deposit Insurance. The deposits of City National are insured by the FDIC up to applicable limits and in accordance with the Federal Deposit Insurance Act, as amended, and City National has paid or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance.

(v) Reorganization. As of the date of this Agreement, neither CHC nor City National has any reason to believe that the Company Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

Article VI

Covenants

6.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of Community Financial, Community Bank, CHC and City National agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Company Merger and the Subsidiary Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other parties hereto to that end.

6.02 Shareholder Approval.

(a) Community Financial agrees to take, in accordance with applicable law and its articles of incorporation and bylaws, all action necessary to convene an appropriate meeting of its shareholders to consider and vote upon the approval of this Agreement and the consummation of the actions and transactions contemplated hereby, and to solicit shareholder approval, as promptly as practicable. The Community Financial Board of Directors is recommending and, unless its Board of Directors, after having consulted with and considered the advice of its outside counsel and its financial advisor, has determined in good faith that to do so would be reasonably likely to be inconsistent with its fiduciary duties in accordance with Virginia law, the Community Financial Board of Directors will continue to recommend to the shareholders of Community Financial that they approve this Agreement and the Company Merger and, subject to the provisions of this Agreement, will take any other action required to permit consummation of the transactions contemplated hereby.

(b) Each of Community Financial and CHC agrees to take, at the appropriate time, all action necessary in its capacity as sole shareholder of Community Bank and City National, respectively, to approve and adopt the Subsidiary Merger Agreement and the transactions contemplated thereby.

6.03 Registration Statement.

(a) CHC agrees to prepare a registration statement on Form S-4 (the “Registration Statement”), to be filed by CHC with the SEC in connection with the issuance of CHC Common Stock in the Company Merger (including the proxy statement and prospectus and other proxy solicitation materials of Community Financial constituting a part thereof (the “Proxy Statement”) and all related documents). Community Financial agrees to cooperate, and to cause Community Bank to cooperate, with CHC, its counsel and its accountants, in the preparation of the Registration Statement and the Proxy Statement; and, provided that Community Financial and Community Bank have cooperated as required above, CHC agrees to file the Registration Statement with the SEC as promptly as reasonably practicable after the date hereof. Each of Community Financial and CHC agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. CHC also agrees to use all reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Community Financial agrees to furnish to CHC all information concerning Community Financial, Community Bank, and their officers, directors and shareholders as may be reasonably requested in connection with the foregoing.

(b) Community Financial agrees, as to itself and Community Bank, and CHC agrees, as to itself and its subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (1) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (2) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the shareholders meeting for Community Financial, contain any untrue statement which, at the time and in the light of the circumstances under which such statement is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of Community Financial and CHC further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement.

(c) CHC agrees to advise Community Financial, promptly after CHC receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of CHC Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

6.04 Press Releases. Each of Community Financial and CHC agrees that it will not, without the prior approval of the other party, issue any press release or make any other public statement relating to the transactions contemplated hereby (except for any release or statement that, in the opinion of outside counsel to such party, is required by law or regulation and as to which such party has used its best efforts to discuss with the other party in advance, provided that such release or statement has not been caused by, or is not the result of, a previous disclosure by or at the direction of such party or any of its representatives that was not permitted by this Agreement).

6.05 Access; Information.

(a) Each of Community Financial and CHC agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the other party and its officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as any party may reasonably request and, during such period, it shall furnish promptly to such other party (1) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (2) all other information concerning the business, properties and personnel of it as the other may reasonably request.

(b) Each of Community Financial and CHC agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.05 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 6.05 in accordance with the terms of this Agreement. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same.

(c) No investigation by either Community Financial or CHC of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to the party’s obligation to consummate the transactions contemplated by this Agreement. Notwithstanding anything contained in this Agreement to the contrary, neither party shall be required to provide access or disclose information where such access or disclosure would violate the rights of its customers, jeopardize the attorney-client privilege of the party or person in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, or binding agreement entered into prior to the date of this Agreement.

6.06 Acquisition Proposals. Community Financial agrees that it shall not, and shall cause Community Financial and Community Bank’s officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Community Financial or Community Bank or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or deposits of Community Financial or Community Bank, other than the transactions contemplated by this Agreement (any of the foregoing, an “Acquisition Proposal”); provided, however, that if Community Financial is not otherwise in violation of this Section 6.06, nothing in this Agreement shall prevent the Community Financial Board of Directors from providing information to, and engaging in such negotiations or discussions and entering into a definitive agreement which constitutes a Superior Proposal (as set forth in Section 9.01(f)) with, a person with respect to an Acquisition Proposal, directly or through representatives, if the Community Financial Board of Directors, after consulting with and considering the advice of its financial advisor and its outside counsel, determines in good faith that its failure to engage in any such negotiations or discussions would be reasonably likely to be inconsistent with its fiduciary duties in accordance with Virginia law. Community Financial shall promptly (within 48 hours) advise CHC following the receipt by it of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal and a copy of such Acquisition Proposal), and advise CHC of any material developments with respect to such Acquisition Proposal promptly upon the occurrence thereof.

6.07 Nasdaq Global Select Market Listing. CHC agrees to list, prior to the Effective Date, on the Nasdaq Global Select Market, subject to official notice of issuance, the shares of CHC Common Stock to be issued to the holders of Community Financial Common Stock in the Company Merger.

6.08 Regulatory Applications.

(a) CHC and Community Financial and their respective subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and any Governmental Authority necessary to consummate the transactions contemplated by this Agreement. Each of CHC, City National, Community Financial and Community Bank agrees that it will consult with the other parties hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby. Copies of applications and correspondence with such Governmental Authorities promptly shall be provided to the other parties before filing for their review and after filing for their records.

(b) Each of CHC and Community Financial agrees, upon request, to furnish the other party with all information concerning itself, its subsidiaries and their respective directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such party or City National to any third party or Governmental Authority; provided that all such parties shall have the right to review in advance any characterization of them that may appear in another party’s filing, notice or application.

6.09 Title Insurance and Surveys. Community Financial shall deliver to CHC prior to the Effective Date copies of its most recent owner’s closing title insurance binder or abstract and surveys on each parcel of real estate described in the Disclosure Schedule, or such other evidence of title reasonably acceptable to CHC. Community Financial will also provide to CHC upon request any updates or new policies, abstracts or surveys on any such real estate as CHC shall reasonably request. CHC shall make any such requests for new policies, abstracts or surveys within twenty (20) days after the date hereof, and agrees to pay the costs of any such policies, abstracts or surveys so requested.

6.10 Environmental Reports.

(a) CHC shall have the right to request from Community Financial copies of any environmental reports with respect to real property owned, leased or operated by Community Financial or Community Bank. CHC, within ten (10) days after the date hereof, may order a phase one environmental report by a consultant acceptable to Community Financial of any real property owned by Community Financial or Community Bank as to which CHC has not been provided reports pursuant to the foregoing sentence for which CHC desires a phase one environmental investigation. No such reports shall be requested with respect to any such property unless CHC has reason to believe that such property might contain any waste materials or otherwise might be contaminated. If required by any phase one investigation or similar environmental report provided to or obtained by CHC pursuant to this Section 6.10, and within ten (10) days after learning of such requirement, CHC may order a report by a consultant acceptable to Community Financial of a phase two investigation on properties requiring such additional study. The costs of any such phase one and phase two investigations and reports, and all property restoration costs arising from any phase two investigation, shall be borne by CHC.

(b) CHC shall have ten (10) days from the receipt of any such phase two investigation report to notify Community Financial (“Phase Two Notice”) of the anticipated cost and type of any remedial or corrective actions which are recommended in such report as a result of possible legal liability arising from the existence of conditions identified in such report (“Remediation Estimate”). Should the Remediation Estimate exceed $200,000, then CHC shall have the right to terminate this Agreement. Should the Remediation Estimate be less than $200,000, Community Financial shall undertake such remediation but the costs of such remediation shall not be taken into account in determining whether Community Financial has had or is reasonably likely to have a Material Adverse Effect.

(c) In the event CHC terminates this Agreement pursuant to this Section 6.10 or otherwise, CHC promptly shall deliver to Community Financial copies of any environmental report prepared by CHC or any third party retained by CHC. Any results or findings contained in any environmental report will not be disclosed by CHC to any third party not affiliated with CHC, unless CHC is required by law to disclose such information.

6.11 Conforming Accounting and Reserve Policies; Restructuring Expenses.

(a) Subject to applicable laws, following the date on which the shareholder and all required regulatory approvals of this Agreement have been obtained, Community Financial shall (i) establish and take such reserves and accruals at such time as CHC shall reasonably request to conform Community Financial’s loan, accrual and reserve policies to CHC’s policies, and (ii) establish and take such accruals, reserves and charges in order to implement such policies and to recognize for financial accounting purposes such expenses of the Company Merger and the restructuring charges related to or to be incurred in connection with the Company Merger and the Subsidiary Merger, at such times as are reasonably requested by CHC, but in no event prior to two (2) business days before the Effective Time; provided, however, that on the date such reserves, accruals and charges are to be taken, CHC shall certify in writing to Community Financial that all conditions to CHC’s obligation to consummate the Company Merger and the Subsidiary Merger set forth in this Agreement (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing (as defined in Section 8.01) or otherwise to be dated the Effective Time, the delivery of which shall continue to be conditions to CHC’s obligation to consummate the Company Merger) have been satisfied or waived; and provided, further, that Community Financial shall not be required to take any action under this Section 6.11 that is not consistent with applicable laws and regulations and GAAP.

(b) No reserves, accruals or charges taken in accordance with this Section 6.11 may be a basis to assert a violation of, or a breach of a representation, warranty or covenant of, Community Financial or Community Bank herein or a basis to assert that Community Financial has suffered a Material Adverse Effect.

6.12 Notification of Certain Matters. Each of Community Financial and CHC shall give prompt notice to the other of any fact, event or circumstance known to it that (1) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (2) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; and provided further that a failure to comply with this Section 6.12 shall not constitute a failure to satisfy any condition set forth in Article VII unless the underlying untruth, inaccuracy, failure to comply or satisfy, or change or event would independently result in a failure to satisfy a condition set forth in Article VII.

6.13 Defined Contribution Plans. Community Financial maintains an Employee Stock Ownership and 401(k) plan (the “Community Financial 401(k) Plan”) and CHC maintains a 401(k) Plan and Trust (the “CHC 401(k) Plan”). Community Financial shall make contributions to the Community Financial 401(k) Plan between the date hereof and the Effective Time consistent with the terms of the Community Financial 401(k) Plan and past practices. Prior to the Effective Date, the Community Financial 401(k) Plan (i) shall be terminated, (ii) all shares of Community Financial Common Stock held by the Community Financial 401(k) Plan shall be converted into rights to receive the Merger Consideration in respect thereto, and (iii) the net assets of the Community Financial 401(k) Plan shall be distributed to participants in the Community Financial 401(k) Plan and their beneficiaries, subject to the receipt of a favorable determination letter from the IRS and except as otherwise required by applicable law. Community Financial and Community Bank shall make all amendments to the Community Financial 401(k) Plan required to permit the actions described in this Section 6.13. Community Financial, through its counsel, after consultation with CHC and its counsel, shall file the notifications or applications with the IRS necessary to comply with the provisions of this Section 6.13. If for any reason the IRS will not permit the Community Financial 401(k) Plan to be terminated or distributions be made to employees of Community Financial and Community Bank as provided above unless the Community Financial 401(k) Plan is amended, Community Financial may make such required amendment.

6.14 Defined Benefit Plan. Community Financial and Community Bank maintain a defined benefit plan for employees (“Defined Benefit Plan”). Community Financial shall make contributions to the Defined Benefit Plan between the date hereof and the Effective Time consistent with the terms of the Defined Benefit Plan and past practices. As of the date hereof, Community Financial and Community Bank shall take all steps, provide all notifications and make reasonable efforts to acquire all necessary approvals, including but not limited to Internal Revenue Service and Pension Benefit Guarantee Corporation approvals, to, as of the Effective Date, cease benefit accruals under, and prohibit new participants in, the Defined Benefit Plan in accordance with its terms and applicable law and to treat the Defined Benefit Plan as a “frozen plan” under the applicable plan documents.

6.15 Compliance. Community Financial and Community Bank will comply with applicable law and the terms of the relevant Employee Plan with respect to the voting of any Community Financial Common Stock held by any such plan.

6.16 Employment/Change of Control Agreements. On or before the Effective Date, the employment agreement dated May 28, 2008, and the change of control agreement dated June 26, 2008, between Community Bank or Community Financial and Norman C. Smiley, III, shall terminate and be void and without further effect. On or before the Effective Date, Mr. Smiley shall enter into an agreement with CHC and City National in substantially the form of Exhibit C hereto. On or before the Effective Date, the change of control agreement dated June 27, 2008, between Community Financial and Lyle Moffett shall terminate and be void and without further effect. On or before the Effective Date, Mr. Moffett shall enter into an agreement with CHC and City National in substantially the form of Exhibit C-2 hereto. CHC and City National may offer change of control agreements in substantially the form of Exhibit D to each employee who currently has a change of control agreement with Community Financial and Community Bank, except for Mr. Smiley and Mr. Moffett. In the event such employee and CHC and City National do not agree to enter into the change of control agreement in substantially the form of Exhibit D, then CHC and City National shall honor any existing change of control agreement to the extent reasonably possible and permitted by law. Notwithstanding anything to the contrary in this Agreement or otherwise, in no event will such payments be made at a time or in excess of amounts permitted under § 409A and under § 280G of the Code without loss of a tax deduction to the payor or imposition of an excise tax on the payee. In addition, notwithstanding anything to the contrary in this Agreement or otherwise, the entry into employment or change of control agreements and the payments of funds in lieu thereof or pursuant thereto and the payment or agreement to pay any amount to any Community Financial or Community Bank employee or director or other person pursuant to any section of this Agreement or otherwise, are subject to any and all legal restrictions, including, but not limited to any applicable prohibition on payment of golden parachutes to employees of troubled financial institutions under 12 U.S.C. § 1828(k) and related regulations. In consideration of the foregoing, any employee of Community Financial or Community Bank who does not sign an employment or change of control agreement with CHC and City National and whose employment is terminated shall enter into a Termination and Release Agreement in the form of Exhibit E.

6.17 Salary Continuation Agreements. Community Bank has entered into Salary Continuation Agreements (“SERP”) with five persons, providing for salary continuation upon termination of employment and the attainment of normal retirement age. CHC agrees that, following the Effective Date, the SERPs by and between Community Bank and Norman C. Smiley, III, R. Jerry Giles and Benny N. Werner shall be payable by CHC or City National in accordance with their terms, except that Section 2.4 of all SERPs shall be amended to provide in Section 2.4 that the Accrual Balance (as defined in the SERPs) provides only for the payment of the Accrual Balance in the aggregate over 15 years, and that the SERP between Community Bank and Norman C. Smiley, III, shall be amended to freeze any amounts payable to Smiley at their current level based upon his current base salary with no future increase of benefits due under the SERP. The parties agree that Mr. Smiley’s SERP provides for a benefit of $50,000 per year for 15 years, beginning at the later of his attaining the age of 65 or termination of employment with City National. The SERP for P. Douglas Richard, a retired employee of Community Bank, is currently being paid by Community Bank and shall continue to be paid following the Effective Date by CHC or City National in accordance with its terms. The SERP for Chris Kyriakides, a former employee of Community Bank, shall be paid following the Effective Date by CHC or City National in accordance with its terms, as modified by Paragraph 2.e. of the Separation Agreement and Release by and between Chris Kyriakides and Community Financial dated May 19, 2009.

6.18 Employee Matters.

(a) CHC agrees that those employees of Community Bank who become employees of CHC or its subsidiaries on the Effective Time (the “Former Community Financial Employees”), while they remain employees of CHC or its subsidiaries after the Effective Time will be provided with benefits under employee benefit plans during their period of employment which are no less favorable in the aggregate than those provided by CHC to similarly situated employees of CHC and its subsidiaries, except as otherwise provided herein. Except as hereinafter provided, at the Effective Time, CHC will amend or cause to be amended each employee benefit and welfare plan of CHC and its subsidiaries in which Former Community Financial Employees are eligible to participate, to the extent necessary, so that as of the Effective Time (i) such plans take into account for purposes of eligibility, participation, vesting and benefit accrual (except that there shall not be any benefit accrual for past service under any qualified defined benefit pension plan), the service of such employees with Community Bank as if such service were with CHC and its subsidiaries, (ii) Former Community Financial Employees are not subject to any waiting periods or pre-existing condition limitations under the medical, dental and health plans of CHC or its subsidiaries in which they are eligible to participate and may commence participation in such plans on the Effective Time, (iii) Former Community Financial Employees will retain credit for unused sick leave (to a maximum of 180 days) and vacation pay for unused vacation days for the current year only without carryover of vacation days for prior years, which has been accrued as of the Effective Time, (iv) for purposes of determining the entitlement of Former Community Financial Employees to sick leave and vacation pay following the Effective Time, the service of such employees with Community Bank shall be treated as if such service were with CHC and its subsidiaries; and (v) Former Community Financial Employees are first eligible to participate and will commence participation in the CHC 401(k) Plan on the Effective Time. Notwithstanding the foregoing, no Former Community Financial Employees shall be eligible to participate in City Holding’s West Virginia Bankers Association Master Retirement Plan.

(b) Community Financial and Community Bank covenant and agree to take no steps prior to the Effective Time that would entitle any officer to resign and receive benefits under any employment agreement.

6.19 Severance. Those employees of Community Financial and Community Bank who do not have employment or change of control or agreements that include severance payments or severance agreements as of the date of their termination (i) who CHC or its subsidiaries elect not to employ after the Effective Time or who are terminated involuntarily other than for cause within nine (9) months after the Effective Time, and (ii) who sign and deliver a termination and release agreement in substantially the same form as attached hereto as Exhibit E, shall be entitled to severance pay equal to one (1) week of pay, at their rate of pay in effect at the Effective Time, for each full year of continuous service with Community Bank prior to the Effective Time (the “Severance Period”) and, in the case of employees who continue as employees of CHC or its subsidiaries after the Effective Time, prior to their termination as such, subject to a minimum of ten (10) weeks and a maximum of twenty-six (26) weeks of pay. Furthermore, any terminated employees shall be entitled to continuation coverage under City National’s group health plans or under Community Bank’s health plans continued by City National as provided in Section 6.18(a), as required by COBRA. City National shall pay for COBRA coverage for the Severance Period for those employees entitled to severance under this Section 6.19. Nothing in this Section 6.19 shall be deemed to limit or modify the at-will employment policy of CHC or its subsidiaries.

6.20 D & O Insurance.

(a) CHC shall use its reasonable best efforts to obtain an endorsement to its director’s and officer’s liability insurance policy prior to the Effective Time for a three-year period to cover the present and former officers and directors of Community Financial and Community Bank (determined as of the Effective Time) for a period of three (3) years from the Effective Time with respect to claims against such directors and officers arising from facts or events that occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by Community Financial and Community Bank; provided however, that if CHC is unable to obtain such endorsement or a commitment for such endorsement within thirty (30) days prior to the Effective Time, then Community Financial may purchase tail coverage under its existing director and officer liability insurance policy for such claims; provided, further, that in no event shall CHC be required to expend in the aggregate during each year in such three-year period more than 150% of the current annual amount spent by Community Financial (the “Insurance Amount”) to maintain or procure its current directors’ and officers’ insurance coverage; provided further, that if CHC is unable to maintain or obtain the insurance called for by this Section 6.20(a), CHC shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that officers and directors of Community Financial and Community Bank may be required to make application and provide customary representations and warranties to CHC’s insurance carrier for the purpose of obtaining such insurance.

(b) For six (6) years after the Effective Time, CHC shall indemnify, defend and hold harmless any person who has rights to indemnification from Community Financial and Community Bank against all losses, expenses (including attorneys’ fees), claims, amounts paid in settlement, damages or liabilities arising out of actions or omissions occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), regardless of whether such claim is asserted or claimed after the Effective Time, to the same extent and on the same conditions as such person was entitled to such indemnification pursuant to applicable law, contract and Community Financial’s or Community Bank’s articles of incorporation, charter and bylaws, respectively, as in effect on the date of this Agreement, to the extent Community Financial or Community Bank was legally required or permitted to do so with respect to matters occurring on or before the Effective Time, including provisions relating to advances of expenses incurred in the defense of any action or suit.

(c) If CHC shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of CHC shall assume the obligations set forth in this Section 6.20.

(d) The provisions of this Section 6.20 are intended to be for the benefit of and shall be enforceable by each person who is entitled to be indemnified by Community Financial or Community Bank and his or her heirs and personal representatives.

6.21 Community Financial Option Plans. Prior to the Effective Date, Community Financial will use commercially reasonable efforts to obtain an Option Cancellation Agreement from each holder of a Community Financial Stock Option who does not exercise his or her option prior to the Effective Date. By signing the signature page hereof, the directors of Community Financial hereby consent to the cashing out of their Community Financial Stock Options as provided in Section 3.06 above.

6.22 TARP Purchase and Warrant. Community Financial shall use its reasonable best efforts to facilitate the purchase, at book value, by CHC or one of its Subsidiaries of all of the issued and outstanding shares of Community Financial Fixed Rate Cumulative Perpetual Preferred Stock, Series A, and the related Warrant, at fair market value, to purchase 351,194 shares of Common Stock from the Treasury or other holders thereof concurrently with or immediately after (in the case of the Warrant Purchase only) the consummation of the Company Merger. In furtherance of the foregoing, Community Financial shall provide, and shall cause Community Bank and its and their representatives to provide, all reasonable cooperation and take all reasonable actions as may be requested by CHC in connection with such purchase, including by (a) furnishing all information concerning Community Financial and Community Bank that CHC or any applicable Governmental Authority may request in connection with such purchase or with respect to the effects of such purchase on CHC or its pro forma capitalization, (b) assisting with the preparation of any analyses or presentations CHC deems necessary or advisable in its reasonable judgment in connection with such purchase or the effects thereof and (c) entering into any agreement with such holder (including any letter agreement among Community Financial, CHC and such holder) to effect the purchase of such shares as CHC may reasonably request (provided that neither Community Financial nor Community Bank shall be required to agree to any obligation that is not contingent upon the consummation of the Company Merger).

6.23 Directorship. CHC agrees to cause one individual to be mutually agreed by CHC and Community Financial from Community Financial to be appointed as a director of CHC and of City National on the Effective Date. CHC agrees that such individual shall be nominated by the CHC Board of Directors to stand for re-election for a three-year term at the 2013 annual meeting of shareholders of CHC, and shall be elected as a director of City National during the period that he is a director of CHC, subject to all legal and governance requirements regarding service as a director of CHC and City National.

Article VII

Conditions to Consummation of the Company Merger

7.01 Conditions to Each Party’s Obligation to Effect the Company Merger. The respective obligation of each of CHC and Community Financial to consummate the Company Merger is subject to the fulfillment, or written waiver by CHC and Community Financial prior to the Effective Time, of each of the following conditions:

(a) Shareholder Approval. This Agreement and the actions and transactions contemplated hereby shall have been duly approved by the affirmative vote of the holders of the requisite number of the outstanding Community Financial Shares entitled to vote thereon in accordance with applicable law, the Community Financial articles of incorporation and the Community Financial bylaws.

(b) Governmental and Regulatory Consents. All approvals and authorizations of, filings and registrations with, and notifications to, all Governmental Authorities required for the consummation of the Company Merger and the Subsidiary Merger, shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired; provided, however, that none of the preceding shall be deemed obtained or made if it shall be subject to any condition or restriction that would have a Material Adverse Effect on either CHC or Community Financial.

(c) Third Party Consents. All consents or approvals of all persons, other than Governmental Authorities, required for or in connection with the execution, delivery and performance of this Agreement and the consummation of the Company Merger and the Subsidiary Merger shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CHC and its subsidiaries, taken as a whole.

(d) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits consummation of the transactions contemplated by this Agreement.

(e) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(f) Blue Sky Approvals. All permits and other authorizations under the state securities laws necessary to consummate the transactions contemplated hereby and to issue the shares of CHC Common Stock to be issued in the Company Merger shall have been received and be in full force and effect.

7.02 Conditions to Obligation of Community Financial. The obligation of Community Financial to consummate the Company Merger is also subject to the fulfillment, or written waiver by Community Financial prior to the Effective Time, of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of CHC and City National set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their express terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date), and Community Financial shall have received a certificate, dated the Effective Time, signed on behalf of CHC by the Chief Executive Officer and the Chief Financial Officer of CHC to such effect; provided, however, inaccuracies in such representations and warranties arising from events occurring after the date of this Agreement will be disregarded if the circumstances giving rise to such inaccuracies (considered collectively) do not have, and are not likely to result in, a Material Adverse Effect on CHC or Community Financial; and provided further, that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded.

(b) Performance of Obligations of CHC and City National. CHC and City National shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and Community Financial shall have received a certificate, dated the Effective Time, signed on behalf of CHC by the Chief Executive Officer and the Chief Financial Officer of CHC to such effect.

(c) Opinion of Counsel. Community Financial shall have received an opinion, dated the Effective Date, of Jackson Kelly PLLC, counsel to CHC, in substantially the same form as that attached hereto as Exhibit F.

(d) Fairness Opinion. Community Financial shall have received the opinion of Scott & Stringfellow, LLC, dated as of the date of this Agreement (which shall be appended as an exhibit to the Proxy Statement), that the Merger Consideration to be received in the Company Merger by the shareholders of Community Financial is fair to the shareholders of Community Financial from a financial point of view.

(e) Listing. The shares of CHC Common Stock to be issued in the Company Merger shall have been approved for listing on the Nasdaq Global Select Market, subject to official notice of issuance.

(f) Tax Opinion of CHC’s Counsel. Community Financial shall have received an opinion, dated the Effective Date, of Jackson Kelly PLLC, counsel to CHC, to the effect that (1) the Company Merger constitutes a “reorganization” within the meaning of Section 368 of the Code and (2) no gain or loss will be recognized by shareholders of Community Financial to the extent they receive shares of CHC Common Stock as consideration in exchange for Community Financial Common Stock.

7.03 Conditions to Obligation of CHC. The obligation of CHC to consummate the Company Merger is also subject to the fulfillment, or written waiver by CHC prior to the Effective Time, of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Community Financial and Community Bank set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their express terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date) and CHC shall have received a certificate, dated the Effective Time, signed on behalf of Community Financial by the Chief Executive Officer and the Chief Financial Officer of Community Financial to such effect; provided, however, that inaccuracies in such representations and warranties arising from events occurring after the date of this Agreement will be disregarded if the circumstances giving rise to such inaccuracies (considered collectively) do not have, and are not likely to result in, a Material Adverse Effect on CHC or Community Financial; and provided further, that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded.

(b) Performance of Obligations of Community Financial. Community Financial shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and CHC shall have received a certificate, dated the Effective Time, signed on behalf of Community Financial by the Chief Executive Officer and the Chief Financial Officer of Community Financial to such effect.

(c) Opinion of Counsel. CHC shall have received an opinion, dated the Effective Date, of Silver, Freedman & Taff, L.L.P., Counsel to Community Financial, in substantially the same form as that attached hereto as Exhibit G.

(d) Tax Opinion of CHC’s Counsel. CHC shall have received an opinion, dated the Effective Date, of Jackson Kelly PLLC, counsel to CHC, to the effect that the Company Merger constitutes a “reorganization” within the meaning of Section 368 of the Code.

(e) Director Non-Competes. In consideration of the consummation of the Company Merger and the Subsidiary Merger, each of the directors of Community Financial and Community Bank except Paul M. Mott shall have executed and delivered to CHC an agreement, pursuant to which each director shall agree for the Restricted Period (as defined below) not to directly or indirectly, whether for his or her own account or for the account of any such director’s spouse, child or any other natural person who is related to such director and residing with such director, or any firm, corporation or other business organization of which such director owns a controlling interest, (i) serve as director of, or beneficially own more than 5% of the voting common stock of, any financial institution engaged in the provision of Banking Services and having a physical place of business within 40 miles of any CHC or City National branch or office as of the date hereof, or (ii) join with any other parties to apply to any Governmental Authority for the issuance of a bank, savings bank, or savings association charter for operation in the States of Kentucky, Ohio, Virginia or West Virginia. Notwithstanding any provision contained in this Section 7.03(e), the restrictions contained herein shall not be applicable to any activity or investment of the director that existed at the time of this Agreement and that was disclosed by the director to CHC. The term “Restricted Period” shall mean the period beginning on the Effective Time and ending three (3) years from the Effective Time. The term “Banking Services” shall mean retail or commercial deposit or lending business, trust or asset management and all other services which are customarily provided by banks or which are otherwise provided by CHC or its subsidiaries. The agreement referred to in this Section 7.03(e) shall be in the form of Exhibit H hereto.

(f) Agreements. Norman C. Smiley, III, and Lyle Moffett shall have executed the Agreements in substantially the respective forms of Exhibit C-1 and C-2 hereto.

(g) Redemption of Community Bank Preferred Stock. CHC shall have entered into an Agreement for the purchase of the Community Financial Fixed Rate Perpetual Preferred Stock, Series A, and related Warrant to purchase 351,194 shares of Community Financial Common Stock, as provided for in Section 6.22 hereof, on terms and conditions consistent with Section 6.22 and acceptable to CHC in its reasonable discretion, and the said purchase of Community Financial Fixed Rate Perpetual Preferred Stock, Series A, shall be consummated.

Article VIII

Closing

8.01 Deliveries by Community Financial at Closing. At the closing of the Company Merger (the “Closing”), Community Financial shall deliver to CHC:

(a) certified copies of the articles of incorporation, charter and bylaws of Community Financial and Community Bank, respectively;

(b) the officers’ certificates required by Sections 7.03(a) and 7.03(b) hereof;

(c) a certified copy of the resolutions of Community Financial’s Board of Directors, as required for valid approval of the execution of this Agreement and the consummation of the Company Merger;

(d) a certified copy of the resolutions of Community Bank’s Board of Directors and written consent of the sole shareholder of Community Bank, as required for valid approval of the execution of this Agreement, the Subsidiary Merger Agreement and the consummation of the Subsidiary Merger;

(e) a certificate of the Virginia State Corporation Commission, dated a recent date, stating that Community Financial is in existence;

(f) Certificates of the OCC and the FDIC, dated recent dates, relating to the valid existence and the FDIC insurance of deposits of Community Bank;

(g) Articles of Merger executed by the proper parties thereto reflecting the terms and provisions of this Agreement and including as an exhibit thereto the Plan of Merger attached hereto as Exhibit A in proper form for filing with the Virginia State Corporation Commission and the Secretary of State of the State of West Virginia in order to cause the Company Merger to become effective pursuant to the VSCA and the WVBCA;

(h) the executed Subsidiary Merger Agreement and Articles of Merger relating to the Subsidiary Merger in proper form for filing with appropriate Governmental Authorities and offices;

(i) the executed Agreements signed by Norman C. Smiley, III, and Lyle Moffett in substantially the same forms as Exhibits C-1 and C-2;

(j) the opinion of Silver, Freedman & Taff, L.L.P., Counsel to Community Financial, in substantially the same form as that attached hereto as Exhibit G; and

(j) such other documents as CHC or its counsel may reasonably request.

8.02 Deliveries by CHC at the Closing. At the Closing, CHC shall deliver to Community Financial:

(a) certified copies of the articles of incorporation, articles of association and bylaws of CHC and City National, respectively;

(b) the officers’ certificates required by Section 7.02(a) and (b) hereof;

(c) a certified copy of the resolutions of CHC’s Board of Directors authorizing the execution of this Agreement and the consummation of the Company Merger;

(d) a certified copy of the resolutions of City National’s Board of Directors and its sole shareholder authorizing the execution of this Agreement, the Subsidiary Merger Agreement and the consummation of the Subsidiary Merger;

(e) Articles of Merger executed by the proper parties thereto reflecting the terms and provisions of this Agreement and including as an exhibit thereto the Plan of Merger attached hereto as Exhibit A in proper form for filing with the Virginia State Corporation Commission and the Secretary of State of the State of West Virginia in order to cause the Company Merger to become effective pursuant to the VSCA and the WVBCA;

(f) the executed Subsidiary Merger Agreement and Articles of Merger relating to the Subsidiary Merger in proper form for filing with appropriate Governmental Authorities and offices;

(g) the executed Agreements with Norman C. Smiley, III, and Lyle Moffett signed by CHC and City National in substantially the same forms as Exhibits C-1 and C-2;

(h) the opinion of Jackson Kelly PLLC, counsel to CHC in substantially the same form as that attached hereto as Exhibit F;

(i) the opinion of Jackson Kelly PLLC, counsel to CHC, to the effect that (1) the Company Merger constitutes a “reorganization” within the meaning of Section 368 of the Code and (2) no gain or loss will be recognized by shareholders of Community Financial to the extent they receive shares of CHC Common Stock as consideration in exchange for Community Financial Common Stock; and

(j) such other documents as Community Financial or its counsel may reasonably request.

Article IX

Termination

9.01 Termination. This Agreement may be terminated and the Company Merger may be abandoned:

(a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of CHC and Community Financial, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board of Directors.

(b) Breach. At any time prior to the Effective Time, by CHC in writing if Community Financial or Community Bank has, or by Community Financial or Community Bank in writing if CHC or City National has, breached in any material respect any covenant or undertaking contained herein or any representation or warranty contained herein such that the conditions set forth in Section 7.02(a) or 7.02(b), or Section 7.03(a) or 7.03(b), whichever is applicable, would not be satisfied, unless such breach has been or may be cured within thirty (30) days after written notice of such breach.

(c) Delay. At any time prior to the Effective Time, by CHC or Community Financial, in each case if its Board of Directors so determines by vote of a majority of the members of its entire Board of Directors, in the event that the Company Merger is not consummated by January 31, 2013, except to the extent that the failure of the Company Merger then to be consummated arises out of or results from the action or inaction of the party seeking to terminate pursuant to this Section 9.01(c).

(d) No Approval. By Community Financial or CHC, in each case if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event (1) the approval of any Governmental Authority required for consummation of the Company Merger, the Subsidiary Merger and the other transactions contemplated by this Agreement shall have been denied by final non-appealable action of such Governmental Authority or (2) the shareholder approval contemplated by Section 6.02 herein is not obtained within sixty (60) days of the date of the Proxy Statement; provided, however, that neither Community Financial nor CHC shall be entitled to terminate this Agreement under this section unless it has complied with all of its obligations under this Agreement with respect to the Registration Statement, the Proxy Statement and the Community Financial shareholder meeting.

(e) Failure to Recommend, Etc. By CHC if (1) upon the effectiveness of the Registration Statement, the Board of Directors of Community Financial shall not have recommended approval of this Agreement to its shareholders, or (2) at any time prior to the receipt of the approval of Community Financial’s shareholders contemplated by Section 6.02(a), Community Financial’s Board of Directors shall have withdrawn such recommendation or modified or changed such recommendation in a manner adverse to the interests of CHC (whether in accordance with Section 6.02 or otherwise).

(f) Acceptance of Superior Proposal. By Community Financial, if, without breaching Section 6.06, Community Financial shall enter into a definitive agreement with a third party providing for an Acquisition Proposal on terms determined in good faith by the Community Financial Board, after consulting with and considering the advice of Community Financial’s outside counsel and financial advisors, to constitute a Superior Proposal (as defined below); provided, that the right to terminate this Agreement under this Section 9.01(f) shall not be available to Community Financial unless it delivers to CHC (1) written notice of Community Financial’s intention to terminate at least five (5) days prior to termination and (2) simultaneously with such termination, the Fee referred to in Section 9.04. For purposes of this Section 9.01(f), “Superior Proposal” means an Acquisition Proposal made by a third party after the date hereof which, in the good faith judgment of the Board of Directors of Community Financial, taking into account the financial aspects of the proposal and the person making such proposal, (1) if accepted, is more likely than not to be consummated, and (2) if consummated, is reasonably likely to result in a more favorable transaction than the Company Merger for Community Financial and its shareholders.

(g) Environmental Reasons. By CHC in the event the Remediation Estimate in Section 6.10(b) exceeds $200,000.

9.02 Decline in CHC Common Stock Price. This Agreement may be terminated and the Company Merger may be abandoned by Community Financial, if the Community Financial Board so determines by a vote of the majority of the members of the entire Community Financial Board, at any time during the five-day period commencing with the Determination Date, if both of the following conditions are satisfied:

(a) The number obtained by dividing the CHC Average Price by the Starting Price (as defined below) (the “CHC Ratio”) shall be less than 0.80; and

(b)(x) the CHC Ratio shall be less than (y) the number obtained by dividing the Final Index Price by the Starting Index Price (each as defined below) and subtracting 0.20 from the quotient in this clause (b)(y) (such number in this clause (b)(y) being referred to herein as the “Index Ratio”);

subject, however, to the following three (3) sentences. If Community Financial elects to exercise its termination right pursuant to this Section 9.02 it shall give written notice to CHC (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period). During the five-day period commencing with its receipt of such notice, CHC shall have the option to increase the consideration to be received by the holders of Community Financial Common Stock hereunder, by adjusting the applicable Exchange Ratio (calculated to the nearest one one-thousandth) so that the value equals the lesser of (x) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Starting Price, 0.80 and the applicable Exchange Ratio (as then in effect) by (B) the CHC Average Price and (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Index Ratio and the applicable Exchange Ratio (as then in effect) by (B) the CHC Ratio. If CHC so elects within such five-day period, it shall give prompt written notice to Community Financial of such election and the revised applicable Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 9.02 and this Agreement shall remain in effect in accordance with its terms (except as the applicable Exchange Ratio shall have been so modified.)

For purposes of this Section 9.02 the following terms shall have the meanings indicated:

“CHC Average Price” means the average of the per share closing prices of a share of CHC Common Stock as reported on the Nasdaq Global Select Market during the ten (10) consecutive full trading days ending on the trading day prior to the Determination Date.

“Determination Date” means the later of (i) the date on which the last approval, consent or waiver of any Governmental Authority required to permit consummation of the transactions contemplated by this Agreement is received, without regard to any requisite waiting period in respect thereof, or (ii) the date on which the shareholders of Community Financial approve the Agreement and the Company Merger.

“Final Index Price” means the average of the Index Prices for the ten (10) consecutive full trading days ending on the trading day prior to the Determination Date.

“Index Price” on a given date means the closing value of the NASDAQ Bank Index.

“Starting Index Price” means the NASDAQ Bank Index price on the last trading day preceding the first public announcement of entry into this Agreement.

“Starting Price” means the Closing Price of a share of CHC Common Stock on the NASDAQ (as reported in The Wall Street Journal or if not reported therein in another authoritative source) on the last trading day preceding the first public announcement of entry into this Agreement.

If CHC declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the CHC Common Stock shall be appropriately adjusted for the purposes of applying this Section 9.02.

9.03 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Company Merger pursuant to this Article IX, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (a) as set forth in Sections 9.04 and 10.01 and (b) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination unless such party is obligated to pay and has paid the Fee pursuant to Section 9.04.

9.04 Liquidated Damages. If (1) CHC terminates this Agreement pursuant to Section 9.01(e) or (2) Community Financial terminates this Agreement pursuant to Section 9.01(f), then, within five (5) business days of such termination, Community Financial shall pay CHC by wire transfer in immediately available funds, as agreed upon liquidated damages and not as a penalty and as the sole and exclusive remedy, $1,200,000 (the “Fee”). If (i) this Agreement is terminated solely by reason of the failure of Community Financial to receive shareholder approval of the Company Merger and an Acquisition Proposal was publicly announced or disclosed at any time after the date of this Agreement and prior to the date of any Community Financial shareholder meeting to consider this Agreement, and (ii) if, within twelve (12) months after the date of the announcement of the Acquisition Proposal, a change in control of Community Financial is consummated, then Community Financial shall pay the Fee to CHC by wire transfer in immediately available funds within three (3) days of the consummation of such Acquisition Proposal. (For purposes of this Section 9.04, a “change in control” of Community Financial shall be deemed to have taken place if: (w) any person or entity, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, other than Community Financial, or any employee benefit plan of Community Financial, is or becomes the beneficial owner, directly or indirectly, of securities representing more than fifty percent (50%) of the then-issued and outstanding common stock of Community Financial or the combined voting power of the then-outstanding securities of Community Financial, whether through a tender offer or otherwise; (x) there occurs any consolidation or merger in which Community Financial is not the continuing or surviving corporation (except for a merger in which the holders of Community Financial’s Common Stock and/or other voting stock immediately prior to the merger have the same proportionate ownership of common and/or other voting stock of the surviving corporation immediately after the merger); (y) there occurs any consolidation or merger in which Community Financial is the surviving corporation but in which shares of its common and/or other voting stock would be converted into cash or securities of any other corporation or other property or if its shareholders own less than fifty percent (50%) of the outstanding common stock immediately after the transaction; or (z) there occurs any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Community Financial. No Fee shall be required to be paid if CHC or Community Financial terminates this Agreement solely because of the failure of Community Financial to obtain the shareholder approval of this Agreement and the actions and transactions contemplated hereby.

Article X

Miscellaneous

10.01 Survival. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, other than those contained in Sections 6.05(b), 9.03, and 9.04 and in this Article X, shall survive the termination of this Agreement if this Agreement is terminated prior to the Effective Time. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained in Sections 6.13, 6.14, 6.16, 6.17 through 6.20 and 6.23, which by their terms apply or are to be performed in whole or in part after the Effective Time, and this Article X.

10.02 Waiver; Amendment; Assignment. Prior to the Effective Time, any provision of this Agreement may be (a) waived in writing by the party benefited by the provision, or (b) amended or modified by an agreement in writing executed by both parties, except that, after approval of the Company Merger by the shareholders of

Community Financial, no amendment may be made which under applicable law requires further approval of such shareholders without obtaining such required further approval. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assigned by any party without the prior written consent of the other parties.

10.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

10.04 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of West Virginia applicable to contracts made and to be performed entirely within such State.

10.05 Expenses. Subject to Section 9.04, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

10.06 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given (a) on the date of delivery, if personally delivered or sent by facsimile (with confirmation), (b) on the first business day following the date of dispatch, if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing, if mailed by registered or certified mail (return receipt requested), in each case to such party at its address or telecopy number set forth below or such other address or numbers as such party may specify by notice to the parties hereto.

If to CHC, to:

Charles R. Hageboeck, President & CEO

City Holding Company

25 Gatewater Road

Charleston, West Virginia 25313

Facsimile: (304) 769-1122

With a copy to:

Charles D. Dunbar, Esq.

Jackson Kelly PLLC

500 Lee Street, East, 16th Floor (Zip 25301)

P.O. Box 553

Charleston, West Virginia 25322

Facsimile: (304) 340-1272

If to Community Financial, to:

Community Bank

Norman C. Smiley, III, President & CEO

Community Financial Corporation

38 North Central Avenue

Staunton, Virginia 24401

Facsimile: (540) 885-0643

With a copy to:

James S. Fleischer

Silver, Freedman & Taff, L.L.P.

3299 K Street, N.W., Suite 100

Washington, DC 20007

Facsimile: (202) 337-5502

10.07 Entire Understanding; No Third Party Beneficiaries. This Agreement (together with the Disclosure Schedules and the Exhibits hereto) represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for Sections 6.13, 6.17 through 6.20 and 6.23 hereof (which is intended to be for the benefit of those present and former employees and directors of Community Financial and Community Bank affected thereby and may be enforced by such persons), nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

10.08 Severability. The provisions of this Agreement will be deemed severable, and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any party or person or any circumstance, is found by a court or other Governmental Authority of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other parties, persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

10.09 Disclosures. Any disclosure made in any document delivered pursuant to this Agreement or referred to or described in writing in any Section of this Agreement or any schedule attached or delivered pursuant hereto shall be deemed to be disclosure for purposes of any other Section to which the relevance of such item is reasonably apparent.

10.10 Interpretation; Effect. When a reference is made in this Agreement to Sections, Exhibits or the Disclosure Schedules, such reference shall be to a Section of, or Exhibit or Disclosure Schedule to, this Agreement unless otherwise indicated. The Disclosure Schedules as well as all other schedules and exhibits to this Agreement shall be deemed to be part of this Agreement and included in any reference to this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Any pronoun used herein shall refer to any gender, either masculine, feminine or neuter, as the context requires. No provision of this Agreement shall be construed to require Community Financial, Community Bank, CHC or City National or any of their respective subsidiaries, affiliates or directors to take any action that would violate applicable law (whether statutory or common law), rule or regulation. The parties hereto acknowledge that each party hereto has reviewed, and has had an opportunity to have its counsel review, this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

COMMUNITY FINANCIAL CORPORATION		CITY HOLDING COMPANY

By:	/s/ Norman C. Smiley, III	By:	/s/ Charles R. Hageboeck

Printed:	Norman C. Smiley, III	Printed:	Charles R. Hageboeck
Title:	President and Chief Executive Officer	Title:	Chief Executive Officer

COMMUNITY BANK		CITY NATIONAL BANK OF WEST VIRGINIA

By:	/s/ Norman C. Smiley, III	By:	/s/ Charles R. Hageboeck

Printed:	Norman C. Smiley, III	Printed:	Charles R. Hageboeck
Title:	President and Chief Executive Officer	Title:	President

Each of the undersigned directors of Community Financial hereby agrees in his individual capacity, subject to his fiduciary obligations as a director or shareholder (if a trustee or other fiduciary under law), but not in his capacity as a director or shareholder, to vote his Community Financial Shares that are registered in his personal name (and agrees to use his best efforts to cause all additional Community Financial Shares owned jointly with any other person or by his spouse or over which he has voting influence or control to be voted) in favor of this Agreement and the Company Merger. In addition, each of the undersigned directors hereby agrees not to make any transfers of Community Financial Shares with the purpose of avoiding his agreements set forth in the preceding sentence. Further, each director acknowledges his covenants as set forth in Section 6.21 hereof. This provision shall be of no further force or effect upon the termination of the Agreement pursuant to Section 9.01.

Dated this 2nd day of August, 2012.

/s/ Charles F. Andersen
Charles F. Andersen

/s/ James R. Cooke, Jr.
James R. Cooke, Jr.

/s/ Charles W. Fairchilds
Charles W. Fairchilds

/s/ P. Douglas Richard
P. Douglas Richard

/s/ Norman C. Smiley, III
Norman C. Smiley, III

/s/ Dale C. Smith
Dale C. Smith

/s/ Morgan N. Trimyer, Jr.
Morgan N. Trimyer, Jr.

/s/ Paul M. Mott
Paul M. Mott

List of Exhibits

Exhibit	Title

A.	Plan of Merger

B.	Form of Agreement and Plan of Merger for Subsidiary Merger

C-1.	Form of Agreement—Smiley

C-2.	Form of Agreement—Moffett

D.	Form of Change of Control Agreement

E.	Form of Termination and Release Agreement

F.	Form of Opinion of CHC Counsel

G.	Form of Opinion of Community Financial Counsel

H.	Form of Director Non-Compete

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT TO AGREEMENT AND PLAN OF MERGER (“Amendment”) is made as of the 18th day of September, 2012, by and among Community Financial Corporation, a Virginia corporation (“Community Financial”), Community Bank, a federal savings association (“Community Bank”), City Holding Company, a West Virginia corporation (“CHC”), and City National Bank of West Virginia, a national banking association (“City National”).

1. RECITALS

WHEREAS, the parties hereto entered into that certain Agreement and Plan of Merger, dated as of August 2, 2012 (the “Merger Agreement”); and

WHEREAS, the parties desire to amend the Merger Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree that:

1. All references in the Merger Agreement and the Exhibits and Schedules thereto to “Community Financial Corporation, Inc.” are hereby amended to “Community Financial Corporation,” and all references to the Merger Agreement contained in the Exhibits thereto are hereby amended to reflect that the Merger Agreement is dated effective August 2, 2012, as amended on the date hereof.

2. Except as expressly set forth herein, the Merger Agreement remains in full force and effect.

3. This Amendment may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Amendment and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Amendment and all signature pages by facsimile or email transmission shall constitute effective execution in the delivery of this Amendment as to the parties and may be used in lieu of the original Amendment for all purposes. Signatures of the parties transmitted by facsimile or email shall be deemed to be their original signatures for all purposes.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

COMMUNITY FINANCIAL CORPORATION		CITY HOLDING COMPANY

By:	/s/ Norman C. Smiley, III	By:	/s/ Charles R. Hageboeck

Printed:	Norman C. Smiley, III	Printed:	Charles R. Hageboeck
Title:	President and Chief Executive Officer	Title:	Chief Executive Officer

COMMUNITY BANK		CITY NATIONAL BANK OF WEST VIRGINIA

By:	/s/ Norman C. Smiley, III	By:	/s/ Charles R. Hageboeck

Printed:	Norman C. Smiley, III	Printed:	Charles R. Hageboeck
Title:	President and Chief Executive Officer	Title:	President

Annex B

Member	901 East Byrd Street, Suite 410	Tel (804) 780-3230
NYSE/SIPC	Richmond, Virginia 23219	FAX (804) 649-0990

August 2, 2012

Board of Directors

Community Financial Corporation, Inc.

38 North Central Avenue

Staunton, VA 24401

Members of the Board:

The Board of Directors (the “Board”) of Community Financial Corporation, Inc., a Virginia corporation (the “Company”), has requested that Scott & Stringfellow, LLC provide to the Board our opinion as to the fairness, from a financial point of view, to the Company’s common shareholders of the Merger Consideration (defined below) set forth in that certain Agreement and Plan of Merger, dated August 2, 2012 (the “Agreement”), by and among the Company, Community Bank, a federal savings association (the “Bank”), City Holding Company, a West Virginia corporation (“CHC”), and City National Bank of West Virginia, a national banking association, pursuant to which the Company will merge with and into CHC (the “Company Merger”). Under the terms of the Agreement, upon consummation of the Company Merger, each outstanding share of Company common stock, par value $0.01 per share, issued and outstanding immediately prior to the Company Merger, will be converted into the right to receive 0.1753 shares of validly issued, fully paid and non-assessable shares of CHC common stock, par value $2.50 per share (the “Exchange Ratio”). The consideration provided through the Exchange Ratio and any cash in lieu of fractional shares of CHC common stock to be paid, will be defined as the “Merger Consideration”. The terms and conditions of the Company Merger are more fully set forth in the Agreement.

Scott & Stringfellow has acted as financial advisor to the Board in connection with the Company Merger. As a customary part of our investment banking business, we regularly engage in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, the Company and CHC, and as a market maker in securities, we may from time to time have a long or short position in, and buy, sell or hold equity securities of the Company and CHC for our own account and for the accounts of our customers. Further, Scott & Stringfellow initiated equity research coverage of CHC on August 19, 2011 and expects to publish research notes on CHC from time to time in the future.

Over the past two years, excluding in connection with the Company Merger, Scott & Stringfellow has not received compensation for investment banking services from either the Company or CHC. As of the date hereof, there are no material relationships mutually understood to be contemplated in which any compensation is intended to be received by us as a result of the relationship between us and any of the parties to the Agreement.

In connection with the Company Merger and the preparation and delivery of this opinion, we have reviewed, analyzed, and relied upon, among other things:

i.	The Agreement and meetings and discussions with members of senior management of the Company regarding the material terms of the Agreement;

ii.	Certain publicly available financial statements and other historical financial information of CHC that we deemed relevant and meetings and discussions regarding the same with members of senior management of CHC;

Board of Directors

Community Financial Corporation, Inc.

August 2, 2012

iii.	Certain publicly available and non-publicly available financial statements and other historical financial information of the Company that we deemed relevant and meetings and discussions regarding the same with members of senior management of the Company;

iv.	Internal financial forecasts for the Company related to the business, earnings, cash flows, assets and prospects of the Company for the calendar years ending December 31, 2011 through 2016 prepared by Scott & Stringfellow and reviewed with senior management of the Company (the “Forecasts”);

v.	The estimated pro forma financial impact of the Company Merger on CHC, based on assumptions relating to, without limitation, transaction expenses, purchase accounting adjustments, cost savings, and certain synergies determined by and reviewed with the senior management of the Company and discussed summarily with the senior management of CHC;

vi.	The historical market prices and trading activity for CHC common stock and a comparison of certain financial and stock market information for CHC and the Company with similar publicly-traded companies which we deemed to be relevant;

vii.	The proposed financial terms of the Company Merger and a comparison of such terms with the financial terms, to the extent publicly available, of certain recent business combinations in the banking industry which we deemed to be relevant;

viii.	The relative contribution of the Company and CHC with regard to certain assets, liabilities, earnings, and capital;

ix.	The current market environment generally and the banking environment in particular;

x.	A discounted dividend scenario of the Company based upon the Forecasts and an illustrative dividend payout; and

xi.	Such other information, financial studies, analyses and investigations, and financial, economic, and market criteria as we deemed appropriate.

We also held discussions with members of senior management of the Company and CHC regarding the reasons and basis for the Company Merger and regarding the historical and current business operations, financial condition, results of operations, regulatory relationships and future prospects (including, with respect to senior management of the Company and CHC, synergies anticipated to result from the Company Merger) of their respective companies and such other matters as we have deemed relevant to our inquiry.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and CHC or their respective representatives, or that was otherwise reviewed by us and Company management (including the Forecasts), and we assumed such accuracy and completeness in rendering this opinion. We have further relied on the assurances of management of the Company and CHC that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked nor have we attempted independently to verify such information, and we assume no responsibility or liability for independently verifying the accuracy and completeness of such information. We did not make an independent evaluation or appraisal of any specific assets, any collateral securing assets or the liabilities, including any contingent, off-balance sheet assets or liabilities, of the Company or CHC or any of their subsidiaries. We did not make an independent evaluation of the adequacy of the allowance for loan losses of the Company or CHC nor have we reviewed any individual credit files relating to the Company or CHC. We assumed, with your consent, the respective allowances for loan losses for both the Company and CHC are adequate to cover such losses and will be

Board of Directors

Community Financial Corporation, Inc.

August 2, 2012

adequate for the combined entity on a pro forma basis after all accounting adjustments for the Company Merger. We also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Company Merger will be obtained without any adverse effect on the Company and CHC or on the expected benefits of the Company Merger.

With respect to the financial projections (including the Forecasts) and earnings estimates for the Company and CHC and all projections of transaction costs, purchase and other accounting adjustments and expected cost savings or other synergies prepared by and/or reviewed with the management of the Company and CHC and used by Scott & Stringfellow in its analyses, the Company’s and CHC’s senior management confirmed to us that they reflect the best currently available estimates and judgments of the respective management of the Company and CHC as to the future financial performance of CHC as the surviving entity in the Company Merger, and we assumed that such financial performance would be achieved. We express no opinion as to such financial projections (including the Forecasts) or the assumptions or judgments on which they are based. We have assumed that there has been no material change in the assets, financial conditions, results of operations, business or prospects of the Company and CHC since the date of the most recent financial statements made available to us. We have further assumed, with your consent, that the synergies referenced above will be realized substantially in accordance with the expectations of the Company and CHC as expressed in collaborative discussion between us and them. Moreover, we have assumed that the Company Merger will be consummated upon the terms set forth in the Agreement without material alteration or waiver thereof, and that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct, Finally, with your consent, we have relied upon the advice the Company has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters related to the Company Merger and other transactions contemplated by the Agreement.

Our opinion is necessarily based on, and we have necessarily taken into account, the financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We are not legal, tax, regulatory, or bankruptcy advisors. We have not considered any legislative or regulatory changes recently adopted or currently being considered by the United States Congress, the various federal banking agencies, the Securities and Exchange Commission (the “SEC”), or any other regulatory bodies, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the SEC or the Financial Accounting Standards Board, or any changes in regulatory accounting principles that may be adopted by any or all of the federal banking agencies. Our opinion is not a solvency opinion and does not in any way address the solvency or financial condition of CHC or the Company. Events occurring after the date hereof could materially affect this opinion. We have no obligation to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of shares of CHC common stock will be when issued to the Company shareholders at the closing of the Company Merger pursuant to the Agreement or the prices at which shares of CHC common stock may trade at any time.

The terms of the fee arrangement with Scott & Stringfellow, which Scott & Stringfellow and the Company believe are customary in transactions of this nature, were negotiated at arm’s length between the Company and Scott & Stringfellow, and the Board was aware of such arrangement, including the fact that the majority of the fee payable to Scott & Stringfellow is contingent upon consummation of the merger. The Company also has agreed to reimburse Scott & Stringfellow for reasonable out-of-pocket expenses incurred in connection with its engagement and has agreed to indemnify Scott & Stringfellow and certain related persons against certain liabilities, including liabilities under the federal securities laws, in connection with our engagement for the delivery of this opinion.

Board of Directors

Community Financial Corporation, Inc.

August 2, 2012

Our opinion is directed to the Board in connection with its consideration of the Company Merger and our opinion does not constitute a recommendation to any holder of the Company shares as to how such holder should vote at any meeting of shareholders called to consider and vote upon the Agreement. This opinion is not intended to, and does not, (i) create any rights or remedies for any person or entity, other than the Board or (ii) create any fiduciary duty on the part of Scott & Stringfellow to any party. Scott & Stringfellow was not retained as an advisor or agent to the Company’s shareholders or any other person, and it is acting only as a financial advisor to the Company’s Board of Directors. This opinion has been reviewed and approved by our Investment Banking Valuation Committee in conformity with our policies and procedures established under the requirements of FINRA Rule 5150 of the Financial Industry Regulatory Authority, Inc. Our opinion is limited and directed only to the fairness, from a financial point of view, to the Company’s common shareholders of the Merger Consideration to be received by such shareholders in connection with the Company Merger and pursuant to the terms of the Agreement and does not address the underlying business decision by the Company to engage in the Company Merger, the relative merits of the Company Merger as compared to any other alternative business strategies or other strategic alternatives that might exist for the Company, the fairness of the amount or nature of any compensation to any of the officers, directors or employees of the Company, or class of such persons, relative to the compensation to the public holders of the Company’s common shares or the effect of any other transaction in which the Company might engage or the fairness of the Company Merger to the holders of the Company’s preferred stock or any securities of CHC or any creditor or other constituencies of the Company or CHC. Our opinion is not to be quoted or referred to, in whole or part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Scott & Stringfellow’s prior written consent. Notwithstanding the foregoing, Scott & Stringfellow hereby consents to the inclusion of this opinion as an exhibit to the proxy statement to be distributed to the Company’s shareholders to solicit their approval of the Company Merger. Scott & Stringfellow further consents to the inclusion of a summary of this opinion in such proxy statement.

Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Merger Consideration to be received by the common shareholders of the Company is fair, from a financial point of view, to such shareholders.

Very truly yours,

Scott & Stringfellow, LLC

Annex C

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-K

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

FOR THE FISCAL YEAR ENDED: MARCH 31, 2012

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission file number 0-18265.

COMMUNITY FINANCIAL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Virginia	54-1532044
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

38 North Central Avenue, Staunton, Virginia	24401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number: (540) 886-0796

Securities Registered Pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which registered
Common Stock, par value $.01 per share	The NASDAQ Stock Market

Securities Registered Pursuant to Section 12(g) of the Act: None

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.    Yes ☐    No ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.    Yes ☐    No ☒

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the past twelve months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such requirements for the past 90 days. Yes ☒    No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§ 229.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes ☒    No ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ☒

Indicate by checkmark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act).    Yes ☐    No ☒

As of June 20, 2012, there were issued and outstanding 4,361,658 shares of the Registrant’s common stock. The aggregate market value of the voting and non-voting common equity held by non-affiliates of the Registrant, computed by reference to the price at which the common equity was last sold as of September 30, 2011, was approximately $11.4 million. (The exclusion from such amount of the market value of the shares owned by any person shall not be deemed an admission by the Issuer that such person is an affiliate of the Registrant.)

DOCUMENTS INCORPORATED BY REFERENCE

PART III of Form 10-K—Portions of the Proxy Statement for the 2012 Annual Meeting of Stockholders.

C-i

C-ii

CAUTIONARY STATEMENT REGARDING FORWARDING LOOKING STATEMENTS

This document, including information incorporated by reference, contains, and future filings by Community Financial Corporation on Form 10-K, Form 10-Q and Form 8-K and future oral and written statements by Community Financial Corporation and its management may contain, forward-looking statements about Community Financial Corporation which we believe are within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements with respect to anticipated future operating and financial performance, including revenue creation, lending origination, operating efficiencies, loan sales, charge-offs and loan loss provisions, growth opportunities, interest rates, cost savings and funding advantages. These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. These forward-looking statements are inherently uncertain and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. Accordingly, Community Financial Corporation cautions readers not to place undue reliance on any forward-looking statements.

Words such as may, could, should, would, believe, anticipate, estimate, expect, intend, plan and similar expressions are intended to identify these forward-looking statements. The important factors discussed below, as well as other factors discussed elsewhere in this document and factors identified in our filings with the Securities and Exchange Commission and those presented elsewhere by our management from time to time, could cause actual results to differ materially from those indicated by the forward-looking statements made in this document. Among the factors that could cause our actual results to differ from these forward-looking statements are:

•	the strength of the United States economy in general and the strength of the local economies in which we conduct our operations;

•

general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in the credit quality of our loans and other assets;

•	the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;

•	fluctuations in deposit flows, loan demand, and/or real estate values, which may adversely affect our business;

•

the credit risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses;

•

results of examinations of Community Bank by its primary regulator, the Office of the Comptroller of the Currency, including the possibility that the Office of the Comptroller of the Currency may, among other things, require Community Bank to increase its allowance for loan losses;

•	our ability to access cost-effective funding;

•	financial market, monetary and interest rate fluctuations, particularly the relative relationship of short-term interest rates to long-term interest rates;

•

the timely development of and acceptance of new products and services of Community Financial Corporation and Community Bank, and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services;

•

the impact of changes in financial services laws and regulations (including laws concerning taxes, accounting standards, banking, securities and insurance); legislative or regulatory changes may adversely affect the business in which we are engaged;

•	our success in gaining regulatory approval of our products and services and branching locations, when required;

•	the impact of technological changes;

•	changes in consumer spending and saving habits; and

•	our success at managing the risks involved in the foregoing.

We do not intend to update our forward-looking information and statements, whether written or oral, to reflect change. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

PART I

ITEM 1.	BUSINESS

General

Community Financial Corporation is a Virginia corporation, which owns Community Bank. Community Bank was organized in 1928 as a Virginia-chartered building and loan association, converted to a federally-chartered savings and loan association in 1955 and to a federally-chartered savings bank in 1983. In 1988, Community Bank converted to the stock form of organization through the sale and issuance of shares of our common stock. References in this document to we, us, our, the Corporation, the Company and the Bank refer to Community Financial and/or Community Bank as the context requires.

Our principal asset is the outstanding stock of Community Bank, our wholly owned subsidiary. Our common stock trades on The Nasdaq Stock Market under the symbol “CFFC.”

Community Financial Corporation and Community Bank are subject to comprehensive regulation, examination and supervision by the Office of the Comptroller of the Currency, Department of the Treasury, the Board of Governors of the Federal Reserve System and by the Federal Deposit Insurance Corporation. The Bank is a member of the Federal Home Loan Bank (“FHLB”) System and our deposits are backed by the full faith and credit of the United States Government and are insured to the maximum extent permitted by the Federal Deposit Insurance Corporation. At March 31, 2012, we had $503.9 million in assets, deposits of $372.4 million and stockholders’ equity of $50.4 million. Our primary business consists of attracting deposits from the general public and originating real estate loans and other types of investments through our offices located in Staunton, Waynesboro, Stuarts Draft, Raphine, Verona, Lexington, Harrisonburg, Buena Vista and Virginia Beach, Virginia.

Like all financial institutions our operations are materially affected by general economic conditions, the monetary and fiscal policies of the federal government and the policies of the various regulatory authorities, including the Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve System (“Federal Reserve Board”). Our results of operations are largely dependent upon our net interest income, which is the difference between the interest we receive on our loan portfolio and our investment securities portfolio, and the interest we pay on our deposit accounts and borrowings.

Dramatic declines in the housing market over the past four years, with decreasing home prices and increasing delinquencies and foreclosures, unemployment and under-employment, have negatively impacted the credit performance of mortgage and construction loans and resulted in significant write-downs of assets by many financial institutions. General downward economic trends, reduced availability of commercial credit, and increasing unemployment and under-employment have negatively impacted the credit performance of commercial and consumer credit as well, resulting in additional write-downs for many financial institutions. Concerns over the stability of the financial markets and the economy also have resulted in decreased lending by many financial institutions to their customers and to each other. This market turmoil and tightening of credit has led to increased delinquencies and foreclosures, lack of customer confidence, increased market volatility and widespread reduction in general business activity. Some financial institutions have experienced decreased access to deposits or borrowings. The resulting economic pressure on consumers and businesses and the lack of confidence in the financial markets has and may continue to adversely affect our business, results of operations and stock price.

Our ability to assess the creditworthiness of customers and to estimate the losses inherent in our loan portfolio is more complex under these difficult market and economic conditions. We expect to face increased regulation and government oversight as a result of these downward trends. This increased government action may increase our costs and limit our ability to pursue certain business opportunities.

We do not expect these difficult conditions to improve in the near future. A worsening of these conditions would likely exacerbate the adverse effects of these difficult market and economic conditions on us, our customers and the other financial institutions in our market. As a result, we may experience increases in foreclosures, delinquencies and customer bankruptcies, as well as more restricted access to funds. We also may be required to pay even higher FDIC premiums, because financial institution failures resulting from the depressed market conditions have depleted and may continue to deplete the FDIC insurance fund and reduce the FDIC’s ratio of reserves to insured deposits.

As previously mentioned, we are subject to extensive regulation, supervision and examination by the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation. These regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the ability to impose restrictions on a bank’s operations, reclassify assets, determine the adequacy of a bank’s allowance for loan losses and determine the level of deposit insurance premiums assessed. The laws and regulations governing our business are subject to frequent change. Any change in these regulations and oversight, whether in the form of regulatory policy, new regulations or legislation or additional deposit insurance premiums could have a material impact on our operations.

In response to the financial crisis of 2008 and early 2009, Congress has taken actions that are intended to strengthen confidence and encourage liquidity in financial institutions, and the Federal Deposit Insurance Corporation has taken actions to increase insurance coverage on deposit accounts. In addition, there have been proposals made by members of Congress and others that would reduce the amount delinquent borrowers are otherwise contractually obligated to pay under their mortgage loans and limit an institution’s ability to foreclose on mortgage collateral.

The potential exists for additional federal or state laws and regulations, or changes in policy, affecting lending and funding practices and liquidity standards. Moreover, bank regulatory agencies have been active in responding to concerns and trends identified in examinations, and have issued many formal enforcement orders requiring capital ratios in excess of regulatory requirements. Bank regulatory agencies, such as the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation, govern the activities in which we may engage, primarily for the protection of depositors, and not for the protection or benefit of investors. New laws and regulations may increase our costs of regulatory compliance and of doing business, and otherwise affect our operations. New laws and regulations also may significantly affect the markets in which we do business, the markets for and value of our loans and investments, the fees we can charge and our ongoing operations, costs and profitability.

Congress passed the Dodd-Frank financial reform legislation. This legislation will have a significant impact on the regulation and operations of financial institutions and their holding companies. The legislation will subject Community Financial to regulatory capital requirements. The legislation also created a new consumer financial protection agency that will issue and enforce consumer protection initiatives governing financial products and services. Any legislative or regulatory changes in the future could adversely affect our operations and financial condition.

Our main office is located at 38 North Central Avenue, Staunton, Virginia 24401. Our telephone number is (540) 886-0796. This annual report on Form 10-K, as well as other public information that we file with the Securities and Exchange Commission, is also available on our website at www.cbnk.com and on the Securities and Exchange Commission’s website at www.sec.gov.

Our Operating Strategy

Our goal is to operate and grow a profitable community-oriented financial institution, and to maximize stockholder value by:

•	retaining our community-oriented focus to meet the financial needs of the communities we serve;

•	enhancing our focus on core deposits, including savings and checking accounts;

•	improving asset quality;

•

selectively emphasizing products and services to provide diversification of revenue sources and to capture our customer’s full relationship. We intend to continue to expand our business by cross selling our loan and deposit products and services to our customers;

•

growing, when economic conditions are suitable, and diversifying our loan portfolio by emphasizing the origination of commercial and multi-family real estate loans, one- to four-family residential mortgage loans, construction loans, secured business loans and consumer loans;

•	expanding our banking network by opening de novo branches and by selectively acquiring branch offices, although currently we do not have any specific expansion plans;

•	controlling operating expenses while continuing to provide quality personal service to our customers; and

•	utilizing borrowings as needed to fund growth and enhance profitability.

Market Area

Our primary market area includes the counties of Shenandoah, Rockingham, Page, Highland, Augusta, Albemarle, Bath, Rockbridge, Nelson, and the Hampton Roads area in Virginia. Our headquarters are located in Historic Downtown Staunton, Virginia in Augusta County. We conduct our business through our headquarters and 10 branch offices located in Staunton (2), Waynesboro, Stuarts Draft, Raphine, Verona, Lexington, Harrisonburg, Buena Vista and Virginia Beach (2), Virginia.

The state’s economy is likely to experience sustained high levels of unemployment throughout 2012 and may not return to pre-recession levels of unemployment until after 2014.

Harrisonburg-Rockingham County has a population of approximately 122,858. Major employment sectors include educational services, healthcare, manufacturing, trade, government, and construction. The largest employers headquartered here include James Madison University, Rockingham Memorial Hospital, Pilgrim’s Pride Corp., R.R. Donnelly & Sons Co., and Merck & Co., Inc.

The Staunton-Waynesboro-Augusta County area has a population of approximately 116,299. Major employment sectors include manufacturing, healthcare, retail trade, hospitality, and educational services. Major employment sectors include services, manufacturing, trade, government, and construction. The largest employers headquartered here include Augusta Medical Center, McKee Foods Corporation, Hershey Chocolate of VA, Target Mid-Atlantic Distribution Center, Hollister, and McQuay International.

Lexington-Buena Vista-Rockbridge County has a population of approximately 35,740. Major employment sectors include educational services, government, manufacturing, trade, and construction. The largest employers headquartered here include Lees Carpets, Washington & Lee University, Stonewall Jackson Hospital, Wal-Mart, Inc. and Virginia Military Institute.

The Virginia Beach and Hampton Roads region has a combined population of approximately 1.5 million. The military and military contractors have a large presence in this region. Major employment sectors include food service, employment service, agricultural & engineering services, physicians offices (medical), and services to buildings/dwellings. The largest employers headquartered here include Northrop Grumman, Newport News, Sentara Healthcare, Virginia Beach City Public School, Norfolk Naval Shipyard and Riverside Health System.

Lending Activities

General. We concentrate our lending activities on first mortgage conventional loans secured by residential properties, commercial and multi-family real estate with an emphasis on multi-family housing and, to a lesser extent, construction loans secured by commercial and multi-family real estate and one- to four-family residential properties, and commercial business loans. Additionally, we make consumer loans in order to increase the diversification and decrease the interest rate sensitivity of our loan portfolio, and to increase interest income as these loans typically carry higher interest rates than residential mortgage loans. Beginning in fiscal 2011, we substantially curtailed our construction lending due to the lingering effects of the recession. Substantially all of our loans are originated within our market area.

Residential loan originations come primarily from walk-in customers, real estate brokers and builders. Commercial and multi-family real estate loan originations are obtained through direct solicitation of developers and continued business from customers. All completed loan applications are reviewed by our salaried loan officers. As part of the application process, information is obtained concerning the income, financial condition, employment and credit history of the applicant and any related business interests. If commercial or multi-family real estate is involved, information is also obtained concerning cash flow after debt service. The quality of loans is analyzed based on our experience and on guidelines with respect to credit underwriting as well as the guidelines issued by Freddie Mac and Fannie Mae and other purchasers of loans, depending on the type of loans involved. All real estate is appraised by independent fee appraisers who have been pre-approved by our Board of Directors.

Our loan commitments are approved at different levels, depending on the size and type of the loan being sought. Our Board of Directors has authorized different loan limits for individual loan officers depending on the types of loans being approved. Individual loan officer limits for one- to four-family real estate loans range from $125,000 to $300,000 and for commercial real estate loans range from $100,000 to $175,000. One- to four-family real estate loans not exceeding $350,000 and commercial real estate loans not exceeding $225,000 may be approved by the President of the Bank. One- to four-family real estate loans not exceeding $950,000 and commercial real estate loans not exceeding $875,000 may be approved by one member of senior management and two other officers. Any loan not exceeding $1,000,000 may be approved by the Bank’s loan committee. All loans in excess of $1,000,000 must be approved by the Board of Directors. Individual loan officer limits for unsecured consumer and commercial business loans range from $10,000 to $50,000 and for secured consumer and commercial business loans range from $25,000 to $175,000. Consumer and commercial business loans up to $375,000 on a secured basis and $150,000 on an unsecured basis require the approval of one member of senior management and two other officers. Consumer and commercial business loans in excess of individual loan officer or collective senior management loan authority must be approved by a majority of our Loan Committee or Board of Directors.

The aggregate amount of loans that the Bank is permitted to make to any one borrower, including related entities, and the aggregate amount that the Bank may invest in any one real estate project, with certain exceptions, is limited to the greater of 15% of our unimpaired capital and surplus or $500,000. At March 31, 2012, the maximum amount which we could have loaned to one borrower and the borrower’s related entities or invested in any one project was approximately $8.4 million. At March 31, 2012, we had only 14 borrowers, or groups of related borrowers, with an aggregate outstanding loan balance in excess of $3.0 million, with the largest being a $6.6 million relationship, consisting of one secured business loan. At March 31, 2012, we had one relationship in excess of $3.0 million that was not performing in accordance with its payment terms. We also had 28 other borrowers, or groups of related borrowers, with an aggregate outstanding loan balance at March 31, 2012 of between $2.0 million and $3.0 million. At March 31, 2012, we had four relationships between $2.0 million and $3.0 million not performing in accordance with their payment terms.

Loan Portfolio Composition. The following table sets forth the composition of our total loan portfolio in dollars and percentages as of the dates indicated.

	March 31,
	2012		2011		2010		2009		2008
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in Thousands)
Real Estate Loans:
Residential	$135,475	29.64%	$148,199	30.10%	$144,951	27.59%	$140,064	28.17%	$122,605	27.08%
Commercial	170,153	37.21	181,822	36.94	171,805	32.71	154,781	31.14	150,059	33.14
Construction	21,785	4.76	27,453	5.58	63,807	12.14	62,887	12.65	53,891	11.90

Total real estate	327,413	71.61	357,474	72.62	380,563	72.44	357,732	71.96	326,555	72.12

Consumer Loans:
Home equity	46,682	10.20	46,930	9.53	48,061	9.14	41,653	8.37	32,780	7.24
Automobile	27,390	5.99	31,286	6.36	35,533	6.77	37,411	7.53	44,961	9.93
Other	7,193	1.57	7,436	1.51	7,819	1.49	6,906	1.39	6,930	1.53

Total consumer	81,265	17.76	85,652	17.40	91,413	17.40	85,970	17.29	84,671	18.70

Commercial business	48,619	10.63	49,085	9.98	53,402	10.16	53,436	10.75	41,578	9.18

Total loans receivable	457,297	100.00%	492,211	100.00%	525,378	100.00%	497,138	100.00%	452,804	100.00%

Less:
Undisbursed loans in process	3,987		6,803		16,158		15,222		13,599
Deferred (costs) and unearned discounts	(698)		(731)		(959)		(990)		(1,184)
Allowance for losses	8,910		7,846		8,053		5,956		3,215

Total loans receivable, net	$445,098		$478,293		$502,126		$476,950		$437,174

The following table shows the composition of our loan portfolio by fixed and adjustable-rate, at the dates indicated.

	March 31,
	2012		2011		2010		2009		2008
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in Thousands)
Fixed-Rate Loans:
Real Estate:
Residential	$16,876	3.69%	$19,252	3.91%	$20,170	3.84%	$29,204	5.87%	$22,146	4.89%
Commercial	31,713	6.93	35,646	7.24	33,447	6.37	31,919	6.42	22,592	4.99
Construction (1)	3,886	0.85	537	0.11	7,473	1.42	3,528	0.71	6,870	1.52

Total real estate loans	52,475	11.47	55,435	11.26	61,090	11.63	64,651	13.00	51,608	11.40

Home equity	2,989	0.65	2,780	0.56	4,222	0.80	5,437	1.09	5,692	1.26
Automobile	27,254	5.96	31,150	6.33	35,460	6.76	37,300	7.51	44,843	9.90
Other	5,392	1.18	6,077	1.23	5,969	1.14	5,718	1.15	5,872	1.30

Total consumer loans	35,635	7.79	40,007	8.12	45,651	8.70	48,455	9.75	56,407	12.46

Commercial business	16,929	3.70	15,044	3.06	17,150	3.26	21,234	4.27	19,912	4.40

Total fixed-rate loans	105,039	22.96	110,486	22.44	123,891	23.59	134,340	27.02	127,927	28.26

Adjustable-Rate loans:
Real Estate:
Residential	118,599	25.95	128,947	26.19	124,781	23.75	110,860	22.30	100,459	22.19
Commercial	138,440	30.28	146,176	29.70	138,358	26.34	122,862	24.72	127,467	28.15
Construction (2)	17,899	3.91	26,916	5.47	56,334	10.72	59,359	11.94	47,021	10.38

Total real estate loans	274,938	60.14	302,039	61.36	319,473	60.81	293,0811	58.96	274,9471	60.72

Home equity	43,693	9.55	44,150	8.97	43,839	8.34	36,216	7.28	27,088	5.98
Automobile	136	0.03	136	0.03	73	0.01	111	0.02	118	0.03
Other	1,801	0.39	1,359	0.28	1,850	0.35	1,188	0.24	1,058	0.23

Total consumer loans	45,630	9.97	45,645	9.28	45,762	8.70	37,515	7.54	28,264	6.24

Commercial Business	31,690	6.93	34,041	6.92	36,252	6.90	32,202	6.48	21,666	4.78

Total adjustable-rate loans	352,258	77.04	381,725	77.56	401,487	76.41	362,798	72.98	324,877	71.74

Total loans receivable	$457,297	100.00%	$492,211	100.00%	$525,378	100.00%	$497,138	100.00%	$452,804	100.00%

(1)	Includes residential real estate construction loans of $3.4 million, $0, $3.2 million, $1.9 million and $247,000, and commercial real estate construction loans of $537,000, $537,000, $4.3 million, $1.6 million and $6.6 million at March 31, 2012, 2011, 2010, 2009 and 2008 respectively.
(2)	Includes residential real estate construction loans of $8.6 million, $19.3 million, $39.3 million, $45.2 million and $43.3 million, and commercial real estate construction loans of $9.3 million, $7.6 million, $17.0 million, $14.2 million and $3.7 million at March 31, 2012, 2011, 2010, 2009 and 2008, respectively.

Loan Maturity and Repricing. The following schedule illustrates the contractual maturity of our real estate construction and commercial business loan portfolios as of March 31, 2012, before net items. Loans that have adjustable or renegotiable interest rates are shown as maturing in the period during which the contract is due. The schedule does not reflect the effects of possible prepayments or enforcement of due-on-sale clauses.

	Real Estate Construction or Development	Commercial Business	Total
	(Dollars in Thousands)
Due during periods ending March 31,
2013	$21,108	$32,263	$53,371
2014 to 2017	677	15,045	15,722
After 2017	—	1,311	1,311

Totals	$21,785	$48,619	$70,404

The total amount of loans in the above table due after March 31, 2013, which have fixed interest rates is $12.0 million, while the total amount of loans due after such date which have floating or adjustable interest rates is $5.0 million.

One- to Four-Family Residential Real Estate Lending. We originate loans secured by one- to four-family residences, substantially all of which are located in our market areas. We evaluate both the borrower’s ability to make principal and interest payments and the value of the property that will secure the loan. Although federal law permits us to make loans in amounts of up to 100% of the appraised value of the underlying real estate, we generally make one- to four-family residential real estate loans in amounts of 80% or less of the appraised value. In certain instances, we will lend up to 90% of the appraised value of the underlying real estate and require the borrower to purchase private mortgage insurance in an amount sufficient to reduce our exposure to 80% or less.

In order to manage our exposure to changes in interest rates, in the past we originated only a limited amount of 30-year and 15-year fixed-rate, one-to four-family residential mortgage loans for our portfolio. For the year ended March 31, 2012, 83.0% of all one-to four-family residential loans we originated had adjustable interest rates. At March 31, 2012, only $16.9 million, or 3.7%, of our total loans receivable, before net items, consisted of fixed-rate residential mortgage loans. During the year ended March 31, 2012, we originated $230,000 of fixed rate residential loans with terms of 15 years or more for our portfolio.

To compete with other lenders in our market area, we make one, three and five year adjustable-rate mortgage (“ARM”) loans at interest rates which, for the initial period, may be below the index rate which would otherwise apply to these loans. Borrowers are qualified, however, at the fully indexed interest rate. Our one- to four-family residential ARM loans primarily have interest rates that adjust annually after the initial fixed period based on a stated interest margin over the yields on one year U.S. Treasury Bills. Although our one- to four-family ARM loans primarily adjust annually after the initial period, we currently offer residential ARM loans which adjust every three and five years generally in accordance with the rates based on a stated margin over the yields on the applicable U.S. Treasury Bills. At March 31, 2012 we had the following loans that adjust on an annual basis after the initial period: $24.3 million that adjust after three years, $56.1 million after five years, $404,000 after seven years and $4.6 million after ten years. An additional $191,000 of loans adjust every three years. We do not currently offer residential ARM loans with an initial adjustment period greater than five years. Our ARM loans generally limit interest rate increases to 2% each rate adjustment period and have an established ceiling rate at the time the loans are made of up to 6% over the original interest rate. At March 31, 2012, residential ARM loans totaled $118.6 million, representing 87.5% of our total residential real estate loans and 26.0% of our total loans receivable, before net items. ARM loans generally pose different credit risks than fixed-rate loans primarily because during periods of rising interest rates, the risk of defaults on ARM loans may increase due to the upward adjustment of interest costs to borrowers.

All one- to four-family real estate mortgage loans originated by us contain a “due-on-sale” clause that allows us to declare the unpaid principal balance due and payable upon the sale of the mortgaged property. It is our policy to enforce these due-on-sale clauses concerning fixed-rated loans and to permit assumptions of ARM loans, for a fee, by qualified borrowers.

We require, in connection with the origination of residential real estate loans, title opinions and fire and casualty insurance coverage, as well as flood insurance where appropriate, to protect our interests. The cost of this insurance coverage is paid by the borrower. We generally do not require escrows for taxes and insurance.

Commercial Real Estate and Construction Lending. We have originated and, in the past have purchased, commercial real estate loans and loan participations. We also make commercial and residential real estate construction loans. Our commercial real estate loans are secured by various types of collateral, including raw land, multi-family residential buildings, hotels and motels, convenience stores, commercial and industrial buildings, shopping centers and churches. At March 31, 2012, commercial real estate and construction loans aggregated $191.9 million or 42.0% of our total loans receivable, before net items, with $156.3 million of these loans having adjustable interest rates and $35.6 million having fixed interest rates. Our commercial real estate and construction loans are secured primarily by properties located in our market areas.

Our commercial real estate loans are generally made at interest rates that adjust annually based on yields for one-year U.S. Treasury securities, with a 2% annual cap on rate adjustments and a 6% cap on interest rates over the life of the loan. Typically, we charge origination fees ranging from 1% to 2% on these loans. Commercial real estate loans made by us are fully amortizing with maturities ranging from five to 30 years. Our construction loans are generally for a term of 12 months or less with interest only due monthly. Construction loans are generally made with permanent financing to be provided by us, although not required. Construction loans to builders may be made on a basis where a buyer has contracted to buy the house or the construction may be on a speculative basis. Limits are set by us as to the number of each type of construction loan for each builder, whether speculative or pre-sold, dependent on the determination made by us during the underwriting process.

In our underwriting of commercial real estate and construction loans, we may lend, under federal regulations, up to 100% of the security property’s appraised value, although the loan to original appraised value ratio on such properties is generally 80% or less. Our commercial real estate and construction loan underwriting requires an examination of debt service coverage ratios, the borrower’s creditworthiness and prior credit history and reputation, and we generally require personal guarantees or endorsements of borrowers. We also carefully consider the location of the security property.

At March 31, 2012, we had commercial real estate loans totaling $170.2 million, including 61 commercial real estate loans (or multiple loans to one borrower) in excess of $1.0 million with an aggregate balance of $78.7 million. The largest loan or lending relationship to a single borrower was for $4.9 million, which consisted of one loan secured by commercial real estate. Loans secured by commercial and industrial buildings decreased from $52.7 million at March 31, 2011 to $50.1 million at March 31, 2012, loans secured by hotels and motels decreased from $21.0 million at March 31, 2011 to $16.6 million at March 31, 2012, and loans secured by raw land decreased from $44.0 million at March 31, 2011 to $40.2 million at March 31, 2012, accounting for the decrease in our commercial real estate loan portfolio.

The following table presents information as to our commercial real estate and commercial construction lending portfolio as of March 31, 2012, by type of project.

	Number of loans	Principal Balance
	(Dollars in Thousands)
Permanent financing:
Multi-family residential buildings	36	$15,949
Hotel and motel	16	16,604
Commercial and industrial buildings	116	50,115
Raw land	157	40,156
Church	10	3,215
Restaurant	11	3,000
Warehouse	29	12,670
Retail Store	82	23,603
School/Recreational	10	4,841
Commercial construction	19	9,853

Total	486	$180,006

At March 31, 2012, we had 19 commercial construction loans totaling $9.9 million, the largest one having an outstanding balance of $2.9 million. At that date, all commercial construction loans were performing in accordance with their payment terms. Our commercial construction loans are generally made for a one year term or less, with a requirement that the borrower have a commitment for permanent financing prior to funding the construction loan. Our construction loans generally provide for a fixed rate of interest at or above the prevailing prime rate. Such loans are generally secured by the personal guarantees of the borrowers and by first mortgages on the projects.

A large portion of our commercial real estate portfolio consists of loans secured by raw land. The Company originates loans to local real estate developers with whom it has established relationships for the purpose of developing residential subdivisions (i.e., installing roads, sewers, water and other utilities), as well as loans to individuals to purchase building lots. Land development loans are secured by a lien on the property and made for a period usually not to exceed twelve months with an interest rate that adjusts with the prime rate, and are made with loan-to-value ratios not exceeding 80%. Monthly interest payments are required during the term of the loan. Subdivision loans are structured so that we are repaid in full upon the sale by the borrower of approximately 90% of the subdivision lots. All of our land loans are secured by property located in our primary market area. We also generally obtain personal guarantees from financially capable parties based on a review of personal financial statements.

Loans secured by undeveloped land or improved lots involve greater risks than one- to four- family residential mortgage loans because these loans are advanced upon the predicted future value of the developed property. If the estimate of the future value proves to be inaccurate, in the event of default and foreclosure, the Company may be confronted with a property the value of which is insufficient to assure full repayment. Loans on raw land may run the risk of adverse zoning changes, environmental or other restrictions on future use. At March 31, 2012, we had $3,149,000 of non-performing raw land loans.

We also make construction loans to individuals for the construction of their residences as well as to builders and developers for the construction of non-residential properties, one- to four-family residences and the development of one- to four-family lots in Virginia. These construction loans are generally for a term of 12 months or less with interest only due monthly. Construction loans are generally made with permanent financing to be provided by us, although not required. Construction loans to builders may be made on a basis where a buyer has contracted to buy the house or the construction may be on a speculative basis. Limits are set by us as to the number of each type of construction loan for each builder, whether speculative or pre-sold, dependent on the determination made by us during the underwriting process. At March 31, 2012, we had $11.9 million or 2.6% of our total loans receivable, before net items, in 62 residential construction loans, the largest of which was $520,000, compared to $21.3 million or 4.3% at March 31, 2011. Residential construction loans totaled approximately 54.6% of the total construction loan portfolio. Unfunded commitments on residential construction loans totaled $3.2 million at March 31, 2012. At March 31, 2012, we had $520,000 of non-performing residential construction loans.

Commercial real estate and construction lending is generally considered to involve a higher level of credit risk than one- to four-family residential lending due to the concentration of principal in a limited number of loans and borrowers and the effects of general economic conditions on real estate developers and managers. Our risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property’s sale value upon completion of the project and the estimated cost of the project. If the estimated cost of construction or development proves to be inaccurate, we may be required to advance funds beyond the amount originally committed to permit completion of the project. If the estimate of value proves to be inaccurate, we may be confronted, at or prior to the maturity of the loan, with a project with value which is insufficient to assure full repayment. Because we usually provide loans to a developer for the entire estimated cost of the project, defaults in repayment generally do not occur during the construction period and it is therefore difficult to identify problem loans at an early stage. When loan payments become due, borrowers may experience cash flow from the project which is not adequate to service total debt. This cash flow shortage can result in the failure to make loan payments. In such cases, we may be compelled to modify the terms of the loan. In addition, the nature of these loans is such that they are generally less predictable and more difficult to evaluate and monitor. We have reduced our non-owner occupied commercial real estate loans from $148.9 million and 270% of risk based capital at March 31, 2011 to $146.5 million and 264% of risk based capital at March 31, 2012.

Consumer Lending. We offer a variety of secured consumer loans, including new and used automobile loans, home equity loans and lines of credit, and deposit account, installment and demand loans. We also offer unsecured loans. We originate our consumer loans primarily in our market areas. At March 31, 2012, our consumer loans totaled $81.3 million or 17.8% of our total loans receivable, before net items. With the exception of $39.1 million of home equity loans and lines of credit at March 31, 2012, our consumer loans primarily have fixed interest rates and generally have terms ranging from 90 days to six years.

The largest component of our consumer loans is home equity loans and lines of credit. At March 31, 2012, our home equity loans and lines of credit totaled $46.7 million and comprised 10.2% of our total loan portfolio, before net items, including $39.1 million of home equity lines of credit . Home equity loans may be originated in amounts, together with the amount of the existing first mortgage, of up to 90% of the value of the property securing the loan. Home equity lines of credit generally are originated with an adjustable rate of interest, based on the prime rate of interest. Home equity lines of credit have a 20 year term and amounts may be re-borrowed after payment at any time during the life of the loan. At March 31, 2012, unfunded commitments on these lines of credit totaled $17.8 million.

We originate automobile loans on a direct and indirect basis. Automobile loans totaled $27.4 million at March 31, 2012, or 12.5% of our total loan portfolio, before net items, with $5.2 million in direct loans and $22.2 million in indirect loans. Our automobile loan portfolio decreased from $31.3 million at March 31, 2011 to $27.4 million at March 31, 2012, or 6.0%. The decrease in automobile loans is attributable to a slower economic environment and increased competition. The bulk of our indirect lending comes from relationships with approximately 40 car dealerships under an arrangement providing a premium for the amount over our interest rate to the referring dealer, with approximately half of these loans originated through four dealerships located in our market area. Indirect lending is highly competitive; however, our ability to provide same day funding makes our product competitive. Automobile loans may be written for a term of up to six years and have fixed rates of interest. Loan-to-value ratios are up to 110% of the manufacturer’s suggested retail price for new direct auto loans and 125% of the manufacturer’s invoice for new indirect auto loans. For used car loans we use the same loan-to-value ratios based on National Automobile Dealers Association (“NADA”) retail value for direct loans and NADA trade-in value for indirect loans.

The automobile loans are generally evenly divided between new and used vehicles. The automobile loans are primarily without recourse to the dealer, but the Bank may require either full or partial recourse to the dealer if the customer’s credit history or the loan to value ratio of the vehicle warrants such recourse.

We follow our internal underwriting guidelines in evaluating direct automobile loans, including credit scoring. Indirect automobile loans are underwritten by a third party on our behalf, using substantially similar guidelines to our internal guidelines. However, because these loans are originated through a third party and not directly by us, they present greater risks than other types of lending activities. At March 31, 2012, we had $82,000 in non-performing automobile loans, which included $61,000 in indirect automobile loans.

The underwriting standards employed by us for consumer loans include a determination of the applicant’s payment history on other debts and an assessment of ability to meet existing obligations and payments on the proposed loan. The stability of the applicant’s monthly income may be determined by verification of gross monthly income from primary employment, and additionally from any verifiable secondary income. Although creditworthiness of the applicant is of primary consideration, the underwriting process also includes a comparison of the value of the security in relation to the proposed loan amount.

Consumer loans may entail greater risk than do residential mortgage loans, particularly in the case of consumer loans which are unsecured, such as credit card receivables, or secured by rapidly depreciable assets such as automobiles. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. The remaining deficiency often does not warrant further substantial collection efforts against the borrower. In addition, consumer loan collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans. Such loans may also give rise to claims and defenses by a consumer loan borrower against an assignee of such loan such as us, and a borrower may be able to assert against such assignee claims and defenses which it has against the seller of the underlying collateral. We add general provisions to our loan loss allowance, in amounts determined in accordance with industry standards, at the time the loans are originated. Consumer loan delinquencies often increase over time as the loans age. The level of non-performing assets in our consumer loan portfolio increased from $455,000 at March 31, 2011 to $1.4 million at March 31, 2012 due primarily to additions to repossessed assets and an increase in non-accruing loans. There can be no assurance that delinquencies will not increase in the future.

Commercial Business Lending. At March 31, 2012, our commercial business loans totaled $48.6 million, or 10.6%, of our total loans receivable, before net items. We offer commercial business loans to service existing customers, to consolidate our banking relationships with these customers, and to further our asset/liability management goals. Our commercial business lending activities encompass loans with a variety of purposes and security, including but not limited to business secured and unsecured lines of credit, business automobiles, equipment and accounts receivable. We recognize the generally increased credit risk associated with commercial business lending. Our commercial business lending practice emphasizes credit file documentation and analysis of the borrower’s character, management capabilities, capacity to repay the loan, the adequacy of the borrower’s capital and collateral. An analysis of the borrower’s past, present and future cash flows is also an important aspect of our credit analysis.

Unlike residential mortgage loans which generally are made on the basis of the borrower’s ability to make repayment from his or her employment and other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial business loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial business loans may be dependent upon the success of the business itself. Our commercial business loans almost always include personal guarantees and are usually, but not always, secured by business assets. However, the collateral securing the loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business. At March 31, 2012, $1.2 million of commercial business loans were non-accruing.

Loan Originations

Federal regulations authorize us to make real estate loans anywhere in the United States. At March 31, 2012, substantially all of our real estate loans were secured by real estate located in our market area.

We originate both fixed-rate and adjustable-rate loans. Our ability to originate loans, however, is dependent upon customer demand for loans in our market areas. Demand is affected by competition and the interest rate environment.

Loans purchased must conform to our underwriting guidelines. We have not purchased any loans during the last seven fiscal years and did not sell any loans during the last fiscal year. We sold $3.2 million in loans during fiscal year 2011. Management believes that purchases of loans and loan participations are generally desirable only when local mortgage demand is less than the supply of funds available for local mortgage origination.

During the past few years, we, like many other financial institutions, have experienced significant prepayments on loans due to the low interest rate environment prevailing in the United States. In periods of economic uncertainty, the ability of financial institutions, including us, to originate or purchase large dollar volumes of real estate loans may be substantially reduced or restricted, with a resultant decrease in interest income.

The following table shows our loan origination and repayment activities for the periods indicated.

	Year Ended March 31,
	2012	2011	2010
Origination by Type:
Adjustable Rate:
Real estate - 1-4 family residential	$20,717	$23,801	$38,657
- commercial	13,078	29,580	31,675
- construction	2,117	7,238	15,733
Non-real estate - consumer	134	354	580
- commercial business	1,890	2,254	6,717

Total adjustable rate	37,936	63,227	93,362

Fixed Rate:
Real estate - 1-4 family residential	4,242	4,469	3,170
- commercial	3,200	6,944	9,711
- construction	2,417	—	3,032
Non-real estate - consumer	13,883	16,683	18,948
- commercial business	7,872	5,753	5,379

Total fixed rate	31,614	33,849	40,240

Sales and Repayments:
Sales	—	3,220	—

Principal repayments	104,464	127,023	105,362

Total reductions	104,464	130,243	105,362

Increase/(Decrease) in other items, net	(1,719)	(9,334)	3,064

Net increase/(decrease)	$(33,195)	$(23,833)	$25,176

Asset Quality

Delinquent Loans. When a borrower fails to make a required payment on a loan, we attempt to cause the deficiency to be cured by contacting the borrower, generally within 15 days of the loan becoming delinquent. A notice is mailed to the borrower after a payment is 15 days past due and again when the loan is 30 days past due.

For most loans, if the delinquency is not cured within 30 days we issue a notice of intent to foreclose on the property and if the delinquency is not cured within 60 days, we may institute foreclosure action. If foreclosed on, real property is sold at a public sale and may be purchased by us.

The following table sets forth information concerning delinquent mortgage and other loans at March 31, 2012. The amounts presented represent the total remaining principal balances of the related loans, rather than the actual payment amounts which are overdue.

	Residential Real Estate		Commercial Real Estate, Multi-Family and Land		Construction		Consumer		Commercial Business		Total
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in Thousands)
Loans Delinquent for:
30-59 days	11	$1,622	7	$1,832	2	$283	67	$822	14	$634	101	$5,193
60-89 days	15	3,060	3	964	—	—	14	291	3	502	35	4,817
90 days and over	9	1,272	9	3,596	1	520	15	738	7	366	41	6,492

Total delinquent loans	35	$5,954	19	$6,392	3	$803	96	$1,851	24	$1,502	177	$16,502

Risk Elements. The table below sets forth the amounts and categories of non-performing assets and troubled debt restructurings in our loan portfolio. Non-performing assets include non-accruing loans, accruing loans delinquent 90 days or more as to principal or interest payments and real estate acquired through foreclosure, which include assets acquired in settlement of loans. Typically, a loan becomes nonaccruing when it is 90 days delinquent. All consumer loans more than 120 days delinquent are charged against the allowance for loan losses. Accruing mortgage loans delinquent more than 90 days are loans that we consider to be well secured and in the process of collection.

	March 31,
	2012	2011	2010	2009	2008
	(Dollars in Thousands)
Non-accruing loans:
Commercial business and consumer	$2,432	$941	$3,998	$2,428	$137
Real estate	9,775	5,235	10,566	5,138	889

Total non-accruing loans	12,207	6,176	14,564	7,566	1,026
Accruing loans 90 days or more past due	2,928	—	—	—	—

Total non-performing loans	15,135	6,176	14,564	7,566	1,026

Real estate acquired through foreclosure	9,438	10,384	3,182	1,400	593

Total non-performing assets	$24,573	$16,560	$17,746	$8,966	$1,619

Total as a percentage of total assets	4.88%	3.12%	3.24%	1.75%	.33%
Allowance for loan losses	$8,910	$7,846	$8,053	$5,956	$3,215
Troubled debt restructurings	$14,980	$20,964	$3,500	$4,217	$2,887

Non-performing assets at March 31, 2012 were comprised primarily of non-accruing loans, real estate owned and repossessed automobiles. Real estate acquired through foreclosure consisted of $910,000 in residential construction, $1.6 million in land, $4.6 million in 1-4 family residences and $2.1 million in commercial real estate. Based on current market values of the properties securing these loans, management anticipates no significant losses in excess of the reserves for losses previously recorded. Our largest non-accruing loan relationship at March 31, 2012 totaled $3.1 million and is located in the Virginia Beach, Virginia area secured by a hotel. The next largest non-accruing loan relationship was $2.2 million secured by eight 1-4 family residences.

Nonaccrual loans amounted to $12.2 million at March 31, 2012. If interest on these loans had been accrued, such income would have approximated $212,000 for the year ended March 31, 2012, none of which is included in interest income.

Troubled debt restructurings amounted to $21.1 million at March 31, 2012, of which $6.1 million is also included in non-performing assets.

Other Loans Of Concern. In addition to the non-performing assets set forth in the table above, as of March 31, 2012, we had approximately $24.0 million of loans with respect to which known information about the possible credit problems of the borrowers or the cash flows of the security properties have caused management to have doubts as to the ability of the borrowers to comply with present loan repayment terms and which may result in the future inclusion of such items in the non-performing asset categories. Although management believes that these loans are adequately secured and no material loss is expected, certain circumstances may cause the borrower to be unable to comply with the present loan repayment terms at some future date. These loans have been considered in management’s determination of our allowance for loan losses.

Classified Assets. Federal regulations provide for the classification of loans and other assets, such as debt and equity securities considered by the Office of the Comptroller of the Currency to be of lesser quality, as “substandard,” “doubtful” or “loss.” An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that the insured institution will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses in those classified “substandard,” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted.

When an insured institution classifies problem assets as either substandard or doubtful, it may establish general allowances for loan losses in an amount deemed prudent by management. General allowances represent loss allowances which have been established to recognize the risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as “loss,” it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge off such amount. An institution’s determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation, which may order the establishment of additional general or specific loss allowances.

We regularly review the problem assets in our portfolio to determine whether any assets require classification in accordance with applicable regulations. On the basis of management’s review of our assets, at March 31, 2012, we had classified $34.8 million of our assets as substandard, $1.2 million as doubtful and none as loss. The $34.8 million in classified loans is comprised primarily of residential and commercial real estate loans and commercial business loans. The $1.2 million in doubtful loans is comprised primarily of commercial business loans.

Allowance for Losses on Loans and Real Estate. We provide valuation allowances for anticipated losses on loans and real estate when management determines that a significant decline in the value of the collateral has occurred, as a result of which the value of the collateral is less than the amount of the unpaid principal of the related loan plus estimated costs of acquisition and sale. In addition, we also provide allowances based on the dollar amount and type of collateral securing our loans in order to protect against unanticipated losses. Although management believes that it uses the best information available to make such determinations, future adjustments to allowances may be necessary, and net income could be significantly affected, if circumstances differ substantially from the assumptions used in making the initial determinations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Results of Operations—Provision for Loan Losses” in Item 7 of this report and Note 2 of the Notes to Consolidated Financial Statements in Item 8 of this report.

The following table sets forth an analysis of our allowance for loan losses.

	Year Ended March 31,
	2012	2011	2010	2009	2008
	(Dollars in Thousands)
Balance at beginning of period	$7,846	$8,053	$5,956	$3,215	$3,078

Provision charged to operations	4,894	6,469	3,108	3,376	250

Charge-offs:
Residential real estate	(2,430)	(1,300)	(120)	(52)	(44)
Commercial real estate	(421)	(713)	(32)	(0)	(3)
Construction	(145)	(2,198)	(367)	(13)	(25)
Home Equity	(677)	(1,130)	(365)	(20)	—
Automobile	(91)	(98)	(140)	(157)	(200)
Other	(84)	(195)	(57)	(213)	(73)
Commercial Business	(164)	(1,386)	(101)	(318)	(40)
Recoveries:
Residential real estate	65	43	1	11	—
Commercial real estate.	5	74	—	—	1
Construction	1	5	23	—	—
Home Equity	1	6	4	—	—
Automobile	80	132	131	115	216
Other	26	13	3	9	10
Commercial Business	4	71	9	3	45

Net charge-offs	(3,830)	(6,676)	(1,011)	(635)	(113)

Balance at end of period	$8,910	$7,846	$8,053	$5,956	$3,215

Ratio of net charge-offs during the period to average loans outstanding during the period	.81%	1.33%	.20%	.14%	.03%

The distribution of the allowance for losses on loans at the dates indicated is summarized as follows:

	Real Estate
	Residential	Commercial	Construction	Commercial Business	Home Equity	Automobile/ Other	Total
	(Dollars in Thousands)
March 31, 2012:
Amount of loan loss allowance	$3,665	$2,007	$363	$1,333	$1,044	$498	$8,910
Percent of loans in each category to total loans	29.62%	37.21%	4.76%	10.64%	10.21%	7.56%	100.00%

March 31, 2011:
Amount of loan loss allowance	$3,670	$2,223	$549	$100	$951	$353	$7,846
Percent of loans in each category to total loans	30.10%	36.94%	5.58%	9.98%	9.53%	7.87%	100.00%

March 31, 2010:
Amount of loan loss allowance	$314	$2,079	$997	$3,170	$603	$890	$8,053
Percent of loans in each category to total loans	27.59%	32.71%	12.14%	10.16%	9.14%	8.26%	100.00%

March 31, 2009:
Amount of loan loss allowance	$276	$1,637	$665	$2,196	$224	$958	$5,956
Percent of loans in each category to total loans	28.17%	31.14%	12.65%	10.75%	8.38%	8.91%	100.00%

March 31, 2008:
Amount of loan loss allowance	$258	$981	$383	$565	$130	$898	$3,215
Percent of loans in each category to total loans	27.08%	33.14%	11.90%	9.18%	7.24%	11.46%	100.00%

The allowance for loan loss balances is subject to change dependent on both the anticipated losses on specific loans and the charge-off percentage for the loan portfolio as a whole. These factors can affect the total allowance for loan losses and the allocation by loan category.

Investment Activities

Federally chartered savings institutions have the authority to invest in various types of liquid assets, including United States Treasury obligations, securities of various federal agencies, including callable agency securities, certain certificates of deposit of insured banks and savings institutions, certain bankers’ acceptances, repurchase agreements and federal funds. Subject to various restrictions, federally chartered savings institutions may also invest their assets in investment grade commercial paper and corporate debt securities and mutual funds whose assets conform to the investments that a federally chartered savings institution is otherwise authorized to make directly. See “Regulation—Qualified Thrift Lender Test” below for a discussion of additional restrictions on our investment activities.

The senior vice president/chief financial officer has the basic responsibility for the management of our investment portfolio, subject to the direction and guidance of the President and Board of Directors. The senior vice president/chief financial officer considers various factors when making decisions, including the marketability, maturity and tax consequences of the proposed investment. The maturity structure of investments will be affected by various market conditions, including the current and anticipated slope of the yield curve, the level of interest rates, the trend of new deposit inflows, and the anticipated demand for funds via deposit withdrawals and loan originations and purchases.

The general objectives of our investment portfolio are to assist in maintaining earnings when loan demand is low and to maximize earnings while satisfactorily managing risk, including credit risk, reinvestment risk, liquidity risk and interest rate risk. See also “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Asset and Liability Management” in Item 7 of this Form 10-K.

As a member of the Federal Home Loan Bank of Atlanta, we had $5.2 million in stock of the Federal Home Loan Bank of Atlanta at March 31, 2012, and for the year ended March 31, 2012, we received $49,000 in dividends on such stock.

The contractual maturities and weighted average yields of our investment securities portfolio, excluding FHLB of Atlanta stock and Freddie Mac stock, are indicated in the following table.

	March 31, 2012
	Within 1 Year or Less Book Value	After 1 Year through 5 Years Book Value	After 5 Years through 10 Years Book Value	Total Investment Securities (1)
				Book Value	Market Value
	(Dollars in Thousands)
Federal agency obligations	$—	$3,500	$6,500	$10,000	$9,999
Other	348	996	—	1,344	1,344

Total Investment Securities	$348	$4,496	$6,500	$11,344	$11,343

Weighted Average Yield (2)	0.99%	1.54%	1.46%	1.48%	1.48%

(1)	Included in the above table are $10.0 million of securities that are callable in one year or less.
(2)	The weighted average yield is not computed on a tax equivalent basis.

The following table sets forth the composition of our available for sale and held to maturity securities portfolios at the dates indicated. At March 31, 2012, our securities portfolio did not contain securities of any issuer with an aggregate book value in excess of 10% of our equity capital, excluding those issued by the United States Government or its agencies. See Note 1 of the Notes to Consolidated Financial Statements in Item 8 of this report for additional information on our investment securities.

	March 31,
	2012		2011		2010
	Book Value	% of Total	Book Value	% of Total	Book Value	% of Total
	(Dollars in Thousands)
Interest-bearing deposits with banks	$2,911	100.0%	$4,119	100.0%	$3,825	100.0%

Investment securities:
Federal agency obligations	$10,000	60.3%	$2,000	25.7%	$1,500	18.9%
Other	1,344	8.1	198	2.5	198	2.5

United States agency equity securities	39	0.2	39	0.5	73	0.9

Subtotal	11,383	68.6	2,237	28.7	1,771	22.3
FHLB stock	5,206	31.4	5,561	71.3	6,184	77.7

Total investment securities and FHLB stock	$16,589	100.0%	$7,798	100.0%	$7,955	100.0%

Average remaining life or term to repricing (1)		5 Years		4 Years		4 Years

(1)	Excludes Freddie Mac common stock and other marketable equity securities.

During fiscal 2012, the market rates paid on investment securities decreased. During fiscal 2010 through 2011, we made limited investment securities purchases due to the minimal spread between short and long term rates during most of these reporting periods. We increased investment security purchases during fiscal 2012 to increase our liquidity position and offset the decline in interest income due to the decline in our loan balances.

During fiscal 2009, due to the conservatorship of Fannie Mae and Freddie Mac in September, 2008 and the related restrictions on its outstanding preferred stock (including the elimination of dividends), the Company recorded an other than temporary impairment (OTTI) non-cash charge with respect to the Fannie Mae and Freddie Mac preferred stock it owned of $11,536,000. The Company sold its remaining 57,000 shares of Fannie Mae and Freddie Mac preferred stock during fiscal year 2011.

Sources of Funds

General. Deposits have traditionally been the principal source of our funds for use in lending and for other general business purposes. In addition to deposits, we derive funds from loan repayments, cash flows generated from operations, which includes interest credited to our deposit accounts, repurchase agreements entered into with commercial banks and FHLB of Atlanta advances.

Contractual loan payments are a relatively stable source of funds, while deposit inflows and outflows and the related cost of such funds have varied widely. Borrowings may be used on a short-term basis to compensate for reductions in deposits or deposit inflows at less than projected levels and may be used on a longer-term basis to support expanded lending activities.

Deposits. We attract both short-term and long-term deposits from the general public by offering a wide assortment of accounts and rates. We have been required by market conditions to rely on short-term accounts and other deposit alternatives that are more responsive to market interest rates than fixed interest rate, fixed-term certificates that were our primary source of deposits in the past. We offer regular savings accounts, checking accounts, various money market accounts, fixed-rate long-term certificates with varying maturities, $100,000 or more jumbo certificates of deposit and individual retirement accounts. During fiscal 2012, 2011, 2010 and 2009 we utilized brokered deposits due to their lower relative costs. At March 31, 2012, we had total brokered deposits of $19.1 million.

The following table sets forth the dollar amount of savings deposits in the various types of deposit programs offered by us at the periods indicated.

	March 31,
	2012	2011	2010
	(In Thousands)
Passbook and statement accounts	$35,657	$33,997	$31,586
NOW and Super NOW accounts including non-interest bearing	88,466	75,446	68,844
Money market accounts	51,089	43,850	38,466
Six-month and 91 day certificates	7,656	7,075	13,195
One- to five-year fixed-rate certificates	189,550	218,677	246,329

Total	$372,418	$379,045	$398,420

The variety of deposit accounts we offer has allowed us to be competitive in obtaining funds and has allowed us to respond with flexibility (by paying rates of interest more closely approximating market rates of interest) to, although not eliminate the threat of, disintermediation (the flow of funds away from depository institutions such as thrift institutions into direct investment vehicles such as government and corporate securities). In addition, we have become much more subject to short-term fluctuations in deposit flows, as customers have become more interest rate conscious. Our ability to attract and maintain deposits, and our cost of funds, has been, and will continue to be, significantly affected by money market conditions.

The following table sets forth our deposit flows during the periods indicated.

	Year Ended March 31,
	2012	2011	2010
	(Dollars in Thousands)
Opening balance	$379,045	$398,420	$365,506
Net deposits(withdrawals)	(9,698)	(24,063)	24,780
Interest credited	3,071	4,688	8,134

Ending balance	$372,418	$379,045	$398,420

Net increase(decrease)	$(6,627)	$(19,375)	$32,914

Percent increase(decrease)	(1.75%)	(4.86%)	9.01%

During fiscal 2010, the change in deposits was related primarily to the utilization of brokered deposits and our continued emphasis on increasing transaction accounts. During fiscal 2011 and 2012, the change in deposits was related to the decrease in loans and lower time deposit rates with continued emphasis on transaction accounts. We remained competitive on deposit rates. We may use borrowings from time to time as an alternative source of funds. See “Borrowings.”

The following table contains information pertaining to the average amount of and the average rate paid on each of the following deposit categories for the periods indicated.

	Year Ended March 31,
	2012		2011		2010
	Average Balance	Average Rate Paid	Average Balance	Average Rate Paid	Average Balance	Average Rate Paid
	(Dollars in Thousands)
Deposit Category:
Non-interest bearing demand deposits	$29,095	—%	$27,573	—%	$26,717	—%
Interest bearing demand deposits	100,137	0.45	83,901	0.71	66,355	0.95
Savings deposits	33,861	0.27	31,993	0.55	29,484	0.92
Time deposits	205,350	1.33	243,652	1.70	259,948	2.40

Total deposits	$368,443	0.89%	$387,119	1.27%	$382,504	1.87%

The following table shows rate information for our certificates of deposit as indicated.

	Less Than 1.00%	1.00- 2.00%	2.01- 3.00%	3.01- 4.00%	4.01 and Greater	Total
March 31, 2012	$77,594	$88,241	$25,361	$2,891	$3,119	$197,206
March 31, 2011	$36,247	$151,652	$28,448	$3,396	$6,009	$225,752
March 31, 2010	$22,850	$148,275	$70,378	$5,060	$12,961	$259,524

The following table indicates the amount of the certificates of deposit by time remaining until maturity as of March 31, 2012.

	Maturity
	3 Months or less	Over 3 Months through 6 Months	Over 6 Months through 12 Months	Over 12 Months	Total
	(Dollars in Thousands)
Certificates of deposit less than $100,000	$22,751	$29,508	$36,854	$28,207	$117,320
Certificates of deposit of $100,000 or more	22,371	18,723	18,342	20,450	79,886

Total certificates of deposit	$45,122	$48,231	$55,196	$48,657	$197,206

Borrowings

We generally utilize borrowings to supplement deposits when they are available at a lower overall cost to us or they can be invested at a positive rate of return. Our borrowings generally consist of advances from the FHLB of Atlanta. Each FHLB credit program has its own interest rate, which may be fixed or variable, and range of maturities. The FHLB of Atlanta may prescribe the acceptable uses to which these advances may be put, as well as limitations on the size of the advances and repayment provisions.

Our borrowings, from time to time, also include securities sold under agreements to repurchase, with mortgage-backed securities or other securities pledged as collateral. At March 31, 2012, we did not have any securities sold under agreements to repurchase which adjust with the federal funds rate. For additional information on our borrowings and securities sold under agreements to repurchase, see Notes 6 and 7 of the Notes to Consolidated Financial Statements contained in Item 8 of this report.

The following table sets forth information as to our borrowings and the weighted average interest rate paid on such borrowings at the dates indicated.

	At March 31,
	2012	2011	2010
	(Dollars in thousands)
Securities sold under agreements to repurchase	$—	$1,445	$846
Other borrowings	—	—	250
FHLB advances	78,000	97,000	96,000

Total Borrowings	$78,000	$98,445	$97,096

Weighted average interest rate of borrowings	0.22%	0.23%	0.90%

Information related to short-term borrowing activity from the Federal Home Loan Bank is as follows:

At or for the Year Ended March 31,	2012	2011	2010
	(Dollars in Thousands)
Amount outstanding at year end	$78,000	$97,000	$96,000
Average interest rate on amount at year end	0.22%	0.23%	0.93%

Average amount outstanding during the year	$91,740	$96,345	$79,397
Average interest rate during the year	0.17%	0.71%	0.37%

Maximum amount outstanding during the year	$99,000	$108,000	$97,000

Subsidiary Activities

There are no significant subsidiary activities.

Competition

Community faces strong competition both in originating loans and in attracting deposits. Competition in originating loans comes primarily from other thrift institutions, commercial banks, credit unions and mortgage bankers who also make loans in our market area. We compete for loans principally on the basis of our interest rates and loan fees, the types of loans and the quality of services provided to borrowers.

We face substantial competition in attracting deposits from other thrift institutions, commercial banks, money market and mutual funds, credit unions and other investment vehicles. Our ability to attract and retain deposits depends on our ability to provide an investment opportunity that satisfies the requirements of investors as to rate of return, liquidity, risk and other factors. We compete for these deposits by offering a variety of deposit accounts at competitive rates and convenient business hours.

We consider our primary markets for deposits to be Augusta County and Hampton Roads and for loans to be Augusta and Rockingham Counties and the Hampton Roads area. We estimate that our market share of savings deposits in Augusta County is approximately 15% and our share of loans in Augusta and Rockingham Counties is less than 10%.

Regulation

General. Set forth below is a brief description of certain laws and regulations that are applicable to Community Financial and Community Bank. The description of these laws and regulations, as well as descriptions of laws and regulations contained elsewhere herein, does not purport to be complete and is qualified in its entirety by reference to the applicable laws and regulations. Legislative or regulatory changes in the future could adversely affect our operations and financial condition.

The Office of the Comptroller of the Currency has extensive enforcement authority over all savings associations and their holding companies, including Community Financial and Community Bank. The Federal Reserve has the same type of authority over Community Financial. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the Office of the Comptroller of the Currency or the Federal Reserve. Except under certain circumstances, public disclosure of final enforcement actions by the Office of the Comptroller of the Currency or the Federal Reserve is required by law.

Recently Enacted Regulatory Reform . On July 21, 2010, the President signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act). The Dodd-Frank Act imposes new restrictions and an expanded framework of regulatory oversight for financial institutions, including depository institutions. In addition, the new law changes the jurisdictions of existing bank regulatory agencies and in particular transfers the regulation of federal savings associations from the Office of Thrift Supervision (OTS) to the Office of Comptroller of the Currency, effective July 21, 2011. At the same time, responsibility for regulation of savings and loan holding companies will be transferred to the Board of Governors of the Federal Reserve System. The new law also establishes an independent federal consumer protection bureau within the Federal Reserve, the Consumer Financial Protection Bureau (CFPB). The following discussion summarizes significant aspects of the Dodd-Frank Act that may affect Community Bank and Community Financial. Regulations implementing many of these changes have not been promulgated, so we cannot determine the full impact of the Dodd-Frank Act on our business and operations at this time.

The following aspects of the Dodd-Frank Act are related to the operations of Community Bank:

•

Effective July 21, 2011, The OTS was merged into the Comptroller of the Currency which assumed the OTS’s authority and responsibilities to regulate and supervise federal savings associations under the same laws as the Office of the Comptroller of the Currency (except where modified by the Dodd-Frank Act). The regulations and policies of the Office of Thrift Supervision for savings associations will continue to apply unless and until the Office of the Comptroller of the Currency modifies them.

•

The federal thrift charter has been preserved and the Federal Reserve assumed the authority and responsibilities of the Office of the Comptroller of the Currency to regulate and supervise savings and loan holding companies under the same laws as the Office of the Comptroller of the Currency (except where modified by the Dodd-Frank Act). The regulations and policies of the Office of Thrift Supervision for savings and loan holding companies will continue to apply unless and until modified by the OCC or the Federal Reserve. There have been no substantial modifications to these regulations to date.

•

The Consumer Financial Protection Bureau (the “CFPB”), an independent consumer compliance regulatory agency within the Federal Reserve, has been established. The CFPB is empowered to exercise broad regulatory, supervisory and enforcement authority over financial institutions with total assets over $10 billion with respect to both new and existing consumer financial protection laws. Smaller financial institutions, like Community Bank, will be subject to supervision and enforcement by their primary federal banking regulators with respect to federal consumer financial protection laws and regulations. The CFPB also has authority to promulgate new consumer financial protection regulations and amend existing consumer financial protection regulations.

•

The Federal Deposit Insurance Act was amended to direct federal regulators to require depository institution holding companies to serve as a source of strength for their depository institution subsidiaries.

Tier

•

Tier 1 capital treatment for “hybrid” capital items like trust preferred securities is eliminated, subject to various grandfathering and transition rules. The federal banking agencies must promulgate new rules on regulatory capital for both depository institutions and their holding companies, to include leverage capital and risk-based capital measures at least as stringent as those now applicable to Community Bank under the prompt corrective action regulations. To date, the federal banking agencies have not yet established such new regulatory capital requirements. Recently, new regulations were proposed for this purpose and for the purpose of compliance with certain agreements of the Basel Committee on Banking Supervision (Basel III). We cannot predict when or in what form such regulations may be adopted in final form, but the final regulations may impose more stringent capital requirements on Community Financial and Community Bank.

•	The current prohibition on payment of interest on demand deposits was repealed, effective July 21, 2011.

•

State consumer financial protection law will be preempted only if it would have a discriminatory effect on a federal savings association or is preempted by any other federal law. The OCC must make a preemption determination with respect to a state consumer financial protection law on a case-by-case basis with respect to a particular state law or other state law with substantively equivalent terms.

•	Deposit insurance is permanently increased to $250,000 and unlimited deposit insurance for noninterest-bearing transaction accounts applies through December 31, 2012.

•	The deposit insurance assessment base for FDIC insurance is the depository institution’s average consolidated total assets less average tangible equity during the assessment period.

•

The minimum reserve ratio of the Deposit Insurance Fund increased to 1.35 percent of estimated annual insured deposits or the comparable percentage of the assessment base; however, the FDIC is directed to “offset the effect” of the increased reserve ratio for insured depository institutions with total consolidated assets of less than $10 billion. Pursuant to the Dodd-Frank Act, the FDIC recently issued a rule setting a designated reserve ratio at 2.0% of insured deposits.

•

Public companies are required to provide their shareholders with a non-binding vote: (i) at least once every three years on the compensation paid to executive officers, and (ii) at least once every six years on whether they should have a “say on pay” vote every one, two or three years.

•

A separate, non-binding shareholder vote is required regarding golden parachutes for named executive officers when a shareholder vote takes place on mergers, acquisitions, dispositions or other transactions that would trigger the parachute payments.

•

Securities exchanges are required to prohibit brokers from using their own discretion to vote shares not beneficially owned by them for certain “significant” matters, which include votes on the election of directors, executive compensation matters, and any other matter determined to be significant.

•

Stock exchanges, not including the OTC Bulletin Board, are prohibited from listing the securities of any issuer that does not have a policy providing for (i) disclosure of its policy on incentive compensation that is based on financial information required to be reported under the securities laws, and (ii) the recovery from current or former executive officers,

•

following an accounting restatement triggered by material noncompliance with securities law reporting requirements, of any incentive compensation paid erroneously during the three-year period preceding the date on which the restatement was required that exceeds the amount that would have been paid on the basis of the restated financial information.

•	Disclosure in annual proxy materials is required concerning the relationship between the executive compensation paid and the financial performance of the issuer.

•

Item 402 of Regulation S-K is amended to require companies to disclose the ratio of the median annual total compensation of all employees (excluding the Chief Executive Officer’s compensation) to the Chief Executive Officer’s annual total compensation.

Federal Regulation of Savings Associations. Community Bank, as a federally chartered savings bank, is subject to regulation and oversight by the Office of the Comptroller of the Currency extending to all aspects of its operations. This regulation of Community Bank is intended for the protection of depositors and the insurance of accounts fund and not for the purpose of protecting shareholders. Community Bank is required to maintain minimum levels of regulatory capital and is subject to some limitations on the payment of dividends to Community Financial. See “- Regulatory Capital Requirements” and “- Limitations on Dividends and Other Capital Distributions.” Community Bank also is subject to regulation and examination by the Federal Deposit Insurance Corporation, which insures the deposits of Community Bank to the maximum extent permitted by law.

We are subject to periodic examinations by the Office of the Comptroller of the Currency. During these examinations, the examiners may require Community Bank to provide for higher general or specific loan loss reserves, which can impact our capital and earnings. As a federal savings bank, Community Bank is subject to a semi-annual assessment, based upon its total assets, to fund the operations of the Office of the Comptroller of the Currency.

The Office of the Comptroller of the Currency has adopted guidelines establishing safety and soundness standards on such matters as loan underwriting and documentation, asset quality, earnings standards, internal controls and audit systems, interest rate risk exposure and compensation and other employee benefits. Any institution regulated by the Office of the Comptroller of the Currency that fails to comply with these standards must submit a compliance plan.

Insurance of Accounts and Regulation by the FDIC. The Deposit Insurance Fund (“DIF”) of the FDIC insures deposit accounts in Community Bank up to $250,000 per separately insured depositor. Transaction accounts have unlimited coverage until December 31, 2012.

The FDIC assesses deposit insurance premiums on each FDIC-insured institution quarterly based on annualized rates for one of four risk categories applied to its deposits, subject to certain adjustments. Each institution is assigned to one of four risk categories based on its capital levels, supervisory ratings and other factors. Well capitalized institutions that are financially sound with only a few minor weaknesses are assigned to Risk Category I. Risk Categories II, III and IV present progressively greater risks to the DIF.

As a result of a decline in the reserve ratio (the ratio of the net worth of the DIF to estimated insured deposits) and concerns about expected failure costs and available liquid assets in the DIF, the FDIC adopted a rule requiring each insured institution to prepay on December 30, 2009 the estimated amount of its quarterly assessments for the fourth quarter of 2009 and all quarters through the end of 2012 (in addition to the regular quarterly assessment for the third quarter due on December 30, 2009). The prepaid amount is recorded as an asset with a zero risk weight and the institution will continue to record quarterly expenses for deposit insurance. For purposes of calculating the prepaid amount, assessments were measured at the institution’s assessment rate as of September 30, 2009, with a uniform increase of 3 basis points effective January 1, 2011, and were based on the institution’s assessment base for the third quarter of 2009, with growth assumed quarterly at an annual rate of 5%. If events cause actual assessments during the prepayment period to vary from the prepaid amount, institutions will pay excess assessments in cash, or receive a rebate of prepaid amounts not exhausted after collection of assessments due on June 30, 2013, as applicable. Collection of the prepayment does not preclude the FDIC from changing assessment rates or revising the risk-based assessment system in the future.

Beginning with the second quarter of 2011, the Dodd-Frank Act requires the FDIC’s deposit insurance assessments to be based on assets instead of deposits. The FDIC has issued rules, effective as of the second quarter of 2011, which specify that the assessment base for a bank is equal to its total average consolidated assets less average tangible capital. The FDIC assessment rates range from approximately 5 basis points to 35 basis points, depending on applicable adjustments for unsecured debt issued by an institution and brokered deposits (and to further adjustment for institutions that hold unsecured debt of other FDIC-insured institutions), until such time as the FDIC’s reserve ratio equals 1.15%. Once the FDIC’s reserve ratio reaches 1.15% and the reserve ratio for the immediately prior assessment period is less than 2.0%, the applicable assessment rates may range from 3 basis points to 30 basis points (subject to adjustments as described above). If the reserve ratio for the prior assessment period is equal to or greater than 2.0% and less than 2.5%, the assessment rates may range from 2 basis points to 28 basis points and if the prior assessment period is greater than 2.5%, the assessment rates may range from 1 basis point to 25 basis points (in each case subject to adjustments as described above). No institution may pay a dividend if it is in default on its federal deposit insurance assessment.

Transactions with Affiliates. Transactions between Community Bank and its affiliates generally are required to be on terms as favorable to the institution as transactions with non-affiliates, and certain of these transactions, such as loans to an affiliate, are restricted to a percentage of Community Bank’s capital and require eligible capital in specified amounts. In addition, Community Bank may not lend to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of most affiliates. Community Financial is an affiliate of Community Bank.

Regulatory Capital Requirements. To be considered well capitalized, an institution must have a ratio of Tier 1 capital to adjusted total assets of at least 5.0%, a ratio of Tier 1 capital to risk-weighted assets of at least 6.0%, and a ratio of total capital to risk-weighted assets of at least 10.0% and not be subject to any agreement, order or directive of the OCC to meet and maintain any specific capital measure. Tier 1 capital generally consists of common stockholders’ equity, retained earnings and certain noncumulative perpetual preferred stock, plus certain intangibles. At March 31, 2012, Community Bank had no intangibles in Tier 1 capital.

Total capital consists of Tier 1 and Tier 2 capital. Tier 2 capital generally consists of certain permanent and maturing capital instruments that do no qualify as Tier 1 capital and up to 1.25% of risk-weighted assets in allowance for loan and lease losses. The amount of Tier 2 capital includable in total capital may not exceed the amount of Tier 1 capital. Risk-weighted assets are determined by assigning a risk weight ranging from 0% to 100% to all assets and certain off-balance sheet items.

To be adequately capitalized, an institution must have a ratio of Tier 1 capital to adjusted total assets of at least 4.0%, a ratio of Tier 1 capital to risk-weighted assets of at least 4.0% and a ratio of total capital to risk-weighted assets of at least 8.0%. At March 31, 2012, Community Bank was well capitalized. The Office of the Comptroller of the Currency is authorized to require federal savings banks on a case-by-case basis to maintain an additional amount of total capital to account for concentration of credit risk, level of interest rate risk, equity investments in non-financial companies and the risk of non-traditional activities.

The Office of the Comptroller of the Currency is authorized, and under certain circumstances required, to take certain actions against savings banks that are not at least adequately capitalized. Any such institution must submit a capital restoration plan and until such plan is approved by the Office of the Comptroller of the Currency may not increase its assets, acquire another institution, establish a branch or engage in any new activities, and generally may not make capital distributions. Additional restrictions may apply, including a forced merger, acquisition, or liquidation of the institution. The Office of the Comptroller of the Currency generally is authorized to reclassify an institution into a lower capital category and impose the restrictions if the institution is engaged in unsafe or unsound practices or is in an unsafe or unsound condition. The imposition by the Office of the Comptroller of the Currency of any of these measures on Community Bank may have a substantial adverse effect on our operations and profitability. Regulatory capital is discussed further in Note 11 of the Notes to Consolidated Financial Statements contained in Item 8 of this report.

Any institution that meets the requirement to be “adequately capitalized” and not the requirements to be “well capitalized” may not accept, renew or rollover brokered deposits without a waiver from the FDIC. An institution that does not meet the requirements to be “adequately capitalized” may not accept, renew or rollover brokered deposits. Brokered deposits include deposits solicited by the institution or its employees if the interest rates on such deposits exceed certain thresholds.

Under recently proposed regulations, the criteria for an institution to be considered “well capitalized” and “adequately capitalized” would become more stringent. We cannot predict when or in what form such regulations may be adopted in final form.

Limitations on Dividends and Other Capital Distributions. Office of the Comptroller of the Currency regulations impose various restrictions on the ability of Community Bank to make distributions of capital, which include dividends, stock redemptions or repurchases, cash-out mergers and other transactions charged to the capital account. Community Bank must file a notice or application with the Office of the Comptroller of the Currency before making any capital distribution. Community Bank generally may make capital distributions during any calendar year in an amount up to 100% of net income for the year-to-date plus retained net income for the two preceding years, so long as it is well-capitalized after the distribution. If, however, Community Bank proposes to make a capital distribution when it does not meet (or will not meet following the proposed capital distribution) the requirements to be adequately capitalized or to make a distribution that will exceed these net income limitations, it must obtain Office of the Comptroller of the Currency approval prior to making such distribution. The Office of the Comptroller of the Currency may object to any distribution based on safety and soundness concerns.

Community Financial is not subject to Office of the Comptroller of the Currency regulatory restrictions on the payment of dividends. Dividends from Community Financial, however, may depend, in part, upon its receipt of dividends from Community Bank. Issuance of preferred stock under the TARP and CPP restricts the Company from increasing its dividend distribution to stockholders without approval from the Office of the Comptroller of the Currency. Community Bank, as a federal savings bank, must notify the Federal Reserve prior to paying a dividend to Community Financial. The Federal Reserve may disapprove a dividend if, among other things, the Federal Reserve determines that the federal savings bank would be undercapitalized on a pro forma basis or the dividend is determined to raise safety or soundness concerns or violates a prohibition contained in applicable statutes, regulations, enforcement actions or agreements between the institution (or its holding company) and a federal bank regulator.

Qualified Thrift Lender Test and Asset Limitations. All savings associations, including Community Bank, are required to meet a qualified thrift lender test to avoid certain restrictions on their operations. This test requires a savings association to have at least 65% of its portfolio assets (as defined by statute) in qualified thrift investments on a monthly average for nine out of every 12 months on a rolling basis. As an alternative, the savings association may maintain 60% of its assets in those assets specified in Section 7701(a)(19) of the Internal Revenue Code. Under either test, such assets primarily consist of residential housing related loans and investments. At March 31, 2012, Community Bank met the test and has always met the test since its effective date.

Any savings institution that fails to meet the QTL test is subject to certain restrictions on its operations and the institution’s dividend payments are limited to amounts approved by the OCC and the Federal Reserve that are necessary to meet obligations of a company that controls the institution and would be permissible for a national bank, unless within one year it meets the test, and thereafter remains a qualified thrift lender. An institution that fails the test a second time must be subjected to the above restrictions and is subject to enforcement action. Any holding company of an institution that fails the test and does not re- qualify within a year must become a bank holding company. If such an institution has not converted to a bank within three years after it failed the test, it must divest all investments and cease all activities not permissible for both a national bank and a savings association.

Community Bank is subject to a 35% of total assets limit on consumer loans, commercial paper and corporate debt securities, a 20% limit on commercial loans, provided that the amount in excess of 10% of total assets can only be used for small business loans, and a 400% of capital limit on non-residential real property loans. At March 31, 2012, Community Bank had 6.87% of its assets in consumer loans, commercial paper and corporate debt securities, 9.65% of its assets in commercial loans and 336% of its capital in non-residential real property loans.

Community Reinvestment Act. Under the Community Reinvestment Act, every FDIC-insured institution has a continuing and affirmative obligation consistent with safe and sound banking practices to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The Community Reinvestment Act does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the Act. The Community Reinvestment Act requires the Office of the Comptroller of the Currency, in connection with the examination of Community Bank, to assess the institution’s record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications, such as a merger or the establishment of a branch, by Community Bank. An unsatisfactory rating may be used as the basis for the denial of an application by the Office of the Comptroller of the Currency. Community Bank was examined for Community Reinvestment Act compliance in November, 2010 and received a rating of “Satisfactory”.

Holding Company Regulation. Community Financial is a unitary savings and loan holding company subject to regulatory oversight by the Federal Reserve. As such, we are required to register and file reports with the Federal Reserve and are subject to regulation and examination by the Federal Reserve. In addition, the Federal Reserve has enforcement authority over us and our non-savings association subsidiaries, which also permits the Federal Reserve to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings association.

As a unitary savings and loan holding company that acquired Community Bank before May 4, 1999, we generally are not subject to activity restrictions. If we acquire control of one or more additional savings associations as a separate subsidiary, our activities and those of any of our subsidiaries (other than Community Bank or any other insured savings association) would become subject to such restrictions unless such other associations each qualify as a QTL and were acquired in supervisory acquisitions.

Federal Securities Laws. The stock of Community Financial is registered with the SEC under the Securities Exchange Act of 1934, as amended. Community Financial is subject to the information, proxy solicitation, insider trading restrictions and other requirements of the SEC under the Securities Exchange Act of 1934.

The SEC and the NASDAQ have adopted regulations and policies under the Sarbanes-Oxley Act of 2002 that apply to Community Financial as a registered company under the Securities Exchange Act of 1934 and a NASDAQ-traded company. The stated goals of these Sarbanes-Oxley requirements are to increase corporate responsibility, provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. The SEC and NASDAQ Sarbanes-Oxley-related regulations and policies include very specific additional disclosure requirements and corporate governance rules. The Sarbanes-Oxley Act represents significant federal involvement in matters traditionally left to state regulatory systems, such as the regulation of the accounting profession, and to state corporate law, such as the relationship between a board of directors and management and between a board of directors and its committees.

Capital Purchase Program. On December 19, 2008, as part of the Troubled Asset Relief Program (“TARP”) Capital Purchase Program (“CPP”) of the United States Department of the Treasury (“Treasury”), the Company entered into a Letter Agreement and Securities Purchase Agreement (collectively, the “Purchase Agreement”) with Treasury, pursuant to which the Company (i) sold to Treasury 12,643 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”), having a liquidation preference amount of $1,000 per share, for a purchase price of $12.6 million in cash and (ii) issued to Treasury a ten-year warrant (the “Warrant”) to purchase 351,194 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at an exercise price of $5.40 per share.

The Series A Preferred Stock qualified as Tier 1 capital and will pay cumulative dividends on the liquidation preference amount on a quarterly basis at a rate of 5% per annum for the first five years, and 9% per annum thereafter. Subject to the prior approval of the Board of Governors of the Federal Reserve System, the Series A Preferred Stock is redeemable at the option of the Company in whole or in part at a redemption price of 100% of the liquidation preference amount plus any accrued and unpaid dividends.

The enactment of ARRA on February 17, 2009 permits the Company to repay the Treasury without penalty and without the need to raise new capital, subject to the Treasury’s consultation with the recipient’s appropriate regulatory agency. Additionally, upon repayment the Treasury will liquidate all outstanding warrants at their current market value.

The Series A Preferred Stock and the Warrant were issued in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the Purchase Agreement, the Company subsequently registered the Series A Preferred Stock, the Warrant and the shares of Common Stock underlying the Warrant under the Securities Act.

Federal and State Taxation

Federal Taxation. In addition to the regular income tax, corporations, including savings associations such as Community Bank, generally are subject to a minimum tax. An alternative minimum tax is imposed at a minimum tax rate of 20% on alternative minimum taxable income, which is the sum of a corporation’s regular taxable income (with certain adjustments) and tax preference items, less any available exemption. The alternative minimum tax is imposed to the extent it exceeds the corporation’s regular income tax and net operating losses can offset no more than 90% of alternative minimum taxable income.

To the extent earnings appropriated to a savings association’s bad debt reserves for “qualifying real property loans” and deducted for federal income tax purposes exceed the allowable amount of such reserves computed under the experience method and to the extent of the association’s supplemental reserves for losses on loans (“Excess”), such Excess may not, without adverse tax consequences, be utilized for the payment of cash dividends or other distributions to a shareholder (including distributions on redemption, dissolution or liquidation) or for any other purpose (except to absorb bad debt losses).

Community Financial and Community Bank file consolidated federal income tax returns on a fiscal year basis. Savings associations, such as the Community Bank, that file federal income tax returns as part of a consolidated group are required by applicable Treasury regulations to reduce their taxable income for purposes of computing the percentage bad debt deduction for losses attributable to activities of the non-savings association members of the consolidated group that are functionally related to the activities of the savings association member.

Our federal income tax returns and our consolidated subsidiary for the last three years are open to possible audit by the Internal Revenue Service. In the opinion of management, any examination of still open returns (including returns of subsidiaries and predecessors of, or entities merged into, Community Bank) would not result in a deficiency which could have a material adverse effect on the financial condition of Community Financial and our consolidated subsidiaries.

Virginia Taxation. We conduct our business in Virginia and consequently are subject to the Virginia corporate income tax. The Commonwealth of Virginia imposes a corporate income tax on a basis similar to federal income tax at a rate of 6% on Virginia taxable income.

Executive Officers

The following information as to the business experience during the past five years is supplied with respect to executive officers of Community Financial. Except as otherwise indicated, the persons named have served as officers of Community Financial since it became the holding company of Community Bank, and all offices and positions described below are also with Community Bank.

Norman C. Smiley, III, age 50, was appointed President of Community Bank in March, 2008, and effective April 30, 2010, became the President and Chief Executive Officer of Community Financial and Community Bank. Prior to joining the Company in April 1996, Mr. Smiley was a Branch Manager for First Virginia where he was employed for 14 years. He is a 1987 graduate of the Virginia Bankers School of Bank Management at the University of Virginia and a 2001 graduate of the American Bankers Association Stonier Graduate School of Banking at Georgetown University. Mr. Smiley is currently a Board member of the American Frontier Museum and the Staunton Redevelopment Housing Authority. He is a past Board member of the Coordinated Area Transportation System, Big Brothers/Big Sisters, Salvation Army, the Red Cross, the City of Staunton Board of Zoning Appeals and past Elder of the First Presbyterian Church.

R. Jerry Giles, age 63, is our Chief Financial Officer and Senior Vice President, a position he has held since April 1994. Prior to joining the Company in April 1994, Mr. Giles was a Certified Public Accountant in public accounting and the Chief Financial Officer with a savings bank for eleven years.

Benny N. Werner, age 63, is our Senior Vice President and Chief Operations Officer, a position he has held since May 1998. Prior to joining the Company, Mr. Werner was employed by Crestar for three years as President-Warrenton area and employed by Jefferson Savings and Loan, Warrenton, Virginia as Senior Vice President of Retail Banking for seventeen years.

Lyle A. Moffett, age 43, is our Senior Vice President of Lending, a position he has held since March, 2008. Mr. Moffett joined Community Bank in 1997 and was Vice President and Commercial Loan Officer prior to his current position.

John J. Howerton, age 54, is our Senior Vice President of Retail Banking, a position he has held since September, 2008. Mr. Howerton has been employed in the banking industry since 1982 and prior to joining the Company, Mr. Howerton was the Senior Vice President of Retail Banking with Stellar One.

Clarence W. Keel, age 65, is the Senior Vice President in our Hampton Roads Region, a position he has held since March, 2010. Mr. Keel has been employed in the banking industry since 1971 and prior to joining the Company, Mr. Keel was the Senior Vice President and Manager of Shareholder Services with BB&T Corporation.

Employees

At March 31, 2012, we had a total of 159 employees, including 25 hourly employees. None of our employees are represented by any collective bargaining group. Management considers our employee relations to be good.

ITEM 1A. RISK FACTORS—Not required by smaller reporting companies.

ITEM 1B. UNRESOLVED STAFF COMMENTS—None.

ITEM 2.	PROPERTIES

The following table sets forth information at March 31, 2012, with respect to our retail and operational offices, furniture and equipment. We believe that our current facilities are adequate to meet our present and foreseeable need

Location	Opened	Owned or Lease Expiration	Gross Square Footage	Net Book Value at March 31, 2012
38 North Central Avenue Staunton, Virginia	1965	Owned	17,000	$1,209,000

2934 West Main Street Waynesboro, Virginia	1989	Owned	5,300	482,000

2658 Stuarts Draft Highway Stuarts Draft, Virginia	1993	Owned	3,000	819,000

621 Nevan Road Virginia Beach, Virginia	1998	2038	13,000	790,000

101 Community Way Staunton, Virginia	1999	2039	4,500	538,000

2134 Raphine Road, Raphine, Virginia	2001	2011	2,308	24,000

21 Dick Huff Lane Verona, Virginia	2002	Owned	3,850	935,000

123 West Frederick Street (1) Staunton, Virginia	2003	Owned	22,000	1,462,000

1201 Lake James Drive Virginia Beach, Virginia	2005	2012	3,900	201,000

463 Hidden Creek Lane Harrisonburg, Virginia	2005	2011	2,000	10,000

102 Walker Street Lexington, Virginia	2006	2028	2,200	163,000

211 West Frederick Street (1) Staunton, Virginia	2009	Owned	4,445	280,000

128 West 21 st Street Buena Vista, Virginia	2009	Owned	4,100	1,518,000

(1)	Operational offices

Our accounting and record-keeping activities are maintained on an in-house computer system. The net book value of our computer equipment at March 31, 2012 was $33,572.

ITEM 3.	LEGAL PROCEEDINGS

There are no material pending legal proceedings to which we or our subsidiary is a party or to which any of our property is subject.

Item 4.	Mine Safety Disclosures—Not Applicable

PART II

ITEM 5.	MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

As of May 31, 2012, there were approximately 400 holders of record of Community Financial common stock. Community Financial common stock is traded on The Nasdaq Capital Market under the symbol “CFFC.” The number of shareholders of record does not reflect persons or entities who hold their stock in nominee or “street” name.

The following tables present the high, low and closing sales prices of our common stock as reported by the Nasdaq Stock Market during the last two fiscal years and the common dividends declared by us for the stated periods.

Fiscal 2012	High	Low	Close	Common Dividend Declared
March 2012	$3.50	$2.58	$3.23	$—
December 2011	3.50	2.39	3.28	—
September 2011	3.94	2.26	2.90	—
June 2011	4.10	2.75	4.10	—

Fiscal 2011	High	Low	Close	Common Dividend Declared
March 2011	$3.65	$2.95	$3.14	$—
December 2010	4.28	2.72	3.48	—
September 2010	4.54	3.58	4.07	—
June 2010	5.29	3.69	4.36	—

The Board of Directors of Community Financial makes dividend payment decisions after consideration of a variety of factors, including earnings, financial condition, market considerations and regulatory restrictions. Our ability to pay dividends is limited by restrictions imposed by the Virginia Stock Corporation Act, the Federal Reserve, contractually pursuant to our participation in the U.S. Treasury’s CPP and indirectly by the Office of the Comptroller of the Currency. Restrictions on dividend payments from Community Bank to Community Financial (Community Financials’ primary source of funds for the payment of dividends to its stockholders) are described in Note 10 of the Notes to Consolidated Financial Statements contained in Item 8 of this Form 10-K.

The Equity Compensation Plan information contained in Item 12 of this Form 10-K is incorporated herein by reference. No stock was repurchased by the Company during the fourth quarter of fiscal 2012 and no stock repurchase plan or program currently exists. Our ability to repurchase stock is limited as a result of our participation in the U.S. Treasury’s CPP and, indirectly, by the Office of the Comptroller of the Currency.

ITEM 6.	SELECTED FINANCIAL DATA

	At March 31,
	2012	2011	2010	2009	2008
	(In thousands)
Selected Financial Condition Data :
Total assets	$503,907	$530,080	$547,180	$512,724	$491,246
Loans receivable, net	445,098	478,293	502,126	476,950	437,174
Investment securities and other earning assets (1)	19,500	11,917	11,780	7,658	30,475
Real estate owned, net	9,259	10,384	3,182	1,400	593
Deposits	372,418	379,045	398,420	365,506	350,731
Advances and other borrowed money	78,000	98,445	97,096	96,476	98,834
Stockholders’ equity	50,403	49,760	49,012	46,337	38,705

	Year Ended March 31,
	2012	2011	2010	2009	2008
	(In thousands)
Selected Operations Data :
Total interest income	$26,353	$27,585	$28,198	$28,692	$32,244
Total interest expense	3,444	5,612	8,081	12,460	16,978

Net interest income	22,909	21,973	20,117	16,232	15,266
Provision for loan losses	4,908	6,469	3,326	4,285	625

Net interest income after provision for loan losses	18,000	15,504	16,791	11,946	14,641
Service charges and fees	3,412	3,712	3,300	3,037	3,007
Securities impairment	—	—	—	(11,536)	—
Other noninterest income (2)	375	345	511	386	336
Noninterest expenses	18,993	17,196	15,661	13,449	12,292

Income (loss) before income taxes	2,794	2,365	4,941	(9,616)	5,692
Income taxes (benefit)	976	843	1,349	(3,793)	1,856
Net income (loss)	$1,818	$1,522	$3,592	$(5,823)	$3,836
Amortization of discount on preferred stock	(121)	(121)	(121)	(34)	—
Cumulative dividends on preferred stock	(632)	(632)	(632)	(176)	—

Net income (loss) available to common stockholders	$1,065	$769	$2,839	$(6,033)	$3,836

	At or For the Year Ended March 31,
	2012	2011	2010	2009	2008
Other Data :
Average interest-earning assets to average interest bearing liabilities	103.15%	103.41%	104.24%	105.41%	105.21%
Average interest rate spread during year	4.79	4.34	3.92	3.25	3.14
Non-performing assets to total assets	4.29	3.13	3.24	1.75	.33
Return on assets (ratio of net income to average total assets)	.35	.28	.67	(1.17)	.80
Return on equity (ratio of net income to average total equity)	3.56	3.04	7.45	(14.57)	9.77
Equity-to-assets ratio (ratio of average equity to average assets)	9.97	9.36	9.02	8.03	8.18
Allowance for loan losses to loans receivable, net	1.96	1.61	1.58	1.25	.73
Allowance for loan losses to non-performing loans	73.00	127.04	55.29	78.70	313.30

Per Common Share Data :
Net income (loss)-diluted	$0.24	$0.18	$0.65	$(1.39)	$0.87
Book value	8.66	8.55	8.34	7.72	8.93
Dividends-common	0.00	0.00	0.00	.13	.26
Dividend payout ratio-common	—%	—%	—%	—%	29.22%
Number of full-service offices	11	11	11	11	10

(1)	Includes federal funds sold, securities purchased under resale agreements and overnight deposits.
(2)	Other income includes customer service fees and commissions, gain or loss on disposal of property and other items.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Executive Overview

Community Financial Corporation is a Virginia corporation. Certain of the information presented herein relates to Community Bank, a wholly owned subsidiary of Community Financial. Community Financial and Community Bank, like all thrift institutions and their holding companies, are subject to comprehensive regulation, examination and supervision by the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation and the Board of Governors of the Federal Reserve System.

The following information is intended to provide investors a better understanding of our financial position and the operating results of Community Financial Corporation and its subsidiary, Community Bank. This discussion is primarily from management’s perspective and may not contain all information that is of importance to the reader. Accordingly, the information should be considered in the context of the consolidated financial statements and other related information contained herein.

Our net income is primarily dependent on the difference or spread between the average yield earned on loans and investments and the average rate paid on deposits and borrowings, as well as the relative amounts of such assets and liabilities. The interest rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. Like other financial institutions, we are subject to interest rate risk to the degree that our interest bearing liabilities, primarily deposits and borrowings with short and medium term maturities, mature or reprice more rapidly, or on a different basis, than interest earning assets, primarily loans with longer term maturities than deposits and borrowings. While having liabilities that mature or reprice more frequently on average than assets may be beneficial in times of declining interest rates, such an asset/liability structure may result in lower net income or net losses during periods of rising interest rates, unless offset by other noninterest income. Our net income is also affected by, among other things, fee income, asset quality, provision for loan losses, operating expenses and income taxes.

The primary factors contributing to our increase in net income for the fiscal year was the decrease in the provision for loan losses and a 4.3% increase in our net interest income for the current fiscal year compared to the prior fiscal year.

The primary factor contributing to the increase in net interest income for the fiscal year ended March 31, 2012 was an increase in the interest rate spread. The increased interest rate spread is primarily attributable to a reduction in the cost of our interest-bearing liabilities due to the repricing of these liabilities during the current low interest rate environment. The aggressive rate reductions in prior fiscal years resulted in a timing difference in the repricing of assets and liabilities. We will monitor the impact a change in interest rates may have on both the growth in interest-earning assets and our interest rate spread. The pace and extent of future interest rate changes will impact our loan growth and interest rate spread, as well as interest rate adjustments on certain adjustable rate loans that are subject to caps.

Utilization of brokered deposits and management’s emphasis on increasing low and no interest bearing transaction accounts has impacted the composition of our interest-bearing liabilities. Deposits were the primary source of funding during the fiscal year ended March 31, 2012. We acquired lower cost brokered deposits and low interest bearing transaction accounts during the fiscal year to replace higher cost time deposits. While we have the capacity to continue to utilize borrowings to meet funding needs, management recognizes the practical long-term limitations of such a funding strategy. Management is also cognizant of the potential for compression in our net interest margin related to the need to acquire funds and the pace of interest rate changes. Management will continue to monitor the level of deposits and borrowings in relation to the current interest rate environment.

Critical Accounting Policies

General. Our financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The financial information contained within our financial statements is, to a significant extent, financial information that is based on measures of the financial effects of transactions and events that have already occurred. A variety of factors could affect the ultimate value that is obtained either when earning income, recognizing an expense, recovering an asset or relieving a liability. We use historical loss factors as one factor in determining the inherent loss that may be present in our loan portfolio. Actual losses could differ significantly from the historical factors that we use. In addition, GAAP itself may change from one previously acceptable method to another method. Although the economics of our transactions would be the same, the timing of events that would impact our transactions could change.

Allowance for Loan Losses. The allowance for loan losses is an estimate of the losses that may be inherent in our loan portfolio. The allowance is based on two basic principles of accounting: (i) that losses be accrued when they are probable of occurring and estimable and (ii) that losses be accrued based on the differences between the value of collateral, present value of future cash flows or values that are observable in the secondary market, and the loan balance.

The allowance for loan losses is maintained at a level considered by management to be adequate to absorb future loan losses currently inherent in the loan portfolio. Management’s assessment of the adequacy of the allowance is based upon type and volume of the loan portfolio, past loan loss experience, existing and anticipated economic conditions, and other factors which deserve current recognition in estimating future loan losses. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. Additions to the allowance are charged to operations. Subsequent recoveries, if any, are credited to the allowance. Loans are charged-off partially or wholly at the time management determines collectibility is not probable. Management’s assessment of the adequacy of the allowance is subject to evaluation and adjustment by our regulators.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful or substandard. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers special mention and non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component may be maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

The Corporation uses real estate appraisals, discounted cash flows or other appropriate methods to determine the value of impaired loans. With the use of these methods, the Corporation provides valuation allowances for anticipated losses when management determines that a decline in the value of the collateral or expected cash flows has occurred. Updated appraisals are obtained periodically and in those instances where management has reason to believe a material change may have occurred in the fair value of the collateral. Evaluation of impairment requires judgment and estimates and management uses all relevant and timely information available to determine specific reserves on impaired loans, including appraisals and cash flow analysis. Loans are partially or completely charged off in the period when they are deemed uncollectible in accordance with ASC 310-35.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, we do not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement. These loans were included in the allowance calculation as pools of loans in the general component with allocations based on historic charge-offs and qualitative factor adjustments deemed appropriate by management for these types of loans and their nonaccrual status.

In preparing consolidated financial statements in conformity with U.S. generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of deferred tax assets, the valuation of real estate owned and the fair value of financial instruments.

Asset/Liability Management

Management believes it is important to manage the relationship between interest rates and the effect on our net portfolio value. This approach calculates the difference between the present value of expected cash flows from assets and the present value of expected cash flows from liabilities, as well as cash flows from off-balance sheet contracts. Management of our assets and liabilities is done within the context of the marketplace, but also within limits established by the board of directors on the amount of change in net portfolio value which is acceptable given certain interest rate changes.

Presented in the following table, as of March 31, 2012 and 2011, is an analysis of our interest rate risk as measured by changes in net portfolio value for instantaneous and sustained parallel shifts in the yield curve and compared to our board policy limits The Board limits have been established with consideration of the dollar impact of various rate changes and our capital position. The Board limit has been established as a minimum percentage of the Company’s net portfolio value. Our net portfolio values at March 31, 2012 were within the parameters set by the Board of Directors. As illustrated in the table, net portfolio value is not significantly impacted by rising or falling rates as of the date indicated. Information in the table for the fiscal year 2011 was provided by the Office of Thrift Supervision. Information for the 2012 fiscal year was provided by a third party engaged by the Bank due to the change in regulatory authorities to the Office of the Comptroller of the Currency.

		March 31, 2012		March 31, 2011
Change in Interest Rate (Basis Points)	Board Limit NPV as % of Assets	$ Change in NPV	NPV as % of Assets	$ Change in NPV	NPV as % of Assets
(Dollars in Thousands)
+200	7	(131)	11.8%	1,879	12.3%
+100	8	(596)	11.6	985	12.2
-0-	9	—	11.5	—	11.4
-100	8	4,363	12.1	(1,306)	11.7
-200	7	—	—	—	—

Generally, management strives to maintain a neutral position regarding interest rate risk. In the current interest rate environment, our customers are interested in obtaining long-term credit products and short-term savings products. Management has taken action to counter this trend. A significant effort has been made to reduce the duration and average life of our interest-earning assets. As of March 31, 2012, approximately 77.0% of our gross loan portfolio consisted of loans which reprice during the life of the loan. Applications are taken and processed for customers seeking longer term fixed-rate mortgage loans, 15 to 30 years, with the loan being closed and retained by other organizations.

On the deposit side, management has worked to reduce the impact of interest rate changes by emphasizing non-interest bearing or low interest deposit products and maintaining competitive pricing on longer term certificates of deposit. We have also used Federal Home Loan Bank advances to provide funding for loan originations and to provide liquidity as needed.

In managing our asset/liability mix, depending on the relationship between long- and short-term interest rates, market conditions and consumer preference, we may place somewhat greater emphasis on maximizing our net interest income rather than on strictly matching the interest rate sensitivity of our assets and liabilities. We believe the increased net income that may result from an acceptable mismatch in the actual maturity or repricing of our asset and liability portfolio can provide sufficient returns to justify the increased exposure to sudden and unexpected increases in interest rates which may result from such a mismatch. We have established limits, which may change from time to time, on the level of acceptable interest rate risk. There can be no assurance, however, that in the event of an adverse change in interest rates, our efforts to limit interest rate risk will be successful.

As with any method of measuring interest rate risk, certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate mortgage loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could likely deviate significantly from those assumed in calculating the information in the table above. Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase. We consider all of these factors in monitoring our exposure to interest rate risk.

Average Balances, Interest Rates and Yields

The following table sets forth certain information relating to categories of our interest-earning assets and interest-bearing liabilities for the periods indicated. All average balances are computed on a daily basis. Non-accruing loans have been included in the table as loans carrying a zero yield. The yields have not been adjusted for tax preferences.

	Year Ended March 31,
	2012			2011			2010
	Average Balance	Interest	Yield/ Cost	Average Balance	Interest	Yield/ Cost	Average Balance	Interest	Yield/ Cost
	(Dollars in Thousands)
Interest-Earning Assets
Loans	$462,314	$26,024	5.63%	$491,753	$27,330	5.56%	$494,427	$28,009	5.66%
Investment securities and other investments	13,299	329	2.48%	9,641	255	2.64%	9,656	189	1.96%

Total interest-earning assets	475,613	26,353	5.54%	501,394	27,585	5.50%	504,083	28,198	5.59%

Non-interest earning assets	39,914			36,692			30,674

Total Assets	$515,527			$538,086			$534,757

Interest-Bearing Liabilities
Deposits	$368,443	3,283	0.89%	$387,119	4,912	1.27%	$382,504	7,149	1.87%
FHLB advances and other borrowings	92,647	162	0.17%	97,741	700	0.72%	101,072	932	0.92%

Total interest-bearing liabilities	461,090	3,445	0.75%	484,860	5,612	1.16%	483,576	8,081	1.67%

Non-interest bearing liabilities	3,329			3,166			2,965

Total Liabilities	464,419			488,026			486,541
Stockholder’s equity	51,108			50,060			48,216

Total Liabilities and Stockholders’ Equity	$515,527			$538,086			$534,757

Net interest income		$22,909			$21,973			$20,117

Interest rate spread			4.79%			4.34%			3.92%
Net interest-earning assets/net yield on interest-earning assets	$14,523		4.82%	$16,534		4.40%	$20,507		3.99%
Percentage of interest-earning assets to interest-bearing liabilities	103.15%			103.41%			104.24%

Rate/Volume Analysis

The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected our interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (change in volume multiplied by prior year rate), (ii) changes in rate (change in rate multiplied by prior year volume), and (iii) total changes in rate and volume. The combined effect of changes in both volume and rate, which cannot be separately identified, has been allocated proportionately to the change due to volume and the change due to rate.

	Year Ended March 31,
	2012 v. 2011	2011 v. 2010
	Increase (Decrease) Due to Volume	Rate	Total Increase (Decrease)	Increase (Decrease) Due to Volume	Rate	Total Increase (Decrease)
	(Dollars in Thousands)
Interest-Earning Assets
Loans	$(1,658)	$351	$(1,307)	$(149)	$(530)	$(679)
Investment securities and other investments	91	(16)	75	0	66	66

Total interest-earning assets	$(1,567)	$335	$(1,232)	$(149)	$(464)	$(613)

Interest-Bearing Liabilities
Deposits	$(166)	$(1,463)	$(1,629)	$59	$(2,296)	$(2,237)
FHLB advances and other borrowings	(9)	(529)	(538)	(24)	(208)	(232)

Total interest-bearing liabilities	$(175)	$(1,992)	$(2,167)	$35	$(2,504)	$(2,469)

Net interest income			$935			$1,856

Financial Condition

Total assets decreased $26.2 million, or 4.9%, to $503.9 million at March 31, 2012 due primarily to a decrease in loans of $33.2 million and real estate owned of $1.0 million, partially offset by an increase in investments of $9.1 million. Deposits decreased $6.6 million, or 1.8% and borrowings decreased $20.4 million, or 20.8%. The decrease in deposits is reflected primarily in a decrease in time deposits of $28.6 million, partially offset by increases in transaction accounts of $13.1 million, money market accounts of $7.2 million and savings accounts of $1.7 million. The decrease in borrowings is reflected primarily in a decrease in FHLB borrowings of $19.0 million. Management believes the increase in transaction and money market deposits is primarily attributable to an increased emphasis on customer relationships, service and pricing. Management attributes the decrease in loans receivable primarily to weak economic conditions and related reduced loan demand.

The Hampton Roads region of the Bank experienced a loan decrease of $30.7 million, primarily commercial and residential real estate loans and construction loans, for the fiscal year ended 2012. The Shenandoah Valley region of the Bank had a loan decrease of approximately $2.5 million, primarily construction loans.

Asset quality is an important factor in the successful operation of a financial institution. The loss of interest income and principal that may result from non-performing assets has an adverse effect on earnings, while the resolution of those assets requires the use of capital and managerial resources. At March 31, 2012, non-performing assets, consisting of non-performing loans, foreclosed real estate and repossessed automobiles, totaled $21.6 million, or 4.29% of total assets, compared to $16.6 million or 3.13% of total assets at March 31, 2011. Non-performing assets at March 31, 2012 were comprised primarily of residential real estate and commercial real estate loans delinquent 90 days or more and real estate owned. Based on current market values of the collateral securing these loans, management anticipates no significant losses in excess of the reserves for losses previously recorded. Due to an uncertain real estate market and the economy in general, no assurances can be given that our level of non-performing assets will not increase in the future.

Stockholders’ equity increased $642,000, or 1.3%, to $50.4 million at March 31, 2012 compared to $49.8 million at March 31, 2011. The increase was the result of earnings for the year ended March 31, 2012 offset by cash dividend payments on preferred stock and pension liability adjustments.

Results of Operations

Our results of operations depend primarily on the level of our net interest income and noninterest income and the level of our operating expenses. Net interest income depends upon the value of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them.

Comparison of Years Ended March 31, 2012 and 2011

General. Net income for the year ended March 31, 2012 was $1.8 million or $0.24 diluted earnings per common share compared to $1.5 million or $0.18 diluted earnings per common share for the year ended March 31, 2011. Net income increased primarily due to an increase in net interest income and a decrease in the provision for loan losses, partially offset by an increase in noninterest expenses for the March 31, 2012 fiscal year.

Interest Income. Total interest income decreased $1.2 million, or 4.5%, to $26.4 million for the year ended March 31, 2012 as compared to $27.6 million for the year ended March 31, 2011. The decrease in total interest income can be attributed to a decrease in the average dollar volume of loans of $29.4 million partially offset by an increase in the yield on interest earning assets. Average yields on total interest-earning assets increased four basis points from 5.50% in fiscal 2011 to 5.54% for the current fiscal year due primarily to an increase in loan yields.

Interest Expense. Total interest expense decreased $2.2 million, or 38.6%, to $3.4 million for the year ended March 31, 2012 from $5.6 million for the year ended March 31, 2011. The decrease in total interest expense is primarily attributable to a decrease in the cost of interest-bearing liabilities. The cost of funds decreased 41 basis points from 1.16% for the year ended March 31, 2011 to 0.75% for the current year. There was also a decrease in the average volume of interest-bearing liabilities due to decreases in both deposits and borrowings. The decrease in average deposit balances was due primarily to decreases in time deposit accounts for the current fiscal year.

Provision for Loan Losses. We establish provisions for loan losses, which are charged to earnings, at a level required to reflect credit losses inherent in the loan portfolio. In evaluating the level of the allowance for loan losses, management considers historical loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect borrowers’ ability to repay, estimated value of any underlying collateral, peer group data, prevailing economic conditions and current factors. Large groups of smaller balance homogeneous loans, such as residential real estate, small commercial real estate, home equity and consumer loans, are evaluated in the aggregate using historical loss factors adjusted for current economic conditions and other relevant data. Larger non-homogeneous loans, such as commercial loans for which management has concerns about the borrowers’ ability to repay, are evaluated individually, and specific loss allocations are provided for these loans when necessary.

In the current economic environment, management has considered the potential impact of subprime lending in certain areas of the national economy. These circumstances appear to have impacted economic conditions in our market areas to a lesser extent than the national economy. We have experienced increases in delinquency rates during the fiscal year ended March 31, 2012. We have maintained experienced and stable lending personnel during that period.

Based on management’s evaluation of these factors, the provision for loan losses decreased $1.6 million, or 24.1%, to $4.9 million for the fiscal year ended March 31, 2012 from $6.5 million for the fiscal year ended March 31, 2011 due to a decrease in the provision for specific impaired loans. The loan loss allowance for specific impaired loans is dependent primarily on the value of the collateral relative to the outstanding loan balance. We monitor our loan loss allowance on a quarterly basis and make allocations as necessary. Management believes that the level of our loan loss allowance is adequate. As of March 31, 2012, the total allowance for loan losses amounted to $8.9 million. At March 31, 2012, our allowance as a percentage of total loans receivable was 1.96% and as a percentage of total non-performing loans was 73.0% compared to 1.61% and 127.0% respectively at March 31, 2011. The increase in the total allowance to loans was due to both an increase in the allowance and a decrease in total loans receivable. The decrease in the total allowance to non-performing loans was due to an increase in non-performing loans at March 31, 2012 compared to March 31, 2011 offset by an increase in the allowance for loan losses for the same periods.

Noninterest Income. Noninterest income decreased $270,000, or 6.7%, to $3.8 million in fiscal 2012 as compared to $4.1 million for the year ended March 31, 2011. The decrease was primarily due to lower secondary market mortgage loan fees, commercial and consumer loan fees and overdraft fees. The increase in other income is due to the increase in income from affiliates in the current fiscal year.

	Fiscal 2012	Fiscal 2011	Change
Loan fee income	$920,411	$1,163,409	$(242,998)
Deposit fee income	2,491,554	2,548,391	(56,837)
Other	374,663	377,408	29,537

Total noninterest income	$3,786,628	$4,089,208	$(270,298)

Noninterest Expense. Total noninterest expense increased $1.8 million, or 10.5%, to $19.0 million for the year ended March 31, 2012 from $17.2 million for the year ended March 31, 2011, due primarily to increased compensation expense of $334,000 and an increase in real estate owned expenses of $1.7 million, partially offset by a decreased deposit insurance expense of $283,000. The increase in compensation expenses is related to merit pay and benefit increases. The increase in other expenses is primarily due to the increase in nonperforming assets and related collection expenses.

Taxes. Total taxes increased $133,000 to $976,000 during the year ended March 31, 2012 from $843,000 during fiscal 2011. The effective tax rate for the year ended March 31, 2012 was 34.9%.

Comparison of Years Ended March 31, 2011 and 2010

General. Net income for the year ended March 31, 2011 was $1.5 million or $0.18 diluted earnings per common share compared to $3.6 million or $0.65 diluted earnings per common share for the year ended March 31, 2010. Net income decreased due primarily to an increase in the provision for loan losses, partially offset by an increase in net interest income for the March 31, 2011 fiscal year.

Interest Income. Total interest income decreased $613,000, or 2.2%, to $27.6 million for the year ended March 31, 2011 as compared to $28.2 million for the year ended March 31, 2010. The decrease in total interest income was attributed to a decrease in the yield on interest earning assets and a decrease in the average dollar volume of loans of $2.7 million. Average yields on total interest-earning assets decreased nine basis points from 5.59% in fiscal 2010 to 5.50% for the 2011 fiscal year due primarily to a decrease in loan yields in a decreasing rate environment.

Interest Expense. Total interest expense decreased $2.5 million, or 30.6%, to $5.6 million for the year ended March 31, 2011 from $8.1 million for the year ended March 31, 2010. The decrease in total interest expense was attributable to a decrease in the cost of interest-bearing liabilities slightly offset by an increase in the average dollar volume of deposits of $4.6 million. The cost of funds decreased 51 basis points from 1.67% for the year ended March 31, 2010 to 1.16% for the 2011 fiscal year. The increase in deposit balances was due primarily to increases in transaction accounts for the 2011 fiscal year.

Provision for Loan Losses We experienced increases in delinquency and charge-off rates during the fiscal year ended March 31, 2011. We have maintained experienced and stable lending personnel during that period.

Based on management’s evaluation of these factors, the provision for loan losses increased $4.1 million, or 102.7%, to $8.1 million for the fiscal year ended March 31, 2011 from $4.0 million for the fiscal year ended March 31, 2010. The loan loss allowance for specific impaired loans is dependent primarily on the value of the collateral relative to the outstanding loan balance. We monitor our loan loss allowance on a quarterly basis and make allocations as necessary. Management believes that the level of our loan loss allowance is adequate. As of March 31, 2011, the total allowance for loan losses amounted to $7.9 million. At March 31, 2011, our allowance as a percentage of total loans receivable was 1.61% and as a percentage of total non-performing loans was 127.1%.

Noninterest Income. Noninterest income increased $239,000, or 6.2%, to $4.1 million in fiscal 2011 as compared to $3.9 million for the year ended March 31, 2010. The increase was primarily due to higher secondary market mortgage loan fees, commercial loan fees and overdraft fees. The decrease in other income is due to the income from the sale of Fannie Mae and Freddie Mac preferred stock in the previous fiscal year ended March 31, 2010.

	Fiscal 2011	Fiscal 2010	Change
Loan fee income	$1,163,409	$920,013	$243,396
Deposit fee income	2,548,391	2,379,771	168,620
Other	377,408	550,421	(173,013)

Total noninterest income	$4,089,208	$3,850,205	$239,003

Noninterest Expense. Total noninterest expense increased $532,000, or 3.5%, to $15.5 million for the year ended March 31, 2011 from $15.0 million for the year ended March 31, 2010, primarily due to increased compensation expense of $369,000 and an increase in real estate owned expenses of $624,000, partially offset by a decreased deposit insurance expense of $409,000 due to a special assessment in the previous year. The increase in compensation expenses is related to merit pay increases and additional loan and customer service personnel. The increase in other expenses is primarily due to the increase in nonperforming assets and related collection expenses.

Taxes. Total taxes decreased $506,000 to $843,000 during the year ended March 31, 2011 from $1.3 million during fiscal 2010. The effective tax rate for the year ended March 31, 2011 was 35.6%. Income taxes for the March 31, 2010 fiscal year included a historic tax credit of $483,000.

Liquidity and Capital Resources

Liquidity represents our ability to meet our on-going funding requirements for contractual obligations, the credit needs of customers, withdrawal of customers’ deposits and operating expenses. Our principal sources of funds are customer deposits, advances from the Federal Home Loan Bank of Atlanta, amortization and prepayment of loans, proceeds from the sale of loans and funds provided from operations. Management maintains investments in liquid assets based upon its assessment of (i) our need for funds, (ii) expected deposit flows, (iii) the yields available on short-term liquid assets, (iv) the liquidity of our loan portfolio and (v) the objectives of our asset/liability management program.

Our dominant source of funds during the year ended March 31, 2012 was from deposits which decreased by $6.6 million. Our cash increased $335,000 from $7.9 million at March 31, 2011 to $8.2 million at March 31, 2012.

At March 31, 2012, we had commitments to originate $8.1 million of loans. Certificates of deposit scheduled to mature in one year or less at March 31, 2012 totaled $148.3 million. Based on our historical experience, management believes that a significant portion of such deposits will remain with us. Management further believes that loan repayments and other sources of funds will be adequate to meet our foreseeable short- and long-term liquidity needs.

The Bank had at March 31, 2012, a line of credit at the Federal Home Loan Bank of Atlanta in the amount of $133.9 million. The Bank had borrowings of $78.0 million in addition to a letter of credit of $4.0 million and a remaining balance available of $51.9 million at March 31, 2012.

At March 31, 2012, we had tangible and core capital of 9.96% of adjusted total assets, which was in excess of their respective requirements of 1.5% and 4.0%. We also had risk-based capital of 13.08% of risk weighted assets, which also exceeded its requirement of 8.0%. The Bank was considered “well capitalized” as of March 31, 2012. Regulatory capital is discussed further in Note 10 of the Notes to Consolidated Financial Statements contained in Item 8 of this report.

Contractual Obligations and Off-Balance Sheet Arrangements

As of March 31, 2012, we have not participated in any unconsolidated entities or financial partnerships, often referred to as structured finance or special entities. We do have significant commitments to fund loans in the ordinary course of business. Such commitments and resulting off-balance sheet risk are further discussed in Note 14 of the Consolidated Financial Statements contained in Item 8 of this report.

The following table presents our contractual cash obligations, excluding deposit obligations, as of March 31, 2012.

	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Operating Leases	$612,091	$203,972	$256,691	$107,928	$43,500
Long-Term Debt	—	—	—	—	—

Total	$612,091	$203,972	$256,691	$107,928	$43,500

Impact of Inflation and Changing Prices

The consolidated financial statements and related data presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America which require the measurement of financial position and results of operations in terms of historical dollars without considering changes in the relative purchasing power of money over time because of inflation. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution’s performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or the same magnitude as the price of goods and services. In the current interest-rate environment, equity, maturity structure and quality of our assets and liabilities are critical to the maintenance of acceptable performance levels.

Recent Accounting Pronouncements

For a discussion of recent accounting pronouncements implemented by us during fiscal 2012 and new pronouncements which will be implemented in the future, see “Summary of Accounting Policies” in our Consolidated Financial Statements contained in Item 8 of this report.

ITEM 7A.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Asset/Liability Management” in Item 7 of this report.

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Community Financial Corporation

Staunton, Virginia

We have audited the accompanying consolidated balance sheets of Community Financial Corporation and Subsidiary as of March 31, 2012 and 2011, and the related consolidated statements of income, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Corporation is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Corporation’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Community Financial Corporation and Subsidiary as of March 31, 2012 and 2011, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

Winchester, Virginia

June 26, 2012

50 South Cameron Street P.O. Box 2560 Winchester, VA 22604 (540) 662-3417 FAX (540) 662-4211	Offices located in: Winchester, Middleburg, Leesburg, Culpeper, and Richmond, Virginia Member: American Institute of Certified Public Accountants / Virginia Society of Certified Public Accountants

Community Financial Corporation and Subsidiary

Consolidated Balance Sheets

March 31,	2012	2011
Assets
Cash (including interest bearing deposits of $2,910,622 and $4,118,603)	$8,233,185	$7,897,955
Securities
Held to maturity (fair value approximates $11,343,530 and $2,164,320)	11,344,000	2,198,000
Available for sale, at fair value	38,647	38,647
Restricted investment in Federal Home Loan Bank stock, at cost	5,206,300	5,561,300
Loans receivable, net of allowance for loan losses of $8,910,121 and $7,845,950	445,098,108	478,292,834
Real estate owned, net of valuation allowance of $2,502,944 and $1,346,278	9,259,432	10,263,488
Property and equipment, net	8,430,736	8,769,146
Bank owned life insurance	6,781,869	6,553,252
Accrued interest receivable	1,793,611	2,036,639
Prepaid expenses and other assets	7,721,063	8,468,742

Total assets	$503,906,951	$530,080,003

Liabilities and Stockholders’ Equity
Liabilities
Deposits	$372,417,944	$379,044,783
Borrowings	78,000,000	97,000,000
Securities sold under agreements to repurchase	—	1,444,961
Advance payments by borrowers for taxes and insurance	268,465	212,425
Other liabilities	2,817,936	2,617,440

Total liabilities	453,504,345	480,319,609

Commitments and Contingencies	—	—

Stockholders’ Equity
Preferred stock, $.01 par value, $1,000 liquidation value, authorized 3,000,000 shares, 12,643 outstanding	12,643,000	12,643,000
Common stock, $.01 par value, 10,000,000 authorized shares, 4,361,658 shares outstanding	43,617	43,617
Warrants	603,153	603,153
Discount on preferred stock	(207,065)	(327,701)
Additional paid-in capital	5,599,052	5,599,052
Retained earnings	33,094,380	32,028,909
Accumulated other comprehensive (loss), net	(1,373,531)	(829,636)

Total stockholders’ equity	50,402,606	49,760,394

Total liabilities and stockholders’ equity	$503,906,951	$530,080,003

See accompanying summary of accounting policies and notes to consolidated financial statements.

Community Financial Corporation and Subsidiary

Consolidated Statements of Income

Year Ended March 31,	2012	2011
Interest and dividend income
Loans	$26,023,523	$27,330,101
Investment securities	102,086	38,544
Other investments	227,341	216,338

Total interest and dividend income	26,352,950	27,584,983

Interest expense
Deposits	3,282,705	4,911,753
Borrowed money	161,604	700,004

Total interest expense	3,444,309	5,611,757

Net interest income	22,908,641	21,973,226
Provision for loan losses	4,908,198	6,469,212

Net interest income after provision for loan losses	18,000,443	15,504,014

Noninterest income
Service charges, fees and commissions	3,411,965	3,711,800
Other	374,663	345,126

Total noninterest income	3,786,628	4,056,926

Noninterest expense
Compensation and employee benefits	8,995,360	8,661,698
Occupancy	1,669,787	1,518,331
Data processing	1,661,468	1,513,035
Advertising	518,140	522,072
Professional fees	313,117	410,328
Deposit insurance	416,652	699,681
Real estate owned and collections	4,252,305	2,601,027
Other	1,166,319	1,269,412

Total noninterest expense	18,993,148	17,195,584

Income before income taxes	$2,793,923	$2,365,356

Income tax expense	975,666	843,102

Net income	1,818,257	1,522,254

Amortization of discount on preferred stock	(120,636)	(120,636)
Cumulative dividends on preferred stock	(632,150)	(632,150)

Net income available to common stockholders	$1,065,471	$769,468

Earnings per common share
Basic	$0.24	$0.18
Diluted	$0.24	$0.18

See accompanying summary of accounting policies and notes to consolidated financial statements.

Community Financial Corporation and Subsidiary

Consolidated Statements of Stockholders’ Equity

	Preferred Stock	Common Stock	Warrants	Discount on Preferred Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Compre- hensive (Loss), Net	Total Stockholders’ Equity
Balance, March 31, 2010	$12,643,000	$43,617	$603,153	$(448,337)	$5,577,958	$31,259,441	$(666,957)	$49,011,875
Comprehensive income:
Net income	—	—	—	—	—	1,522,254	—	1,522,254
Pension liability adjustment, net of tax	—	—	—	—	—	—	(162,679)	(162,679)

Total comprehensive income								1,359,575

Amortization of discount on preferred stock	—	—	—	120,636	—	(120,636)	—	—
Stock-based compensation	—	—	—	—	21,094	—	—	21,094
Dividend on preferred stock	—	—	—	—	—	(632,150)	—	(632,150)

Balance, March 31, 2011	12,643,000	43,617	603,153	(327,701)	5,599,052	32,028,909	(829,636)	49,760,394
Comprehensive income:
Net income	—	—	—	—	—	1,818,257	—	1,818,257
Pension liability adjustment, net of tax	—	—	—	—	—	—	(543,895)	(543,895)

Total comprehensive income								1,274,362

Amortization of discount on preferred stock	—	—	—	120,636	—	(120,636)	—	—
Dividend on preferred stock	—	—	—	—	—	(632,150)	—	(632,150)

Balance, March 31, 2012	$12,643,000	$43,617	$603,153	$(207,065)	$5,599,052	$33,094,380	$(1,373,531)	$50,402,606

See accompanying summary of accounting policies and notes to consolidated financial statements.

Community Financial Corporation and Subsidiary

Consolidated Statements of Cash Flows

Year Ended March 31,	2012	2011
Operating activities
Net income	$1,818,257	$1,522,254
Adjustments to reconcile net income to net cash provided by operating activities
Provision for loan losses	4,908,198	6,469,212
Losses/impairment on foreclosed assets	3,319,105	2,359,495
Depreciation	632,607	627,361
Stock-based compensation expense	—	21,094
(Increase) decrease in net deferred loan origination costs	(14,989)	(20,597)
Deferred income tax expense	432,855	473,197
Decrease (increase) in other assets	(194,660)	2,117,258
Increase in other liabilities	256,536	177,761

Net cash provided by operating activities	11,157,909	13,747,035

Investing activities
Proceeds from maturities of held to maturity securities	10,698,000	2,698,000
Proceeds from redemption of available for sale securities	—	34,750
Purchase of held to maturity securities	(19,844,000)	(3,198,000)
Net decrease in loans	17,173,432	2,379,851
Purchase of property and equipment	(294,197)	(475,737)
Proceeds from sale of real estate owned	8,998,552	5,677,509
Improvements to real estate owned	(185,516)	(304,179)
Redemption of FHLB stock	355,000	622,300

Net cash provided by investing activities	16,901,271	7,434,494

Financing activities
Net (decrease) increase in certificates of deposit	$(28,619,418)	$(33,772,052)
Net increase in savings and checking deposits	21,992,579	14,396,505
Increase (decrease) in securities sold under agreements to repurchase	(1,444,961)	599,458
Dividends paid	(632,150)	(632,150)
Net change in borrowings	(19,000,000)	750,000

Net cash (used in) financing activities	(27,703,950)	(18,658,239)

Increase in cash and cash equivalents	355,230	2,523,290
Cash and cash equivalents—beginning of year	7,897,955	5,374,665

Cash and cash equivalents—end of year	$8,233,185	$7,897,955

Supplemental Disclosure of Cash Flow Information
Cash payments of interest expense	$3,464,683	$5,709,615

Cash payments of income taxes	$—	$—

Supplemental Schedule of Non-Cash Investing and Financing Activities
Pension liability adjustment	$(1,081,290)	$(262,386)

Transfers from loans to real estate acquired through foreclosure	$11,128,085	$14,457,276

See accompanying summary of accounting policies and notes to consolidated financial statements.

Community Financial Corporation and Subsidiary

Summary of Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Community Financial Corporation (the “Corporation”) and its wholly-owned subsidiary, Community Bank (the “Bank”). All material intercompany accounts and transactions have been eliminated in consolidation.

Nature of Business and Regulatory Environment

The Bank is a federally chartered savings association and the primary asset of the Corporation. The Corporation provides a full range of banking services to individual and corporate customers primarily in the Shenandoah Valley and Hampton Roads regions of Virginia through its wholly-owned subsidiary.

The Office of the Comptroller of the Currency (“OCC”) System became the primary regulator for federally chartered savings associations and the Board of Governors of the Federal Reserve System became the primary regulator for savings and loan holding companies during the fiscal year ended March 31, 2012.

The Bank’s deposits are insured up to applicable limits by the Deposit Insurance Fund (“DIF”), which is administered by the Federal Deposit Insurance Corporation (“FDIC”). The FDIC has specific authority to prescribe and enforce such regulations and issue such orders as it deems necessary to prevent actions or practices by savings associations that pose a serious threat to the DIF.

The Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) was effective January 1, 1993. FDICIA contained provisions which allow regulators to impose prompt corrective action on undercapitalized institutions in accordance with a categorized capital-based system.

Estimates

In preparing consolidated financial statements in conformity with U.S. generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of deferred tax assets, the valuation of real estate owned and the fair value of financial instruments.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, interest-bearing deposits and federal funds sold.

Securities

Securities may be classified as either trading, held to maturity or available for sale. Trading securities are held principally for resale and recorded at their fair values. Unrealized gains and losses on trading securities are included immediately in operations. Held to maturity securities are those which the Corporation has the positive intent and ability to hold to maturity and are reported at amortized cost. Available for sale securities consist of securities not classified as trading securities nor as held to maturity securities. Unrealized holding gains and losses on available for sale securities are excluded from operations and reported in accumulated other comprehensive income. Gains and losses on the sale of available for sale securities are recorded on the trade date and are determined using the specific identification method. Premiums and discounts on securities are recognized in interest income using the interest method over the period to maturity.

Community Financial Corporation and Subsidiary

Summary of Accounting Policies

Securities, Continued

Management evaluates securities for other-than-temporary impairment on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Impairment of securities occurs when the fair value of a security is less than its amortized cost. For debt securities, impairment is considered other-than-temporary and recognized in its entirety in net income if either (i) the Corporation intends to sell the security or (ii) it is more likely than not that the Corporation will be required to sell the security before recovery of its amortized cost basis. If, however, the Corporation does not intend to sell the security and it is not more-than-likely that the Corporation will be required to sell the security before recovery, management must determine what portion of the impairment is attributable to a credit loss, which occurs when the amortized cost of the security exceeds the present value of the cash flows expected to be collected from the security. If there is no credit loss, there is no other-than-temporary impairment. If there is a credit loss, other-than-temporary impairment exists, and the credit loss must be recognized in net income and the remaining portion of impairment must be recognized in other comprehensive income.

Loans Receivable

Loans receivable consists primarily of long-term real estate loans secured by first deeds of trust on single family residences, other residential property, commercial property and land located primarily in the state of Virginia. Interest income on mortgage loans is recorded when earned and is recognized based on the level yield method. The Corporation provides an allowance for accrued interest deemed to be uncollectible, which is netted against accrued interest receivable in the consolidated balance sheets.

The Corporation defers loan origination and commitment fees, net of certain direct loan origination costs, and the net deferred fees are amortized into interest income over the lives of the related loans as yield adjustments. Any unamortized net fees on loans fully repaid or sold are recognized as income in the year of repayment or sale.

The Corporation generally places loans on nonaccrual status after being delinquent greater than 90 days or earlier if the Corporation becomes aware that the borrower has entered bankruptcy proceedings, or in situations in which the loans have developed inherent problems prior to being 90 days delinquent that indicate payments of principal or interest will not be made in full. Whenever the accrual of interest is stopped, previously accrued but uncollected interest income is reversed. Thereafter, interest is recognized only as cash is received until the loan is reinstated to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assure d. The Corporation may continue to accrue interest on certain loans that are 90 days or more delinquent if the Corporation has reason to believe that all principal and interest payments will be collected such as well secured loans.

One-to-Four-Family Residential Real Estate Lending

Residential mortgage loans generally are made on the basis of the borrower’s ability to make repayment from employment and other income and are secured by real estate whose value tends to be readily ascertainable. As part of the application process, information is gathered concerning income, employment and credit history of the applicant. The valuation of residential collateral is provided by independent fee appraisers who have been approved by the Bank’s Board of Directors.

Commercial Real Estate Lending

Commercial real estate lending entails significant additional risk as compared with residential mortgage lending. Commercial real estate loans typically involve larger loan balances concentrated with single

Community Financial Corporation and Subsidiary

Summary of Accounting Policies

Loans Receivable, Continued

Commercial Real Estate Lending, Continued

borrowers or groups of related borrowers. Additionally, the repayment of loans secured by income producing properties is typically dependent on the successful operation of a business or a real estate project and thus may be subject, to a greater extent, to adverse conditions in the real estate market or the economy, in general.

Construction and Land Development Lending

There are two characteristics of construction lending which impact its overall risk as compared to residential mortgage lending. First, there is more concentration risk due to the extension of a large loan balance through several lines of credit to a single developer or contractor. Second, there is more collateral risk due to the fact that loan funds are provided to the borrower based upon the estimated value of the collateral after completion. This could cause an inaccurate estimate of the amount needed to complete construction or an excessive loan-to-value ratio. To mitigate the risks associated with construction lending, the Bank generally limits loan amounts to 80% of the estimated appraised value of the finished home.

Commercial and Industrial Lending

Commercial business loans generally have more risk than residential mortgage loans, but have higher yields. To manage these risks, the Bank generally obtains appropriate collateral and personal guarantees from the borrower’s principal owners and monitors the financial condition of the borrower. Commercial business loans typically are made on the basis of the borrower’s ability to make repayment from cash flow from its business and are secured by business assets, such as commercial real estate, accounts receivable, equipment and inventory. As a result, the availability of funds for the repayment of commercial business loans is substantially dependent on the success of the business itself. Furthermore, the collateral for commercial business loans may depreciate over time and generally cannot be appraised with as much precision as residential real estate.

Consumer Lending

Consumer loans generally entail greater risk than residential mortgage loans, particularly in the case of consumer loans which are unsecured or secured by rapidly depreciable assets such as automobiles. In such cases, any repossessed collateral on a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation.

Troubled Debt Restructurings

In situations where, for economic or legal reasons related to a borrower’s financial condition, management may grant a concession to the borrower that it would not otherwise consider, the related loan is classified as a troubled debt restructuring (TDR). Management strives to indentify borrowers in financial difficulty early and work with them to modify their loan to more affordable terms before their loan reaches nonaccrual status. These modified terms may include rate reductions, principal forgiveness, payment extensions or forbearance and other actions intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral. In cases where borrowers are granted new terms that provide for a reduction of either interest or principal, management measures any impairment on the restructuring as noted above for impaired loans.

Community Financial Corporation and Subsidiary

Summary of Accounting Policies

Real Estate Owned

Real estate acquired through foreclosure is initially recorded at the lower of fair value, less selling costs on the property at the date of foreclosure. Costs relating to the development and improvement of property are capitalized, whereas those relating to holding the property are charged to expense.

Valuations are periodically performed by management, and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds its estimated net realizable value.

Property and Equipment

Land is carried at cost. Property and equipment is stated at cost less accumulated depreciation. Provisions for depreciation are computed using the straight-line method over the estimated useful lives of the individual assets. Expenditures for betterments and major renewals are capitalized and ordinary maintenance and repairs are charged to operations as incurred. Estimated useful lives are three to ten years for furniture and equipment and five to fifty years for buildings and improvements.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Corporation—put presumptively beyond reach of the transferor and its creditors, even in bankruptcy or other receivership, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Corporation does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.

Income Taxes

Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefit in the accompanying consolidated balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest and penalties associated with unrecognized tax benefits are classified as additional income taxes in the consolidated statements of income.

Earnings Per Common Share

Basic earnings per common share represents income available to common shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per common

Community Financial Corporation and Subsidiary

Summary of Accounting Policies

Earnings Per Common Share, Continued

share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Corporation relate solely to outstanding stock options and are determined using the treasury stock method.

Stock-Based Compensation Plan

The Corporation recognizes the costs resulting from all share-based payments in the financial statements. Share-based compensation is estimated at the date of grant using the Black-Scholes option valuation model for determining fair value. The cost is recognized over the period the employee is required to provide services for the award.

Advertising Costs

The Corporation follows the policy of charging the costs of advertising to expense as incurred.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities and pension liability adjustments, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Fair Value Measurements

Fair value of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 6. Fair value estimates involve uncertainties and matters of significant judgment. Changes in assumptions or in market conditions could significantly affect estimates.

Reclassifications

Certain reclassifications have been made to prior period balances to conform to the current year presentation. Losses on OREO in the amount of $1,701,322 have been reclassified from the Provision for loan losses to Real estate owned and collections in the consolidated statement of income for the fiscal year ended March 31, 2011.

Recent Accounting Pronouncements

In April 2011, the FASB issued ASU 2011-03, “Transfers and Servicing (Topic 860) – Reconsideration of Effective Control for Repurchase Agreements.” The amendments in this ASU remove from the assessment of effective control (1) the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms, even in the event of default by the transferee and (2) the collateral maintenance implementation guidance related to that criterion. The amendments in this ASU are effective for the first interim or annual period beginning on or after December 15, 2011. The guidance should be applied prospectively to transactions or modifications of existing transactions that occur on or after the effective date. Early adoption is not permitted. The adoption of the new guidance is not expected to have a material impact on the Corporation’s consolidated financial statements.

Community Financial Corporation and Subsidiary

Summary of Accounting Policies

Recent Accounting Pronouncements, Continued

In May 2011, the FASB issued ASU 2011-04, “Fair Value Measurement (Topic 820)—Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.” This ASU is the result of joint efforts by the FASB and International Accounting Standards Board (IASB) to develop a single, converged fair value framework on how (not when) to measure fair value and what disclosures to provide about fair value measurements. The ASU is largely consistent with existing fair value measurement principles in U.S. GAAP (Topic 820), with many of the amendments made to eliminate unnecessary wording differences between U.S. GAAP and International Financial Reporting Standards (IFRS). The amendments are effective for interim and annual periods beginning after December 15, 2011 with prospective application. Early application is not permitted. The Corporation does not expect the adoption of ASU 2011-04 to have a material impact on the Corporation’s consolidated financial statements.

In June 2011, the FASB issued ASU 2011-05, “Comprehensive Income (Topic 220)—Presentation of Comprehensive Income.” The objective of this ASU is to improve the comparability, consistency and transparency of financial reporting and to increase the prominence of items reported in other comprehensive income by eliminating the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity. The amendments require that all non-owner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The single statement of comprehensive income should include the components of net income, a total for net income, the components of other comprehensive income, a total for other comprehensive income, and a total for comprehensive income. In the two-statement approach, the first statement should present total net income and its components followed consecutively by a second statement that should present all the components of other comprehensive income, a total for other comprehensive income, and a total for comprehensive income. The amendments do not change the items that must be reported in other comprehensive income, the option for an entity to present components of other comprehensive income either net of related tax effects or before related tax effects, or the calculation or reporting of earnings per share. The amendments in this ASU should be applied retrospectively. The amendments are effective for fiscal years and interim periods within those years beginning after December 15, 2011. Early adoption is permitted because compliance with the amendments is already permitted. The amendments do not require transition disclosures. The Corporation does not expect the adoption of ASU 2011-05 to have a material impact on the Corporation’s consolidated financial statements.

In September 2011, the FASB issued ASU 2011-08, “Intangible—Goodwill and Other (Topic 350)—Testing Goodwill for Impairment.” The amendments in this ASU permit an entity to first assess qualitative factors related to goodwill to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill test described in Topic 350. The more-likely-than-not threshold is defined as having a likelihood of more than 50 percent. Under the amendments in this ASU, an entity is not required to calculate the fair value of a reporting unit unless the entity determines that it is more likely than not that its fair value is less than its carrying amount. The amendments in this ASU are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011, if an entity’s financial statements for the most recent annual or interim period have not yet been issued. The adoption of the new guidance did not have a material impact on the Corporation’s consolidated financial statements.

In December 2011, the FASB issued ASU 2011-11, “Balance Sheet (Topic 210)—Disclosures about Offsetting Assets and Liabilities.” This ASU requires entities to disclose both gross information and net information about both instruments and transactions eligible for offset in the balance sheet and instruments

Community Financial Corporation and Subsidiary

Summary of Accounting Policies

Recent Accounting Pronouncements, Continued

and transactions subject to an agreement similar to a master netting arrangement. An entity is required to apply the amendments for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. An entity should provide the disclosures required by those amendments retrospectively for all comparative periods presented. The Corporation does not expect the adoption of ASU 2011-11 to have a material impact on its consolidated financial statements.

In December 2011, the FASB issued ASU 2011-12, “Comprehensive Income (Topic 220)—Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05.” The amendments are being made to allow the Board time to redeliberate whether to present on the face of the financial statements the effects of reclassifications out of accumulated other comprehensive income on the components of net income and other comprehensive income for all periods presented. While the Board is considering the operational concerns about the presentation requirements for reclassification adjustments and the needs of financial statement users for additional information about reclassification adjustments, entities should continue to report reclassifications out of accumulated other comprehensive income consistent with the presentation requirements in effect before ASU 2011-05. All other requirements in ASU 2011-05 are not affected by ASU 2011-12, including the requirement to report comprehensive income either in a single continuous financial statement or in two separate but consecutive financial statements. Public entities should apply these requirements for fiscal years, and interim periods within those years, beginning after December 15, 2011. The Corporation does not expect the adoption of ASU 2011-12 to have a material impact on the Corporation’s consolidated financial statements.

Community Financial Corporation and Subsidiary

Notes to Consolidated Financial Statements

1. Securities

A summary of the amortized cost and estimated market values of securities is as follows:

March 31, 2012	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
Held to Maturity
United States government and agency obligations	$10,000,000	$17,430	$17,900	$9,999,530
Other	1,344,000	—	—	1,344,000

	11,344,000	17,430	17,900	11,343,530
Available for Sale
Equity securities	38,647	—	—	38,647

	$11,382,647	$17,430	$17,900	$11,382,177

March 31, 2011	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
Held to Maturity
United States government and agency obligations	$2,000,000	—	$33,680	$1,966,320
Other	198,000	—	—	198,000

	2,198,000	—	33,680	2,164,320
Available for Sale
Equity securities	38,647	—	—	38,647

	$2,236,647	—	$33,680	$2,202,967

The amortized cost and estimated market value of securities at March 31, 2012, by contractual maturity, are as follows:

	Amortized Cost	Estimated Market Value
Held to Maturity
Due in one year or less	$348,000	$348,000
Due in one through five years	4,496,000	4,512,395
Over five years	6,500,000	6,483,135

	11,344,000	11,343,530

Available for Sale
Equity securities	38,647	38,647

	$11,382,647	$11,382,177

Securities having a market value of $1,500,155 at March 31, 2011 were pledged by the Corporation for purposes required by law. No securities were pledged at March 31, 2012.

Community Financial Corporation and Subsidiary

Notes to Consolidated Financial Statements

1. Securities, Continued

Information pertaining to securities with gross unrealized losses at March 31, 2012 and 2011, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

March 31, 2012	Less Than Twelve Months		Over Twelve Months
	Gross Unrealized Losses	Estimated Market Value	Gross Unrealized Losses	Estimated Market Value
Held to Maturity
United States government and agency obligations	$17,900	$5,982,100	$—	$—

March 31, 2011	Less Than Twelve Months		Over Twelve Months
	Gross Unrealized Losses	Estimated Market Value	Gross Unrealized Losses	Estimated Market Value
Held to Maturity
United States government and agency obligations	$33,680	$1,966,320	$—	$—

United States government and agency obligations. The unrealized loss on the six investments in direct obligations of U.S. government agencies was caused by interest rate increases. The contractual terms of these investments do not permit the issuer to settle at a price less than the amortized cost bases of the investment. Because the Corporation does not intend to sell the investment and it is not more likely than not that the Corporation will be required to sell the investment before recovery of the amortized cost basis, which may be maturity, the Corporation does not consider this investment to be other-than-temporarily impaired at March 31, 2012.

During the year ended March 31, 2009 due to the conservatorship of Fannie Mae and Freddie Mac in September 2008 and the related restrictions on its outstanding preferred stock (including the elimination of dividends), the Corporation recorded an other-than-temporary impairment (OTTI) charge with respect to the Fannie Mae and Freddie Mac preferred stock it owned of $11.5 million. The OTTI charge was based on the closing quoted stock market values on March 31, 2009. The Corporation used guidance in ASC 320, Investments—Debt and Equity Securities, to determine the OTTI. The Company sold its remaining 57,000 shares of Fannie Mae and Freddie Mac preferred stock during fiscal year 2011.

The Corporation’s investment in FHLB stock totaled $5,206,300 at March 31, 2012. FHLB stock is generally viewed as a long-term investment and as a restricted security, which is carried at cost, because there is no market for the stock, other than the FHLBs or member institutions. Therefore, when evaluating FHLB stock for impairment, its value is based on the ultimate recoverability of the par value rather than by recognizing temporary declines in value. We do not consider this investment to be other-than-temporarily impaired at March 31, 2012 and no impairment has been recognized. FHLB stock is shown in restricted investments on the balance sheet and is not part of the AFS securities portfolio.

Community Financial Corporation and Subsidiary

Notes to Consolidated Financial Statements

2. Loans Receivable, Net

Loans receivable by segment are summarized as follows:

March 31,	2012	2011
Residential	$182,430,665	$195,128,796
Commercial—real estate	137,562,743	143,593,055
Construction and land development	50,113,695	58,879,212
Commercial—non real estate	48,618,808	49,085,530
Consumer—non real estate	34,583,824	38,721,182

	453,309,735	485,407,775

Less:
Deferred loan (costs), net	(698,494)	(731,009)
Allowance for loan losses	8,910,121	7,845,950

	8,211,627	7,114,941

	$445,098,108	$478,292,834

Loans serviced for others amounted to $138,129 and $211,616 at March 31, 2012 and 2011, respectively. The loans are not included in the accompanying consolidated balance sheets.

A summary of the allowance for loan losses is as follows:

Year Ended March 31,	2012	2011
Balance at beginning of year	$7,845,950	$8,052,875
Provision for loan loss	4,908,198	6,469,212
Loans charged-off	(4,026,264)	(7,020,028)
Recoveries of loans previously charged-off	182,237	343,891

Balance at end of year	$8,910,121	$7,845,950

The allowance for loan losses allocated by segment is as follows:

Year Ended March 31, 2012	Commercial— Non Real Estate	Commercial— Real Estate	Construction and Land Development	Consumer— Non Real Estate	Residential	Total
Allowance for Loan Losses:
Beginning Balance	$99,408	$2,223,090	$549,393	$352,948	$4,621,111	$7,845,950
Provision	1,589,086	(1,450,445)	1,397,349	227,148	3,145,060	4,908,198
Chargedoff	(364,344)	(206,328)	(144,509)	(189,741)	(3,121,342)	(4,026,264)
Recoveries	8,242	—	538	108,332	65,125	182,237

Ending Balance	$1,332,392	$566,317	$1,802,771	$498,687	$4,709,954	$8,910,121
Individually evaluated for impairment	$566,942	$116,583	$140,900	$77,666	$608,969	$1,511,060
Collectively evaluated for impairment	765,450	449,734	1,661,871	421,021	4,100,985	7,399,061

Loans:
Individually evaluated for impairment	$1,571,433	$11,697,126	$3,319,004	$455,411	$10,143,625	$27,186,599
Collectively evaluated for impairment	47,047,375	125,865,617	46,794,691	34,128,413	172,287,040	426,123,136

Ending Balance:	$48,618,808	$137,562,743	$50,113,695	$34,583,824	$182,430,665	$453,309,735

The changes in the provision for loan losses are primarily determined by the loss experience for the applicable loan classification.

Community Financial Corporation and Subsidiary

Notes to Consolidated Financial Statements

2. Loans Receivable, Net, Continued

The allowance for loan losses allocated by segment is as follows:

Year Ended March 31, 2011	Commercial— Non Real Estate	Commercial— Real Estate	Construction and Land Development	Consumer— Non Real Estate	Residential	Total
Allowance for Loan Losses:
Individually evaluated for impairment	$68,695	$257,770	$—	$16,541	$1,707,734	$2,050,740
Collectively evaluated for impairment	30,713	1,965,320	549,393	336,407	2,913,377	5,795,210

Ending Balance:	$99,408	$2,223,090	$549,393	$352,948	$4,621,111	$7,845,950

Loans:
Individually evaluated for impairment	$4,015,871	$13,863,449	$912,028	$255,650	$16,139,000	$35,185,998
Collectively evaluated for impairment	45,069,659	129,729,606	57,967,184	38,465,532	178,989,796	450,221,777

Ending Balance:	$49,085,530	$143,593,055	$58,879,212	$38,721,182	$195,128,796	$485,407,775

Impaired loans include loans modified in troubled debt restructurings where concessions have been granted to borrowers experiencing financial difficulties. These concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collection. No additional funds are committed to be advanced in connection with impaired loans.

Nonaccrual loans included in the impaired loan disclosure amounted to $12,206,705 and $6,175,599 at March 31, 2012 and 2011, respectively. If interest on these loans had been accrued, such income would have approximated $211,945 and $327,857 for the years ended March 31, 2012 and 2011, respectively.

Community Financial Corporation and Subsidiary

Notes to Consolidated Financial Statements

2. Loans Receivable, Net, Continued

Impaired loans by class are as follows:

Year Ended March 31, 2012	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance:
Commercial—Non Real Estate
Commercial & Industrial	$496,164	$496,164	$—	$584,174	$23,993
Commercial Real Estate
Commercial Real Estate	10,147,439	10,147,439	—	10,156,005	366,944
Multifamily	943,791	943,791	—	943,791	56,627
Construction and Land Development
Residential	1,009,843	1,009,843	—	654,567	24,474
Other Construction and Land Development	1,139,660	1,139,660	—	1,370,621	25,868
Consumer—Non Real Estate
Automobile	52,983	52,983	—	126,817	—
Other	175,946	228,929	—	141,484	—
Residential
Single Family	6,434,085	6,434,085	—	6,990,053	294,261
Equity Lines and Loans	600,059	600,059	—	981,298	7,810

With allowance recorded:
Commercial—Non Real Estate
Commercial & Industrial	$1,075,269	$1,075,269	$566,942	$700,246	$—
Commercial Real Estate
Commercial Real Estate	526,807	526,807	81,807	1,176,136	—
Multifamily	79,089	79,089	34,776	82,288	—
Construction and Land Development
Residential	—	—	—	—	—
Other Construction and Land Development	1,169,501	1,169,501	140,900	440,682	—
Consumer—Non Real Estate
Automobile	—	—	—	—	—
Other	226,482	226,482	77,666	127,369	—
Residential
Single Family	2,624,532	2,624,532	377,145	3,553,900	—
Equity Lines and Loans	484,949	484,949	231,824	579,503	—

Community Financial Corporation and Subsidiary

Notes to Consolidated Financial Statements

2. Loans Receivable, Net, Continued

Impaired loans by class are as follows:, Continued

Year Ended March 31, 2012	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Total:
Commercial—Non Real Estate
Commercial & Industrial	$1,571,433	$1,571,433	$566,942	$1,284,420	$23,993
Commercial Real Estate
Commercial Real Estate	10,674,246	10,674,246	81,807	11,332,141	366,944
Multifamily	1,022,880	1,022,880	34,776	1,026,079	56,627
Construction and Land Development
Residential	1,009,843	1,009,843	—	654,567	24,474
Other Construction and Land Development	2,309,161	2,309,161	140,900	1,811,303	25,868
Consumer—Non Real Estate
Automobile	52,983	52,983	—	126,817	—
Other	402,428	230,170	77,666	268,853	—
Residential
Single Family	9,058,617	9,230,875	377,145	10,543,953	294,261
Equity Lines and Loans	1,085,008	1,085,008	231,824	1,560,801	7,810

Community Financial Corporation and Subsidiary

Notes to Consolidated Financial Statements

2. Loans Receivable, Net, Continued

Impaired loans by class are as follows:

Year Ended March 31, 2011	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance:
Commercial—Non Real Estate
Commercial & Industrial	$3,909,295	$3,909,295	$—	$1,814,361	$185,434
Commercial Real Estate
Commercial Real Estate	12,330,888	12,330,888	—	7,014,822	733,552
Multifamily	943,791	943,791	—	306,226	60,898
Construction and Land Development
Residential	321,114	321,114	—	323,182	16,056
Other Construction and Land Development	590,914	590,914	—	695,445	10,198
Consumer—Non Real Estate
Automobile	211,494	211,494	—	190,448	14,623
Other	27,615	27,615	—	39,692	1,573
Residential
Single Family	10,443,463	10,443,463	—	6,085,676	526,808
Equity Lines and Loans	158,493	158,493	—	247,320	5,769

With allowance recorded:
Commercial—Non Real Estate
Commercial & Industrial	$106,576	$106,576	$68,695	$1,855,492	$7,128
Commercial Real Estate
Commercial Real Estate	493,867	493,867	207,867	1,271,307	—
Multifamily	94,903	94,903	49,903	47,452	4,271
Construction and Land Development
Residential	—	—	—	658,538	—
Other Construction and Land Development	—	—	—	1,713,795	—
Consumer—Non Real Estate
Automobile	13,561	13,561	13,561	3,390	504
Other	2,980	2,980	2,980	1,490	—
Residential
Single Family	5,392,344	5,392,344	1,563,034	3,504,700	168,012
Equity Lines and Loans	144,700	144,700	144,700	219,714	2,080

Community Financial Corporation and Subsidiary

Notes to Consolidated Financial Statements

2. Loans Receivable, Net, Continued

Impaired loans by class are as follows:, Continued

Year Ended March 31, 2011	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Total:
Commercial—Non Real Estate
Commercial & Industrial	$4,015,871	$4,015,871	$68,695	$3,669,853	$192,562
Commercial Real Estate
Commercial Real Estate	12,824,755	12,824,755	207,867	8,286,129	733,552
Multifamily	1,038,694	1,038,694	49,903	353,678	65,169
Construction and Land Development
Residential	321,114	321,114	—	981,720	16,056
Other Construction and Land Development	590,914	590,914	—	2,409,240	10,198
Consumer—Non Real Estate
Automobile	225,055	225,055	13,561	193,838	15,127
Other	30,595	30,595	2,980	41,182	1,573
Residential
Single Family	15,835,807	15,835,807	1,563,034	9,590,376	694,820
Equity Lines and Loans	303,193	303,193	144,700	467,034	7,849

For the year ended March 31, 2012, loans modified as troubled debt restructurings and included in impaired loans in the disclosure above totaled $21,115,000. At March 31, 2012, $18,871,000 of the loans classified as troubled debt restructurings are in compliance with the modified terms. There was $21,042,000 in troubled debt restructurings at March 31, 2011. The following table provides further information regarding our troubled debt restructurings during the periods ended March 31, 2012:

	Year Ended March 31, 2012
	Number of Contracts	Pre-modification outstanding recorded investment	Post-modification outstanding recorded investment
Residential	4	$988,643	$1,000,155
Commercial—real estate	3	1,271,646	1,282,470
Construction and Land Development	3	545,806	545,806
Commercial—non real estate	1	128,771	128,771
Consumer—non real estate	—	—	—

Total	11	$2,934,866	$2,957,202

Community Financial Corporation and Subsidiary

Notes to Consolidated Financial Statements

2. Loans Receivable, Net, Continued

The table below shows troubled debt restructurings that subsequently defaulted within twelve months of modification as of March 31, 2012:

Twelve Months Ended March 31, 2012
	Number of Contracts	Recorded Investment
Residential	—	$—
Commercial—real estate	—	—
Construction and Land Development	—	—
Commercial—non real estate	—	—
Consumer—non real estate	4	26,320

Total	4	$26,320

Nonaccrual and past due loans by class are as follows:

Year Ended March 31, 2012	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due	Accruing Loans 90 Days or More Past Due	Nonaccrual Loans
Commercial—Non Real Estate
Commercial & Industrial	$633,659	$502,674	$365,985	$1,502,318	$305,581	$1,232,156
Commercial Real Estate
Commercial Real estate	1,710,467	—	3,384,970	5,095,437	2,453,359	4,046,735
Multifamily	—	943,792	79,089	1,022,881	—	79,089
Construction and Land Development
Residential	283,125	—	520,354	803,479	—	520,354
Other Construction and Land Development	121,083	20,622	132,147	273,852	—	1,558,814
Consumer—Non Real Estate
Automobile	417,745	46,932	72,627	537,304	28,904	52,983
Other	86,465	35,305	232,997	354,767	2,827	230,170
Residential
Single Family	1,622,088	3,059,536	1,271,891	5,953,515	137,085	3,569,655
Equity Lines and Loans	318,148	208,785	431,800	958,733	—	916,749

Totals	$5,192,780	$4,817,646	$6,491,860	$16,502,286	$2,927,756	$12,206,705

As of March 31, 2012, the Company had $2,927,756 of loans greater than 90 days past due and still accruing interest. These loans are well secured and in the process of collection. Nonaccrual loans are included in Total Past Due.

Community Financial Corporation and Subsidiary

Notes to Consolidated Financial Statements

2. Loans Receivable, Net, Continued

Nonaccrual and past due loans by class are as follows:

Year Ended March 31, 2011	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due	Accruing Loans 90 Days or More Past Due	Nonaccrual Loans
Commercial—Non Real Estate
Commercial & Industrial	$743,540	$609,235	$606,202	$1,958,977	$—	$606,202
Commercial Real Estate
Commercial Real estate	239,678	1,754,785	1,236,047	3,230,510	—	1,236,047
Multifamily	—	—	—	—	—	—
Construction and Land Development
Residential	—	—	—	—	—	—
Other Construction and Land Development	335,602	—	337,747	673,349	—	337,747
Consumer—Non Real Estate
Automobile	441,153	122,476	74,699	638,328	—	74,699
Other	16,167	285,055	3,821	305,043	—	3,821
Residential
Single Family	755,029	717,528	3,660,755	5,133,312	—	3,660,755
Equity Lines and Loans	404,394	150,033	256,328	810,755	—	256,328

Totals	$2,935,563	$3,639,112	$6,175,599	$12,750,274	$—	$6,175,599

As of March 31, 2011, the Company did not have any loans greater than 90 days past due and still accruing interest. Nonaccrual loans are included in Total Past Due.

Community Financial Corporation and Subsidiary

Notes to Consolidated Financial Statements

2. Loans Receivable, Net, Continued

The Corporation uses the following rating system for evaluating the risks associated with loans:

Pass	A Pass loan’s primary source of repayment is satisfactory, with secondary sources very likely to be realized if necessary.

Special Mention	A Special Mention loan has potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in the deterioration of the repayment prospects for the asset or the Corporation’s credit position at some future date. Special Mention loans are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification.

Substandard	A Substandard loan is inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Corporation will sustain some loss if the deficiencies are not corrected.

Doubtful	A loan classified Doubtful has all the weaknesses inherent in one classified Substandard with the added characteristics that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Loss	A loan classified Loss is considered uncollectible and of such little value that continuance as a bankable asset is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off this basically worthless asset even though partial recovery may be affected in the future.

Credit Quality by class is as follows:

Year Ended March 31, 2012
Internal Risk Rating Grades	Pass	Special Mention	Substandard	Doubtful	Loss
Commercial—Non Real Estate
Commercial & Industrial	$38,349,018	$4,202,456	$5,086,240	$981,094	$—
Commercial Real Estate
Commercial Real estate	99,482,793	10,758,946	11,824,719	—	—
Multifamily	14,473,405	—	1,022,880	—	—
Construction and Land Development
Residential	5,374,826	2,560,717	803,479	—	—
Other Construction and Land Development	32,578,704	5,751,445	3,044,524	—	—
Consumer—Non Real Estate
Automobile	27,268,619	59,157	63,098	—	—
Other	6,767,017	190,903	8,548	226,482	—
Residential
Single Family	116,061,654	8,138,858	11,548,057	—	—
Equity Lines and Loans	44,311,595	973,496	1,397,005	—	—
Totals	$384,667,631	$32,635,978	$34,798,550	$1,207,576	$—

Community Financial Corporation and Subsidiary

Notes to Consolidated Financial Statements

2. Loans Receivable, Net, Continued

Credit Quality by class is as follows:

Year Ended March 31, 2011
Internal Risk Rating Grades	Pass	Special Mention	Substandard	Doubtful	Loss
Commercial—Non Real Estate
Commercial & Industrial	$38,043,245	$4,858,861	$6,112,424	$71,000	$—
Commercial Real Estate
Commercial Real estate	101,373,538	17,705,767	7,806,399	—	—
Multifamily	15,676,684	—	1,030,667	—	—
Construction and Land Development
Residential	13,329,025	855,077	332,000	—	—
Other Construction and Land Development	37,992,787	4,424,158	1,946,165	—	—
Consumer—Non Real Estate
Automobile	30,824,809	226,026	235,550	—	—
Other	7,012,773	29,057	392,967	—	—
Residential
Single Family	121,410,759	12,964,909	13,822,691	—	—
Equity Lines and Loans	43,823,032	2,382,852	724,553	—	—
Totals	$409,486,652	$43,446,707	$32,403,416	$71,000	$—

3. Other Real Estate Owned (OREO)

At March 31, 2012 and 2011, OREO was $9,259,432 and $10,263,488, respectively. OREO is primarily comprised of residential single family properties, residential lots and commercial real estate. Changes in the balance for OREO are as follows:

March 31,	2012	2011
Balance at the beginning of year, gross	$11,609,766	$4,022,853
Transfers from loans	11,128,085	14,457,276
Capitalized costs	185,516	304,179
Sales proceeds	(8,998,552)	(5,677,509)
(Loss) on disposition	(2,162,439)	(1,497,033)

Balance at the end of year, gross	11,762,376	11,609,766
Less valuation allowance	(2,502,944)	(1,346,278)

Balance at the end of year, net	$9,259,432	$10,263,488

Changes in the allowance for OREO are as follows:

Balance at the beginning of the year	$1,346,278	$992,284
Provision for losses	3,047,889	1,402,359
Charge-offs, net	(1,891,223)	(1,048,365)

Balance at the end of year	$2,502,944	$1,346,278

Expenses applicable to OREO, other than the valuation allowance, were $1,050,568 and $931,987 for the years ended March 31, 2012 and 2011, respectively.

Community Financial Corporation and Subsidiary

Notes to Consolidated Financial Statements

4. Property and Equipment

Property and equipment are summarized as follows:

March 31,	2012	2011
Buildings	$8,888,447	$8,870,546
Land and improvements	2,793,404	2,793,404
Furniture and equipment	6,446,933	6,191,553
Construction in progress	21,164	16,783

	18,149,948	17,872,286
Less accumulated depreciation and amortization	9,719,212	9,103,140

Property and equipment, net	$8,430,736	$8,769,146

Depreciation expense for the years ended March 31, 2012 and 2011 amounted to $632,607 and $627,361, respectively.

5. Deposits

Deposits are summarized as follows:

March 31,	2012	2011
Demand deposits
Noninterest bearing	$33,386,704	$27,560,553
Savings accounts	35,657,310	33,997,042
NOW accounts	55,078,676	47,885,332
Money market deposit accounts	51,089,218	43,849,794

Total demand deposits	175,211,908	153,292,721
Time deposits	197,206,036	225,752,062

	$372,417,944	$379,044,783

The aggregate amount of time deposit accounts with a minimum denomination of $100,000 was $79,886,523 and $83,906,174 at March 31, 2012 and 2011, respectively.

Time deposits mature as follows:

Year Ending March 31,
2013	$148,548,565
2014	22,261,185
2015	8,540,333
2016	10,102,063
2017	7,753,890

$197,206,036

At March 31, 2012 and 2011, overdraft demand deposits reclassified to loans totaled $98,650 and $83,831, respectively.

Brokered time deposits totaled $19,097,035 and $15,323,370 at March 31, 2012 and 2011, respectively, and are included in time deposits above.

Community Financial Corporation and Subsidiary

Notes to Consolidated Financial Statements

5. Deposits, Continued

Interest expense on deposits is summarized as follows:

Year Ended March 31,	2012	2011
Time deposits	$2,738,686	$4,138,751
Money market deposit and NOW accounts	450,999	597,465
Savings	93,020	175,537

	$3,282,705	$4,911,753

6. Fair Value Measurements

The Corporation uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. The fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer the liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Corporation’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

The fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact business at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.

Fair Value Hierarchy

In accordance with this guidance, the Corporation groups assets and liabilities generally measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine the fair value.

Level 1—	Valuation is based on quoted prices in active markets for identical assets and liabilities.

Level 2—	Valuation is based on observable inputs, including quoted prices in active markets for similar assets and liabilities, quoted prices for identical or similar assets and liabilities in less active markets, and model-based valuation techniques for which significant assumptions can be derived primarily from or corroborated by observable data in the market.

Level 3—	Valuation is based on model-based techniques that use one or more significant inputs or assumptions that are unobservable in the market.

The following describes the valuation techniques used by the Corporation to measure certain financial assets recorded at fair value on a recurring basis in the financial statements:

Securities available for sale: Securities available for sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted market prices, when available (Level 1). If quoted market prices are not available, fair values are measured utilizing independent valuation techniques of identical or similar

Community Financial Corporation and Subsidiary

Notes to Consolidated Financial Statements

6. Fair Value Measurements, Continued

Fair Value Hierarchy, Continued

securities for which significant assumptions are derived primarily from or corroborated by observable market data. Third party vendors compile prices from various sources and may determine the fair value of identical or similar securities by using pricing models that consider observable market data (Level 2).

The following table presents the balances of financial assets and liabilities measured at fair value on a recurring basis as of March 31, 2012 and 2011:

		Fair Value Measurements Using
Description	Balance	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
March 31, 2012:
Equity securities	$38,647	$—	$38,647	$—

March 31, 2011:
Equity securities	$38,647	$—	$38,647	$—

Certain assets are measured at fair value on a nonrecurring basis in accordance with generally accepted accounting principles. Adjustments to the fair value of these assets usually result from the application of lower-of-cost-or-market accounting or write-downs of individual assets.

The following describes the valuation techniques used by the Corporation to measure certain assets recorded at fair value on a nonrecurring basis in the financial statements:

Impaired Loans: Loans are designated as impaired when, in the judgment of management based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. The measurement of loss associated with impaired loans can be based on either the observable market price of the loan, the fair value of the collateral or discounted cash flow analyses. Fair value is typically measured based on the value of the collateral securing the loans. Collateral may be in the form of real estate or business assets including equipment, inventory, and accounts receivable. The vast majority of the collateral is real estate. The value of real estate collateral is determined utilizing an income or market valuation approach based on an appraisal conducted by an independent, licensed appraiser outside of the Corporation using observable market data (Level 2). However, if the collateral is a house or building in the process of construction or if an appraisal of the real estate property is over twelve months old, then the fair value is considered Level 3. The value of business equipment is based upon an outside appraisal if deemed significant, or the net book value on the applicable business’s financial statements if not considered significant using observable market data. Likewise, values for inventory and accounts receivables collateral are based on financial statement balances or aging reports (Level 3). Loans valued using discounted cash flow analyses are considered Level 3. Impaired loans allocated to the Allowance for Loan Losses are measured at fair value on a nonrecurring basis. Any fair value adjustments are recorded in the period incurred as provision for loan losses on the Consolidated Statements of Income.

Real Estate Owned: Foreclosed assets and repossessions are adjusted to fair value upon transfer of the loans to foreclosed assets and repossessions. Subsequently, foreclosed assets and repossessions are carried at the lower of carrying value or fair value. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. When the fair value of the collateral is based on an observable market price or a current appraised value, the Corporation records the foreclosed asset as nonrecurring Level 2. When an appraised value is not available or management

Community Financial Corporation and Subsidiary

Notes to Consolidated Financial Statements

6. Fair Value Measurements, Continued

Fair Value Hierarchy, Continued

determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Corporation records the foreclosed asset or repossession as nonrecurring Level 3. Any fair value adjustments are recorded in the period incurred as real estate owned expense in the Consolidated Statements of Income.

The following table summarizes the Corporation’s assets that were measured at fair value on a nonrecurring basis during the period.

Description	Balance	Carrying Value
		Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
March 31, 2012
Assets
Impaired loans net of valuation allowance	$4,675,569	$—	$1,582,600	$3,092,969
Real estate owned	$9,259,432	$—	$6,697,877	$2,561,555

March 31, 2011
Assets
Impaired loans net of valuation allowance	$4,198,191	$—	$4,160,712	$37,479
Real estate owned	$10,263,488	$—	$8,868,814	$1,394,674

The estimated fair values of the Corporation’s financial instruments are as follows:

March 31,	2012		2011
(In Thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Cash and cash equivalents	$8,233	$8,233	$7,898	$7,898
Securities	11,383	11,382	2,237	2,203
Federal Home Loan Bank stock, restricted	5,206	5,206	5,561	5,561
Loans, net	445,098	434,282	478,293	490,657
Accrued interest receivable	1,794	1,794	2,037	2,037

Financial liabilities
Deposits	$372,418	$373,882	$379,045	$382,055
Borrowings	78,000	77,992	97,000	96,998
Securities sold under agreements to repurchase	—	—	1,445	1,445
Accrued interest payable	30	30	50	50

Accounting guidance excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Corporation.

Community Financial Corporation and Subsidiary

Notes to Consolidated Financial Statements

6. Fair Value Measurements, Continued

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

Cash and cash equivalents

For those short-term investments, the carrying amount is a reasonable estimate of fair value.

Securities

Fair values for securities, excluding Federal Home Loan Bank stock, are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities. The carrying value of Federal Home Loan Bank stock approximates fair value based on the redemption provisions of the Federal Home Loan Bank.

Loans receivable

For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (e.g., one-to-four family residential), credit card loans, and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values for other loans (e.g., commercial real estate and investment property mortgage loans, commercial and industrial loans) are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for non-performing loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Deposit liabilities

The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Borrowings

For advances that mature within one year of the balance sheet date, carrying value is considered a reasonable estimate of fair value. The fair values of all other advances are estimated using discounted cash flow analysis based on the Corporation’s current incremental borrowing rate for similar types of advances.

Securities sold under agreements to repurchase

Securities sold under agreements to repurchase are treated as short-term borrowings and the carrying value approximates fair value.

Accrued interest

The carrying amounts of accrued interest approximate fair value.

Community Financial Corporation and Subsidiary

Notes to Consolidated Financial Statements

6. Fair Value Measurements, Continued

Off-balance sheet instruments

The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of standby letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. At March 31, 2012 and 2011, the fair value of loan commitments and standby letters of credit were deemed immaterial.

7. Borrowings

Advances from the Federal Home Loan Bank and other borrowings are summarized as follows:

Due in year ending March 31,
2013	$78,000,000

The weighted average interest rate on borrowings was 0.22% and 0.23% at March 31, 2012 and 2011, respectively. The fixed-rate FHLB advances are collateralized by the investment in FHLB stock and the Corporation’s portfolio of first mortgage loans, multi-family, commercial real estate, second mortgage and home equity lines of credit under a Blanket Floating Lien Agreement. Value of this collateral as of March 31, 2012 was $132,247,680.

Information related to borrowing activity of the borrowings is as follows:

Year Ended March 31,	2012	2011
Maximum amount outstanding during the year	$99,000,000	$108,000,000

Average amount outstanding during the year	$91,836,064	$96,402,388

Average interest rate during the year	0.17%	0.71%

8. Securities Sold Under Agreements to Repurchase

Securities sold under agreements to repurchase are secured borrowings that generally mature within one to four days from the transaction date. These amounts are recorded at the amount of cash received in connection with the transaction. The Corporation may be required to provide additional collateral based on the fair value of the underlying securities.

The following is a summary of certain information regarding the Corporation’s repurchase agreements:

Year Ended March 31,	2012	2011
Balance at end of year	$—	$1,444,961

Weighted average interest rate during the year	0.24%	0.91%

Average amount outstanding during the year	$811,116	$1,339,032

Maximum amount outstanding at any month end during the year	$2,798,605	$2,653,374

Community Financial Corporation and Subsidiary

Notes to Consolidated Financial Statements

9. Income Taxes

The Corporation files income tax returns in the U.S. federal jurisdiction and the state of Virginia. With few exceptions, the Corporation is no longer subject to U.S. federal, state and local income tax examinations by tax authorities for years prior to 2008.

Deferred tax assets (liabilities), included in the consolidated balance sheets are as follows:

March 31,	2012	2011
Deferred tax assets
Allowance for losses	$3,385,846	$2,981,461
Deferred compensation	831,425	759,533
Securities impairment	4,248	4,248
Pension	824,185	415,713
Real estate owned	1,942,548	1,886,110
Nonaccrual interest	75,320	124,586
Credit carryforward	—	458,881

	7,063,572	6,630,532

Deferred tax liabilities
Depreciable assets	(49,655)	(173,320)

Net deferred tax asset	$7,013,917	$6,457,212

In accordance with ASC 740, Income Taxes , the Corporation was unable to recognize the deferred tax benefit related to the OTTI charge on Fannie Mae and Freddie Mac preferred stock during the quarter ended September 30, 2008. Tax laws in effect at September 30, 2008 characterized the loss as a capital loss. The Company did not have sufficient capital gain income to offset the loss and therefore set up a valuation allowance related to the capital loss. Subsequent to the September 30, 2008 quarter, the U.S. Congress passed the Emergency Economic Stabilization Act which re-characterized the OTTI loss on the Company’s Fannie Mae and Freddie Mac preferred stock to ordinary from capital for tax purposes. The tax benefit related to this loss of $11.5 million based on the Company’s approximate income tax rate of 38% was $4.4 million. Therefore the Company recognized the deferred tax asset during the quarter ended December 31, 2008, the period of enactment, as required by ASC 740. The Company also determined that it had sufficient taxable income available in carryback years and probable future taxable income to fully recognize the deferred tax asset. The deferred tax asset related to the OTTI loss was $4,248 and $4,248 at March 31, 2012 and 2011, respectively. During the year ended March 31, 2011, the Corporation sold and therefore realized losses for tax purposes on a portion of the preferred stock.

The provision for income taxes charged to operations for the years ended March 31, 2012 and 2011, consists of the following:

Year Ended March 31,	2012	2011
Current	$1,199,017	$1,316,299
Deferred	(223,351)	(473,197)

	$975,666	$843,102

Community Financial Corporation and Subsidiary

Notes to Consolidated Financial Statements

9. Income Taxes, Continued

Differences between the statutory and effective tax rates are summarized as follows:

Year Ended March 31,	2012	2011
Tax at statutory rate	34.0%	34.0%
Increases (decreases) in taxes resulting from:
State income taxes, net of federal benefit	5.8	4.1
Bank-owned life insurance	(1.8)	(1.8)
Other	(3.1)	(0.7)

	34.9%	35.6%

10. Comprehensive Income

The components of comprehensive income are summarized as follows:

Year Ended March 31,	2012	2011
Net income	$1,818,257	$1,522,254
Other comprehensive (loss), net of tax:
Pension liability adjustment	(877,249)	(262,386)
Income tax benefit related to items of other comprehensive (loss)	333,354	99,707

Total other comprehensive (loss), net of tax	(543,895)	(162,679)

Total comprehensive income	$1,274,362	$1,359,575

The components of accumulated other comprehensive income (loss), included in stockholders’ equity, are as follows:

March 31,	2012	2011
Pension liability adjustment	$(2,215,372)	$(1,338,123)
Tax effect	841,841	508,487

Net-of-tax amount	$(1,373,531)	$(829,636)

11. Stockholders’ Equity and Regulatory Capital Requirements

Savings institutions must maintain specific capital standards that are no less stringent than the capital standards applicable to national banks. The OCC regulations currently have three capital standards including (i) a tangible capital requirement, (ii) a core capital requirement, and (iii) a risk-based capital requirement. The tangible capital standard requires savings institutions to maintain tangible capital of not less than 1.5% of adjusted total assets. The core capital standard requires a savings institution to maintain core capital of not less than 4.0% of adjusted total assets. The risk-based capital standard requires risk-based capital of not less than 8.0% of risk-weighted assets.

Community Financial Corporation and Subsidiary

Notes to Consolidated Financial Statements

11. Stockholders’ Equity and Regulatory Capital Requirements, Continued

The following table represents the Bank’s regulatory capital levels, relative to the OCC requirements applicable at that date:

March 31, 2012	Well Capitalized Amount Required	Well Capitalized Percent Required	Actual Amount	Actual Percent	Excess Amount
(In Thousands)
Tangible Capital	$25,327	5.00%	$50,473	9.96%	$25,146
Core Capital	30,393	6.00	50,473	9.96	20,080
Risk-based Capital	42,691	10.00	55,835	13.08	13,144

March 31, 2011	Well Capitalized Amount Required	Well Capitalized Percent Required	Actual Amount	Actual Percent	Excess Amount
Tangible Capital	$26,610	5.00%	$49,592	9.32%	$22,982
Core Capital	31,932	6.00	49,592	9.32	17,660
Risk-based Capital	44,933	10.00	55,209	12.29	10,276

The Bank may not declare or pay a cash dividend, or repurchase any of its capital stock if the effect thereof would cause the net worth of the Bank to be reduced below certain requirements imposed by federal regulations.

Capital distributions by OCC-regulated savings banks are limited by regulation (“Capital Distribution Regulation”). Capital distributions are defined to include, in part, dividends, stock repurchases and cash-out mergers. The Capital Distribution Regulation requires that savings banks provide the applicable OCC District Director and Federal Reserve with a 30-day advance written notice or, under certain circumstances an application in connection with all proposed capital distributions. Savings banks are generally permitted to make capital distributions during a calendar year equal to net income for the current year plus the previous two years net income, less capital distributions paid over that same time period.

On December 19, 2008, the Corporation received an investment from the U.S. Treasury Department (“the Treasury”) of $12,643,000 in the form of 5% cumulative preferred stock. The Corporation also issued a warrant to purchase 351,194 shares of common stock at $5.40 per share to the Treasury. This investment was part of the Treasury’s Capital Purchase Plan. The preferred stock will pay cumulative dividends at a rate of 5% per year for the first five years and 9% per year thereafter. The preferred stock is generally nonvoting. The warrant is immediately exercisable.

12. Earnings Per Common Share

During the year ended March 31, 2003, the Board of Directors authorized a stock repurchase program under which 368,706 shares of the Corporation’s stock may be repurchased. No shares were repurchased during the fiscal years ended March 31, 2012 or 2011.

Community Financial Corporation and Subsidiary

Notes to Consolidated Financial Statements

12. Earnings Per Common Share, Continued

Earnings per common share are calculated as follows:

Year Ended March 31,	2012	2011
Basic earnings per common share
Income available to common shareholders	$1,065,471	$769,468

Weighted average shares outstanding	4,361,658	4,361,658

Basic earnings per common share	$0.24	$0.18

Diluted earnings per common share
Income available to common shareholders	$1,065,471	$769,468

Weighted average shares outstanding	4,361,658	4,361,658
Dilutive effect of stock options	36,842	321

Total weighted average shares outstanding	4,398,500	4,361,979

Diluted earnings (loss) per common share	$0.24	$0.18

During the years ended March 31, 2012 and 2011, stock options and warrants representing 236,025 shares and 282,750 shares, respectively, on average were not included in the calculation of earnings per share because their effect would have been antidilutive.

Community Financial Corporation and Subsidiary

Notes to Consolidated Financial Statements

13. Employee Benefit Plans

Pension Plan

The Corporation has a noncontributory defined benefit pension plan covering substantially all of its employees. The benefits are based on years of service and final average compensation. The Corporation’s funding policy is to contribute amounts to the pension trust at least equal to the minimum funding requirements of the Employee Retirement Income Security Act of 1974 (ERISA), but not in excess of the maximum tax deductible amount. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. The following is a summary of information with respect to the plan:

March 31,	2012	2011
Change in benefit obligation:
Benefit obligation at beginning of year	$5,516,920	$4,570,285
Service cost	371,775	338,646
Interest cost	314,010	274,515
Actuarial (gain) loss	900,743	(13,499)
Benefits paid	(386,908)	(88,027)
Prior service cost	—	435,000

Benefit obligation at end of year	6,716,540	5,516,920

Change in plan assets:
Fair value of plan assets at beginning of year	4,416,382	3,667,989
Actual return on plan assets	272,942	386,420
Employer contribution	232,288	450,000
Benefits paid	(386,908)	(88,027)

Fair value of plan assets at end of year	4,534,704	4,416,382

Funded status	$(2,181,836)	$(1,100,538)

Amounts recognized in the balance sheet:
Other liabilities	$2,181,836	$1,100,538

Amounts recognized in accumulated other comprehensive (loss):
Net (loss)	$(2,215,372)	$(1,338,123)

Community Financial Corporation and Subsidiary

Notes to Consolidated Financial Statements

13. Employee Benefit Plans, Continued

Pension Plan, Continued

The accumulated benefit obligation for the defined benefit pension plan was $5,311,163 and $4,156,158 as of March 31, 2012 and 2011, respectively.

Year Ended March 31,	2012	2011
Components of net periodic pension cost:
Service cost	$371,775	$338,646
Interest cost	314,010	274,515
Expected return on plan assets	(318,720)	(283,918)
Recognized net actuarial loss	33,022	20,363
Amortization of prior service cost	36,250	36,250

Net periodic benefit cost	436,337	385,856

Other changes in plan assets and benefit obligations recognized in other comprehensive income:
Net loss (gain)	913,499	(136,364)
Prior service cost	(36,250)	398,750
Deferred income tax (benefit)	(333,354)	(99,707)

Total recognized in other comprehensive loss	543,895	162,679

Total recognized in net periodic benefit cost and other comprehensive loss	$1,313,586	$548,535

The following assumed rates were used in determining the benefit obligations:

Year Ended March 31,	2012	2011
Weighted average discount rate	4.75%	5.75%

Increase in future compensation levels	3.00%	4.00%

The following assumed rates were used in determining the net periodic pension costs:

Year Ended March 31,	2012	2011
Weighted average discount rate	5.75%	6.00%

Expected long-term rate of return on plan assets	7.00%	7.00%

Increase in future compensation levels	3.00%	4.00%

Community Financial Corporation and Subsidiary

Notes to Consolidated Financial Statements

13. Employee Benefit Plans, Continued

Long-Term Rate of Return

The plan sponsor, in consultation with management, selects the expected long-term rate of return on assets assumption in consultation with their investment advisors. The rate is intended to reflect the average rate of earnings expected to be earned on the funds invested to provide plan benefits. Historical performance is reviewed with respect to real rates of return (net of inflation) for the major asset classes held or anticipated to be held by the trust, and for the trust itself. Undue weight is not given to recent experience that may not continue over the measurement period, with higher significance placed on current forecasts of future long-term economic conditions.

	Fair Value Measurements at March 31, 2012
Asset Category	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash and due from broker	$7,235	$7,235	$—	$—
Equities	1,253,758	1,253,758	—	—
Fixed income	3,273,711	3,273,711	—	—

Total	$4,534,704	$4,534,704	$—	$—

	Fair Value Measurements at March 31, 2011
Asset Category	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash and due from broker	$4,192	$4,192	$—	$—
Equities	1,138,605	1,138,605	—	—
Fixed income	3,273,585	3,273,585	—	—

Total	$4,416,382	$4,416,382	$—	$—

The investment policy of the Plan is to employ a total return investment approach whereby a mix of equities and fixed income investments are used to maximize the long-term return on plan assets for a prudent level of risk. The intent of this strategy is to minimize plan expenses by exceeding the interest growth in long-term plan liabilities. Risk tolerance is established through careful consideration of plan liabilities, plan funded status and corporate financial condition. This consideration involves the use of long-term measures that address both return and risk. The investment portfolio contains a diversified blend of equity and fixed income investments. Investment risks and returns are measured and monitored on an ongoing basis through regular investment portfolio reviews.

Asset Allocation

The pension plan’s weighted-average asset allocations at March 31, 2012 and 2011, by asset category are as follows:

March 31,	2012	2011
Fixed income securities	72%	74%
Equity securities	28%	26%
	100%	100%

Community Financial Corporation and Subsidiary

Notes to Consolidated Financial Statements

13. Employee Benefit Plans, Continued

Asset Allocation, Continued

The Corporation made a contribution of $550,595 to its pension plan for the year ended March 31, 2012 during the June 30, 2012 quarter.

Estimated future benefit payments, which reflect expected future service, as appropriate, are as follows:

Year Ending March 31,
2013	$124,586
2014	181,995
2015	208,238
2016	220,195
2017	217,721
2017-2022	1,363,016

Employee Stock Ownership Plan

The Employee Stock Ownership and 401(k) Profit Sharing Plan (the “Plan”) is a combination of a profit sharing plan with 401(k) and a stock bonus plan. The Plan provides for retirement, death, and disability benefits for all eligible employees.

An employee becomes eligible for participation after completion of 90 days of service. After meeting the eligibility requirements, an employee becomes a member of the Plan on the earliest January 1, April 1, July 1, or October 1 occurring on or after his or her qualification.

The contributions to the Plan are discretionary and are determined by the Board of Directors. The contributions are limited annually to the maximum amount permitted as a tax deduction under the applicable Internal Revenue Code provisions.

Plan expenses were approximately $240,000 and $235,000 for the years ended March 31, 2012 and 2011, respectively.

Salary Continuation Agreements

The Bank has entered into Salary Continuation Agreements with Messrs. Smiley and Giles. Benefits will commence upon the later of the executive reaching age 65 or the executive’s termination of service, at a benefit level equal to 20% and 25%, respectively, of his final pay, as defined, and will be paid for a period of 15 years, except in the case of an executive’s voluntary termination of employment prior to reaching normal retirement age or termination for cause. In the event of an executive’s voluntary termination of employment prior to reaching age 65, the Corporation will pay the executive, over 15 years, the accrued balance in the executive’s account. In the event of an executive’s termination of employment for cause (as defined in the agreement), no benefit shall be payable under the Salary Continuation Agreement. Benefits payable under these agreements are unfunded, unsecured obligations of the Bank. The cost of benefits payable under the retirement agreements is expected to be offset by the eamings and death benefits from life insurance purchased by the Bank.

Director Plans

Directors may defer receipt of up to 100% of their retainer and meeting fees pursuant to a deferred compensation plan established by the Bank. Directors who elect to defer some or all of their fees are credited at the end of each plan year with interest on their deferred account balance at an annual rate equal

Community Financial Corporation and Subsidiary

Notes to Consolidated Financial Statements

13. Employee Benefit Plans, Continued

Director Plans, Continued

to 75% of the Corporation’s return on equity for that year, compounded monthly, until reaching age 70 or retiring, whichever is later. Upon the later of age 70 or retiring, the Corporation will pay the director his or her deferred account balance in 60 equal monthly installments, including interest at 8%. As of March 31, 2012, the Bank had entered into retirement agreements with each non-employee director except for directors Richard and Mott. Under the terms of these agreements each non-employee director was granted an initial annual benefit of $10,800, which amount increases at 3% per year for each full year of service after January 1, 2004. The benefit accrues to the director annually until reaching age 75. In the event the director ceases to be a member of the Corporation’s Board of Directors prior to reaching age 70, other than for death, disability, in connection with a change in control or for cause, then the director shall only be entitled to the accrued balance in the director’s account as of the date of early termination. The annual benefit will generally commence upon the later of the director reaching age 70 or the director’s retirement from the Board of Directors, and will be payable monthly for a period of 5 years. In the case of the director’s death or disability prior to retirement, the annual benefit will commence in the month following the director’s death or disability. No benefits are payable to the director under these agreements if he or she is terminated as a director for cause by stockholders. The costs of benefits payable under the retirement agreements are expected to be offset by the earnings and death benefits from life insurance purchased by the Bank.

14. Stock Option Plan

The Corporation has a noncompensatory stock option plan (the “Plan”) designed to provide long-term incentives to employees. All options are exercisable at end of year.

The following table summarizes options outstanding:

Year Ended March 31,	2012
	Shares	Weighted- Average Exercise Price	Aggregate Intrinsic Value
Outstanding at beginning of year	255,900	$9.06
Granted	—	—
Forfeited	(12,000)	5.66
Exercised	—	—

Outstanding at end of year	243,900	9.23	$—

Exercisable at end of year	243,900	9.23	$—

Weighted-average fair value of options granted		$—

The aggregate intrinsic value of a stock option in the table above represents the total pre-tax intrinsic value (the amount by which the current market value of the underlying stock exceeds the exercise price of the option) that would have been received by option holders had all option holders exercised their options on March 31, 2012. This amount changes based on changes in the market value of the Corporation’s stock.

No stock option grants were made during the fiscal year ended March 31, 2012.

The expected volatility is based on historical volatility. The risk-free interest rates for periods within the contractual life of the awards are based on the U.S. Treasury yield curve in effect at the time of the grant. The expected life is based on historical experience. The dividend yield assumption is based on the Corporation’s history and expectation of dividend payouts.

Community Financial Corporation and Subsidiary

Notes to Consolidated Financial Statements

14. Stock Option Plan, Continued

The following table summarizes information about stock options outstanding and exercisable at March 31, 2012:

	Options Outstanding and Exercisable
Range of Exercise Price	Number	Weighted Average Remaining Contractual Life (in Years)	Weighted Average Exercise Price
$3.13 - $8.93	55,500	4.88	5.65
$9.40 - $9.40	94,400	1.71	9.40
$10.90-$11.22	94,000	3.13	11.17

15. Commitments and Contingencies

The Corporation is a party to credit related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and commercial letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

The Corporation’s exposure to credit loss is represented by the contractual amount of these commitments. The Corporation follows the same credit policies in making commitments as it does for on-balance-sheet instruments.

At March 31, 2012 and 2011, the following financial instruments were outstanding whose contract amounts represent credit risk:

	Contract Amount
March 31,	2012	2011
(In Thousands)
Commitments to grant loans	$8,119	$3,403
Unfunded commitments under lines of credit	32,533	25,894
Standby letters of credit	2,519	2,988

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Corporation, is based on management’s credit evaluation of the customer.

Unfunded commitments under commercial lines of credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines of credit are uncollateralized and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Corporation is committed.

Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation generally holds collateral supporting those commitments if deemed necessary.

Community Financial Corporation and Subsidiary

Notes to Consolidated Financial Statements

15. Commitments and Contingencies, Continued

Leases

The Corporation is obligated under several noncancellable operating leases. Future minimum annual rental commitments under the leases are as follows:

Year Ending March 31,	Amount
2013	$203,972
2014	171,576
2015	85,115
2016	55,307
2017	52,621
Thereafter	43,500

$612,091

Total lease expense was approximately $198,428 and $194,513 for the years ended March 31, 2012 and 2011, respectively.

In the normal course of business, the Corporation has entered into employment or severance agreements with certain officers of the Bank.

The Corporation maintains its cash accounts in several correspondent banks. As of March 31, 2012, deposits in excess of amounts insured by the Federal Deposit Insurance Corporation (FDIC) were approximately $2,794,000.

16. Related Party Transactions

The Corporation has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, principal shareholders, executive officers, their immediate families and affiliated companies in which they are principal shareholders (commonly referred to as related parties), on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. At March 31, 2012 and 2011, these loans totaled $1,309,824 and $798,568, respectively. During the year ended March 31, 2012, total principal additions were $1,264,226 and total principal payments were $752,970. Principal additions include loan balances of a newly appointed director during the current year.

Deposits from related parties held by the Corporation at March 31, 2012 and 2011 amounted to $692,146 and $693,076, respectively.

Community Financial Corporation and Subsidiary

Notes to Consolidated Financial Statements

17. Condensed Financial Information of the Corporation (Parent Company Only)

Condensed Balance Sheets

March 31,	2012	2011
Assets
Investment in subsidiary	$49,109,984	$48,761,945
Cash	263,611	14,430
Prepaid expenses and other assets	1,029,011	985,805

Total assets	$50,402,606	$49,762,180

Liabilities and Stockholders’ Equity
Liabilities
Borrowings	$—	$—
Other liabilities	—	1,786

Total liabilities	—	1,786

Stockholders’ Equity
Preferred stock	12,643,000	12,643,000
Common stock	43,617	43,617
Warrants	603,153	603,153
Discount on preferred stock	(207,065)	(327,701)
Additional paid-in capital	5,599,052	5,599,052
Retained earnings	33,094,380	32,028,909
Accumulated other comprehensive (loss), net	(1,373,531)	(829,636)

Total stockholders’ equity	50,402,606	49,760,394

Total liabilities and stockholders’ equity	$50,402,606	$49,762,180

Community Financial Corporation and Subsidiary

Notes to Consolidated Financial Statements

17. Condensed Financial Information of the Corporation (Parent Company Only), Continued

Year Ended March 31,	2012	2011
Income
Dividend from subsidiary	$1,000,000	$990,000
Interest income	22,923	21,069

Total income	1,022,923	1,011,069

Expenses
Interest expense	—	861
Noninterest expenses	141,682	171,763

Total expenses	141,682	172,624

Income before equity in undistributed net income of subsidiary	881,241	838,445
Equity in earnings of subsidiary, net of distributions	891,935	626,279

Income before income taxes	1,773,176	1,464,724
Income tax (benefit)	(45,081)	(57,530)

Net income	$1,818,257	$1,522,254

Year Ended March 31,	2012	2011
Operating activities
Net income	$1,818,257	$1,522,254
Adjustments
Equity in (earnings) of subsidiary, net of distributions	(891,935)	(626,279)
(Increase) in prepaid and other assets	(43,205)	(53,822)
Stock-based compensation expense	—	21,094
(Decrease) in other liabilities	(1,786)	(3,767)

Net cash provided by operating activities	881,331	859,480

Financing activities
Cash dividends paid on preferred stock	(632,150)	(632,150)
Repayment of borrowed money	—	(250,000)

Net cash (used in) financing activities	(632,150)	(882,150)

Increase (Decrease) in cash	249,181	(22,670)
Cash, beginning of year	14,430	37,100

Cash, end of year	$263,611	$14,430

ITEM 9.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None

ITEM 9A.	CONTROLS AND PROCEDURES

An evaluation of the Company’s disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934 (the “Act”)) as of March 31, 2012, was carried out under the supervision and with the participation of the Company’s Chief Executive Officer, Chief Financial Officer and several other members of the Company’s senior management. The Corporation’s Chief Executive Officer and Chief Financial Officer concluded that the Corporation’s disclosure controls and procedures currently in effect are effective in ensuring that the information required to be disclosed by the Company in the reports it files or submits under the Act is: (i) accumulated and communicated to the Company’s management (including the Chief Executive Officer and Chief Financial Officer) in a timely manner and (ii) recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. In addition, there have been no changes in our internal control over financial reporting (as defined in Rule 13a-15(f) of the Act) that occurred during the quarter ended March 31, 2012, that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

The Company does not expect that its disclosure controls and procedures and internal control over financial reporting will prevent all errors and all fraud. A control procedure, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control procedure are met. Because of the inherent limitations in all control procedures, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within the Company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls may be circumvented by the individual acts of some persons, by collusion of two or more people, or by override of the control. The design of any control procedure also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions; over time, controls may become inadequate because of changes in conditions, or the degree of compliance with the policies or procedures may deteriorate. Because of the inherent limitations in a cost-effective control procedure, misstatements due to error or fraud may occur and not be detected.

Management’s Report on Internal Control over Financial Reporting

The management of Community Financial Corporation is responsible for establishing and maintaining adequate internal control over financial reporting. This internal control system has been designed to provide reasonable assurance to the Company’s management and board of directors regarding the preparation and fair presentation of the Company’s published financial statements.

All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

The management of Community Financial Corporation has assessed the effectiveness of the Company’s internal control over financial reporting as of March 31, 2012. To make the assessment, we used the criteria for effective internal control over financial reporting described in Internal Control – Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on our assessment, we believe that, as of March 31, 2012, the Company’s internal control over financial reporting was effective based on those criteria.

This annual report does not include the attestation report of the Corporation’s registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the Corporation’s registered public accounting firm pursuant to rules of the Securities and Exchange Commission that permit the Corporation to provide only management’s report in this annual report.

ITEM 9B.	OTHER INFORMATION

None.

PART III

ITEM 10.	DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors and Executive Officers. Information concerning directors of the Registrant is incorporated herein by reference from our definitive Proxy Statement for the 2012 Annual Meeting of Stockholders, copy of which will be filed not later than 120 days after the close of the fiscal year.

Information concerning executive officers is set forth in Item 1 of this report under the caption “Executive Officers.”

Compliance with Section 16(a). Information concerning compliance with Section 16(a) of the Securities Exchange Act of 1934 is incorporated herein by reference from our definitive Proxy Statement for the 2012 Annual Meeting of Stockholders, a copy of which will be filed not later than 120 days after the close of the fiscal year.

Audit Committee Matters and Audit Committee Financial Expert. Information concerning the audit committee of the Company’s Board of Directors, including information regarding audit committee financial experts serving on the audit committee, is incorporated herein by reference from the definitive Proxy Statement for the 2012 Annual Meeting of Stockholders, a copy of which will be filed not later than 120 days after the close of the fiscal year.

Code of Ethics. The Company has adopted a written Code of Ethics based upon the standards set forth under Item 406 of Regulation S-K of the Securities Exchange Act. The Code of Ethics applies to all of the Company’s directors, officers and employees. A copy of the Company’s Code of Ethics was filed with the SEC as Exhibit 14 to its Annual Report on Form 10-KSB for the year ended March 31, 2004 and is posted in the Investor Relations section of our web site at www.cbnk.com. You may obtain a copy of the Code of Ethics free of charge from the Company by writing to the Secretary of Community Financial Corporation at 38 North Central Avenue, Staunton, Virginia 24401, or by calling (540) 886-0796.

Nomination Procedures. There have been no material changes to the procedures by which shareholders may recommend nominees to the Company’s Board of Directors.

ITEM 11.	EXECUTIVE COMPENSATION

Information concerning executive compensation is incorporated herein by reference from our definitive Proxy Statement for the 2012 Annual Meeting of Stockholders, a copy of which will be filed not later than 120 days after the close of the fiscal year.

ITEM 12.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Information concerning security ownership of certain beneficial owners and management is incorporated herein by reference from our definitive Proxy Statement for the 2012 Annual Meeting of Stockholders, a copy of which will be filed not later than 120 days after the close of the fiscal year.

The following table summarizes our equity compensation plans as of March 31, 2012.

Equity Compensation Plans

Plan Category	Number of securities to be issued upon exercise of out- standing options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	243,900	$9.23	17,100
Equity compensation plans not approved by security holders	0	0	0

Total	243,900	$9.23	17,100

The number of shares available for issuance are adjusted for changes in capitalization due to reorganization, recapitalization, stock splits, stock dividends combination or exchange of shares, merger, consolidation or any change in the corporate structure.

ITEM 13.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Information concerning certain relationships and transactions and director dependence is incorporated herein by reference from our definitive Proxy Statement for the 2012 Annual Meeting of Stockholders, a copy of which will be filed not later than 120 days after the close of the fiscal year.

ITEM 14.	PRINCIPAL ACCOUNTING FEES AND SERVICES

Information concerning fees and services by our principal accountants is incorporated herein by reference from our definitive Proxy Statement for the 2012 Annual Meeting of Stockholders, a copy of which will be filed not later than 120 days after the close of the fiscal year.

PART IV

ITEM 15.	EXHIBITS, FINANCIAL STATEMENT SCHEDULES

See Exhibit Index.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

COMMUNITY FINANCIAL CORPORATION

Date: June 27, 2012	By:	/s/ Norman C. Smiley, III
Norman C. Smiley, III, President and CEO
(Duly Authorized Representative)

Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

By:	/s/ Norman C. Smiley, III	By:	/s/ James R. Cooke, Jr.
	Norman C. Smiley, III Director, President and Chief Executive Officer (Principal Executive Officer)		James R. Cooke, Jr. Chairman of the Board and Director

Date:	June 27, 2012	Date:	June 27, 2012

By:	/s/ P. Douglas Richard	By:	/s/ Charles F. Andersen
	P. Douglas Richard Vice Chairman of the Board and Director		Charles F. Andersen Director

Date:	June 27, 2012	Date:	June 27, 2012

By:	/s/ Dale C. Smith	By:	/s/ Morgan N. Trimyer, Jr.
	Dale C. Smith Director		Morgan N. Trimyer, Jr. Director

Date:	June 27, 2012	Date:	June 27, 2012

By:	/s/ R. Jerry Giles	By:	/s/ Charles W. Fairchilds
	R. Jerry Giles Chief Financial Officer (Principal Financial and Accounting Officer)		Charles W. Fairchilds Director

Date:	June 27, 2012	Date:	June 27, 2012

INDEX TO EXHIBITS

Regulation S-K Exhibit Number	Document

3.1	Amended and Restated Articles of Incorporation, filed on July 5, 1996 as an exhibit to the Registrant’s Definitive Proxy Statement on Schedule 14A (SEC File No. 000-18265), are incorporated herein by reference.

3.2	Certificate of Amendment and Articles of Amendment for the Series A Preferred Stock, filed on December 22, 2008, as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (SEC File
No. 000-18265), is incorporated herein by reference

3.3	Bylaws, as amended and restated and currently in effect

4.1	Registrant’s Specimen Common Stock Certificate, filed on June 29, 1999 as Exhibit 4 to the Annual Report on Form 10-KSB (SEC File No. 000-18265) for the fiscal year ended March 31, 1999, is incorporated herein by reference.

4.2	Registrant’s Form of Certificate for the Series A Preferred Stock, filed on December 22, 2008, as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (SEC File No. 000-18265), is incorporated herein by reference.

4.3	Registrant’s Form of Warrant for Purchase of Shares of Common Stock, filed on December 22, 2008, as Exhibit 4.2 to the Registrant’s Current Report on Form 8-K (SEC File No. 000-18265), is incorporated herein by reference.

10.1	Registrant’s 1996 Incentive Plan, filed on July 5, 1996 as an exhibit to the Registrant’s Definitive Proxy Statement on Schedule 14A (SEC File No. 000-18265), is incorporated herein by reference.

10.2	Form of Change in Control Agreement by and between Community Bank and each of R. Jerry Giles and Benny N. Werner, filed on May 5, 2006 as Exhibit 99.5 to the Registrant’s Current Report on Form 8-K (SEC File No. 000-18265), is incorporated herein by reference.

10.3	Retirement Agreements by and between Community Bank and Non-Employee Directors filed on June 29, 2004 as an exhibit to the Registrant’s Annual Report on Form 10-KSB (SEC File
No. 000-18265) for the fiscal year ended March 31, 2004, and incorporated here by reference.

10.4	Form of First Amendment to the Retirement Agreements by and between Community Bank and Non-Employee Directors, filed on June 29, 2005 as an exhibit to the Registrant’s Annual Report on Form 10-K (SEC File No. 000-18265) for the fiscal year ended March 31, 2005, is incorporated here by reference.

10.5	Salary Continuance Agreements by and between Community Bank and Officers Giles, Smiley and Werner filed on June 29, 2004 as an exhibit to the Registrant’s Annual Report on Form 10-KSB (SEC File No. 000-18265) for the fiscal year ended March 31, 2004, and incorporated here by reference.

10.6	Form of Director Deferred Fee Agreement, as amended, filed on June 29, 2005 as an exhibit to the Registrant’s Annual Report on Form 10-K (SEC File No. 000-18265) for the fiscal year ended March 31, 2005, is incorporated here by reference.

10.7	Registrant’s 2003 Stock Option and Incentive Plan, filed on June 26, 2003 as an exhibit to the Registrant’s Definitive Proxy Statement on Schedule 14A (SEC File No. 000-18265), is incorporated herein by reference.

10.8	Form of Incentive Stock Option Agreement and Non-Qualified Stock Option Agreement for Registrant’s 2003 Stock Option and Incentive Plan, filed on August 12, 2005 as an exhibit to the Registrant’s Quarterly Report on Form 10-Q (SEC File No. 000-18265) for the quarter ended June 30, 2005, are incorporated herein by reference.

Regulation S-K Exhibit Number	Document

10.9	Employment Agreement by and between Community Bank and Norman C. Smiley, III, filed on June 16, 2008 as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (SEC File No. 000-18265), is incorporated herein by reference.

10.10	Change in Control Agreement by and between Community Financial Corporation and Norman C. Smiley, III, filed on June 16, 2008 as an exhibit to the Registrant’s Current Report on Form 8-K (SEC File No. 000-18265), is incorporated herein by reference.

10.11	Form of Change in Control Agreement by and between Community Financial Corporation and Lyle Moffett, filed on July 1, 2008 as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (SEC File No. 000-18265), is incorporated herein by reference.

10.12	Form of Change in Control Agreement by and between Community Financial Corporation and John Howerton is filed with this Form 10-Q.

10.13	Letter Agreement, including Schedule A, and Securities Purchase Agreement, dated December 19, 2008, between Community Financial Corporation and United States Department of the Treasury, with respect to the issuance and sale of the Series A Preferred Stock and the Warrant, filed on December 22, 2008, as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (SEC File No. 000-18265), is incorporated herein by reference

10.14	Form of Compensation Modification Agreement and Waiver, executed by each of P. Douglas Richard, Norman C. Smiley, III and Chris P. Kyriakides, filed on December 22, 2008, as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K (SEC File No. 000-18265), is incorporated herein by reference

11	Statement re computation of per share earnings (see Note 12 of the Notes to Consolidated Financial Statements included in Item 8 of this Annual Report on Form 10-K).

14	Code of Ethics, filed on June 29, 2004 as an exhibit to the Registrant’s Annual Report on Form 10-KSB (SEC File No. 000-18265) for the fiscal year ended March 31, 2004, and incorporated here by reference.

21	Subsidiaries of the Registrant, filed on June 29, 2005 as an exhibit to the Registrant’s Annual Report on Form 10-K (SEC File No. 000-18265) for the fiscal year ended March 31, 2005, is incorporated here by reference.

23	Consent of Independent Auditors

31.1	Rule 13(a)-14(a) Certification (Chief Executive Officer)

31.2	Rule 13(a)-14(a) Certification (Chief Financial Officer)

32	Section 1350 Certifications

99.1	Certification of Principal Executive Officer Pursuant to 31 CFR §30.15

99.2	Certification of Principal Financial Officer Pursuant to 31 CFR §30.15

101	Interactive Data File*

*	In accordance with rule 406T of Regulation S-T, these interactive data files are deemed not filed or part of a registration statement or prospectus for purposes of Section 11 or 12 of the Securities Act of 1933, as amended, are deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise are not subject to liability under those sections.

Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-156736 on Form S-3 and No. 333-109218 on Form S-8 of Community Financial Corporation of our report dated June 26, 2012, relating to our audit of the consolidated financial statements, which appear in this Annual Report on Form 10-K of Community Financial Corporation for the year ended March 31, 2012.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia

June 26, 2012

Exhibit 31.1

CERTIFICATION

I, Norman C. Smiley, III, certify that:

1. I have reviewed this annual report on Form 10-K of Community Financial Corporation (the “Registrant”);

2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the consolidated financial statements, and other financial information included in this report, fairly present in all material respects the consolidated financial condition, results of operations and cash flows of the Registrant as of, and for, the periods presented in this report;

4. The Registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the Registrant and we have:

a) designed such disclosure controls and procedures or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b) designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c) evaluated the effectiveness of the Registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d) disclosed in this report any changes in the Registrant’s internal control over financial reporting that occurred during the Registrant’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the Registrant’s internal control over financial reporting; and

5. The Registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Registrant’s auditors and the audit committee of Registrant’s board of directors (or persons performing the equivalent function):

a) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Registrant’s ability to record, process, summarize and report financial information; and

b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Registrant’s internal controls over financial reporting.

/s/ Norman C. Smiley, III
Date: June 27, 2012	Norman C. Smiley, III
President and Chief Executive Officer

Exhibit 31.2

CERTIFICATION

I, R. Jerry Giles certify that:

1. I have reviewed this annual report on Form 10-K of Community Financial Corporation (the “Registrant”);

2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the consolidated financial statements, and other financial information included in this report, fairly present in all material respects the consolidated financial condition, results of operations and cash flows of the Registrant as of, and for, the periods presented in this report;

4. The Registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the Registrant and we have:

a) designed such disclosure controls and procedures or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b) designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c) evaluated the effectiveness of the Registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d) disclosed in this report any changes in the Registrant’s internal control over financial reporting that occurred during the Registrant’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the Registrant’s internal control over financial reporting; and

5. The Registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Registrant’s auditors and the audit committee of Registrant’s board of directors (or persons performing the equivalent function):

a) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Registrant’s ability to record, process, summarize and report financial information; and

b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Registrant’s internal controls over financial reporting.

/s/ R. Jerry Giles
Date: June 27, 2012	R. Jerry Giles
Senior Vice President and Chief Financial Officer

Exhibit 32

SECTION 1350 CERTIFICATION

Each of the undersigned hereby certifies in his capacity as an officer of Community Financial Corporation, that, to the best of his knowledge, the Registrant’s Annual Report on Form 10-K for the period ended March 31, 2012, fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that the information contained in such report fairly presents, in all material respects, the consolidated financial condition of the Registrant at the end of such period and the results of operations of the Registrant for such period.

Dated: June 27, 2012	/s/ Norman C. Smiley, III
Norman C. Smiley, III Chief Executive Officer

Dated: June 27, 2012	/s/ R. Jerry Giles
R. Jerry Giles Senior Vice President and Chief Financial Officer

Exhibit 99.1

COMMUNITY FINANCIAL CORPORATION

Certification of Principal Executive Officer Pursuant to 31 CFR § 30.15

I, Norman C. Smiley, III, the President and Chief Executive Officer of Community Financial Corporation (the “Company”) certify, based on my knowledge, that:

(i) The Company’s Compensation Committee has discussed, reviewed, and evaluated with senior risk officers once during any part of the most recently completed fiscal year that was a TARP period (due to an administrative error one additional meeting was not held during the fiscal year), the senior executive officer (SEO) compensation plans and employee compensation plans and the risks these plans pose to the Company;

(ii) The Company’s Compensation Committee has identified and limited during any part of the most recently completed fiscal year that was a TARP period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of the Company and has identified any features of the employee compensation plans that pose risks to the Company and has limited those features to ensure that the Company is not unnecessarily exposed to risks;

(iii) The Company’s Compensation Committee has reviewed once during any part of the most recently completed fiscal year that was a TARP period (due to an administrative error one additional meeting was not held during the fiscal year) the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of the Company to enhance the compensation of an employee and has limited any such features;

(iv) The Company’s Compensation Committee will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v) The Company’s Compensation Committee will provide a narrative description of how it limited during any part of the most recently completed fiscal year that was a TARP period the features in:

(A) SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of the Company;

(B) Employee compensation plans that unnecessarily expose the Company to risks; and

(C) Employee compensation plans that could encourage the manipulation of reported earnings of the Company to enhance the compensation of an employee;

(vi) The Company has required that bonus payments, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), of the SEOs and twenty next most highly compensated employees be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period, to the extent required by the regulations and guidance established under section 111 of EESA, if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii) The Company has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to an SEO or any of the next five most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;

(viii) The Company has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during any part of the most recently completed fiscal year that was a TARP period;

(ix) The Company and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, during any part of the most recently completed fiscal year that was a TARP period and any expenses that, pursuant to the policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;

(x) The Company will permit a non-binding stockholder resolution in compliance with any applicable federal securities rules and regulations on the disclosures provided under the federal securities laws related to SEO compensation paid or accrued during any part of the most recently completed fiscal year that was a TARP period;

(xi) The Company will disclose the amount, nature, and justification for the offering during any part of the most recently completed fiscal year that was a TARP period of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for each employee subject to the bonus payment limitations identified in paragraph (viii);

(xii) The Company will disclose whether the Company, the board of directors of the Company, or the Company’s Compensation Committee has engaged a compensation consultant during any part of the most recently completed fiscal year that was a TARP period; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii) The Company has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;

(xiv) The Company has substantially complied with all other requirements related to employee compensation that are provided in the agreement between the Company and Treasury, including any amendments;

(xv) The Company has submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the current fiscal year (2013) with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title and employer of each SEO and most highly compensated employee identified; and

(xvi) I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both. (See, for example 18 USC 1001).

Date: June 27, 2012	By:	/s/ Norman C. Smiley, III
Norman C. Smiley, III
Principal Executive Officer

Exhibit 99.2

COMMUNITY FINANCIAL CORPORATION

Certification of Principal Financial Officer Pursuant to 31 CFR § 30.15

I, R. Jerry Giles, the Chief Financial Officer of Community Financial Corporation (the “Company”) certify, based on my knowledge, that:

(i) The Company’s Compensation Committee has discussed, reviewed, and evaluated with senior risk officers once during any part of the most recently completed fiscal year that was a TARP period (due to an administrative error one additional meeting was not held during the fiscal year), the senior executive officer (SEO) compensation plans and employee compensation plans and the risks these plans pose to the Company;

(ii) The Company’s Compensation Committee has identified and limited during any part of the most recently completed fiscal year that was a TARP period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of the Company and has identified any features of the employee compensation plans that pose risks to the Company and has limited those features to ensure that the Company is not unnecessarily exposed to risks;

(iii) The Company’s Compensation Committee has reviewed once during any part of the most recently completed fiscal year that was a TARP period (due to an administrative error one additional meeting was not held during the fiscal year), the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of the Company to enhance the compensation of an employee and has limited any such features;

(iv) The Company’s Compensation Committee will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v) The Company’s Compensation Committee will provide a narrative description of how it limited during any part of the most recently completed fiscal year that was a TARP period the features in:

(A) SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of the Company;

(B) Employee compensation plans that unnecessarily expose the Company to risks; and

(C) Employee compensation plans that could encourage the manipulation of reported earnings of the Company to enhance the compensation of an employee;

(vi) The Company has required that bonus payments, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), of the SEOs and twenty next most highly compensated employees be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period, to the extent required by the regulations and guidance established under section 111 of EESA, if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii) The Company has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to an SEO or any of the next five most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;

(viii) The Company has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during any part of the most recently completed fiscal year that was a TARP period;

(ix) The Company and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, during any part of the most recently completed fiscal year that was a TARP period and any expenses that, pursuant to the policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;

(x) The Company will permit a non-binding stockholder resolution in compliance with any applicable federal securities rules and regulations on the disclosures provided under the federal securities laws related to SEO compensation paid or accrued during any part of the most recently completed fiscal year that was a TARP period;

(xi) The Company will disclose the amount, nature, and justification for the offering during any part of the most recently completed fiscal year that was a TARP period of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for each employee subject to the bonus payment limitations identified in paragraph (viii);

(xii) The Company will disclose whether the Company, the board of directors of the Company, or the Company’s Compensation Committee has engaged a compensation consultant during any part of the most recently completed fiscal year that was a TARP period; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii) The Company has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;

(xiv) The Company has substantially complied with all other requirements related to employee compensation that are provided in the agreement between the Company and Treasury, including any amendments;

(xv) The Company has submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the current fiscal year (2013), with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title and employer of each SEO and most highly compensated employee identified; and

(xvi) I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both. (See, for example 18 USC 1001).

Date: June 27, 2012	By:	/s/ R. Jerry Giles
R. Jerry Giles
Principal Financial Officer

Annex D

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2012.

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE EXCHANGE ACT OF 1934

For the transition period from                      to

Commission file number    000-18261

COMMUNITY FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

VIRGINIA	54-1532044
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

38 North Central Ave., Staunton, VA	24401
(Address of principal executive offices)	(Zip Code)

(540) 886-0796

(Issuer’s telephone number)

None

(Former name, former address and former fiscal year, if changed since last report)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 and 15(d) of the Securities Exchange Act of 1934 during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes ☒    No ☐

Indicate by check mark whether the registrant (1) has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (& 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).  Yes ☒    No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a small reporting company. See definition of “large accelerated filer,” “accelerated filer” and “small reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☐	Non-Accelerated filer ☐	Smaller reporting company ☒
(do not check if a small reporting company)

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐    No ☒

Number of shares of common stock, par value $.01 per share, outstanding at the close of business on August 10, 2012: 4,361,658.

COMMUNITY FINANCIAL CORPORATION

D-i

Part I. Financial Information

Item 1. Financial Statements

COMMUNITY FINANCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS

	June 30, 2012	March 31, 2012
	(Unaudited)
ASSETS
Cash (including interest-bearing deposits of approximately $1,066,026 and $2,910,622) Securities	$6,843,939	$8,233,185

Held to maturity (fair value of $17,344,335 and $11,343,500 respectively)	17,331,000	11,344,000
Available for sale, at fair value	38,647	38,647
Restricted investment in Federal Home Loan Bank stock, at cost	4,601,300	5,206,300
Loans receivable, net of allowance for loan losses of $8,510,203 and $8,910,121	437,972,655	445,098,108
Real estate owned, net of valuation allowance of $1,894,378 and $2,502,944	7,543,843	9,259,432
Property and equipment, net	8,322,781	8,430,736
Bank owned life insurance	6,839,954	6,781,869
Accrued interest receivable
Loans	1,721,233	1,757,001
Investments	35,153	36,610
Prepaid expenses and other assets	7,240,286	7,721,063

Total Assets	$498,490,791	$503,906,951

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits	$368,082,721	$372,417,944
Borrowings	76,000,000	78,000,000
Advance payments by borrowers for taxes and insurance	138,692	268,465
Other liabilities	2,807,168	2,817,936

Total Liabilities	447,028,581	453,504,345

Stockholders’ Equity
Preferred stock $.01 par value, $1,000 liquidation preference, authorized 3,000,000 shares, 12,643 shares outstanding	12,643,000	12,643,000
Common stock, $0.01 par value, authorized 10,000,000 shares, 4,361,658 shares outstanding	43,617	43,617
Warrants	603,153	603,153
Discount on preferred stock	(176,906)	(207,065)
Additional paid in capital	5,599,052	5,599,052
Retained earnings	34,123,825	33,094,380
Accumulated other comprehensive (loss)	(1,373,531)	(1,373,531)

Total Stockholders’ Equity	51,462,210	50,402,606

Total Liabilities and Stockholders’ Equity	$498,490,791	$503,906,951

See accompanying notes to unaudited interim consolidated financial statements.

COMMUNITY FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,
	2012	2011
	(Unaudited)	(Unaudited)
INTEREST INCOME
Loans	$5,991,735	$6,821,445
Investment securities	50,214	9,467
Other	60,118	78,799

Total interest income	6,102,067	6,909,711

INTEREST EXPENSE
Deposits	632,285	954,227
Borrowed money	47,451	45,164

Total interest expense	679,736	999,391

NET INTEREST INCOME	5,422,331	5,910,320
PROVISION FOR LOAN LOSSES	184,412	706,253

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	5,237,919	5,204,067

NONINTEREST INCOME
Service charges, fees and commissions	811,885	862,111
Other	95,929	112,157

Total noninterest income	907,814	974,268

NONINTEREST EXPENSE
Compensation & benefits	2,237,589	2,414,502
Occupancy	403,737	407,191
Data processing	397,127	443,716
Federal insurance premium	108,444	119,587
Advertising	152,901	102,765
Real estate owned and collection	353,346	1,517,827
Other	492,374	321,064

Total noninterest expense	4,145,518	5,326,652

INCOME BEFORE TAXES	2,000,215	851,683
INCOME TAX EXPENSE	782,573	303,684

NET INCOME	$1,217,642	$547,999

Effective Dividend on Preferred Stock	188,197	188,197

NET INCOME AVAILABLE TO COMMON STOCKHOLDERS	$1,029,445	$359,802

BASIC EARNINGS PER COMMON SHARE	$0.24	$0.08
DILUTED EARNINGS PER COMMON SHARE	$0.24	$0.08
DIVIDENDS PER COMMON SHARE	$0.00	$0.00
See accompanying notes to unaudited interim consolidated financial statements.

COMMUNITY FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended June 30,
	2012	2011
	(Unaudited)	(Unaudited)
OPERATING ACTIVITIES
Net income	$1,217,642	$547,999
Adjustments to reconcile net income to net cash provided by operating activities
Provision for loan losses	184,412	706,253
Losses/impairment on foreclosed assets	2,233,274	1,105,538
Depreciation	147,297	157,463
Decrease in net deferred loan fees	(916)	(11,868)
Deferred income tax (benefit)	(841,841)	(30,677)
(Increase) decrease in other assets	(518,002)	115,466
(Decrease) in other liabilities	(140,541)	(66,349)

Net cash provided by operating activities	2,281,325	2,523,825

INVESTING ACTIVITIES
Proceeds from maturities of held to maturity securities	3,000,000	1,000,000
Purchase of held to maturity securities	(8,987,000)	(2,500,000)
Net decrease in loans	8,624,902	2,979,683
Purchases of property and equipment	(39,341)	(87,105)
Redemption of FHLB stock	605,000	157,400
Improvement to real estate owned	(24,370)	(62,679)
Proceeds from sale of real estate owned	2,433,729	2,502,511

Net cash provided by investing activities	5,612,920	3,989,810

FINANCING ACTIVITIES
Dividends paid	(158,038)	(158,038)
Net (decrease) in deposits	(7,125,453)	(7,948,519)
(Repayment of) proceeds from advances and other borrowed money	(2,000,000)	896,366

Net cash (used in) financing activities	(9,283,491)	(7,210,191)

INCREASE(DECREASE)IN CASH AND CASH EQUIVALENTS	(1,389,246)	(696,556)
CASH AND CASH EQUIVALENTS—beginning of period	8,233,185	7,897,955

CASH AND CASH EQUIVALENTS—end of period	$6,843,939	$6,643,083

Supplemental Schedule of Non-Cash Investing and Financing Activities
Transfers from loans to real estate acquired through foreclosure	$969,780	$2,348,333

See accompanying notes to unaudited interim consolidated financial statements

COMMUNITY FINANCIAL CORPORATION

NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2012

NOTE 1.—BASIS OF PRESENTATION

The accompanying unaudited interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q and Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

The accompanying consolidated financial statements include the accounts of Community Financial Corporation (“Community” or the “Company”) and its wholly-owned subsidiary, Community Bank (the “Bank”). All significant intercompany balances and transactions have been eliminated in consolidation.

In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentation have been included. Operating results for the three months ended June 30, 2012 are not necessarily indicative of the results that may be expected for the year ending March 31, 2013.

The Company made application to the Treasury Department to participate in the TARP program and received an investment by the Treasury Department of $12,643,000 in the form of preferred stock during the year ended March 31, 2009. The Company also issued to the U.S. Treasury a warrant to purchase 351,194 shares of common stock at $5.40 per share.

On July 21, 2010, the President signed into law the Dodd-Frank Wall Street Reform Act. The Dodd-Frank Act imposed new restrictions and an expanded framework of regulatory oversight for financial institutions, including depository institutions. In addition, the new law changed the jurisdictions of existing bank regulatory agencies and in particular transfers the regulation of federal savings associations from the Office of Thrift Supervision to the Office of Comptroller of the Currency, effective July 21, 2011. At the same time, responsibility for regulation of savings and loan holding companies was transferred to the Board of Governors of the Federal Reserve System (Federal Reserve).

NOTE 2.—STOCK-BASED COMPENSATION PLAN

The Company recognizes the cost of employee services received in exchange for awards of equity instruments, such as stock options and restricted stock, based on the fair value of those awards at the date of grant.

There were no stock options granted and no stock-based compensation expense was recognized during the three month period ended June 30, 2012.

The following summarizes the stock option activity for the three months ended June 30, 2012:

	Weighted Average Exercise		Weighted Average Remaining Contractual Term	Intrinsic Value of Unexercised In-the-Money Options
	Shares	Price
Options outstanding, March 31, 2012	243,900	$9.23
Granted	—	—
Exercised	—	—
Forfeited	6,000	10.01

Options outstanding June 30, 2012	237,900	9.21	3.4

Options exercisable, June 30, 2012	237,900	$9.21	3.4	—

There were no options exercised during the three months ended June 30, 2012.

NOTE 3.—EARNINGS PER SHARE

Basic earnings per common share is based on net income available to common stockholders divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share shows the dilutive effect of additional common shares issuable under stock option plans and warrants. Diluted earnings per common share is computed by dividing net income available to common stockholders by the weighted average number of common shares and common share equivalents outstanding. Basic and diluted earnings per common share are computed in the following table.

	For the Three Months Ended
	June 30, 2012			June 30, 2011
	Income	Weighted Average Shares	Per Share Amount	Income	Weighted Average Shares	Per Share Amount
Basic per common share:
Income available to common stockholders	$1,029,445	4,361,658	$0.24	$359,802	4,361,658	$0.08
Diluted earnings per common share:
Effect of Dilutive Securities
Options and Warrants	—	3,563		—	63,903

Income available to common stockholders	$1,029,445	4,365,221	$0.24	$359,802	4,425,561	$0.08

During the quarter ended June 30, 2012, 217,900 stock options and 351,194 warrants were excluded in the calculation of earnings per share because they would have been anti-dilutive. During the quarter ended June 30, 2011, 165,700 stock options and 351,194 warrants were excluded in the calculation of earnings per share because they would have been anti-dilutive.

NOTE 4.—STOCKHOLDERS’ EQUITY

On July 17, 2012, the OCC imposed an individualized minimum capital requirement (“IMCR”) on the Bank, increasing its minimum leverage capital ratio from 4.0% to 8.5% and its total risk-based capital ratio from 8.0% to 12.5%, because of the Bank’s condition and risk profile. As noted below, the Bank’s capital levels at June 30, 2012, exceeded the ratios required by the IMCR. In addition to these minimum capital requirements, the Bank is required to have the capital ratios noted below to be deemed well-capitalized under the OCC prompt corrective action regulations. The Bank was well-capitalized at June 30, 2012. The Bank’s regulatory capital is characterized as “well capitalized” due to the issuance of preferred stock under the U.S. Treasury Capital Purchase Program. The Company received $12,643,000 from the U.S. Treasury through the sale of 12,643 shares of preferred stock. The Company also issued to the U.S. Treasury a warrant to purchase 351,194 shares of common stock at $5.40 per share. The preferred shares pay a cumulative dividend of 5% per year for the first five years and 9% per year thereafter. The preferred shares are redeemable at any time by the Company at 100% of the issue price, subject to the approval of the Company’s and the Bank’s federal regulators.

The following table presents the Bank’s regulatory capital ratios at June 30, 2012:

	Actual Capital Levels		Minimum Required at Capital Levels		Minimum Required Capital Levels Under the IMCR 4		Minimum Capital Levels to be Deemed Well-Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Leverage Capital 1	$51,703	10.30%	$20,079	4.0%	$42,668	8.5%	$25,099	5.0%
Tier 1 Risk-Based Capital 2	$51,703	12.34%	N/A	N/A	N/A	N/A	$25,143	6.0%
Total Risk-Based Capital 3	$56,959	13.59%	$33,524	8.0%	$52,382	12.5%	$41,905	10.0%

1.	Tier 1 Capital to Total Assets of $502.0 million.
2.	Tier 1 Capital to Risk-Weighted Assets of $419.1 million.
3.	Total Capital to Risk-Weighted Assets of $419.1 million.
4.	The IMCR was not effective until July 17, 2012.

The Company’s primary source of funds for the payment of dividends to its common and preferred stockholders is dividends received from the Bank. Under a written agreement between the OCC and the Bank, the Bank must receive OCC approval before paying a dividend to the Company. In addition, under the Agreement and Plan of Merger with City Holding Company described in Note 12—Subsequent Events, the Company has agreed not to pay dividends to common stockholders pending the consummation of the acquisition.

NOTE 5.—SUPPLEMENTAL INFORMATION—STATEMENT OF CASH FLOWS

Total interest paid for the three months ended June 30, 2012 and 2011 was $686,367 and $1,013,743, respectively. Total income taxes paid for the three months ended June 30, 2012 and 2011 was $0 and $66,440.

NOTE 6.—COMPREHENSIVE INCOME

Comprehensive income is defined as “the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners.” Comprehensive income for the Company includes net income, unrealized gains and losses on securities available for sale and pension liability adjustments. For the three-month periods ended June 30, 2012 and 2011, net income and comprehensive income were the same.

NOTE 7. – DEFINED BENEFIT PENSION PLAN

The Company has a non-contributory defined benefit pension plan for which the components of net periodic benefit cost are as follows:

	Three Months Ended June 30,
	2012	2011
Service cost	$92,944	$84,662
Interest cost	78,503	68,629
Expected return on plan assets	(79,680)	(70,980)
Recognized net actuarial loss	17,318	14,153

	$109,085	$96,464

The Company made a contribution of $550,595 to the plan during the June 30, 2012 quarter for the fiscal year ended March 31, 2012. The Company anticipates making all contributions for the current fiscal year prior to March 31, 2013.

NOTE 8.—SECURITIES

Management evaluates securities for other than temporary impairment at least quarterly, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) whether the Company intends to sell the investments or it is more likely than not that the Company will be required to sell the investments before recovery of their amortized cost basis.

Securities

A summary of the amortized cost and estimated market values of securities is as follows:

June 30, 2012	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
Held to Maturity
United States government and agency obligations	$13,000,000	$15,595	$2,260	$13,013,335
Other	4,331,000	—	—	4,331,000

	17,331,000	15,595	2,260	17,344,335
Available for Sale
Equity securities	38,647	—	—	38,647

	$17,369,647	$15,595	$2,260	$17,382,982

March 31, 2012	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
Held to Maturity
United States government and agency obligations	$10,000,000	$17,430	$17,900	$9,999,530
Other	1,344,000	—	—	1,344,000

	11,344,000	17,430	17,900	11,343,530
Available for Sale
Equity securities	38,647	—	—	38,647

	$11,382,647	$17,430	$17,900	$11,382,177

United States government and agency obligations. The unrealized gain or loss on the investments in direct obligations of U.S. government agencies was caused by interest rate increases or decreases. The contractual terms of these investments do not permit the issuer to settle at a price less than the amortized cost basis of the investment. Because the Company does not intend to sell these investments and it is not more likely than not that the Company will be required to sell the investment before recovery of the amortized cost basis, which may be maturity, the Company does not consider these investments to be other-than-temporarily impaired at June 30, 2012. Three securities were in a loss position at June 30, 2012.

The Company’s investment in Federal Home Loan Bank (“FHLB”) stock totaled $4,601,300 at June 30, 2012. FHLB stock is generally viewed as a long-term investment and as a restricted security, which is carried at cost, because there is no market for the stock, other than the FHLBs or member institutions. Therefore, when evaluating FHLB stock for impairment, its value is based on the ultimate recoverability of the par value rather than by recognizing temporary declines in value. We do not consider this investment to be other-than-temporarily impaired at June 30, 2012 and no impairment has been recognized. FHLB stock is shown in restricted investments on the balance sheet and is not part of the AFS securities portfolio.

NOTE 9.—FAIR VALUE MEASUREMENTS

Generally accepted accounting principles define fair value, establish a framework for measuring fair value, establish a three-level valuation hierarchy for disclosure of fair value measurements and enhance disclosure requirements for fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

•	Level 1 Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•

Level 2 Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3 Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Following is a description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy:

Securities Available for Sale. Where quoted prices are available in an active market, securities are classified within level 1 of the valuation hierarchy. Level 1 securities would include highly liquid government bonds, mortgage products and exchange traded equities. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics, or discounted cash flow. Level 2 securities would include U.S. agency securities, mortgage-backed agency securities, obligations of states and political subdivisions and certain corporate, asset backed and other securities. In certain cases where there is limited activity or less transparency around inputs to the valuation, securities are classified within level 3 of the valuation hierarchy. Currently, all of the Company’s securities are considered to be Level 2 securities.

The following table presents the balances of financial assets measured at fair value on a recurring basis as of June 30, 2012:

Description	Balance	Fair Value Measurements Using
		Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
June 30, 2012
Equity securities	$38,647	$—	$38,647	$—

March 31, 2012
Equity securities	$38,647	$—	$38,647	$—

Certain assets are measured at fair value on a nonrecurring basis in accordance with generally accepted accounting principles. Adjustments to the fair value of these assets usually result from the application of lower-of-cost-or-market accounting or write-downs of individual assets.

The following describes the valuation techniques used by the Company to measure certain assets recorded at fair value on a nonrecurring basis in the financial statements:

Impaired loans

Generally accepted accounting principles apply to loans measured for impairment using practical expedients, including impaired loans measured at an observable market price (if available), or at the fair value of the loan’s collateral (if the loan is collateral dependent). Fair value of the loan’s collateral, when the loan is dependent on collateral, is determined by appraisals or independent valuation which is then adjusted for the cost related to liquidation of the collateral. The fair value of a Level 2 collateral dependent loan is generally determined by a recent appraisal in the last twelve months. The fair value of a Level 3 collateral dependent loan is determined by reference to an appraisal older than twelve months in addition to cash flow analysis and/or other market evaluations.

Other real estate owned

Certain assets such as other real estate owned (OREO) are measured at the lesser of cost or fair value less cost to sell. The fair value of Level 2 collateral dependent real estate is generally determined by a recent appraisal in the last twelve months. The fair value of Level 3 collateral dependent real estate is determined by reference to an appraisal older than twelve months in addition to cash flow analysis and/or other market evaluations.

The following table summarizes the Company’s financial assets that were measured at fair value on a nonrecurring basis during the period.

		Carrying Value
Description	Balance	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
June 30, 2012
Impaired loans net of valuation allowance	$6,234,174	$—	$5,196,305	$1,037,869
Real estate owned	$7,543,843	$—	$2,939,851	$4,603,992

March 31, 2012
Impaired loans net of valuation allowance	$4,675,569	$—	$1,582,600	$3,092,969
Real estate owned	$9,259,432	$—	$6,697,877	$2,561,555

The changes in Level 3 assets measured at estimated fair value on a nonrecurring basis during the period ended June 30, 2012 were as follows:

	Fair Value Measurements at June 30, 2012
	Impaired Loans	Other Real Owned
Balance April 1, 2012	$3,092,969	$2,561,555
Total gains (losses) realized/unrealized included in earnings (write downs)	(134,216)	(70,324)
Newly impaired/New OREO	204,316	—
Sales	(85,200)	(537,820)
Settlements/Foreclosures/Payoffs	(25,000)	—
Transfers into Level 3	—	2,996,581
Transfers out of Level 3	(2,015,000)	(346,000)
Balance June 30, 2012	$1,037,869	$4,603,992

The following table displays quantitative information about Level 3 Fair Value Measurements for June 30, 2012.

Assets	Quantitative information about Level 3 Fair Value Measurements for June 30, 2012
	Fair Value	Valuation Technique(s)	Unobservable Input	Range Weighted Average
Impaired loans	$167,701	Discounted Appraised Value	Selling cost	5%-10%(6)%
	$884,068	Internal Evaluations
Other real estate owned	$4,603,992	Discounted	Selling cost	5%-10%(6%)

The Company uses real estate appraisals to value impaired loans and future cash flows or other appropriate methods to determine fair value. Real estate appraisals used to determine fair value for impaired loans secured by real estate as of June 30, 2012 had been obtained on Level 2 loans within the last twelve months and Level 3 loans within the last nineteen months. With the use of these methods, we provide valuation allowances for anticipated losses when management determines that a decline in the value of the collateral or expected cash flows has occurred. The Company does not generally believe obtaining real estate appraisals as frequently as quarterly is of significant value in determining fair value. The delay between ordering and receiving an appraisal and our historical experience that real estate values do not generally fluctuate significantly quarter to quarter are factors influencing this decision. Updated appraisals are obtained periodically and in those instances where management has reason to believe a material change may have occurred in the fair value of the collateral. Evaluation of impairment requires judgment and estimates, and management uses all relevant and timely information available to determine specific reserves on impaired loans, including appraisals and cash flow analysis. Loans are partially or completely charged off in the period when they are deemed uncollectible in accordance with ASC 310-35.

The accounting standard excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

Cash and cash equivalents

For those short-term investments, the carrying amount is a reasonable estimate of fair value.

Securities

Fair values for securities, excluding FHLB stock, are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities. The carrying value of FHLB stock approximates fair value based on the redemption provisions of the FHLB stock and is therefore not included in the following table. The Company’s investment in FHLB stock totaled $4.6 million at June 30, 2012. FHLB stock is generally viewed as a long term investment and as a restricted investment security which is carried at cost.

Loans receivable

For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (e.g., one-to four-family residential), credit card loans, and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values for other loans (e.g., commercial real estate and investment property mortgage loans, commercial and industrial loans) are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for non-performing loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Deposit liabilities

The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Borrowings

For FHLB advances that mature within one year of the balance sheet date, carrying value is considered a reasonable estimate of fair value. The fair values of all other FHLB advances are estimated using discounted cash flow analysis based on the Company’s current incremental borrowing rate for similar types of advances.

Securities sold under agreements to repurchase

Securities sold under agreements to repurchase are treated as short-term borrowings and the carrying value approximates fair value.

Accrued interest

The carrying amounts of accrued interest approximate fair value.

Off-balance sheet instruments

The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of standby letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. At June 30, 2012 and March 31, 2012, the fair value of loan commitments and standby letters of credit were deemed immaterial.

The estimated fair values of the Company’s financial instruments are as follows (in thousands):

	Fair Value Measurements at June 30, 2012 using
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Fair Value
FINANCIAL ASSETS:
Cash and due from banks	$6,843	$6,843	$—	$—	$6,843
Securities	17,370		17,383		17,383
FHLB restricted stock	4,601		4,601		4,601
Loans, net	437,973		427,256	1,052	428,308
Accrued interest receivable	1,756		1,756		1,756
Bank owned life insurance	6,840		6,840		6,840

FINANCIAL LIABILITIES:
Deposits
Non-interest bearing demand deposits	38,866		38,490		38,490
Interest bearing deposits	329,217		330,381		330,381
Borrowings	76,000		75,992		75,992
Accrued interest payable	23		23		23

Note 10.—Loans Receivable, Net

Loans receivable are summarized as follows:

	June 30, 2012	March 31, 2012
Residential	$183,062,596	$182,430,665
Commercial—real estate	131,554,776	137,562,743
Construction and land development	43,391,541	50,113,695
Commercial—non real estate	54,335,834	48,618,808
Consumer—non real estate	33,440,349	34,583,824

	445,785,096	453,309,735

Less:
Deferred loan (costs), net	(697,762)	(698,494)
Allowance for loan losses	8,510,203	8,910,121

	7,812,441	8,211,627

	$437,972,655	$445,098,108

Loans serviced for others amounted to approximately $133,720 at June 30, 2012, and $138,129 at March 31, 2012. These loans serviced for others are not included in the accompanying consolidated balance sheets.

Allowance for loan losses is summarized as follows:

	Three Months Ended June 30, 2012	Year Ended March 31, 2012
Balance at beginning of period	$8,910,121	$7,845,950
Provision for loan loss	184,412	4,908,198
Loans charged-off	(674,169)	(4,026,264)
Recoveries of loans previously charged off	89,839	182,237

Balance at end of period	$8,510,203	$8,910,121

Beginning with the quarter ended December 31, 2011, the Bank has used an enhanced approach to assessing the qualitative factors related to the calculation of general reserves to recognize the increased levels of non-performing assets and current economic conditions.

The allowance for loan losses allocated by segment is as follows:

Three Months Ended June 30, 2012	Commercial – Non Real Estate	Commercial – Real Estate	Construction and Land Development	Consumer – Non Real Estate	Residential	Total
Allowance for Loan Losses:
Beginning Balance	$1,332,392	$566,317	$1,802,771	$498,687	$4,709,954	$8,910,121
Provision	233,926	1,208,701	(269,188)	56,553	(1,045,579)	184,413
Chargedoff	(103,080)	—	(82,469)	(90,091)	(398,530)	(674,170)
Recoveries	300	—	56,772	22,320	10,447	89,839

Ending Balance	$1,463,538	$1,775,018	$1,507,886	$487,469	$3,276,292	$8,510,203
Individually evaluated for impairment	$563,185	$664,291	$67,744	$71,515	$454,437	$1,821,172
Collectively evaluated for impairment	900,353	1,110,727	1,440,142	415,954	2,821,855	6,689,031

Loans:
Individually evaluated for impairment	$1,458,186	$10,386,542	$2,600,182	$183,137	$11,930,362	$26,558,409
Collectively evaluated for impairment	52,877,648	121,168,234	40,791,359	33,257,212	171,132,234	419,226,687

Ending Balance:	$54,335,834	$131,554,776	$43,391,541	$33,440,349	$183,062,596	$445,785,096

Year Ended March 31, 2012	Commercial – Non Real Estate	Commercial – Real Estate	Construction and Land Development	Consumer – Non Real Estate	Residential	Total
Allowance for Loan Losses:
Beginning Balance	$99,408	$2,223,090	$549,393	$352,948	$4,621,111	$7,845,950
Provision	1,589,086	(1,450,445)	1,397,349	227,148	3,145,060	4,908,198
Chargedoff	(364,344)	(206,328)	(144,509)	(189,741)	(3,121,342)	(4,026,264)
Recoveries	8,242	—	538	108,332	65,125	182,237

Ending Balance	$1,332,392	$566,317	$1,802,771	$498,687	$4,709,954	$8,910,121
Individually evaluated for impairment	$566,942	$116,583	$140,900	$77,666	$608,969	$1,511,060
Collectively evaluated for impairment	765,450	449,734	1,661,871	421,021	4,100,985	7,399,061

Loans:
Individually evaluated for impairment	$1,571,433	$11,697,126	$3,319,004	$455,411	$10,143,625	$27,186,599
Collectively evaluated for impairment	47,047,375	125,865,617	46,794,691	34,128,413	172,287,040	426,123,136

Ending Balance:	$48,618,808	$137,562,743	$50,113,695	$34,583,824	$182,430,665	$453,309,735

Changes in the collectively evaluated for impairment loan categories for the March 31, 2012 and June 30, 2012 periods are related primarily to the Bank’s charge-off experience for the respective prior twelve month periods. There has not been a change in the Bank’s methodology in determining the allowance for loan losses.

In accordance with ASC 310, Receivables, a loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment unless the Company believes an individual impairment analysis is warranted.

The Company uses real estate appraisals to value impaired loans and future cash flows or other appropriate methods to determine fair value. With the use of these methods, we provide valuation allowances for anticipated losses when management determines that a decline in the value of the collateral or expected cash flows has occurred.

Regarding the fair value disclosures specifically included in the June 30, 2012 and March 31, 2012 disclosures, all impaired loans were included in Levels 2 or 3 of the fair value hierarchy based on our methodology described above and in the relevant filings. The loans were disclosed in the fair value measurements disclosure net of the related specific impairments.

Impaired loans by class are as follows:

Three Months Ended June 30, 2012	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance:
Commercial—Non Real Estate
Commercial & Industrial	$397,674	$397,674	$—	$522,208	$5,856
Commercial Real Estate
Commercial Real Estate	7,529,232	7,529,232	—	9,697,878	59,026
Multifamily	—	—	—	707,843	—
Construction and Land Development
Residential	489,489	489,489	—	696,660	6,119
Other Construction and Land Development	1,021,249	1,021,249	—	1,198,733	6,467
Consumer—Non Real Estate
Automobile	1,187	1,187	—	68,228	—
Other	9,819	9,819	—	73,401	—
Residential
Single Family	8,465,530	8,465,530	—	7,245,477	68,432
Equity Lines and Loans	588,883	588,883	—	963,550	1,311

With allowance recorded:
Commercial—Non Real Estate
Commercial & Industrial	$1,060,512	$1,060,512	$563,185	$851,381	$—
Commercial Real Estate
Commercial Real Estate	1,839,478	1,839,478	598,478	1,548,464	—
Multifamily	1,017,832	1,017,832	65,813	315,632	—
Construction and Land Development
Residential	—	—	—	—	—
Other Construction and Land Development	1,089,444	1,089,444	67,744	713,043	—
Consumer—Non Real Estate
Automobile	—	—	—	—	—
Other	172,131	172,131	71,515	170,402	—
Residential
Single Family	2,336,148	2,336,148	266,760	2,976,273	—
Equity Lines and Loans	539,801	539,801	187,677	458,640	—

Total:
Commercial—Non Real Estate
Commercial & Industrial	$1,458,186	$1,458,186	$563,185	$1,373,589	$5,856
Commercial Real Estate
Commercial Real Estate	9,368,710	9,368,710	598,478	11,246,342	59,026
Multifamily	1,017,832	1,017,832	65,813	1,023,475	—
Construction and Land Development
Residential	489,489	489,489	—	696,660	6,119
Other Construction and Land Development	2,110,693	2,110,693	67,744	1,911,776	6,467
Consumer—Non Real Estate
Automobile	1,187	1,187	—	68,228	—
Other	181,950	181,950	71,515	243,803	—
Residential
Single Family	10,801,678	10,801,678	266,760	10,221,750	68,432
Equity Lines and Loans	1,128,684	1,128,684	187,677	1,422,190	1,311

Year Ended March 31, 2012	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance:
Commercial—Non Real Estate
Commercial & Industrial	$496,164	$496,164	$—	$584,174	$23,993
Commercial Real Estate
Commercial Real Estate	10,147,439	10,147,439	—	10,156,005	366,944
Multifamily	943,791	943,791	—	943,791	56,627
Construction and Land Development
Residential	1,009,843	1,009,843	—	654,567	24,474
Other Construction and Land Development	1,139,660	1,139,660	—	1,370,621	25,868
Consumer—Non Real Estate
Automobile	52,983	52,983	—	126,817	—
Other	3,688	3,688	—	141,484	—
Residential
Single Family	6,606,343	6,606,343	—	6,990,053	294,261
Equity Lines and Loans	600,059	600,059	—	981,298	7,810

With allowance recorded:
Commercial—Non Real Estate
Commercial & Industrial	$1,075,269	$1,075,269	$566,942	$700,246	$—
Commercial Real Estate
Commercial Real Estate	526,807	526,807	81,807	1,176,136	—
Multifamily	79,089	79,089	34,776	82,288	—
Construction and Land Development
Residential	—	—	—	—	—
Other Construction and Land Development	1,169,501	1,169,501	140,900	440,682	—
Consumer—Non Real Estate
Automobile	—	—	—	—	—
Other	226,482	226,482	77,666	127,369	—
Residential
Single Family	2,624,532	2,624,532	377,145	3,553,900	—
Equity Lines and Loans	484,949	484,949	231,824	579,503	—

Total:
Commercial—Non Real Estate
Commercial & Industrial	$1,571,433	$1,571,433	$566,942	$1,284,420	$23,993
Commercial Real Estate
Commercial Real Estate	10,674,246	10,674,246	81,807	11,332,141	366,944
Multifamily	1,022,880	1,022,880	34,776	1,026,079	56,627
Construction and Land Development
Residential	1,009,843	1,009,843	—	654,567	24,474
Other Construction and Land Development	2,309,161	2,309,161	140,900	1,811,303	25,868
Consumer—Non Real Estate
Automobile	52,983	52,983	—	126,817	—
Other	402,428	402,428	77,666	268,853	—
Residential
Single Family	9,058,617	9,058,617	377,145	10,543,953	294,261
Equity Lines and Loans	1,085,008	1,085,008	231,824	1,560,801	7,810

No additional funds are committed to be advanced in connection with impaired loans. As of June 30, 2012, the Company had $1,775,967 of loans 90 days past due and still accruing interest.

If interest on nonaccrual loans had been accrued, such income would have approximated $242,503 for the three months ended June 30, 2012 and $198,211 for the year ended March 31, 2012.

For the three months ended June 30, 2012, loans modified as troubled debt restructurings and included in impaired loans in the disclosure above totaled $20,069,000. At June 30, 2012, $18,220,000 of the loans classified as troubled debt restructurings are in compliance with the modified terms. There was $21,115,000 in troubled debt restructurings at March 31, 2012. The following table provides further information regarding our troubled debt restructurings during the periods ended June 30, 2012:

Three Months Ended June 30, 2012
	Number of Contracts	Pre-modification outstanding recorded investment	Post-modification outstanding recorded investment
Residential	—	$—	$—
Commercial—real estate	—	—	—
Construction	—	—	—
Commercial—non real estate	1	125,000	125,000
Consumer—non real estate	—	—	—

Total	—	$125,000	$125,000

The table below shows troubled debt restructurings that subsequently defaulted within twelve months of modification as of June 30, 2012:

Three Months Ended June 30, 2012
	Number of Contracts	Recorded Investment
Residential	1	$307,232
Commercial—real estate	—	—
Construction	—	—
Commercial—non real estate	—	—
Consumer—non real estate	—	—

Total	1	$307,232

Nonaccrual and past due loans by class are as follows:

As of June 30, 2012	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due	Accruing Loans 90 Days or More Past Due	Nonaccrual Loans
Commercial—Non Real Estate
Commercial & Industrial	$537,668	$111,964	$344,459	$994,091	$344,459	$1,127,205
Commercial Real Estate
Commercial Real estate	3,342,863	—	1,605,740	4,948,603	999,762	4,994,089
Multifamily	—	—	1,017,831	1,017,831	—	1,017,831
Construction and Land Development
Residential	—	—	—	—	—	—
Other Construction and Land Development	197,179	457,816	—	654,995	—	1,281,031
Consumer—Non Real Estate
Automobile	605,994	54,647	6,667	667,308	6,667	1,187
Other	55,587	15,209	172,258	243,054	—	181,950
Residential
Single Family	826,153	355,499	2,732,565	3,914,217	269,993	5,459,814
Equity Lines and Loans	412,383	—	768,487	1,180,870	155,086	990,721

Totals	$5,977,827	$995,135	$6,648,007	$13,620,969	$1,775,967	$15,053,828

As of June 30, 2012, the Company had $1,775,967 of loans greater than 90 days past due and still accruing interest. These loans are well secured and in the process of collection.

As of March 31, 2012	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due	Accruing Loans 90 Days or More Past Due	Nonaccrual Loans
Commercial—Non Real Estate
Commercial & Industrial	$633,659	$502,674	$365,985	$1,502,318	$305,581	$1,232,156
Commercial Real Estate
Commercial Real estate	1,710,467	—	3,384,970	5,095,437	2,453,359	4,046,735
Multifamily	—	943,792	79,089	1,022,881	—	79,089
Construction and Land Development
Residential	283,125	—	520,354	803,479	—	520,354
Other Construction and Land Development	121,083	20,622	132,147	273,852	—	1,558,814
Consumer—Non Real Estate
Automobile	417,745	46,932	72,627	537,304	28,904	52,983
Other	86,465	35,305	232,997	354,767	2,827	230,170
Residential
Single Family	1,622,088	3,059,536	1,271,891	5,953,515	137,085	3,569,655
Equity Lines and Loans	318,148	208,785	431,800	958,733	—	916,749

Totals	$5,192,780	$4,817,646	$6,491,860	$16,502,286	$2,927,756	$12,206,705

Past due nonaccrual loans are included in Total Past Due.

The Company uses the following rating system for evaluating the risks associated with loans:

Pass	A Pass loan’s primary source of repayment is satisfactory, with secondary sources very likely to be realized if necessary.

Special Mention	A Special Mention loan has potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in the deterioration of the repayment prospects for the asset or the Company’s credit position at some future date. Special Mention loans are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification.

Substandard	A Substandard loan is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.

Doubtful	A loan classified Doubtful has all the weaknesses inherent in one classified Substandard with the added characteristics that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Loss	A loan classified Loss is considered uncollectible and of such little value that continuance as a bankable asset is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off this basically worthless asset even though partial recovery may be affected in the future.

Credit Quality by class is as follows:

As of June 30, 2012

Internal Risk Rating Grades	Pass	Special Mention	Substandard	Doubtful	Loss
Commercial—Non Real Estate
Commercial & Industrial	$43,959,143	$4,369,412	$5,063,859	$943,420	$—
Commercial Real Estate
Commercial Real estate	99,435,745	8,437,911	10,489,397	—	—
Multifamily	12,173,892	—	1,017,831	—	—
Construction and Land Development
Residential	3,676,759	1,314,327	256,000	—	—
Other Construction and Land Development	32,573,840	3,595,873	1,975,143	—	—
Consumer—Non Real Estate
Automobile	26,252,439	—	19,258	—	—
Other	6,983,631	—	12,488	172,132	—
Residential
Single Family	121,397,586	5,194,565	9,327,769	—	—
Equity Lines and Loans	45,426,017	444,652	1,272,007	—	—
Totals	$391,879,052	$23,356,740	$29,433,752	$1,115,552	$—

As of March 31, 2012

Internal Risk Rating Grades	Pass	Special Mention	Substandard	Doubtful	Loss
Commercial—Non Real Estate
Commercial & Industrial	$38,349,018	$4,202,456	$5,086,240	$981,094	$—
Commercial Real Estate
Commercial Real estate	99,482,793	10,758,946	11,824,719	—	—
Multifamily	14,473,405	—	1,022,880	—	—
Construction and Land Development
Residential	5,374,826	2,560,717	803,479	—	—
Other Construction and Land Development	32,578,704	5,751,445	3,044,524	—	—
Consumer—Non Real Estate
Automobile	27,268,619	59,157	63,098	—	—
Other	6,767,017	190,903	8,548	226,482	—
Residential
Single Family	116,061,654	8,138,858	11,548,057	—	—
Equity Lines and Loans	44,311,595	973,496	1,397,005	—	—
Totals	$384,667,631	$32,635,978	$34,798,550	$1,207,576	$—

Note 11. Real Estate Owned

At June 30, 2012 and March 31, 2012, OREO was $7,543,843 and $9,259,432, respectively. OREO is primarily comprised of residential single family properties, residential construction, residential lots and commercial real estate.

Changes in the balance for OREO are as follows:

	June 30, 2012	March 31, 2012
Balance at the beginning of period, gross	$11,762,376	$11,609,766
Transfers from loans	969,780	11,128,085
Capitalized costs	24,370	185,516
Sales proceeds	(2,433,729)	(8,998,552)
(Loss) on disposition	(884,576)	(2,162,439)

Balance at the end of period, gross	9,438,221	11,762,376
Less valuation allowance	(1,894,378)	(2,502,944)

Balance at the end of period, net	$7,543,843	$9,259,432

Changes in the allowance for OREO are as follows:

	June 30, 2012	March 31, 2012
Balance at the beginning of the period	$2,502,944	$1,346,278
Provision for losses	265,873	3,047,889
Charge-offs, net	(874,439)	(1,891,223)

Balance at the end of period	$1,894,378	$2,502,944

Expenses applicable to REO, other than the valuation allowance, were $87,473 and $440,033 for the three months ended June 30, 2012 and 2011, respectively.

Note 12. Subsequent Events

On July 17, 2012, the OCC imposed higher minimum capital ratios on the Bank, and the Bank’s capital ratios at June 30, 2012, exceeded those higher requirements. See Note 4 to the Notes to Unaudited Interim Consolidated Financial Statements in this Form 10-Q.

On August 2, 2012, the Company and the Bank entered into an Agreement and Plan of Merger with City Holding Company and City National Bank of West Virginia pursuant to which the Company will be merged with and into City Holding Company, and, immediately thereafter, Community Bank will be merged with and into City National Bank of West Virginia. At the effective time of the merger of the Company into City Holding Company, each common stockholder of the Company will receive 0.1753 shares of the common stock, par value $2.50 per share, of City Holding Company, with cash paid in lieu of fractional shares. The transaction is subject to customary closing conditions, including the receipt of regulatory approvals and approval of the Agreement by the stockholders of the Registrant, and is expected to be completed in early 2013. The Agreement and Plan of Merger is summarized in and included as an exhibit to the Company’s Form 8-K Current Report filed on August 3, 2012.

On August 9, 2012, the Bank entered into a written agreement with the OCC, which is summarized in Item 5 of and included as Exhibit 10.15 to this Form 10-Q.

Item 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

EXECUTIVE SUMMARY

The following information is intended to provide investors a better understanding of the financial position and the operating results of Community Financial Corporation. The following is primarily from management’s perspective and may not contain all information that is of importance to the reader. Accordingly, the information should be considered in the context of the consolidated financial statements and other related information contained herein.

Net income for the quarter ended June 30, 2012 increased $670,000 to $1.2 million compared to $548,000 for the quarter ended June 30, 2011. Net income for the quarter increased primarily due to a $522,000, or 73.9%, decrease in the provision for loan loss and a $1.2 million, or 76.7%, decrease in real estate owned and collection expenses. The decreased provision for the period was primarily related to lower charge-offs and management’s analysis of the Bank’s loan portfolio. This was partially offset by a $488,000, or 8.3%, decrease in net interest income resulting primarily from a decrease in interest income reflecting the decrease in total loans, especially commercial, construction and development loans that carry a higher interest rate.

Net interest income for the quarter ended June 30, 2012 decreased $488,000, or 8.3%, to $5.4 million compared to the quarter ended June 30, 2011. Net interest income, which is the difference between the interest income we earn on our interest-earning assets, such as loans and investment securities, and the interest we pay on interest-bearing liabilities, which are primarily deposits and borrowings. The primary factor contributing to the decrease in net interest income for the quarter ended June 30, 2012 was lower average balances on interest-bearing assets.

Management will continue to monitor the balance sheet to manage the level of regulatory capital and liquidity requirements. We continue to monitor the impact changing interest rates may have on both our interest-earning assets and our interest rate spread. The Bank has approximately $347.2 million in adjustable rate loans, or 77.9% of total loans, which reprice in five years or less, many of which are subject to annual and lifetime interest rate limits. The pace and extent of future interest rate changes will impact the Company’s interest rate spread as will limitations on interest rate adjustments on certain adjustable rate loans.

On July 17, 2012, the OCC imposed higher minimum capital ratios on our wholly owned subsidiary Community Bank, and the Bank’s capital ratios at June 30, 2012, exceeded those higher requirements. See Note 4 to the Notes to Unaudited Interim Consolidated Financial Statements in this Form 10-Q.

On August 2, 2012, the Company and the its wholly owned subsidiary Community Bank, entered into an Agreement and Plan of Merger with City Holding Company and City National Bank of West Virginia pursuant to which the Company will be merged with and into City Holding Company, and, immediately thereafter, Community Bank will be merged with and into City National Bank of West Virginia. At the effective time of the merger of the Company into City Holding Company, each common stockholder of the Company will receive 0.1753 shares of the common stock, par value $2.50 per share, of City Holding Company, with cash paid in lieu of fractional shares. The transaction is subject to customary closing conditions, including the receipt of regulatory approvals and approval of the Agreement by the stockholders of the Registrant, and is expected to be completed in early 2013. The Agreement and Plan of Merger is summarized in and included as an exhibit to the Company’s Form 8-K Current Report filed on August 3, 2012.

On August 9, 2012, the Community entered into a written agreement with the OCC, which is summarized in Item 5 of and included as Exhibit 10.15 to this Form 10-Q.

Our continued emphasis on acquiring interest and non-interest bearing transaction accounts, combined with a falling interest rate environment, has impacted the composition of our interest-bearing liabilities. Deposits were down approximately $4.3 million, or 1.2%, at June 30, 2012 from March 31, 2011, due to decreases in time deposits, interest bearing transaction accounts, and savings accounts, partially offset by increases in noninterest bearing transaction accounts. Management plans to remain competitive in our deposit pricing; though rates on new time deposits with terms in excess on one year must be approved by our potential acquiror under the Agreement and Plan of Merger. Due to relative pricing advantages, we have utilized brokered deposits and borrowings during the June 30, 2012 quarter. During the June 30, 2012 quarter, we experienced increased competition for time deposits.

Management is cognizant of the potential for compression in the Bank’s margin related to the need to acquire funds and the pace of interest rate changes. Management will continue to monitor the level of deposits and borrowings in relation to the current interest rate environment.

The Bank’s loan portfolio decreased $7.1 million from March 31, 2012 to June 30, 2012. This decrease was primarily in commercial real estate loans, construction and land development loans, and consumer loans, partially offset by increases to commercial business loans. We expect any future loan growth to be slow or moderate due to a slower economy and underwriting changes to limit funding of speculative construction loans. We have experienced reduced construction activity in our market areas and existing commercial real estate activity continues to be weak. At June 30, 2012, our assets totaled $498.5 million, including net loans receivable of $438.0 million, compared to total assets of $503.9 million, including net loans receivable of $445.1 million, at March 31, 2012. Commercial real estate loans were $131.6 million or 29.5%, residential real estate loans were $183.1 million or 41.1%, construction and land development loans totaled $43.4 million or 9.7%, and commercial business loans were $54.3 million or 12.2% of our total loan portfolio at June 30, 2012 compared to commercial real estate loans of $137.6 million or 30.3%, residential real estate loans of $182.4 million or 40.2%, construction and land development loans of $50.1 million or 11.1%, and commercial business loans of $48.6 million or 10.7% at March 31, 2012.

At June 30, 2012, non-performing assets totaled $22.7 million or 4.56% of assets compared to $21.6 million or 4.29% of assets at March 31, 2012. Our allowance for loan losses to non-performing loans was 56.54% and to total loans was 1.91% at June 30, 2012 compared to 73.00% and 2.0%, respectively, at March 31, 2012 due primarily to decreased general allowances and increased non-performing assets. The increase in nonperforming assets consisted of a $2.8 million increase in nonaccrual loans, partially offset by a decrease of $1.7 million in real estate owned and repossessed assets. Due primarily to the slow economy, we recognize the possibility of an increase in non-performing assets in the future. Charge-offs of $674,000 during the three month period consisted primarily of $399,000 of residential real estate loans, $82,000 of construction and land development, $103,000 of commercial business loans and $90,000 of automobile loans.

Dramatic declines in the housing market, with decreasing home prices and increasing delinquencies and foreclosures, have negatively impacted the credit performance of mortgage and construction loans and resulted in significant write-downs of assets by many financial institutions. We have experienced declines in real estate values in our market areas. General downward economic trends, reduced availability of commercial credit and continuing high unemployment have negatively impacted the performance of commercial and consumer credit, resulting in additional write-downs. While there have been increases in unemployment and announced layoffs by certain employers in our markets, there has not been a dramatic or widespread increase in unemployment to date. Concerns over the stability of the financial markets and the economy have resulted in decreased lending by other financial institutions to their customers and to each other. This market turmoil and tightening of credit has led to increased delinquencies relative to the historical norm, lack of customer confidence, increased market volatility and widespread reduction in general business activity.

Our ability to assess the creditworthiness of customers and to estimate the losses inherent in our credit exposure is made more difficult and complex under these difficult market and economic conditions. We may be required to pay higher FDIC premiums if financial institution failures continue to deplete the FDIC insurance fund and reduce the FDIC’s ratio of reserves to insured deposits.

We do not expect these difficult conditions to improve in the near future. A worsening of these conditions would likely exacerbate the adverse effects of these difficult market and economic conditions on us, our customers and the other financial institutions in our market. As a result, we may experience increases in foreclosures, delinquencies and customer bankruptcies, as well as more restricted access to funds.

The Dodd-Frank Wall Street Reform and Consumer Protection Act enacted on July 21, 2010, provides, among other things, for new restrictions and an expanded framework of regulatory oversight for financial institutions and their holding companies, including the Company and the Bank. Under the new law, the Bank’s primary regulator, the Office of Thrift Supervision, was eliminated and existing federal thrifts are subject to regulation and supervision by the Office of Comptroller of the Currency, which supervises and regulates all national banks. In addition all financial institution holding companies, including the Company, are now regulated by the Board of Governors of the Federal Reserve System, and this regulation will eventually include the application of federal capital requirements similar to those imposed on all commercial banks and may result in additional restrictions on investments and other holding company activities. The law also created a new consumer financial protection bureau that has the authority to promulgate rules intended to protect consumers in the financial products and services market. The creation of this independent bureau could result in new regulatory requirements and raise the cost of regulatory compliance. In addition, new regulations mandated by this Act could require changes in regulatory capital requirements, loan loss provisioning practices, and compensation practices and will require holding companies to serve as a source of strength for their financial institution subsidiaries. Effective July 21, 2011, financial institutions may pay interest on demand deposits, which could increase our future interest expense. We cannot determine the impact of the new law on our business and operations at this time. Any legislative or regulatory changes in the future could adversely affect our operations and financial condition.

The federal regulators for the Company and the Bank have proposed new capital regulations that, if enacted, would impose capital requirements directly on the Company for the first time and might increase the Bank’s required capital levels.

CRITICAL ACCOUNTING POLICIES

General

The Company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). The financial information contained within our statements is, to a significant extent, financial information that is based on measures of the financial effects of transactions and events that have already occurred. A variety of factors could affect the ultimate value that is obtained either when earning income, recognizing an expense, recovering an asset or relieving a liability. In addition, GAAP itself may change from one previously acceptable method to another method. Although the economics of our transactions would be the same, the timing of events that would impact our transactions could change.

Allowance for Loan Losses

The allowance for loan losses is an estimate of the losses that are inherent in our loan portfolio. The allowance is based on generally accepted accounting principles which require that losses be accrued when they are probable of occurring and estimable and that losses be accrued based on the differences between the value of collateral, present value of future cash flows or values that are observable in the secondary market and the loan balance.

The allowance for loan losses is maintained at a level considered by management to be adequate to absorb future loan losses currently inherent in the loan portfolio. Management’s assessment of the adequacy of the allowance is based upon type and volume of the loan portfolio, past loan loss experience, existing and anticipated economic conditions, and other qualitative factors which deserve current recognition in estimating future loan losses. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. Additions to the allowance are charged to operations. Subsequent recoveries, if any, are credited to the allowance. Loans are charged-off partially or wholly at the time management determines collectability is not probable. Management’s assessment of the adequacy of the allowance is subject to evaluation and adjustment by the Company’s regulators.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as doubtful or substandard. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers special mention and non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio. During the June 30, 2012 quarter the Company evaluated and enhanced the relative value of the qualitative factors used in the determination of the unallocated component of the allowance due to the continuing weak economic conditions and increased level of non-performing assets.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

FINANCIAL CONDITION

The Company’s total assets decreased $5.4 million to $498.5 million at June 30, 2012 from $503.9 million at March 31, 2012 due to decreases in loans receivable of $7.1 million, real estate owned of $1.7 million and cash of $1.4 million, partially offset by increases in investment securities of $6.0 million. As stated above, the decline in our loan portfolio was primarily in commercial real estate loans, construction and land development loans and automobile loans. We expect any future loan growth to be slow or moderate due to a slower economy, underwriting changes to limit funding of speculative construction loans and our higher capital requirements. We have also experienced reduced construction activity in our market areas, while existing commercial real estate activity continues to be weak.

Deposits decreased $4.3 million, or 1.2% to $368.1 million at June 30, 2012, from $372.4 million at March 31, 2012. The decrease was primarily due to a decrease in time deposits of $6.7 million and money market accounts of $3.8 million, partially offset by increases in non-interest bearing checking accounts of $5.5 million, savings accounts of $364,000 and interest bearing checking accounts of $348,000. The decrease in deposits was related to the decrease in our assets and funding needs. The decrease in deposits was generally achieved by lowering the rates offered on our time deposit products. FHLB advances decreased $2.0 million at June 30, 2012 from March 31, 2012.

Stockholders’ equity increased by $1.1 million to $51.5 million at June 30, 2012, from $50.4 million at March 31, 2012, due to income for the three months ended June 30, 2012 of $1.2 million, partially offset by cash dividend payments on our preferred stock.

At June 30, 2012, non-performing assets totaled $22.7 million or 4.56% of assets compared to $21.6 million or 4.29% of assets at March 31, 2012. Non-performing assets at June 30, 2012 were comprised of repossessed assets of $7.5 million and non accrual loans of $15.0 million. Included in the total non-performing assets at June 30, 2012, was one single family nonaccrual property totaling $2.1 million, a hotel nonaccrual property totaling $3.1 million and a commercial real estate nonaccrual property totaling $1.3 million. At June 30, 2012, our allowance for loan losses to non-performing loans was 56.54% and to total loans was 1.95% compared to 73.00% and 2.0%, respectively at March 31, 2012. Our allowance for loan losses decreased $400,000 at June 30, 2012 compared to March 31, 2012 due to decreased loan balances. Charged off loans during the June 30, 2012 quarter included loans on which specific reserves had been established at March 31, 2012. Based on current market values of the properties securing our loans, management anticipates no significant losses in excess of the allowance for losses previously recorded. Although management believes that it uses the best information available to make such determinations, future adjustments to allowances may be necessary, and net income could be significantly affected, if circumstances differ substantially from the assumptions used in making the initial determinations. We also had $20.1 million of loans that were classified as Troubled Debt Restructurings (TDRs) at June 30, 2012, of which $8.6 million were included in nonaccrual loans. These loans have had their original terms modified to facilitate payment by the borrower. The loans have been classified as TDRs primarily due to a change to interest only payments and the maturity of these modified loans is primarily less than one year.

As of June 30, 2012, there were $23.4 million in loans with respect to which known information about the possible credit problems of the borrowers or the cash flows of the security properties have caused management to have doubts as to the ability of the borrowers to comply with present loan repayment terms and which may result in the future inclusion of such items in the non-performing loan categories. These loans are comprised primarily of non-owner occupied commercial and residential real estate loans with an average balance of approximately $231,000. The largest individual loan or lending relationship in this category has a balance of $2.0 million and is secured by raw land. This loan is of concern due to cash flow issues. There are also six additional loans with balances greater than $1.0 million. A loan 60 days delinquent is generally included in this category and monitored until it has been current for six months. Certain loans that are not delinquent may be included due to the nature of the loan’s purpose such as construction or where the loan exhibits other potential weaknesses.

LIQUIDITY AND CAPITAL RESOURCES

Our principal sources of funds are customer deposits, advances from the FHLB of Atlanta, amortization and prepayment of loans, and funds provided from operations. Management maintains investments in liquid assets based upon its assessment of (i) the need for funds, (ii) expected deposit flows, (iii) the yields available on short-term liquid assets, (iv) the liquidity of our loan portfolio and (v) the objectives of our asset/liability management program. Management believes that the Bank will continue to have adequate liquidity for the foreseeable future. Cash flow projections are regularly reviewed and updated to assure that adequate liquidity is provided. As of June 30, 2012, the Bank’s liquidity ratio (liquid assets as a percentage of net withdrawable savings and current borrowings) was 6.6% compared to 2.6% for the same quarter last year.

The Bank has a line of credit with the FHLB equal to 26% of the Bank’s assets, subject to the amount of collateral pledged. Under the terms of its collateral agreement with the FHLB, the Bank provides a blanket lien covering all of its residential first mortgage loans, home equity lines of credit, multi-family loans and commercial loans. In addition, the Bank pledges as collateral its capital stock in and deposits with the FHLB. Based on the collateral pledged as of June 30, 2012, the total amount of borrowing available under the FHLB line of credit was approximately $144.7 million. At June 30, 2012, principal obligations to the FHLB consisted of $76.0 million in fixed-rate short term borrowings, and we had a $4.0 million letter of credit to the Treasurer of Virginia securing public deposits.

At June 30, 2012, we had commitments to purchase or originate $8.7 million of loans. Certificates of deposit scheduled to mature in one year or less at June 30, 2012, totaled $139.4 million. Based on our historical experience, management believes that a significant portion of such deposits will remain with us. Management further believes that loan repayments and other sources of funds will be adequate to meet our foreseeable short-term and long-term liquidity needs. Due to the weak economy, the Bank has experienced reduced loan demand and anticipates a reduced liquidity need for loan funding. At June 30, 2012, we had brokered or internet time deposits of $15.9 million compared to $19.1 million at March 31, 2012.

On July 17, 2012, the OCC imposed an individualized minimum capital requirement (“IMCR”) on the Bank, increasing its minimum leverage capital ratio from 4.0% to 8.5% and its total risk-based capital ratio from 8.0% to 12.5%, because of the Bank’s condition and risk profile. As noted below, the Bank’s capital levels at June 30, 2012, exceeded the ratios required by the IMCR. In addition to these minimum capital requirements, the Bank is required to have the capital ratios noted below to be deemed well-capitalized under the OCC prompt corrective action regulations. The Bank was well-capitalized at June 30, 2012. The Bank’s regulatory capital is characterized as well-capitalized due to the issuance of preferred stock under the U.S. Treasury Capital Purchase Program. The Company received $12,643,000 from the U.S. Treasury through the sale of 12,643 shares of preferred stock. The Company also issued to the U.S. Treasury a warrant to purchase 351,194 shares of common stock at $5.40 per share. The preferred shares pay a cumulative dividend of 5% per year for the first five years and 9% per year thereafter. The preferred shares are redeemable at any time by the Company at 100% of the issue price, subject to the approval of the Company’s and the Bank’s federal regulators.

The following table presents the Bank’s regulatory capital ratios at June 30, 2012:

	Actual Capital Levels		Minimum Required at Capital Levels		Minimum Required Capital Levels Under the IMCR 4		Minimum Capital Levels to be Deemed Well-Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Leverage Capital (1)	$51,703	10.30%	$20,079	4.0%	$42,668	8.5%	$25,099	5.0%
Tier 1 Risk-Based Capital (2)	$51,703	12.34%	N/A	N/A	N/A	N/A	$25,143	6.0%
Total Risk-Based Capital (3)	$56,959	13.59%	$33,524	8.0%	$52,382	12.5%	$41,905	10.0%

1.	Tier 1 Capital to Total Assets of $502.0 million.
2.	Tier 1 Capital to Risk-Weighted Assets of $419.1 million.
3.	Total Capital to Risk-Weighted Assets of $419.1 million.
4.	The IMCR was not effective until July 17, 2012.

The Company’s primary source of funds for the payment of dividends to its common and preferred stockholders is dividends received from the Bank. Under a written agreement between the OCC and the Bank, the Bank must receive OCC approval before paying a dividend to the Company. In addition, under the Agreement and Plan of Merger with City Holding Company, the Company has agreed not to pay dividends to common stockholders pending the consummation of the acquisition.

RESULTS OF OPERATIONS

Three Months Ended June 30, 2012 and 2011.

General. Net income for the three months ended June 30, 2012 increased $670,000 to $1.2 million from $548,000 for the three months ended June 30, 2011. Net interest income decreased $488,000, the provision for loan losses decreased $522,000, non-interest income decreased $66,000 and non-interest expense decreased $1.2 million during the three months ended June 30, 2012 compared to the same period in 2011. Return on equity for the three months ended June 30, 2012 was 12.29% compared to 4.31% for the three month period ended June 30, 2011. Return on assets was 1.26% for quarter ended June 30, 2012 compared to 0.42% for the same period in the previous fiscal year.

Interest Income. Total interest income decreased $808,000, or 11.7% to $6.1 million for the three months ended June 30, 2012, from $6.9 million for the three months ended June 30, 2011, due to a decrease in the volume of our portfolio. The average yield earned on interest-earning assets was 5.36% for the three months ended June 30, 2012 compared to 5.69% for the three months ended June 30, 2011.

Interest Expense. Total interest expense decreased $320,000, or 32.0% to $680,000 for the quarter ended June 30, 2012, from $999,000 for the quarter ended June 30, 2011. Interest on deposits decreased $322,000 to $632,000 for the quarter ended June 30, 2012 from $954,000 for the quarter ended June 30, 2011 due to a decrease in the average rate paid and lower average deposit balances. The average rate paid on deposits was 0.71% during the three months ended June 30, 2012 compared to 1.02% for the three months ended June 30, 2011. The decrease in the average rate paid on deposits was due primarily to market interest rate changes as well as a change in our deposit mix to more low-cost transaction account deposits and fewer higher-cost certificate accounts. Interest expense on borrowed money increased $2,000 to $47,000 for the quarter ended June 30, 2012 compared to $45,000 for the quarter ended June 30, 2011. An increase in the average rate paid on borrowings from 0.19% for the June 30, 2011 quarter to 0.23% for the June 30, 2012 quarter, offset by a decrease in the average balance of borrowings from $96.3 million to $80.9 million, accounted for this increase. The average rate paid on all interest-bearing liabilities was 0.61% during the three months ended June 30, 2012 compared to 0.85% for the three months ended June 30, 2011.

Provision for Loan Losses. The provision for loan losses decreased $522,000, or 73.9%, to $184,000 for the three months ended June 30, 2012, from $706,000 for the three months ended June 30, 2011, primarily as a result of the decreased level of charge-offs during the period, management’s analysis of the Bank’s loan portfolio and decrease in average loan balances.

Noninterest Income. Noninterest income decreased $66,000, or 6.8%, to $908,000 for the three months ended June 30, 2012, from $974,000 for the three months ended June 30, 2011. Service charges, fees and commissions decreased $50,000, or 5.8%, due to a decrease in service charges and fees on loan accounts, secondary mortgage market fee income and service fees on transactional accounts. Other noninterest income decreased $16,000, or 14.5%, to $96,000 for the three months ended June 30, 2012 compared to the same period in 2011, primarily due to decreases in third party relationship income that were present in the 2011 period.

Noninterest Expense. Noninterest expense decreased $1.2 million, or 22.2%, to $4.1 million for the three months ended June 30, 2012 compared to the same period last year. The decrease in noninterest expense for the current period resulted primarily from a $1.2 million, or 76.7% decrease in real estate owned and collection expense and a $177,000, or 7.3% decrease in compensation and benefits, partially offset by a $132,000, or 438.3% increase in professional expenses in the current fiscal quarter.

Taxes. Income tax expense increased $479,000 to $783,000 for the three months ended June 30, 2012, from $304,000 for the three months ended June 30, 2011. The effective tax rate for the June 30, 2011 quarter was 39.1%.

OFF BALANCE SHEET ARRANGEMENTS

There has not been a significant change in our off balance sheet arrangements from the information reported in our annual 10-K for the period ended March 31, 2012.

CONTRACTUAL OBLIGATIONS

There has not been a significant change in our contractual obligations from the information reported in our annual report on form 10-K for the period ended March 31, 2012.

RECENT ACCOUNTING PRONOUNCEMENTS

In April 2011, the FASB issued ASU 2011-03, “Transfers and Servicing (Topic 860)—Reconsideration of Effective Control for Repurchase Agreements.” The amendments in this ASU remove from the assessment of effective control (1) the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms, even in the event of default by the transferee and (2) the collateral maintenance implementation guidance related to that criterion. The amendments in this ASU are effective for the first interim or annual period beginning on or after December 15, 2011. The guidance should be applied prospectively to transactions or modifications of existing transactions that occur on or after the effective date. Early adoption is not permitted. The adoption of the new guidance is not expected to have a material impact on the Corporation’s consolidated financial statements.

In May 2011, the FASB issued ASU 2011-04, “Fair Value Measurement (Topic 820)—Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.” This ASU is the result of joint efforts by the FASB and International Accounting Standards Board (IASB) to develop a single, converged fair value framework on how (not when) to measure fair value and what disclosures to provide about fair value measurements. The ASU is largely consistent with existing fair value measurement principles in U.S. GAAP (Topic 820), with many of the amendments made to eliminate unnecessary wording differences between U.S. GAAP and International Financial Reporting Standards (IFRS). The amendments are effective for interim and annual periods beginning after December 15, 2011 with prospective application. Early application is not permitted. The Corporation does not expect the adoption of ASU 2011-04 to have a material impact on the Corporation’s consolidated financial statements.

In June 2011, the FASB issued ASU 2011-05, “Comprehensive Income (Topic 220)—Presentation of Comprehensive Income.” The objective of this ASU is to improve the comparability, consistency and transparency of financial reporting and to increase the prominence of items reported in other comprehensive income by eliminating the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity. The amendments require that all non-owner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The single statement of comprehensive income should include the components of net income, a total for net income, the components of other comprehensive income, a total for other comprehensive income, and a total for comprehensive income. In the two-statement approach, the first statement should present total net income and its components followed consecutively by a second statement that should present all the components of other comprehensive income, a total for other comprehensive income, and a total for comprehensive income. The amendments do not change the items that must be reported in other comprehensive income, the option for an entity to present components of other comprehensive income either net of related tax effects or before related tax effects, or the calculation or reporting of earnings per share. The amendments in this ASU should be applied retrospectively. The amendments are effective for fiscal years and interim periods within those years beginning after December 15, 2011. Early adoption is permitted because compliance with the amendments is already permitted. The amendments do not require transition disclosures. The Corporation does not expect the adoption of ASU 2011-05 to have a material impact on the Corporation’s consolidated financial statements.

In September 2011, the FASB issued ASU 2011-08, “Intangible—Goodwill and Other (Topic 350)—Testing Goodwill for Impairment.” The amendments in this ASU permit an entity to first assess qualitative factors related to goodwill to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill test described in Topic 350. The more-likely-than-not threshold is defined as having a likelihood of more than 50 percent. Under the amendments in this ASU, an entity is not required to calculate the fair value of a reporting unit unless the entity determines that it is more likely than not that its fair value is less than its carrying amount. The amendments in this ASU are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011, if an entity’s financial statements for the most recent annual or interim period have not yet been issued. The adoption of the new guidance did not have a material impact on the Corporation’s consolidated financial statements.

In December 2011, the FASB issued ASU 2011-11, “Balance Sheet (Topic 210)—Disclosures about Offsetting Assets and Liabilities.” This ASU requires entities to disclose both gross information and net information about both instruments and transactions eligible for offset in the balance sheet and instruments and transactions subject to an agreement similar to a master netting arrangement. An entity is required to apply the amendments for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. An entity should provide the disclosures required by those amendments retrospectively for all comparative periods presented. The Corporation does not expect the adoption of ASU 2011-11 to have a material impact on its consolidated financial statements.

In December 2011, the FASB issued ASU 2011-12, “Comprehensive Income (Topic 220)—Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05.” The amendments are being made to allow the Board time to redeliberate whether to present on the face of the financial statements the effects of reclassifications out of accumulated other comprehensive income on the components of net income and other comprehensive income for all periods presented. While the Board is considering the operational concerns about the presentation requirements for reclassification adjustments and the needs of financial statement users for additional information about reclassification adjustments, entities should continue to report reclassifications out of accumulated other comprehensive income consistent with the presentation requirements in effect before ASU 2011-05. All other requirements in ASU 2011-05 are not affected by ASU 2011-12, including the requirement to report comprehensive income either in a single continuous financial statement or in two separate but consecutive financial statements. Public entities should apply these requirements for fiscal years, and interim periods within those years, beginning after December 15, 2011. The Corporation does not expect the adoption of ASU 2011-12 to have a material impact on the Corporation’s consolidated financial statements.

Disclosure Regarding Forward-Looking Statements

This document, including information incorporated by reference, contains, and future filings by Community Financial Corporation on Form 10-K, Form 10-Q and Form 8-K and future oral and written statements by Community Financial Corporation and its management may contain, forward-looking statements about Community Financial Corporation, which we believe are within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements with respect to anticipated future operating and financial performance, including revenue creation, lending origination, operating efficiencies, loan sales, charge-offs and loan loss provisions, growth opportunities, interest rates, acquisition and divestiture opportunities, and synergies, efficiencies, cost savings and funding advantages. These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. These forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. Accordingly, Community Financial Corporation cautions readers not to place undue reliance on any forward-looking statements.

Many of these forward-looking statements appear in this document in Management’s Discussion and Analysis. Words such as may, could, should, would, believe, anticipate, estimate, expect, intend, plan and similar expressions are intended to identify these forward-looking statements. The important factors discussed below, as well as other factors discussed elsewhere in this document and factors identified in our filings with the Securities and Exchange Commission and those presented elsewhere by our management from time to time, could cause actual results to differ materially from those indicated by the forward-looking statements made in this document. Among the factors that could cause our actual results to differ from these forward-looking statements are:

•

the strength of the United States economy in general and the strength of the local economies in which we conduct our operations, and general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in the credit quality of our loans and other assets and a reduction in the value of the collateral securing our loans;

•	the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board;

•	financial market, monetary and interest rate fluctuations, particularly the relative relationship of short-term interest rates to long-term interest rates;

•	the accuracy of our estimates in evaluating our allowance for loan losses or determining the fair value of our securities;

•	the credit risks of lending activities, including changes in the level and trend of loan delinquencies and charge-offs;

•	fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas;

•

results of examinations by the OCC or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to enter into a formal enforcement action or to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings;

•	our ability to attract and retain deposits;

•	further increases in premiums for deposit insurance;

•	our ability to control operating costs and expenses;

•	the uncertainties arising from our participation in the Treasury Department’s TARP program including scheduled dividend rate increases on and future redemption of our TARP preferred stock;

•

the timely development of and acceptance of new products and services of Community Bank, and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services;

•

the impact of changes in financial services laws and regulations (including laws concerning taxes, accounting standards, banking, securities and insurance) may adversely affect the business in which we are engaged;

•	the impact of technological changes;

•	increased competitive pressures among financial services companies;

•	adverse changes in the securities markets;

•

changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies, the Public Company Accounting Oversight Board or the Financial Accounting Standards Board;

•	changes in consumer spending and saving habits; and

•	our success at managing the risks involved in the foregoing.

Any of the forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements included in this Form 10-Q or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this Form 10-Q might not occur and you should not put undue reliance on any forward-looking statements.

ITEM 3.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

There have been no material changes in market risk since our March 31, 2012 year end. Market risk is discussed as part of management’s discussion and analysis under asset/liability management in the Company’s annual report on Form 10-K for March 31, 2012.

ITEM 4.	CONTROLS AND PROCEDURES

An evaluation of our disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934 (the “Act”)) as of June 30, 2012, was carried out under the supervision of and with the participation of the Company’s Chief Executive Officer, Chief Financial Officer and several other members of the Company’s senior management. The Company’s Chief Executive Officer and Chief Financial Officer concluded that the Company’s disclosure controls and procedures in effect as of June 30, 2012, were effective in ensuring that the information required to be disclosed by the Company in the reports it files or submits under the Act is: (i) accumulated and communicated to the Company’s management (including the Chief Executive Officer and Chief Financial Officer) in a timely manner and (ii) recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. In addition, there have been no changes in our internal control over financial reporting (as defined in Rule 13a-15(f) of the Act) that occurred during the quarter ended June 30, 2012, that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

The Company does not expect that its disclosure controls and procedures and internal control over financial reporting will prevent all error and all fraud. A control procedure, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control procedure are met. Because of the inherent limitations in all control procedures, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within the Company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls may be circumvented by the individual acts of some persons, by collusion of two or more people, or by override of the control. The design of any control procedure also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions; over time, controls may become inadequate because of changes in conditions, or the degree of compliance with the policies or procedures may deteriorate. Because of the inherent limitations in a cost-effective control procedure, misstatements due to error or fraud may occur and not be detected.

The Company intends to continually review and to evaluate the design and effectiveness of its disclosure controls and procedures and to improve its controls and procedures over time and to correct any deficiencies that it may discover in the future. The goal is to ensure that senior management has timely access to all material financial and non-financial information concerning the Company’s business. While the Company believes the present design of its disclosure controls and procedures is effective to achieve its goal, future events affecting its business may cause the Company to modify its disclosure controls and procedures.

PART II. OTHER INFORMATION

Item 1.	Legal Proceedings

Not applicable.

Item 1A.	Risk Factors

Not required for smaller reporting company

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds

Not applicable.

Item 3.	Defaults Upon Senior Securities

Not applicable.

Item 4.	Mine Safety Disclosures

Not applicable.

Item 5.	Other Information

Entry into a Material Definitive Agreement

On August 9, 2012, the Bank entered into a written agreement with the OCC (the “Agreement”) to address the OCC’s concerns about the troubled condition of the Bank. Among other things, the Agreement requires the Bank to: (1) adopt and implement a plan to reduce non-performing and troubled assets; (2) adopt a capital plan; (3) maintain competent senior management; (4) obtain OCC approval of dividends; (5) adopt a program to improve credit risk management; (6) provide for quarterly Board review of the Bank’s allowance for loan and lease losses; and (7) develop plans to improve earnings and increase liquidity. A copy of the Agreement is included in Exhibit 10.15 to this Form 10-Q.

Item 6.	Exhibits

Exhibit Number	Document

2.1	Agreement and Plan of Merger, dated as of August 2, 2012, by and among Community Financial Corporation, Inc., Community Bank, City Holding Company and City National Bank of West Virginia, filed on August 3, 2012, as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K (SEC File No. 000-18265), is incorporated herein by reference.

3.1	Amended and Restated Articles of Incorporation, filed on July 5, 1996 as an exhibit to the Registrant’s Definitive Proxy Statement on Schedule 14A (SEC File No. 000-18265), are incorporated herein by reference.

3.2	Certificate of Amendment and Articles of Amendment for the Series A Preferred Stock, filed on December 22, 2008, as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (SEC File No. 000-18265), is incorporated herein by reference.

3.3	Bylaws, as amended and restated, filed on December 20, 2007 as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (SEC File No. 000-18265), is incorporated herein by reference.

Exhibit Number	Document

4.1	Registrant’s Specimen Common Stock Certificate, filed on June 29, 1999 as Exhibit 4 to the Annual Report on Form 10-KSB (SEC File No. 000-18265) for the fiscal year ended March 31, 1999, is incorporated herein by reference.

4.2	Registrant’s Form of Certificate for the Series A Preferred Stock, filed on December 22, 2008, as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (SEC File No. 000-18265), is incorporated herein by reference.

4.3	Registrant’s Form of Warrant for Purchase of Shares of Common Stock, filed on December 22, 2008, as Exhibit 4.2 to the Registrant’s Current Report on Form 8-K (SEC File No. 000-18265), is incorporated herein by reference.

10.1	Registrant’s 1996 Incentive Plan, filed on July 5, 1996 as an exhibit to the Registrant’s Definitive Proxy Statement on Schedule 14A (SEC File No. 000-18265), is incorporated herein by reference.

10.2	Form of Change in Control Agreement by and between Community Financial Corporation and each of R. Jerry Giles and Benny N. Werner, filed on May 5, 2006 as Exhibit 99.5 to the Registrant’s Current Report on Form 8-K (SEC File No. 000-18265), is incorporated herein by reference.

10.3	Retirement Agreements by and between Community Bank and Non-Employee Directors filed on June 29, 2004 as an exhibit to the Registrant’s Annual Report on Form 10-KSB (SEC File No. 000-18265) for the fiscal year ended March 31, 2004, and incorporated here by reference.

10.4	Form of First Amendment to the Retirement Agreements by and between Community Bank and Non-Employee Directors, filed on June 29, 2005 as an exhibit to the Registrant’s Annual Report on Form 10-K (SEC File No. 000-18265) for the fiscal year ended March 31, 2005, is incorporated here by reference.

10.5	Salary Continuation Agreements by and between Community Bank and Officers Giles, Smiley and Werner filed on June 29, 2004 as an exhibit to the Registrant’s Annual Report on Form 10-KSB (SEC File No. 000-18265) for the fiscal year ended March 31, 2004, and incorporated herein by reference.

10.6	Form of Director Deferred Fee Agreement, as amended, filed on June 29, 2005 as an exhibit to the Registrant’s Annual Report on Form 10-K (SEC File No. 000-18265) for the fiscal year ended March 31, 2005, is incorporated herein by reference.

10.7	Registrant’s 2003 Stock Option and Incentive Plan, filed on December 27, 2003 as an exhibit to the Registrant’s Definitive Proxy Statement on Schedule 14A (SEC File No. 000-18265), is incorporated herein by reference.

10.8	Form of Incentive Stock Option Agreement and Non-Qualified Stock Option Agreement for Registrant’s 2003 Stock Option and Incentive Plan, filed on August 12, 2005 as an exhibit to the Registrant’s Quarterly Report on Form 10-Q (SEC File No. 000-18265) for the quarter ended June 30, 2005, are incorporated herein by reference.

10.9	Employment Agreement by and between Community Bank and Norman C. Smiley, III, filed on June 16, 2008 as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (SEC File No. 000-18265), is incorporated herein by reference.

10.10	Change in Control Agreement by and between Community Financial Corporation and Norman C. Smiley, III, filed on June 16, 2008 as an exhibit to the Registrant’s Current Report on Form 8-K (SEC File No. 000-18265), is incorporated herein by reference.

10.11	Form of Change in Control Agreement by and between Community Financial Corporation and Lyle Moffett, filed on July 1, 2008 as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (SEC File No. 000-18265), is incorporated herein by reference.

Exhibit Number	Document

10.12	Form of Change in Control Agreement by and between Community Financial Corporation and John Howerton, filed on November 14, 2008 as an exhibit to the Registrant’s Report on Form 10-Q (SEC File No. 000-18265), is incorporated herein by reference.

10.13	Letter Agreement, including Schedule A, and Securities Purchase Agreement, dated December 19, 2008, between Community Financial Corporation and United States Department of the Treasury, with respect to the issuance and sale of the Series A Preferred Stock and Warrant, filed on December 22, 2008, as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (SEC File No. 000-18265), is incorporated herein by reference.

10.14	Form of Compensation Modification Agreement and Waiver, executed by Norman C. Smiley, III, filed on December 22, 2008, as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K (SEC File No. 000-18265), is incorporated herein by reference.

10.15	Agreement By and Between Community Bank, Staunton, Virginia and the Comptroller of the Currency, dated August 9, 2012

11	Statement re computation of per share earnings (see Note 3 of the Notes to Unaudited Interim Consolidated Financial Statements included in this Quarterly Report on Form 10-Q).

31.1	Rule 13(a)-14(a) Certification (Chief Executive Officer)

31.2	Rule 13(a)-14(a) Certification (Chief Financial Officer)

32	Section 1350 Certifications

101	Interactive Data File*

Financial Statements from the Company’s Form 10-Q for the year ended June 30, 2012, formatted in Extensive Business Reporting Language (XBRL); (i) Consolidated Balance Sheets at June 30, 2012 (unaudited) and March 31, 2012; (ii) Consolidated Statements of Operations for the Three Months Ended June 30, 2012 and 2011 (unaudited); (iii) Consolidated Statements of Cash Flows for the Three Months Ended June 30, 2012 and 2011 (Unaudited)and 2011; and (v) Notes to Unaudited Interim Consolidated Financial Statements, as follows:
	101.INS	cffc—20120630.xml
	101.SCH	cffc—20120630.xsd
	101.CAL	cffc—20120630_cal.xml
	101.DEF	cffc—20120630_def.xml
	101.LAB	cffc—20120630_lab.xml
	101.PRE	cffc—20120630_pre.xml

*	In accordance with rule 406T of Regulation S-T, these interactive data files are deemed not filed or part of a registration statement or prospectus for purposes of Section 11 or 12 of the Securities Act of 1933, as amended, are deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise are not subject to liability under those sections.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COMMUNITY FINANCIAL CORPORATION

Date: August 13, 2012	By:	/s/ R. Jerry Giles
R. Jerry Giles Chief Financial Officer (Duly Authorized Officer)

EXHIBIT INDEX

Exhibit Number	Document

10.15	Agreement By and Between Community Bank, Staunton, Virginia and the Comptroller of the Currency , dated August 9, 2012

31.1	Rule 13(a)-14(a) Certification (Chief Executive Officer)

31.2	Rule 13(a)-14(a) Certification (Chief Financial Officer)

32	Section 1350 Certifications

101

Interactive Data File*

Financial Statements from the Company’s Form 10-Q for the year ended June 30, 2012, formatted in Extensive Business Reporting Language (XBRL); (i) Consolidated Balance Sheets at June 30, 2012 (unaudited) and March 31, 2012; (ii) Consolidated Statements of Operations for the Three Months Ended June 30, 2012 and 2011 (unaudited); (iii) Consolidated Statements of Cash Flows for the Three Months Ended June 30, 2012 and 2011 (Unaudited)and 2011; and (v) Notes to Unaudited Interim Consolidated Financial Statements, as follows:

101.INS                 cffc—20120630.xml

101.SCH                cffc—20120630.xsd

101.CAL                cffc—20120630_cal.xml

101.DEF                cffc—20120630_def.xml

101.LAB                cffc—20120630_lab.xml

101.PRE                cffc—20120630_pre.xml

*	In accordance with rule 406T of Regulation S-T, these interactive data files are deemed not filed or part of a registration statement or prospectus for purposes of Section 11 or 12 of the Securities Act of 1933, as amended, are deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise are not subject to liability under those sections.

Exhibit 10.15

AGREEMENT BY AND BETWEEN

Community Bank

Staunton, Virginia

and

The Comptroller of the Currency

Community Bank, Staunton, Virginia (“Bank”) and the Comptroller of the Currency of the United States of America (“Comptroller”) wish to protect the interests of the depositors, other customers, and shareholders of the Bank, and, toward that end, wish the Bank to operate safely and soundly and in accordance with all applicable laws, rules and regulations.

The Comptroller has found unsafe and unsound banking practices relating to asset quality, credit risk management, and liquidity and funds management at the Bank.

In consideration of the above premises, it is agreed, between the Bank, by and through its duly elected and acting Board of Directors (“Board”), and the Comptroller, through his authorized representative, that the Bank shall operate at all times in compliance with the articles of this Agreement.

Article I

JURISDICTION

(1) This Agreement shall be construed to be a “written agreement entered into with the agency” within the meaning of 12 U.S.C. § 1818(b)(1).

(2) This Agreement shall be construed to be a “written agreement between such depository institution and such agency” within the meaning of 12 U.S.C. § 1818(e)(1) and 12 U.S.C. § 1818(i)(2).

(3) This Agreement shall be construed to be a “formal written agreement” within the meaning of 12 C.F.R. § 163.555. See 12 U.S.C. § 1831i.

(4) This Agreement shall be construed to be a “written agreement” within the meaning of 12 U.S.C. § 1818(u)(1)(A).

(5) This Agreement shall cause the Bank to be designated as in “troubled condition,” as set forth in 12 C.F.R. § 163.555, unless otherwise informed in writing by the Comptroller, and the following restrictions apply:

(a) The Bank is required to notify the OCC of the proposed addition of any individual to the board of directors or the employment of any individual as a senior executive officer at least thirty (30) days before such addition or employment becomes effective, as required by the 12 C.F.R. § 163.560 and 12 U.S.C. § 1831i.

(b) The Bank is restricted from making any “golden parachute payment” (including severance payments and agreements relating thereto), within the meaning and subject to the restrictions of 12 U.S.C. § 1828(k) and 12 C.F.R. Part 359, except as may be permitted under the above-mentioned statute and regulation.

(c) The Bank will not qualify for expedited treatment for applications and notices filed with the OCC. See 12 C.F.R. § 116.5.

(d) The Bank shall not declare or pay dividends or make any other capital distributions, as that term is defined in 12 C.F.R. § 163.141, without first filing an application pursuant to 12 C.F.R. § 163.143(a) and receiving the prior written approval of the Assistant Deputy Comptroller.

(6) All reports or plans which the Bank or Board has agreed to submit to the Assistant Deputy Comptroller pursuant to this Agreement shall be forwarded to:

Jeffery B. King

Assistant Deputy Comptroller

Virginia Field Office

4419 Pheasant Ridge Road, Suite 300

Roanoke, Virginia 24014

Article II

COMPLIANCE COMMITTEE

(1) Within sixty (60) days of the date of this Agreement, the Board shall appoint a Compliance Committee of at least three (3) directors, of which no more than one (1) shall be an employee or controlling shareholder of the Bank or any of its affiliates (as the term “affiliate” is defined in 12 U.S.C. § 371c(b)(1)), or a family member of any such person. Upon appointment, the names of the members of the Compliance Committee and, in the event of a change of the membership, the name of any new member shall be submitted in writing to the Assistant Deputy Comptroller. The Compliance Committee shall be responsible for monitoring and coordinating the Bank’s adherence to the provisions of this Agreement.

(2) The Compliance Committee shall meet at least quarterly.

(3) Within sixty (60) days of the date of this Agreement, and quarterly thereafter, the Compliance Committee shall submit a written progress report to the Board setting forth in detail:

(a) a description of the action needed to achieve full compliance with each Article of this Agreement;

(b) actions taken to comply with each Article of this Agreement; and

(c) the results and status of those actions.

(4) The Board shall forward a copy of the Compliance Committee’s report, with any additional comments by the Board, to the Assistant Deputy Comptroller within ten (10) days of receiving such report.

Article III

BOARD TO ENSURE COMPETENT MANAGEMENT

(1) Within sixty (60) days, the Board shall ensure that the Bank has competent management in place on a full-time basis in its Senior Executive Officers to carry out the Board’s policies, ensure compliance with this Agreement and applicable laws, rules and regulations, and manage the day-to-day operations of the Bank in a safe and sound manner.

(2) Within sixty (60) days, the Board shall review the capabilities of the Bank’s management to perform present and anticipated duties and the Board will determine whether management changes will be made, including the need for additions to or deletions from current management.

(3) For incumbent officers in the positions mentioned in Paragraph (1) of this Article, the Board shall within sixty (60) days assess each of these officers’ experience, other qualifications and performance compared to the position’s description, duties and responsibilities.

(4) If the Board determines that an officer will continue in his/her position but that the officer’s depth of skills needs improvement, the Board will within thirty (30) days of such determination develop and implement a written program, with specific time frames, to improve the officer’s supervision and management of the Bank. At a minimum, the written program shall include:

(a) an education program designed to ensure that the officer has skills and abilities necessary to supervise effectively;

(b) a program to improve the effectiveness of the officer;

(c) objectives by which the officer’s effectiveness will be measured; and

(d) a performance appraisal program for evaluating performance according to the position’s description and responsibilities and for measuring performance against the Bank’s goals and objectives.

Upon completion, a copy of the written program shall be submitted to the Assistant Deputy Comptroller.

(5) If a position mentioned in Paragraph (1) of this Article is vacant now or in the future, including if the Board realigns an existing officer’s responsibilities and a position mentioned in Paragraph (1) of this Article becomes vacant, the Board shall subject to 12 C.F.R. Part 163, Subpart H, within ninety (90) days of such vacancy, appoint a capable person to the vacant position who shall be vested with sufficient executive authority to ensure the Bank’s compliance with this Agreement and the safe and sound operation of functions within the scope of that position’s responsibility.

(6) Prior to the appointment of any individual to an executive officer position, the Board shall submit to the Assistant Deputy Comptroller the following information:

(a) a written notice as required by 12 C.F.R. Part 163, Subpart H (Notice of Change of Director or Senior Executive Officer) if such executive officer will be a Senior Executive Officer;

(b) a written statement of the Board’s reasons for selecting the proposed officer; and

(c) a written description of the proposed officer’s duties and responsibilities.

(7) The Assistant Deputy Comptroller shall have the power to disapprove the appointment of the proposed new officer. However, the lack of disapproval of such individual shall not constitute an approval or endorsement of the proposed officer.

Article IV

CRITICIZED ASSETS

(1) The Bank shall take immediate and continuing action to protect its interest in those assets criticized in the ROE, in any subsequent Report of Examination, by internal or external loan review, or in any list provided to management by the Comptroller’s Examiners during any examination.

(2) Within sixty (60) days, the Board shall adopt, implement, and thereafter ensure Bank adherence to a written program designed to eliminate the basis of criticism of assets criticized in the ROE, in any subsequent Report of Examination, or by any internal or external loan review, or in any list provided to management by the Comptroller’s Examiners during any examination as “doubtful,” “substandard,” or “special mention.” This program shall include, at a minimum:

(a) identification of the root cause of the basis of criticism;

(b) identification of the expected sources of repayment;

(c) the appraised value of supporting collateral and the position of the Bank’s lien on such collateral where applicable;

(d) an analysis of the appropriateness of accrual status;

(e) an analysis of current and satisfactory credit information, including cash flow analysis where loans are to be repaid from operations;

(f) the proposed action to eliminate the basis of criticism and the time frame for its accomplishment;

(g) a decision on whether to retain and rehabilitate the credit or remove it from the bank, including consideration of alternative courses of actions such as loan modifications, restructurings, foreclosures, or auctions;

(h) implementation of formal written workout plans for each commercial lending relationship and other real estate owned (OREO) properties in excess of three hundred and fifty thousand dollars ($350,000). The workout plans shall be updated on a quarterly basis; and

(i) implementation of a formal written criticized asset reduction plan, in conjunction with the loan workout plans, that establishes goals for the reduction of criticized assets expressed in dollar terms and measured as a percentage of Tier One Capital plus Allowance for Loan and Lease Losses (ALLL), and includes rolling target dates of three, six, and nine month interval periods.

(3) Upon adoption, a copy of the program shall be forwarded to the Assistant Deputy Comptroller.

(4) The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.

(5) The Bank may extend credit, directly or indirectly, including renewals, extensions or capitalization of accrued interest, to a borrower whose loans or other extensions of credit are criticized in the ROE, in any subsequent Report of Examination, in any internal or external loan review, or in any list provided to management by the Comptroller’s Examiners during any examination and whose aggregate loans or other extensions exceed three hundred fifty thousand dollars ($350,000) only if each of the following conditions is met:

(a) the Board or designated committee finds that the extension of additional credit is necessary to promote the best interests of the Bank and that prior to renewing, extending or capitalizing any additional credit, a majority of the full Board (or designated committee) approves the credit extension and records, in writing, why such extension is necessary to promote the best interests of the Bank; and

(b) a comparison to the written program adopted pursuant to this Article shows that the Board’s formal plan to collect or strengthen the criticized asset will not be compromised.

(6) A copy of the approval of the Board or of the designated committee shall be maintained in the file of the affected borrower.

Article V

CAPITAL PLAN

(1) Within sixty (60) days, the Board shall develop, implement, and thereafter ensure Bank adherence to a three year capital program. The program shall include:

(a) specific plans for the maintenance of adequate capital and the establishment of capital targets for Total Risk-based and Tier One Capital ratios commensurate with the Bank’s risk profile;

(b) projections for growth and capital requirements based upon a detailed analysis of the Bank’s assets, liabilities, earnings, fixed assets, off-balance sheet activities, growth plans, and credit risk trends;

(c) projections of the sources and timing of additional capital to meet the Bank’s current and future needs;

(d) the primary source(s) from which the Bank will strengthen its capital structure to meet the Bank’s needs;

(e) contingency plans that identify alternative methods should the primary source(s) under (d) above not be available; and

(f) development of short term capital ratio projections in conjunction with the annual budgeting process, and also long term strategies to provide for the repayment of preferred stock issued under the U.S. Treasury Department’s Troubled Asset Relief Program (TARP); and

(g) a dividend policy that permits the declaration of a dividend only:

(i) when the Bank is in compliance with its approved capital program;

(ii) in conformance with the requirements set forth at 12 C.F.R Part 163 Subpart E—Capital Distributions; and

(iii) with the prior written determination of no supervisory objection by the Assistant Deputy Comptroller. Upon receiving a determination of no supervisory objection from the Assistant Deputy Comptroller, the Bank shall implement and adhere to the dividend policy.

(2) Upon completion, the Bank’s capital program shall be submitted to the Assistant Deputy Comptroller for prior determination of no supervisory objection. Upon receiving a determination of no supervisory objection from the Assistant Deputy Comptroller, the Bank shall implement and adhere to the capital program. The Board shall review and update the Bank’s capital program on an annual basis, or more frequently if necessary. Copies of the reviews and updates shall be submitted to the Assistant Deputy Comptroller.

(3) The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.

Article VI

CREDIT RISK MANAGEMENT

(1) Within sixty (60) days, the Board shall develop, implement, and thereafter ensure Bank adherence to a written program to improve the Bank’s credit risk management consistent with the guidance set forth in the OCC Handbook “Rating Credit Risk”. The program shall include, but not be limited to:

(a) procedures to ensure accurate and timely risk grades, including loss recognition and identification of nonaccrual loans;

(b) procedures for early problem loan identification;

(c) procedures for establishing loan officer and credit administration accountability for failure to assign accurate and timely risk grades on loans, including recognition of nonaccrual status under their respective supervision;

(d) implementation of an effective credit risk training program for all lending staff, internal loan review staff, financial analysts, and members of the Directors Loan Committee;

(e) stress testing of higher risk loan concentration categories (non-owner occupied, commercial real estate (CRE), land, and construction loans), including at a minimum, loans to the ten largest borrowers in each higher risk loan concentration category; and

(f) a system to ensure that policy exceptions are properly tracked, aggregated, and reported to the Board at least quarterly.

(2) The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program and systems developed pursuant to this Article.

Article VII

ALLOWANCE FOR LOAN AND LEASE LOSSES

(1) The Board shall review the adequacy of the Bank’s Allowance for Loan and Lease Losses (“Allowance”) and shall establish a program for the maintenance of an adequate Allowance. This review and program shall be designed in light of the comments on maintaining a proper Allowance found in OCC Bulletin 2006-47 and the Interagency Policy Statement on the Allowance for Loan and Lease Losses , and shall include an Allowance methodology that comports with the accounting standards set forth in the Accounting Standards Codification ASC 310-10 and ASC 450-20.

(2) The program shall provide for a review of the Allowance by the Board at least once each calendar quarter. Any deficiency in the Allowance shall be remedied in the quarter it is discovered, prior to the filing of the Consolidated Reports of Condition and Income, by additional provisions from earnings. Written documentation shall be maintained indicating the factors considered and conclusions reached by the Board in determining the adequacy of the Allowance.

(3) A copy of the Board’s program shall be submitted to the Assistant Deputy Comptroller for review and prior written determination of no supervisory objection. Upon receiving a determination of no supervisory objection from the Assistant Deputy Comptroller, the Bank shall implement and adhere to the program.

(4) The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.

Article VIII

PROFIT PLAN

(1) Within thirty (30) days, the Board shall develop, implement, and thereafter ensure Bank adherence to a written profit plan to improve and sustain the earnings of the Bank. This plan shall include, at minimum, the following elements:

(a) identification of the major areas in and means by which the Board will seek to improve the Bank’s operating performance;

(b) realistic and comprehensive budgets, including projected balance sheets and year-end income statements for the next three fiscal years;

(c) a budget review process to monitor both the Bank’s income and expenses, and to compare actual figures with budgetary projections; and

(d) a description of the operating assumptions that form the basis for major projected income and expense components.

(2) The budgets and related documents required in paragraph (1) above shall be submitted to the Assistant Deputy Comptroller upon completion. The Board shall submit to the Assistant Deputy Comptroller annual budgets as described in paragraph (1) above for each year this Agreement remains in effect. The budget for each year shall be submitted on or before thirty (30) days before the start of your fiscal year.

(3) The Board shall forward comparisons of its balance sheet and profit and loss statement to the profit plan projections to the Assistant Deputy Comptroller on a quarterly basis.

The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the plan developed pursuant to this Article.

Article IX

LIQUIDITY MANAGEMENT

(1) The Board shall immediately develop and implement a plan to increase the liquidity of the Bank to a level that is sufficient to sustain the Bank’s current operations and to withstand any anticipated or extraordinary demand against its funding base. At a minimum, the plan must:

(a) establish reasonable risk limits for the:

(i) minimum amount of liquid assets as a percentage of assets;

(ii) maximum use of wholesale funding as a percentage of total funding sources;

(iii) maximum loan to deposit ratio; and

(iv) maximum level of brokered deposits as a percentage of total funding;

(b) include a revised Contingency Liquidity Policy that is consistent with the guidance of OCC Bulletin 2010-13 and the Interagency Policy Statement on Funding and Liquidity Risk Management (March 2010).

(c) establish an updated contingency funding plan that, at a minimum, reflects:

(i) cash flow projections that include estimated deposit maturities, renewals, and outflows;

(ii) stress testing of cash flow forecasts under adverse funding scenarios to include descriptions of triggering events; and

(iii) quantitative analysis of available resources in relation to funding needs under stressed conditions, including the duration and severity impact on the Bank’s liquidity position;

(d) provide for a monthly report to the Board regarding the Bank’s liquidity risk position. The monthly report shall set forth liquidity requirements and sources.

(2) The Board shall review the Bank’s liquidity on a monthly basis and shall take appropriate action to ensure adequate sources of liquidity in relation to the Bank’s needs.

(3) Copies of these monthly reports shall be forwarded to the Assistant Deputy Comptroller.

CLOSING

(1) Although the Board has agreed to submit certain programs and reports to the Assistant Deputy Comptroller for review or prior written determination of no supervisory objection, the Board has the ultimate responsibility for proper and sound management of the Bank.

(2) It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon him/her by the several laws of the United States of America to undertake any action affecting the Bank, nothing in this Agreement shall in any way inhibit, estop, bar, or otherwise prevent the Comptroller from so doing.

(3) Any time limitations imposed by this Agreement shall begin to run from the effective date of this Agreement. Such time requirements may be extended in writing by the Assistant Deputy Comptroller for good cause upon written application by the Board.

(4) The provisions of this Agreement shall be effective upon execution by the parties hereto and its provisions shall continue in full force and effect unless or until such provisions are amended in writing by mutual consent of the parties to the Agreement or excepted, waived, or terminated in writing by the Comptroller.

(5) In each instance in this Agreement in which the Board is required to ensure adherence to, and undertake to perform certain obligations of the Bank, it is intended to mean that the Board shall:

(a) authorize and adopt such actions on behalf of the Bank as may be necessary for the Bank to perform its obligations and undertakings under the terms of this Agreement;

(b) require the timely reporting by Bank management of such actions directed by the Board to be taken under the terms of this Agreement;

(c) follow-up on any non-compliance with such actions in a timely and appropriate manner; and

(d) require corrective action be taken in a timely manner of any non-compliance with such actions.

(6) This Agreement is intended to be, and shall be construed to be, a supervisory “written agreement entered into with the agency” as contemplated by 12 U.S.C. § 1818(b)(1), and expressly does not form, and may not be construed to form, a contract binding on the Comptroller or the United States. Notwithstanding the absence of mutuality of obligation, or of consideration, or of a contract, the Comptroller may enforce any of the commitments or obligations herein undertaken by the Bank under his supervisory powers, including 12 U.S.C. § 1818(b)(1), and not as a matter of contract law. The Bank expressly acknowledges that neither the Bank nor the Comptroller has any intention to enter into a contract. The Bank also expressly acknowledges that no officer or employee of the Office of the Comptroller of the Currency has statutory or other authority to bind the United States, the U.S. Treasury Department, the Comptroller, or any other federal bank regulatory agency or entity, or any officer or employee of any of those entities to a contract affecting the Comptroller’s exercise of his supervisory responsibilities. The terms of this Agreement, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements or prior arrangements between the parties, whether oral or written.

IN TESTIMONY WHEREOF, the undersigned, authorized by the Comptroller, has hereunto set his hand on behalf of the Comptroller.

/s/	August 9, 2012
Jeffery B. King Assistant Deputy Comptroller Office of the Comptroller of the Currency	Date

IN TESTIMONY WHEREOF, the undersigned, as the duly elected and acting Board of Directors of the Bank, have hereunto set their hands on behalf of the Bank.

/s/ Charles F. Andersen	August 9, 2012 Date

/s/ James R. Cooke, Jr.	August 9, 2012 Date

/s/ Charles W. Fairchilds	August 9, 2012 Date

/s/ P. Douglas Richard	August 9, 2012 Date

/s/ Paul M. Mott	August 9, 2012 Date

/s/ Norman C. Smiley, III	August 9, 2012 Date

/s/ Dale C. Smith	August 9, 2012 Date

/s/ Morgan N. Trimyer, Jr.	August 9, 2012 Date

Exhibit 31.1

Rule 13a-14(a) CERTIFICATIONS

I, Norman C. Smiley III, certify that:

1. I have reviewed this quarterly report on Form 10-Q of Community Financial Corporation (the “Registrant”);

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the Registrant as of, and for, the periods presented in this report;

4. The Registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f) for the Registrant and have:

a) designed such disclosure controls and procedures or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b) designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c) evaluated the effectiveness of the Registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d) disclosed in this report any changes in the Registrant’s internal control over financial reporting that occurred during the Registrant’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the Registrant’s internal control over financial reporting; and

5. The Registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Registrant’s auditors and the audit committee of Registrant’s board of directors (or persons performing the equivalent functions):

a) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Registrant’s ability to record, process, summarize and report financial information; and

b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Registrant’s internal control over financial reporting.

Date: August 13, 2012

/s/ Norman C. Smiley, III
Norman C. Smiley, III
President and Chief Executive Officer

Exhibit 31.2

I, R. Jerry Giles, certify that:

1. I have reviewed this quarterly report on Form 10-Q of Community Financial Corporation (the “Registrant”);

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the Registrant as of, and for, the periods presented in this report;

4. The Registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f) for the Registrant and have:

a) designed such disclosure controls and procedures or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b) designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c) evaluated the effectiveness of the Registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation;

d) disclosed in this report any changes in the Registrant’s internal control over financial reporting that occurred during the Registrant’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the Registrant’s internal control over financial reporting; and

5. The Registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Registrant’s auditors and the audit committee of Registrant’s board of directors (or persons performing the equivalent functions):

a) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Registrant’s ability to record, process, summarize and report financial information; and

b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Registrant’s internal control over financial reporting.

Date: August 13, 2012

/s/ R. Jerry Giles
R. Jerry Giles
Senior Vice President and Chief Financial Officer

Exhibit 32

CERTIFICATION

Each of the undersigned hereby certifies in his capacity as an officer of Community Financial Corporation (the “Company”) that the quarterly report of the Company on Form 10-Q for the period ended June 30, 2012 fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that the information contained in such report fairly presents, in all material respects, the financial condition of the Company at the end of such period and the results of operations of the Company for such period.

Date: August 13, 2012	/s/ Norman C. Smiley, III
Norman C. Smiley, III President and Chief Executive Officer

/s/ R. Jerry Giles
R. Jerry Giles Chief Financial Officer (Duly Authorized Officer)

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Section 31D-8-850 of the WVBCA provides in part that each West Virginia corporation has the power to indemnify any director against liability incurred in a proceeding against him by reason of being or having been such director (other than in an action by or in the right of the corporation) if he acted in good faith and in a manner he reasonably believed to be or not opposed to the best interests of the corporation, or, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. With respect to an action by or in the right of the corporation, except for reasonable expenses incurred in the proceeding as to which he meets the foregoing standard of conduct, a director may not be indemnified. A director also may not be indemnified unless ordered by a court if he is adjudged liable on the basis that he received a financial benefit to which he was not entitled. A West Virginia corporation may make any other or further indemnity to any such persons that may be authorized by the corporation’s articles of incorporation.

A corporation must indemnify a director who was wholly successful on the merits in the proceeding against reasonable expenses of the proceeding. A corporation may advance expenses incurred by a director in such a proceeding if he affirms he has met the standard of conduct and agrees to return the advanced expenses if it is determined he has not met this standard.

The City Holding Articles provide that City Holding shall indemnify any current or former officer or director of City Holding or a person serving as an officer or director of another corporation at City Holding’s request against costs and expenses incurred by him in connection with a claim or proceeding against him by reason of his being or having been an officer or director, unless the claim or proceeding relates to matters as to which the officer or director has been adjudged to be liable for gross negligence or willful misconduct in the performance of his duty to the corporation. To the extent that the board of directors of City Holding determines that a settlement is in City Holding’s best interests, City Holding shall reimburse the officer or director for any amounts paid in effecting the settlement and for reasonable expenses associated therewith.

§31D-8-851. Permissible indemnification.

(a) Except as otherwise provided in this section, a corporation may indemnify an individual who is a party to a proceeding because he or she is a director against liability incurred in the proceeding if:

(1) (A) He or she conducted himself or herself in good faith; and

(B) He or she reasonably believed: (i) In the case of conduct in his or her official capacity, that his or her conduct was in the best interests of the corporation; and (ii) in all other cases, that his or her conduct was at least not opposed to the best interests of the corporation; and

(C) In the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful; or

(2) He or she engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation as authorized by subdivision (5), subsection (b), section two hundred two, article two of this chapter.

(b) A director’s conduct with respect to an employee benefit plan for a purpose he or she reasonably believed to be in the interests of the participants in, and the beneficiaries of, the plan is conduct that satisfies the requirement of subparagraph (ii), paragraph (B), subdivision (1), subsection (a) of this section.

(c) The termination of a proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, is not determinative that the director did not meet the relevant standard of conduct described in this section.

(d) Unless ordered by a court under subdivision (3), subsection (a), section eight hundred fifty-four of this article, a corporation may not indemnify a director:

(1) In connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under subsection (a) of this section; or

(2) In connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that he or she received a financial benefit to which he or she was not entitled, whether or not involving action in his or her official capacity.

§31D-8-852. Mandatory Indemnification.

A corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by him or her in connection with the proceeding.

§31D-8-853. Advance for expenses.

(a) A corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director if he or she delivers to the corporation:

(1) A written affirmation of his or her good faith belief that he or she has met the relevant standard of conduct described in section eight hundred fifty-one of this article or that the proceeding involves conduct for which liability has been eliminated under a provision of the articles of incorporation as authorized by subdivision (4), subsection (b), section two hundred two, article two of this chapter; and

(2) His or her written undertaking to repay any funds advanced if he or she is not entitled to mandatory indemnification under section eight hundred fifty-two of this article and it is ultimately determined under section eight hundred fifty-four or eight hundred fifty-five of this article that he or she has not met the relevant standard of conduct described in section eight hundred fifty-one of this article.

(b) The undertaking required by subdivision (2), subsection (a) of this section must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to the financial ability of the director to make repayment.

(c) Authorizations under this section are to be made:

(1) By the board of directors:

(A) If there are two or more disinterested directors, by a majority vote of all the disinterested directors, a majority of whom constitute a quorum for this purpose, or by a majority of the members of a committee of two or more disinterested directors appointed by a vote; or

(B) If there are fewer than two disinterested directors, by the vote necessary for action by the board in accordance with subsection (c), section eight hundred twenty-four of this article in which authorization directors who do not qualify as disinterested directors may participate; or

(2) By the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the authorization; or

(3) By special legal counsel selected in a manner in accordance with subdivision (2), subsection (b), section eight hundred fifty-five of this article.

§31D-8-854. Circuit court-ordered indemnification and advance for expenses.

(a) A director who is a party to a proceeding because he or she is a director may apply for indemnification or an advance for expenses to the circuit court conducting the proceeding or to another circuit court of competent jurisdiction. After receipt of an application and after giving any notice it considers necessary, the circuit court shall:

(1) Order indemnification if the circuit court determines that the director is entitled to mandatory indemnification under section eight hundred fifty-two of this article;

(2) Order indemnification or advance for expenses if the circuit court determines that the director is entitled to indemnification or advance for expenses pursuant to a provision authorized by subsection (a), section eight hundred fifty-eight of this article; or

(3) Order indemnification or advance for expenses if the circuit court determines, in view of all the relevant circumstances, that it is fair and reasonable:

(A) To indemnify the director; or

(B) To advance expenses to the director, even if he or she has not met the relevant standard of conduct set forth in subsection (a), section eight hundred fifty-one of this article, failed to comply with section eight hundred fifty-three of this article or was adjudged liable in a proceeding referred to in subdivision (1) or (2), subsection (d), section eight hundred fifty-one of this article, but if he or she was adjudged so liable his or her indemnification is to be limited to reasonable expenses incurred in connection with the proceeding.

(b) If the circuit court determines that the director is entitled to indemnification under subdivision (1), subsection (a) of this section or to indemnification or advance for expenses under subdivision (2) of said subsection, it shall also order the corporation to pay the director’s reasonable expenses incurred in connection with obtaining circuit court-ordered indemnification or advance for expenses. If the circuit court determines that the director is entitled to indemnification or advance for expenses under subdivision (3) of said subsection, it may also order the corporation to pay the director’s reasonable expenses to obtain circuit court-ordered indemnification or advance for expenses.

§31D-8-855. Determination and authorization of indemnification.

(a) A corporation may not indemnify a director under section eight hundred fifty-one of this article unless authorized for a specific proceeding after a determination has been made that indemnification of the director is permissible because he or she has met the relevant standard of conduct set forth in section eight hundred fifty-one of this article.

(b) The determination is to be made:

(1) If there are two or more disinterested directors, by the board of directors by a majority vote of all the disinterested directors, a majority of whom constitute a quorum for this purpose, or by a majority of the members of a committee of two or more disinterested directors appointed by a vote;

(2) By special legal counsel:

(A) Selected in the manner prescribed in subdivision (1) of this subsection; or

(B) If there are fewer than two disinterested directors, selected by the board of directors in which selection directors who do not qualify as disinterested directors may participate; or

(3) By the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the determination.

(c) Authorization of indemnification is to be made in the same manner as the determination that indemnification is permissible, except that if there are fewer than two disinterested directors or if the determination is made by special legal counsel, authorization of indemnification is to be made by those entitled under paragraph (B), subdivision (2), subsection (b) of this section to select special legal counsel.

§31D-8-856. Indemnification of officers.

(a) A corporation may indemnify and advance expenses under this part to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation:

(1) To the same extent as a director; and

(2) If he or she is an officer but not a director, to a further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors or contract except for:

(A) Liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding; or

(B) Liability arising out of conduct that constitutes:

(i) Receipt by him or her of a financial benefit to which he or she is not entitled;

(ii) An intentional infliction of harm on the corporation or the shareholders; or

(iii) An intentional violation of criminal law.

(b) The provisions of subdivision (2), subsection (a) of this section apply to an officer who is also a director if the basis on which he or she is made a party to the proceeding is an act or omission solely as an officer.

(c) An officer of a corporation who is not a director is entitled to mandatory indemnification under section eight hundred fifty-two of this article and may apply to a court under section eight hundred fifty-four of this article for indemnification or an advance for expenses in each case to the same extent to which a director may be entitled to indemnification or advance for expenses under those provisions.

Certain rules of the Federal Deposit Insurance Corporation limit the ability of certain depository institutions, their subsidiaries and their affiliated depository institution holding companies to indemnify affiliated parties, including institution directors. In general, subject to the ability to purchase directors’ and officers’ liability insurance and to advance professional expenses under certain circumstances, the rules prohibit such institutions from indemnifying a director for certain costs incurred with regard to an administrative or enforcement action commenced by any federal banking agency that results in a final order or settlement pursuant to which the director is assessed a civil money penalty, removed from office, prohibited from participating in the affairs of an insured depository institution or required to cease and desist from or take an affirmative action described in Section 8(b) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(b)).

Item 21.	Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit Number	Description of Exhibits

2(a)	Agreement and Plan of Merger dated August 2, 2012, by and among Community Financial Corporation, Community Bank, City Holding Company and City National Bank of West Virginia (included as Annex A to the proxy statement/prospectus)

3(a)	Articles of Incorporation of City Holding Company (attached to, and incorporated by reference from Amendment No. 1 to City Holding Company’s Registration Statement on Form S-4, Registration No. 2-86250, filed November 4, 1983, with the Securities and Exchange Commission)

3(b)	Articles of Amendment to the Articles of Incorporation of City Holding Company, dated March 6, 1984 (attached to, and incorporated by reference from, City Holding Company’s Form 8-K Report dated March 7, 1984, and filed with the Securities and Exchange Commission on March 22, 1984)

3(c)	Articles of Amendment to the Articles of Incorporation of City Holding Company, dated March 4, 1986 (attached to, and incorporated by reference from, City Holding Company’s Form 10-K Annual Report for the year ended December 31, 1986, filed March 31, 1987 with the Securities and Exchange Commission)

3(d)	Articles of Amendment to the Articles of Incorporation of City Holding Company, dated September 29, 1987 (attached to, and incorporated by reference from, City Holding Company’s Registration Statement on Form S-4, Registration No. 33-23295, filed with the Securities and Exchange Commission on August 3, 1988)

3(e)	Articles of Amendment to the Articles of Incorporation of City Holding Company, dated May 6, 1991 (attached to, and incorporated by reference from, City Holding Company’s Form 10-K Annual Report for the year ended December 31, 1991, filed March 17, 1992 with the Securities and Exchange Commission)

3(f)	Articles of Amendment to the Articles of Incorporation of City Holding Company, dated May 7, 1991 (attached to, and incorporated by reference from, City Holding Company’s Form 10-K Annual Report for the year ended December 31, 1991, filed March 17, 1992 with the Securities and Exchange Commission)

3(g)	Articles of Amendment to the Articles of Incorporation of City Holding Company, dated August 1, 1994 (attached to, and incorporated by reference from, City Holding Company’s Form 10-Q Quarterly Report for the quarter ended September 30, 1994, filed November 14, 1994 with the Securities and Exchange Commission)

3(h)	Articles of Amendment to the Articles of Incorporation of City Holding Company, dated December 9, 1998 (attached to, and incorporated by reference from, City Holding Company’s Form 10-K Annual Report for the year ended December 31, 1998, filed March 31, 1999 with the Securities and Exchange Commission)

3(i)	Articles of Amendment to the Articles of Incorporation of City Holding Company, dated June 13, 2001 (attached to, and incorporated by reference from, City Holding Company’s Registration Statement on Form 8-A, filed June 22, 2001 with the Securities and Exchange Commission)

3(j)	Articles of Amendment to the Articles of Incorporation of City Holding Company, dated May 10, 2006 (attached to, and incorporated by reference from, City Holding Company’s Form 10-Q, Quarterly Report for the quarter ended June 30, 2006, filed August 9, 2006 with the Securities and Exchange Commission)

Exhibit Number	Description of Exhibits

3(k)	Amended and Restated Bylaws of City Holding Company, revised February 28, 2007 (attached to, and incorporated by reference from, City Holding Company’s Current Report on Form 8-K filed March 1, 2007 with the Securities and Exchange Commission)

3(l)	Amended and Restated Bylaws of City Holding Company, revised February 24, 2010 (attached to, and incorporated by reference from, City Holding Company’s Current Report on Form 8-K filed March 1, 2010 with the Securities and Exchange Commission)

4(a)	Rights Agreement, dated as of June 13, 2001 (the “Rights Agreement”), between City Holding Company and SunTrust Bank, as Rights Agent (attached to, and incorporated by reference from, City Holding Company’s Registration Statement on Form 8-A, filed June 22, 2001 with the Securities and Exchange Commission)

4(b)	Amendment No. 1 to the Rights Agreement dated as of November 30, 2005 (attached to, and incorporated by reference from City Holding Company’s Amendment No. 1 on Form 8-A, filed December 21, 2005, with the Securities and Exchange Commission)

5	Opinion of Jackson Kelly PLLC, including consent.

8	Tax Opinion of Jackson Kelly PLLC, including consent.

10(a)	Directors’ Deferred Compensation Plan for the Directors of the Bank of Raleigh, dated January 1987 (attached to and incorporated by reference from, City Holding Company’s Form 10-K Annual Report for the year ended December 31, 2004, filed March 2, 2005 with the Securities and Exchange Commission)

10(b)	Form of Deferred Compensation Agreement for the Directors of the National Bank of Summers, dated January 15, 1987 (attached to, and incorporated by reference from, City Holding Company’s Form 10-K Annual Report for the year ended December 31, 2004, filed March 2, 2005 with the Securities and Exchange Commission)

10(c)	City Holding Company’s 1993 Stock Incentive Plan (attached to, and incorporated by reference from, Exhibit 4.1 to City Holding Company’s Registration Statement on Form S-8, Registration No. 333-87667, filed with the Securities and Exchange Commission on September 23, 1999)

10(d)	Amendment No. 1 to City Holding Company’s 1993 Stock Incentive Plan (attached to, and incorporated by reference from, Exhibit 4.2 to City Holding Company’s Registration Statement on Form S-8, Registration No. 333-87667, filed with the Securities and Exchange Commission on September 23, 1999)

10(e)	Amendment No. 2 to City Holding Company’s 1993 Stock Incentive Plan (attached to, and incorporated by reference from, City Holding Company’s Form 10-Q Quarterly Report for the quarter ended June 30, 2002, filed August 14, 2002 with the Securities and Exchange Commission)

10(f)	City Holding Company’s 2003 Incentive Plan (attached to, and incorporated by reference from, City Holding Company’s Definitive Proxy Statement, filed March 21, 2003 with the Securities and Exchange Commission)

10(g)	Form of Employment Agreement, dated as of July 25, 2007, by and between City Holding Company and Charles R. Hageboeck, Ph.D. (attached to, and incorporated by reference from, City Holding Company’s Current Report on Form 8-K, filed July 31, 2007 with the Securities and Exchange Commission)

10(h)	Form of Employment Agreement, dated as of July 25, 2007, by and between City Holding Company and Craig G. Stilwell (attached to, and incorporated by reference from, City Holding Company’s Current Report on Form 8-K, filed July 31, 2007 with the Securities and Exchange Commission)

Exhibit Number	Description of Exhibits

10(i)	Form of Change of Control Agreement, dated February 1, 2005, by and between City Holding Company and David L. Bumgarner (attached to, and incorporated by reference from, City Holding Company’s Form 10-K Annual Report for the year ended December 31, 2004, filed March 2, 2005 with the Securities and Exchange Commission)

10(j)	Form of Change in Control and Termination Agreement, dated June 28, 2004, by and between City Holding Company and John A. DeRito (attached to, and incorporated by reference from, City Holding Company’s Form 10-K Annual Report for the year ended December 31, 2005, filed March 7, 2006 with the Securities and Exchange Commission)

10(k)	Amended and Restated Declaration of Trust City Holding Capital Trust III, dated as of March 27, 2008 (attached to, and incorporated by reference from, City Holding Company’s Form 10-Q, Quarterly Report for the period ended March 31, 2008 with the Securities and Exchange Commission)

10(l)	Junior Subordinated Indenture, dated as of March 27, 2008, between City Holding Company and Wells Fargo, National Association, as Trustee (attached to, and incorporated by reference from, City Holding Company’s Form 10-Q, Quarterly Report for the period ended March 31, 2008 with the Securities and Exchange Commission)

10(m)	City Holding Company Guarantee Agreement, dated as of March 27, 2008 (attached to, and incorporated by reference from, City Holding Company’s Form 10-Q, Quarterly Report for the period ended March 31, 2008 with the Securities and Exchange Commission)

10(n)	Amendment to Employment Agreement dated December 19, 2011, by and among City Holding Company, City National Bank of West Virginia and Charles R. Hageboeck (attached to and incorporated by reference from City Holding Company’s Form 8-K filed December 21, 2011, with the Securities and Exchange Commission)

10(o)	Amendment to Employment Agreement dated December 19, 2011, by and among City Holding Company, City National Bank of West Virginia and Craig G. Stilwell (attached to and incorporated by reference from City Holding Company’s Form 8-K filed December 21, 2011, with the Securities and Exchange Commission)

21	Subsidiaries of Registrant (incorporated herein by reference to City Holding Company’s Form 10-K for the year ended December 31, 2010)

23(a)	Consent of Jackson Kelly PLLC (included in Legal Opinion, Exhibit 5)

23(b)	Consent of Jackson Kelly PLLC (included in Legal Opinion, Exhibit 8)

23(c)	Consent of Ernst & Young LLP

23(d)	Consent of Yount, Hyde & Barbour, P.C.

23(e)	Consent of Scott & Stringfellow, LLC (included in Annex B of the proxy statement/prospectus which is a part of this registration statement)

23(f)	Consent of [Director] (to be filed by amendment)

24	Powers of Attorney (signature page)

99(a)	Form of Proxy Card for Community Financial Corporation

99(b)	Form of Transmittal Letter for City Holding Company

(b) Financial Statement Schedules

Schedules are omitted because they are not required or are not applicable, or the required information is shown in the financial statements or notes thereto.

(c) Opinion

The opinion of Scott & Stringfellow, LLC to the board of directors of Community Financial Corporation is included in Annex B to the proxy statement/prospectus.

Item 22.	Undertakings.

1. The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters in addition to the information called for by the other items of the applicable form.

2. The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

4. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

5. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and City Holding being acquired involved therein, that was not the subject of and included in the registration when it became effective.

6. The undersigned registrant hereby undertakes:

a. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

b. That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c. To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

7. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

8. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charleston, State of West Virginia, on October 15, 2012.

City Holding Company Registrant

/s/ CHARLES R. HAGEBOECK
Charles R. Hageboeck
President and Chief Executive Officer (Principal Executive Officer)

/s/ DAVID L. BUMGARNER
David L. Bumgarner
Senior Vice President, Chief Financial Officer and Principal Accounting Officer (Principal Financial Officer)

POWER OF ATTORNEY

Each of the undersigned hereby appoints Charles R. Hageboeck as attorney-in-fact and agent for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments (including post-effective amendments) to this Registration Statement, with any schedules or exhibits thereto, and any and all supplements or other documents to be filed with the Securities and Exchange Commission pertaining to the registration of securities covered hereby, with full power and authority to do and perform any and all acts and things as may be necessary or desirable in furtherance of such registration.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ PHILIP L. MCLAUGHLIN Philip L. McLaughlin	Chairman of the Board, Director	October 15, 2012

/s/ HUGH R. CLONCH Hugh R. Clonch	Director	October 15, 2012

/s/ OSHEL B. CRAIGO Oshel B. Craigo	Director	October 15, 2012

/s/ JOHN R. ELLIOT John R. Elliot	Director	October 15, 2012

/s/ WILLIAM H. FILE, III William H. File, III	Director	October 15, 2012

/s/ ROBERT D. FISHER Robert D. Fisher	Director	October 15, 2012

Signatures	Title	Date

/s/ JAY C. GOLDMAN Jay C. Goldman	Director	October 15, 2012

/s/ CHARLES R. HAGEBOECK Charles R. Hageboeck	President and Chief Executive Officer, Director	October 15, 2012

/s/ DAVID W. HAMBRICK David W. Hambrick	Director	October 15, 2012

/s/ TRACY W. HYLTON, II Tracy W. Hylton, II	Director	October 15, 2012

/s/ C. DALLAS KAYSER C. Dallas Kayser	Director	October 15, 2012

/s/ JAMES L. ROSSI James L. Rossi	Director	October 15, 2012

/s/ SHARON H. ROWE Sharon H. Rowe	Director	October 15, 2012